Filed Pursuant to Rule 424(b)(3)
Registration No. 333-225353

PROSPECTUS

(Proposed Holding Company for Chesapeake Bank of Maryland)

Up to 3,680,000 Shares of Common Stock

(Subject to Increase to up to 4,232,000 Shares)

CBM Bancorp, Inc., a Maryland corporation, is offering shares of its common stock for sale at $10.00 per share on a best efforts basis in connection with the conversion of Banks of the Chesapeake, M.H.C. from the mutual holding company to the stock holding company form of organization. In this prospectus, we refer to CBM Bancorp, Inc. as “CBM Bancorp.” We expect the shares of CBM Bancorp common stock will be listed on the Nasdaq Capital Market under the symbol “CBMB,” upon conclusion of the offering. There is no current market for the common stock. We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

The shares of common stock are first being offered for sale in a subscription offering to eligible depositors and tax-qualified employee benefit plans of Chesapeake Bank of Maryland. Shares not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given first to residents of the communities served by Chesapeake Bank of Maryland. Any shares of common stock not purchased in the subscription or community offering may be offered for sale to the public through a syndicate of broker-dealers, referred to in this prospectus as the syndicated offering. The syndicated offering may commence before the subscription and community offerings (including any extensions) have expired. However, no shares purchased in the subscription offering or the community offering will be issued until the completion of any syndicated offering.

We may sell up to 4,232,000 shares of common stock because of demand for the shares of common stock or changes in market conditions, without resoliciting subscribers. We must sell a minimum of 2,720,000 shares to complete the offering.

The minimum purchase order is 25 shares. Generally, no individual, or individuals acting through a single qualifying account held jointly, may purchase more than 17,500 shares of common stock, and no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than 17,500 shares of common stock in all categories of the offering combined.

The subscription offering will expire at 12:00 Noon, Eastern Time, on September 7, 2018. We expect that the community offering, if held, will terminate at the same time. We may extend the expiration date of the subscription and/or community offerings without notice to you until October 22, 2018 or longer if the Federal Reserve Board approves a later date. No single extension may exceed 90 days, and the offering must be completed by September 19, 2020. Once submitted, orders are irrevocable unless the subscription and community offerings are terminated or extended, with regulatory approval, beyond October 22, 2018, or the number of shares of common stock to be sold is increased to more than 4,232,000 shares or decreased to less than 2,720,000 shares.

If the subscription and community offerings are extended past October 22, 2018, all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to the notice of extension, we will promptly return your funds with interest or cancel your deposit account withdrawal authorization. If the number of shares to be sold in the offering is increased to more than 4,232,000 shares or decreased to less than 2,720,000 shares, we will resolicit subscribers, and all funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest. Funds received in the subscription and the community offerings will be held in a segregated account at Chesapeake Bank of Maryland and will earn interest at 0.05% per annum until completion or termination of the offering.

Raymond James & Associates, Inc. will assist us in selling the shares on a best efforts basis in the subscription and community offerings, and will serve as sole manager for any syndicated offering. Raymond James & Associates, Inc. is not required to purchase any shares of common stock that are sold in the offering.

OFFERING SUMMARY

Price: $10.00 per Share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	2,720,000	3,200,000	3,680,000	4,232,000
Gross offering proceeds	$27,200,000	$32,000,000	$36,800,000	$42,320,000
Estimated offering expenses, excluding selling agent fees and expenses	$940,000	$940,000	$940,000	$940,000
Selling agent fees and expenses (1)	$376,990	$421,150	$465,310	$516,094
Estimated net proceeds(1)	$25,883,010	$30,638,850	$35,394,690	$40,863,906
Estimated net proceeds per share(1)	$9.52	$9.57	$9.62	$9.66

(1)

The amounts shown assume that all of the shares are sold in the subscription and community offerings, and include estimated reimbursable expenses and stock information center fees. See “Pro Forma Data” and “The Conversion and Offering—Plan of Distribution; Selling Agent and Underwriter Compensation” for information regarding compensation to be received by Raymond James & Associates, Inc. in the subscription and community offerings and the compensation to be received by Raymond James & Associates, Inc. and the other broker-dealers that may participate in the syndicated offering, excluding those purchased by our directors, officers, and other employees, members of their immediate families and our employee stock ownership plan, for which no selling fee will be paid. If all shares of common stock (other than shares expected to be purchased by our insiders and employee stock ownership plan) are sold in the syndicated offering, the selling agent fees and expenses would be approximately $1.6 million, $1.8 million, $2.1 million and $2.4 million at the minimum, midpoint, maximum and adjusted maximum levels of the offering, respectively.

This investment involves a degree of risk, including the possible loss of principal. See “Risk Factors” beginning on page 13.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. None of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For assistance, please contact the Stock Information Center at (888) 317-2811

The date of this prospectus is August 7, 2018.

Chesapeake Bank of Maryland

Bel Air
Main Office
Parkville
BALTIMORE
Arbutus
Chesapeake Bay
Pasadena

Pennsylvania
New Jersey
Maryland
Baltimore
Delaware
West Virginia
Virginia

MAIN OFFICE
2001 East Joppa Road
Parkville, MD 21234

ARBUTUS
5424 Carville Avenue
Arbutus, MD 21227

PASADENA
3820 Mountain Road
Pasadena, MD 21122

BEL AIR
1-A Bel Air South Parkway
Bel Air, MD 21015

SUMMARY

The following summary explains significant aspects of the conversion, reorganization and the offering. It may not contain all of the information that is important to you. Before making an investment decision, you should read this entire document carefully, including the consolidated financial statements and the notes thereto, and the section entitled “Risk Factors.” In this prospectus, where appropriate, the terms “we, “us” and “our” refer collectively to CBM Bancorp, Chesapeake Bank of Maryland and Banks of the Chesapeake, M.H.C.

The Companies

Chesapeake Bank of Maryland

Our business operations are conducted through Chesapeake Bank of Maryland, a federally chartered stock savings association headquartered in Baltimore County, Maryland. Prior to 1998 and the creation of our current mutual holding company structure, Chesapeake Bank of Maryland or its predecessors had operated as thrift institutions since 1913. Chesapeake Bank of Maryland conducts business out of its main office located in Baltimore County, Maryland, and out of three branch offices located in Arbutus, Maryland, Bel Air, Maryland, and Pasadena, Maryland.

Chesapeake Bank of Maryland operates as a community-oriented institution by offering a variety of loan and deposit products and serving other financial needs of its local community. Chesapeake Bank of Maryland takes its corporate citizenship seriously and is committed to meeting the credit needs of the community, consistent with safe and sound operations.

Chesapeake Bank of Maryland’s business consists principally of attracting retail deposits from the general public in our market area and using those funds, together with funds generated from operations and borrowings, to originate loans secured by residential and nonresidential real estate. Nonresidential real estate loans, construction and land development loans and commercial loans constitute a significant percentage of the loan portfolio and, in that respect, Chesapeake Bank of Maryland’s lending operations are more diversified and have more risk than many traditional thrift institutions.

Chesapeake Bank of Maryland’s primary market area is the Baltimore Metropolitan Area and its surrounding counties. The economy of Chesapeake Bank of Maryland’s market area is diversified, with a mix of services, manufacturing, wholesale/retail trade and federal and local government. See “Business of Chesapeake Bank of Maryland—Market Area.”

Chesapeake Bank of Maryland is, and will continue after the conversion and reorganization to be, subject to comprehensive regulation and examination by the Office of the Comptroller of the Currency. Chesapeake Bank of Maryland is subject to Maryland banking laws except to the extent they are preempted by Federal law. Chesapeake Bank of Maryland is not regulated by the Maryland Commissioner of Financial Regulation.

CBM Bancorp, Inc.

CBM Bancorp is a newly formed Maryland corporation. Following the completion of the conversion, reorganization and offering, CBM Bancorp will be the holding company for Chesapeake Bank of Maryland.

Banks of the Chesapeake, M.H.C.

Banks of the Chesapeake, M.H.C. is a federally chartered mutual holding company. Its primary business is ownership and operation of Chesapeake Bank of Maryland. Upon consummation of the conversion and reorganization, Banks of the Chesapeake, M.H.C. will cease to exist.

Our executive offices are located at 2001 East Joppa Road, Baltimore, Maryland 21234, and our telephone number is (410) 665-7600. Our website address is www.chesapeakebank.com. Information on this website is not and should not be considered a part of this prospectus.

Our Organizational Structure and the Proposed Conversion

Pursuant to the terms of the plan of conversion and reorganization, which we refer to as the plan of conversion, we are converting from the mutual holding company corporate structure to the public stock holding company corporate structure.

Upon completion of the conversion, Banks of the Chesapeake, M.H.C. will cease to exist, and CBM Bancorp, a newly formed Maryland corporation will become the parent holding company for Chesapeake Bank of Maryland. The conversion will be accomplished by the merger of Banks of the Chesapeake, M.H.C. with and into CBM Bancorp, with CBM Bancorp the surviving corporation.

The following diagram shows our current organizational structure:

After the conversion and offering are completed, we will be organized as a stock holding company, as follows:

Business Strategy

We intend to continue to operate as a well-capitalized, profitable and community-oriented bank dedicated to providing exceptional service to our individual and business customers. We believe that we have a competitive advantage in the markets we serve because of our knowledge of the local marketplace, our presence in the communities we serve and our long-standing history of providing superior relationship-based customer service.

Following the conversion, reorganization and offering, our goal will also be to enhance long-term stockholder and franchise value by continuing to execute a safe and sound growth strategy that produces increasing earnings. We have sought to accomplish this objective by implementing a business strategy designed to grow our loan portfolio while maintaining a strong capital position and high asset quality.

Our current business strategy is to grow and improve our profitability by:

•	Continuing to originate and increase one- to four-family residential mortgage loans, a majority of which are sold in the secondary market;

•	Continuing to originate and increase nonresidential real estate, land acquisition, development and construction, commercial and other loans;

•	Monitoring credit risk and asset quality;

•	Maintaining high underwriting standards for our loan products;

•	Investing intelligently in a talented workforce, technology and marketing;

•	Increasing core deposits to support the loan portfolio;

•	Continuing to build and expand our current relationships within our market area;

•	Target market to new businesses and new customer relationships; and

•	Continuing to improve the efficiency of our operations.

Reasons for the Conversion, Reorganization and Offering

Our primary reasons for converting and reorganizing from the mutual to stock holding company structure and undertaking the stock offering are to:

•

Support our planned growth and strengthen our regulatory capital position with the additional capital we will raise in the stock offering. While Chesapeake Bank of Maryland exceeds all regulatory capital requirements, the proceeds from the offering will greatly strengthen our capital position and provide a larger capital cushion to support our planned growth.

•

Offer Chesapeake Bank of Maryland’s depositors, employees, management and directors an equity ownership interest in CBM Bancorp and thereby obtain an economic interest in its future success. We will also be able to provide stock-based incentives to directors, officers and employees, which we believe will assist us in attracting and retaining qualified personnel.

•

Compete more effectively in the financial services marketplace. The additional capital raised in the offering is expected to support our growth and diversification of operations, products and services and thereby improve our competitive position relative to other banks and financial institutions in our market area.

•

Transition our organization to a stock holding company structure, which gives us greater flexibility to access the capital markets compared to our existing mutual holding company structure. The stock holding company structure is a more flexible form of organization that will give us greater flexibility to access the capital markets through possible future equity and debt offerings, although we have no current plans, agreements or understandings regarding any additional securities offerings.

•

Facilitate future mergers, acquisitions and expansion. Although we do not currently have any understandings or agreements regarding any specific acquisition transaction, the stock holding company structure will give us greater flexibility to structure, and make us a more attractive and competitive bidder for, mergers and acquisitions of other financial institutions or business lines as opportunities arise. The additional capital raised in the offering also will enable us to consider larger merger transactions, as well as branching and other expansion opportunities in competitive markets. Although we intend to remain an independent financial institution, the stock holding company structure may make us a more attractive acquisition candidate for other institutions. Applicable regulations prohibit the acquisition of CBM Bancorp for three years following completion of the conversion, and also prohibit anyone from acquiring or offering to acquire more than 10% of our stock without regulatory approval.

•

Growing organically and through opportunistic acquisitions. We expect to consider both organic growth as well as acquisition opportunities that we believe would enhance the value of our franchise and yield long-term financial benefits for our stockholders. We will consider expanding our branch network through the opening of additional branches or the acquisition of branches or other financial institutions if the right opportunity occurs. The capital we are raising in the offering may also help fund improvements in our operating facilities and customer delivery services in order to enhance our competitiveness.

Terms of the Offering

We are offering for sale between 2,720,000 and 3,680,000 shares (subject to increase to 4,232,000 shares) of common stock in a subscription offering to eligible depositors of Chesapeake Bank of Maryland, to our tax-qualified employee benefit plans and, to the extent shares remain available, in a community offering to the general public, with a preference given first to natural persons (including trusts of natural persons) residing in Baltimore City, Maryland and the Maryland counties of Anne Arundel, Baltimore, Carroll, Harford and Howard. If necessary, we will also offer for sale shares to the general public in a syndicated offering. The number of shares of common stock to be sold may be increased to up to 4,232,000 shares as a result of demand for the shares of common stock in the offering or changes in market conditions. Unless the number of shares of common stock to be offered is increased to more than 4,232,000 shares or decreased to fewer than 2,720,000 shares, or the subscription and community offerings are extended beyond October 22, 2018, subscribers will not have the opportunity to change or cancel their stock orders once submitted. If the subscription and community offerings are extended past October 22, 2018, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. All subscribers will be notified by mail sent to the address the subscriber provides on the stock order form they have submitted. If you do not respond to the notice of extension, your order will be canceled and we will promptly return your funds with interest at 0.05% per annum or cancel your deposit account withdrawal authorization. If the number of shares to be sold is increased to more than 4,232,000 shares or decreased to less than 2,720,000 shares, all subscribers’ stock orders will be canceled, their withdrawal authorizations will be canceled and funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest at 0.05% per annum. We will then resolicit subscribers, giving them an opportunity to place new orders for a period of time. No shares purchased in the subscription offering and community offering will be issued until the completion of any syndicated offering.

The purchase price of each share of common stock offered for sale in the offering is $10.00. All investors will pay the same purchase price per share, regardless of whether the shares are purchased in the subscription offering, the community offering or a syndicated offering. Investors will not be charged a commission to purchase shares of common stock in the offering. Raymond James & Associates, Inc., our marketing agent in the offering, will use its best efforts to assist us in selling shares of our common stock in the offering but is not obligated to purchase any shares of common stock in the offering.

Persons Who May Order Shares of Common Stock in the Offering

We are offering the shares of common stock for sale in a subscription offering in the following descending order of priority:

•	To depositors with accounts at Chesapeake Bank of Maryland with aggregate balances of at least $50 at the close of business on April 30, 2017.

•

To our tax-qualified employee benefit plans (including Chesapeake Bank of Maryland’s employee stock ownership plan), which may subscribe for, in the aggregate, up to 10% of the shares of common stock sold in the offering. We expect our employee stock ownership plan to purchase 8% of the shares of common stock sold in the stock offering.

•	To depositors of Chesapeake Bank of Maryland at the close of business on July 31, 2018.

Converting mutual holding companies, like Banks of the Chesapeake, M.H.C., are required by federal regulations to include an additional subscription priority for depositors as of the end of the calendar quarter preceding Federal Reserve Board approval of their conversion, referred to as the “Supplemental Eligibility Record Date,” but only if the converting institution’s conversion is not approved by the Federal Reserve Board within 15 months of the Eligibility Record Date. Because the Federal Reserve Board approved our conversion within 15 months of our Eligibility Record Date, we do not have a subscription priority for Supplemental Eligible Account Holders.

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given to natural persons (including trusts of natural persons) residing in Baltimore City, Maryland and the Maryland counties of Anne Arundel, Baltimore, Carroll, Harford and Howard.

The community offering may begin concurrently with, during or promptly after the subscription offering. We also may offer for sale shares of common stock not purchased in the subscription offering and the community offering in a syndicated offering. Raymond James & Associates, Inc. will act as sole manager for the syndicated offering. We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated offering, and our interpretation of the terms and conditions of the plan of conversion will be final. Any determination to accept or reject stock orders in the community offering or syndicated offering will be based on the facts and circumstances available to management at the time of the determination.

If we receive orders for more shares than we are offering for sale, we may not be able to fully or partially fill your order. A detailed description of the subscription offering, the community offering and the syndicated offering, as well as a discussion regarding allocation procedures, can be found in “The Conversion and Offering.”

How We Determined the Offering Range and the $10.00 Per Share Stock Price

The amount of common stock we are offering for sale is based on an independent appraisal of the estimated pro forma market value of CBM Bancorp, assuming the offering has been completed. Feldman Financial Advisors, Inc., our independent appraiser, has estimated that, as of May 18, 2018, this market value was $32.0 million. Based on federal regulations, this market value forms the midpoint of a valuation range with a minimum of $27.2 million and a maximum of $36.8 million. Based on this valuation range, the number of shares of common stock being offered for sale by CBM Bancorp ranges from 2,720,000 shares to 3,680,000 shares. The purchase price of $10.00 per share was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. Feldman Financial Advisors, Inc. will update its appraisal before we complete the conversion and offering. If, as a result of demand for the shares or changes in market conditions, Feldman Financial Advisors, Inc. determines that our estimated pro forma market value has increased, we may sell up to 4,232,000 shares without further notice to you. If our pro forma market value at that time is either below $27.2 million or above $42.3 million, then, after consulting with the Federal Reserve Board, we may: terminate the offering and promptly return all funds with interest; set a new offering range and give all subscribers the opportunity to place a new order; or take such other actions as may be permitted by the Federal Reserve Board and the Securities and Exchange Commission.

The appraisal is based in part on the financial condition and operating results of Banks of the Chesapeake, M.H.C., the pro forma effect of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of 10 publicly traded savings institutions and holding companies that Feldman Financial Advisors, Inc. considers comparable to Banks of the Chesapeake, M.H.C. The appraisal peer group consists of the following companies, all of which are traded on the Nasdaq Stock Market.

Company Name	Ticker Symbol	Headquarters	Total Assets (1)
			(In millions)
Elmira Savings Bank	ESBK	Elmira, NY	$553.3
Equitable Financial Corp.	EQFN	Grand Island, NE	305.7
FSB Bancorp, Inc.	FSBC	Fairport, NY	314.7
HV Bancorp, Inc.	HVBC	Huntingdon Valley, PA	263.8
IF Bancorp, Inc.	IROQ	Watseka, IL	619.3
Melrose Bancorp, Inc.	MELR	Melrose, MA	311.1
Ottawa Bancorp, Inc.	OTTW	Ottawa, IL	268.0
PB Bancorp, Inc.	PBBI	Putnam, CT	530.5
Poage Bankshares, Inc.	PBSK	Ashland, KY	450.3
WVS Financial Corp.	WVFC	Pittsburgh, PA	356.4

(1)	Asset size for all companies is as of March 31, 2018.

The regulatory appraisal guidelines that require Feldman Financial Advisors, Inc. to select a minimum of ten peer companies, whose equity securities are traded on an exchange, resulted in all of the peer companies having greater assets than we do because of the limited number of smaller savings institutions and holding companies trading on an exchange versus the over-the-counter market.

The following table presents a summary of selected pricing ratios for CBM Bancorp (on a pro forma basis) as of and for the twelve months ended March 31, 2018, and for the peer group companies based on earnings and other information as of and for the twelve months ended March 31, 2018, with stock prices as of May 18, 2018, as reflected in the appraisal report. Compared to the average pricing of the peer group, and based upon the information in the following table, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 36.7% on a price-to-book value basis and a discount of 39.8% on a price-to-tangible book value basis. Our pro forma earnings for the twelve months ended March 31, 2018 resulted in price-to-earnings multiples that are extraordinarily high and are thereby considered not meaningful for comparative valuation purposes.

	Price-to-earnings multiple (1)	Price-to-book value ratio	Price-to-tangible book value ratio
CBM Bancorp (on a pro forma basis, assuming completion of the conversion)
Adjusted Maximum	N.M.	73.48%	73.48%
Maximum	N.M.	69.69%	69.69%
Midpoint	N.M.	65.83%	65.83%
Minimum	N.M.	61.24%	61.24%
Valuation of peer group companies (as of May 18, 2018)
Averages	31.74x	104.07%	109.34%
Medians	32.33x	101.77%	104.68%

(1)

Price-to-earnings multiples calculated by Feldman Financial Advisors, Inc., in the independent appraisal are based on earnings for the twelve months ended March 31, 2018. Our pro forma price-to-earnings multiples based on historical earnings for this period resulted in multiples that are extraordinarily high and are considered not meaningful for comparative valuation purposes. These ratios are different than those presented in “Pro Forma Data.”

The independent appraisal does not indicate trading market value. Do not assume or expect that our valuation as indicated in the appraisal means that after the conversion and offering the shares of our common stock will trade at or above the $10.00 per share purchase price. Furthermore, the pricing ratios presented in the appraisal were used by Feldman Financial Advisors, Inc., to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Conversion and Offering—Stock Pricing and Number of Shares to be Issued.”

Intended Use of the Proceeds from the Offering

We intend to invest at least 50% of the net proceeds from the stock offering in Chesapeake Bank of Maryland, fund the loan to our employee stock ownership plan to finance its purchase of shares of common stock in the stock offering and retain the remainder of the net proceeds from the offering at CBM Bancorp. Accordingly, assuming we sell 3,200,000 shares of common stock in the stock offering at the midpoint of the offering range, and we have net proceeds of $30.6 million, we intend to invest $15.3 million in Chesapeake Bank of Maryland, lend $2.6 million to our employee stock ownership plan to fund its purchase of shares of common stock, and retain the remaining $12.8 million of the net proceeds at CBM Bancorp.

CBM Bancorp may use the funds it retains for investment to repurchase shares of common stock, to acquire other financial institutions or financial services companies, to pay cash dividends and for other general corporate purposes. Chesapeake Bank of Maryland may use the proceeds it receives to support increased lending, enhance existing, or support growth and the development of, new products and services, or expand its branch network by establishing or acquiring new branches or by acquiring other financial institutions or financial services companies. We do not currently have any agreements or understandings regarding any acquisition transactions.

See “How We Intend to Use the Proceeds from the Offering” for more information on the proposed use of the proceeds from the offering.

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25 shares.

Generally, no individual, or individuals acting through a single qualifying account held jointly, may purchase more than 17,500 shares ($175,000) of common stock. If any of the following persons purchase shares of common stock, their purchases, in all categories of the offering, when combined with your purchases, also cannot exceed 17,500 shares ($175,000) of common stock:

•	your spouse or relatives of you or your spouse living in your house;

•	most companies, trusts or other entities in which you are a senior officer, partner, trustee or have a substantial beneficial interest; or

•	other persons who may be your associates or persons acting in concert with you.

Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying accounts registered to the same address will be subject to the overall purchase limitation of 17,500 shares ($175,000).

Subject to regulatory approval, we may increase or decrease the purchase and ownership limitations at any time. See the detailed description of the purchase limitations in “The Conversion and Offering—Additional Limitations on Common Stock Purchases.”

How You May Purchase Shares of Common Stock in the Subscription Offering and the Community Offering

In the subscription offering and community offering, you may pay for your shares only by:

(i)	personal check, bank check or money order made payable directly to CBM Bancorp, Inc.; or

(ii)

authorizing us to withdraw available funds (without any early withdrawal penalty) from your Chesapeake Bank of Maryland deposit account(s), other than checking accounts or individual retirement accounts (“IRAs”).

Chesapeake Bank of Maryland is not permitted to lend funds to anyone to purchase shares of common stock in the offering. Additionally, you may not use any type of third party check to pay for shares of common stock. Please do not submit cash. Wire transfers will not be accepted. You may not designate withdrawal from Chesapeake Bank of Maryland accounts with check-writing privileges; instead, please submit a check. If you request a direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and will immediately withdraw the amount from your checking account(s). You may not authorize direct withdrawal from a Chesapeake Bank of Maryland individual retirement account, or IRA. See “—Using Individual Retirement Account Funds to Purchase Shares of Common Stock.”

You may subscribe for shares of common stock in the subscription and community offerings by delivering a signed and completed original stock order form, together with full payment payable to CBM Bancorp, Inc. or authorization to withdraw funds from one or more of your Chesapeake Bank of Maryland deposit accounts, provided that the stock order form is received before 12:00 Noon, Eastern Time, on September 7, 2018, which is the end of the subscription offering period. You may submit your stock order form and payment by mail using the stock order reply envelope provided or by overnight delivery to the address listed on the stock order form. You may also hand-deliver stock order forms to our main office, located at 2001 East Joppa Road, Baltimore, Maryland, which is open between 9:00 a.m. to 4:00 p.m., local time, Monday through Thursday and 9:00 a.m. to 6:00 p.m., local time, Friday. Hand-delivered stock order forms will be accepted only at this location. We will not accept stock order forms at our other offices. Please do not mail stock order forms to Chesapeake Bank of Maryland offices.

See “The Conversion and Offering—Procedure for Purchasing Shares in the Subscription and Community Offerings—Payment for Shares” for a complete description of how to purchase shares in the subscription and community offerings.

Using Individual Retirement Account Funds to Purchase Shares of Common Stock

You may be able to subscribe for shares of common stock using funds in your individual retirement account, or IRA, or other retirement account. If you wish to use some or all of the funds in your retirement account, the applicable funds must be transferred to a self-directed account maintained by an independent custodian or trustee, such as a brokerage firm, and the purchase must be made through that account. If you do not have such an account, you will need to establish one before placing your stock order. A one-time and/or an annual administrative fee may be payable to the independent custodian or trustee. Because individual circumstances differ and the processing of retirement account orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the September 7, 2018 offering deadline, for assistance with purchases using funds in your retirement account held at Chesapeake Bank of Maryland or elsewhere. Whether you may use such funds to purchase shares in the stock offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held. We cannot guarantee that you will be able to us such funds.

See “The Conversion and Offering—Procedure for Purchasing Shares in the Subscription and Community Offerings—Payment for Shares” and “—Using Individual Retirement Account Funds” for a complete description of how to use retirement funds to purchase shares of common stock in the stock offering.

Market for Common Stock

Upon completion of the conversion, we expect the shares of CBM Bancorp common stock will trade on the Nasdaq Capital Market under the symbol “CBMB.” To list our stock on the Nasdaq Capital Market, we are required to have at least three broker-dealers who will make a market in our common stock. Raymond James & Associates, Inc. has advised us that it intends to make a market in our common stock following the offering, but is under no obligation to do so.

Our Dividend Policy

At this time, no determination has been made with respect to the future payment of dividends on our common stock. Following completion of the stock offering, our board of directors will have the authority to declare dividends on our shares of common stock, subject to our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. We cannot assure you that we will pay dividends in the future, or that any such dividends will not be reduced or eliminated in the future.

For information regarding our proposed dividend policy, see “Our Dividend Policy.”

Purchases by Directors and Executive Officers

We expect our directors and executive officers, together with their associates, to subscribe for 132,500 shares of common stock in the offering, representing 4.87% of the shares to be sold at the minimum of the offering range. The purchase price paid by them will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering.

See “Subscriptions by Directors and Executive Officers” for more information on the proposed purchases of shares of common stock by our directors and executive officers.

Deadline for Orders of Shares of Common Stock in the Subscription and Community Offerings

The deadline for submitting orders to purchase shares of common stock in the subscription and community offerings is 12:00 Noon, Eastern Time, on September 7, 2018, unless we extend this deadline. If you wish to purchase shares of common stock, a properly completed and signed original stock order form, together with full payment, must be received (not postmarked) by this time.

Although we will make reasonable attempts to provide this prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 12:00 Noon, Eastern Time, on September 7, 2018, whether or not we have been able to locate each person entitled to subscription rights.

See “The Conversion and Offering—Procedure for Purchasing Shares in the Subscription and Community Offerings—Expiration Date” for a complete description of the deadline for purchasing shares in the stock offering.

You May Not Sell or Transfer Your Subscription Rights

Applicable regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to certify that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights or the shares that you are purchasing. We intend to take legal action, including reporting persons to federal or state agencies, against anyone who we believe has sold or transferred his or her subscription rights. We will not accept your order if we have reason to believe you have sold or transferred your subscription rights. On the stock order form, you cannot add the names of others for joint or beneficial stock registration who do not have subscription rights or who qualify only in a lower subscription offering priority than you do. Doing so may jeopardize your subscription rights. You may only add those who were eligible to purchase shares of common stock in the subscription offering at your date of eligibility. In addition, the stock order form requires that you list all deposit accounts, giving all names on each account and the account number at the applicable eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation.

Delivery of Shares of Common Stock

All shares of common stock sold will be issued in book entry form. Stock certificates for shares not subject to transfer restrictions will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the conversion and offering. We expect trading in the stock to begin on the day of completion of the conversion and offering or the next business day. The conversion and offering are expected to be completed as soon as practicable following satisfaction of the conditions described below in “—Conditions to Completion of the Conversion.” Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they purchased in the offering, even though the common stock will have begun trading. Your ability to sell your shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Conditions to Completion of the Conversion

We cannot complete the conversion and offering unless:

•	The plan of conversion is approved by at least a majority of votes eligible to be cast by members of Banks of the Chesapeake, M.H.C. (depositors of Chesapeake Bank of Maryland) as of July 31, 2018;

•	We sell at least the minimum number of shares of common stock offered in the offering; and

•	We receive approval from the Federal Reserve Board.

Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 2,720,000 shares of common stock, we may take one or more steps to sell the minimum number of shares of common stock in the offering range. Specifically, we may:

•	increase the purchase and ownership limitations; and/or

•	seek regulatory approval to extend the offering beyond October 22, 2018, so long as we resolicit subscribers who previously submitted subscriptions in the offering.

If we extend the offering past October 22, 2018, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to the notice of extension, we will cancel your stock order and promptly return your funds with interest for funds received in the subscription and community offering or cancel your deposit account withdrawal authorization. If one or more purchase limitations are increased, subscribers in the subscription offering who ordered the maximum amount will be, and, in our sole discretion, some other large purchasers may be, given the opportunity to increase their subscriptions up to the then-applicable limit.

Possible Change in the Offering Range

Feldman Financial Advisors, Inc. will update its appraisal before we complete the conversion and offering. If, as a result of demand for the shares or changes in market conditions, Feldman Financial Advisors, Inc. determines that our pro forma market value has increased, we may sell up to 4,232,000 shares in the offering without further notice to you. If our pro forma market value at that time is either below $27.2 million or above $42.3 million, then, after consulting with the Federal Reserve Board, we may:

•	terminate the stock offering and promptly return all funds (with interest paid on funds received in the subscription and community offerings);

•	set a new offering range; or

•	take such other actions as may be permitted by the Federal Reserve Board and the Securities and Exchange Commission.

If we set a new offering range, we will promptly return funds, with interest at 0.05% per annum, for funds received for purchases in the subscription and community offerings, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. We will then resolicit subscribers, allowing them to place a new stock order for a period of time.

Possible Termination of the Offering

We may terminate the offering at any time prior to the special meeting of members of Banks of the Chesapeake, M.H.C. that has been called to vote on the conversion, and at any time after such approval with regulatory approval. If we terminate the offering, we will promptly return your funds with interest at 0.05% per annum, and we will cancel deposit account withdrawal authorizations.

Our Officers, Directors and Employees Will Receive Additional Benefits and Compensation After the Conversion

In connection with the conversion, we are establishing an employee stock ownership plan, and, subject to stockholder approval, we intend to implement a stock-based benefits plan that will provide for grants of stock options and restricted stock.

Employee Stock Ownership Plan. The board of directors of Chesapeake Bank of Maryland has adopted an employee stock ownership plan, which will award shares of our common stock to eligible employees primarily based on their compensation. Our board of directors will, prior to the completion of the offering, approve the loan to the employee stock ownership plan with such loan proceeds to be used to purchase the common stock subscribed for by the employee stock ownership plan. It is expected that our employee stock ownership plan will purchase an amount of shares equal to up to 8% of our outstanding shares from the proceeds of the loan made by CBM Bancorp to the plan.

Stock-Based Benefit Plan. In addition to shares purchased by the employee stock ownership plan, we intend to adopt a stock-based benefit plan. The plan will be designed to attract and retain qualified personnel in key positions and provide directors, officers and other key employees with an ownership interest in CBM Bancorp, which will be an incentive to contribute to our success, and will reward key employees for their performance. The number of options granted and shares of restricted common stock awarded under a stock-based benefit plan may not exceed 10% and 4%, respectively, of our total outstanding shares, provided that if Chesapeake Bank of Maryland’s tangible capital at the time of adoption of the stock-based benefit plan is less than 10% of its assets, then the amount of shares of restricted common stock may not exceed 3% of our outstanding shares.

A stock-based benefit plan will not be established sooner than six months after the stock offering, and if adopted within one year after the stock offering, the plan must be approved by a majority of the votes eligible to be cast by our stockholders. If a stock-based benefit plan is established more than one year after the stock offering, it must be approved by a majority of votes cast by our stockholders. The following additional restrictions would apply to our stock-based benefit plan only if such plan is adopted within one year after the stock offering:

•

the exercise price of options granted within one year of the completion of the offering must be equal to no less than the then fair market value of the common stock on the date the options are granted.

•	non-employee directors in the aggregate may not receive more than 30% of the options and shares of restricted common stock authorized under the plan;

•	no non-employee director may receive more than 5% of the options and shares of restricted common stock authorized under the plan;

•	no individual may receive more than 25% of the options and shares of restricted common stock authorized under the plan;

•	options and shares of restricted common stock may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

•	accelerated vesting of awards is not permitted except for death, disability or upon a change in control of CBM Bancorp or Chesapeake Bank of Maryland.

We have not determined whether we will present a stock-based benefit plan for stockholder approval prior to or more than 12 months after the completion of the stock offering. The terms of such plan, any awards to be made or the potential recipients of any awards under such plan have not been determined at this time. In the event federal regulators change their regulations or policies regarding stock-based benefit plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plan by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

Equity Plan Expenses. The implementation of an employee stock ownership plan and a stock-based benefit plan will increase our future compensation costs, thereby reducing our earnings. For example, we will be required to recognize an expense each year under our employee stock ownership plan equal to the fair market value of the shares committed to be released for that year to the participating employees. Similarly, if we issue restricted stock awards under a stock-based benefit plan, we would be required to recognize an expense as the shares vest equal to their fair market value on the grant date. Finally, if we issue stock options, we would be required to recognize an expense as the options vest, equal to their estimated value on the grant date. See “Risk Factors—Risks Related to the Offering—Our stock-based benefit plan will increase our costs, which will reduce our income” and “Management – Future Stock Benefit Plans.”

Benefits to Management. The following table summarizes the stock benefits that our officers, directors and employees may receive following the reorganization and offering, at the adjusted maximum of the offering range and assuming that our employee stock ownership plan purchases 8% of our outstanding shares and that we implement a stock-based benefit plan granting options to purchase 10% of the total shares of common stock of CBM Bancorp issued in connection with the reorganization and awarding shares of restricted common stock equal to 4% of the total shares of common stock of CBM Bancorp issued in connection with the reorganization.

Plan	Individuals Eligible to Receive Awards	Percent of Outstanding Shares	Value of Benefits Based on Adjusted Maximum of Offering Range (In Thousands)
Employee stock ownership plan	All employees	8.00%	$3,386
Stock awards	Directors, officers and employees	4.00	1,693
Stock options	Directors, officers and employees	10.00	1,202	(1)

Total		22.00%	$6,281

(1)

The fair value of stock options has been estimated at $2.84 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; no dividend yield; expected option life of 10 years; risk-free interest rate of 2.74%; and a volatility rate of 11.93% based on an index of publicly traded thrift institutions.

The actual value of the shares of restricted common stock awarded under the stock-based benefit plan would be based on the price of CBM Bancorp’s common stock at the time the shares are awarded. The following table presents the total value of all shares of restricted common stock to be available for award and issuance under the stock-based benefit plan, assuming receipt of stockholder approval and that the shares are awarded in a range of market prices from $8.00 per share to $14.00 per share.

Share Price	108,800 Shares Awarded at Minimum of Offering Range	128,000 Shares Awarded at Midpoint of Offering Range	147,200 Shares Awarded at Maximum of Offering Range	169,280 Shares Awarded at Adjusted Maximum of Offering Range
(In thousands, except share price information)
$8.00	$870	$1,024	$1,178	$1,354
$10.00	$1,088	$1,280	$1,472	$1,693
$12.00	$1,306	$1,536	$1,766	$2,031
$14.00	$1,523	$1,792	$2,061	$2,370

The grant-date fair value of the options granted under the stock-based benefit plan would be based in part on the price of shares of CBM Bancorp’s common stock at the time the options are granted. The value will also depend on the various assumptions utilized in the option pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock-based benefit plan, assuming receipt of stockholder approval, using a Black-Scholes option pricing model, and assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share. The Black-Scholes option pricing model provides an estimate only of the fair value of the options, and the actual value of the options may differ significantly from the value set forth in this table.

Market/Exercise Price	Grant-Date Fair Value Per Option	272,000 Options at Minimum of Offering Range	320,000 Options at Midpoint of Offering Range	368,000 Options at Maximum of Offering Range	423,200 Options at Adjusted Maximum of Offering Range
(In thousands, except market/exercise price and fair value information)
$8.00	$2.27	$617	$726	$835	$961
$10.00	$2.84	$772	$909	$1,045	$1,202
$12.00	$3.41	$928	$1,091	$1,255	$1,443
$14.00	$3.98	$1,083	$1,274	$1,465	$1,684

Tax Consequences

Banks of the Chesapeake, M.H.C., Chesapeake Bank of Maryland and CBM Bancorp have received an opinion of counsel, Jones Walker LLP, regarding the material federal and Maryland income tax consequences of the conversion. As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to Banks of the Chesapeake, M.H.C., Chesapeake Bank of Maryland, CBM Bancorp or persons eligible to subscribe for shares in the subscription offering.

Emerging Growth Company Status

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012. For as long as we are an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies. See “Risk Factors—Risks Related to Our Business—We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors” and “Supervision and Regulation—Emerging Growth Company Status.”

An emerging growth company may elect to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies, but must make such election when the company is first required to file a registration statement. Such an election is irrevocable during the period a company is an emerging growth company. We have elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

How You Can Obtain Additional Information—Stock Information Center

Our banking personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or offering, please call our Stock Information Center. The telephone number is (888) 317-2811. The Stock Information Center is open Monday through Friday between 10:00 a.m. and 5:00 p.m., Eastern Time. The Stock Information Center will be closed on bank holidays.

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in the shares of common stock. In addition to these risks and the other risks and uncertainties described elsewhere in this prospectus, there may be additional risks and uncertainties that are not currently known to us or that we currently deem to be immaterial that could materially and adversely affect our business, financial condition or results of operations. To the extent that any of the information in this prospectus constitutes forward-looking statements, the risk factors below are cautionary statements identifying important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. See “Forward-Looking Statements.”

Risks Related to Our Business

Because we intend to continue to increase our nonresidential real estate and commercial business loan originations, our credit risk will increase and downturns in the real estate market or local economy could adversely affect our earnings.

We intend to continue to emphasize the origination of nonresidential real estate and commercial business loans. Nonresidential real estate and commercial business loans generally have more risk than the one- to four-family residential real estate loans we originate. Because the repayment of nonresidential real estate and commercial business loans depends on the successful management and operation of the borrower’s properties or related businesses, repayment of such loans can be affected by adverse conditions in the local real estate market or economy. Nonresidential real estate and commercial loans also may involve relatively large loan balances to individual borrowers or groups of related borrowers. A downturn in the real estate market or the local economy could adversely impact the value of properties securing the loan or the revenues from the borrower’s business, thereby increasing the risk of nonperforming loans. Further, unlike residential mortgage loans or multi-family and nonresidential real estate loans, commercial business loans may be secured by collateral other than real estate, such as inventory and accounts receivable, the value of which may be more difficult to appraise and may be more susceptible to fluctuation in value at default. As our nonresidential real estate and commercial loan portfolios increase, the corresponding risks and potential for losses from these loans may also increase. Furthermore, it may be difficult to assess the future performance of newly originated commercial loans, as such loans may have delinquency or charge-off levels above our historical experience, which could adversely affect our future performance.

Future changes in interest rates may reduce our profits.

Our ability to make a profit largely depends on our net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between:

•	the interest income we earn on our interest-earning assets, such as loans and securities; and

•	the interest expense we pay on our interest-bearing liabilities, such as deposits and borrowings.

The rates we earn on our assets and the rates we pay on our liabilities are generally fixed for a contractual period of time. Like many savings institutions, our liabilities generally have shorter contractual maturities than our assets. This imbalance can create significant earnings volatility because market interest rates change over time. In a period of rising interest rates, the interest income we earn on our assets may not increase as rapidly as the interest we pay on our liabilities. In a period of declining interest rates, the interest income we earn on our assets may decrease more rapidly than the interest we pay on our liabilities, as borrowers prepay mortgage loans, and mortgage-backed securities and callable investment securities are called, requiring us to reinvest those cash flows at lower interest rates. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk.”

In addition, changes in interest rates can affect the average life of loans and mortgage-backed and related securities. An increase in interest rates results in decreased prepayments of loans and mortgage-backed and related securities reducing our ability to adjust the interest rates on our loan and securities portfolios. Increased interest rates may also reduce demand for new loans. Furthermore, an inverted interest rate yield curve, where short-term interest rates (which are usually the rates at which financial institutions borrow funds) are higher than long-term interest rates (which are usually the rates at which financial institutions lend funds for fixed-rate loans) can reduce a financial institution’s net interest margin and create financial risk for financial institutions who originate longer-term, fixed rate mortgage loans.

Any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on our financial condition, liquidity and results of operations. Changes in the level of interest rates also may negatively affect the value of our assets and ultimately affect our earnings. Since 2008 we have operated in a period of historically low market interest rates, but prevailing interest rates have begun to increase and certain financial market measures are indicating the potential for future increases.

We monitor interest rate risk through the use of a simulation model that estimates the amounts by which the fair value of our assets and liabilities (our economic value of equity or “EVE”) would change in the event of a range of assumed changes in market interest rates. As of March 31, 2018, in the event of an instantaneous 200 basis point increase in interest rates, we estimate that we would experience a 22.26% decrease in EVE. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Market Risk.”

We may not be able to adequately measure and limit our credit risk, which could lead to unexpected losses.

Our business depends on our ability to successfully measure and manage credit risk. As a lender, we are exposed to the risk that the principal of, or interest on, a loan will not be repaid timely or at all or that the value of any collateral supporting a loan will be insufficient to cover our outstanding exposure. In addition, we are exposed to risks with respect to the period of time over which the loan may be repaid, risks relating to proper loan underwriting, risks resulting from changes in economic and industry conditions, and risks inherent in dealing with individual loans and borrowers. The creditworthiness of a borrower is affected by many factors including local market conditions and general economic conditions. If the overall economic climate in the U.S., generally, or our market areas, specifically, experiences material disruption, our borrowers may experience difficulties in repaying their loans, the collateral we hold may decrease in value or become illiquid, and the level of nonperforming loans, charge-offs and delinquencies could rise and require significant additional provisions for credit losses. Additional factors related to the credit quality of commercial loans include the quality of the management of the business and the borrower’s ability both to properly evaluate changes in the supply and demand characteristics affecting our market for products and services and to effectively respond to those changes. Additional factors related to the credit quality of commercial real estate loans include tenant vacancy rates and the quality of management of the property.

Our risk management practices, such as monitoring the concentration of our loans within specific industries and our credit approval, review and administrative practices may not adequately reduce credit risk, and our credit administration personnel, policies and procedures may not adequately adapt to changes in economic or any other conditions affecting customers and the quality of the loan portfolio. A failure to effectively measure and limit the credit risk associated with our loan portfolio may result in loan defaults, foreclosures and additional charge-offs, and may necessitate that we significantly increase our allowance for credit losses, each of which could adversely affect our net income. As a result, our inability to successfully manage credit risk could have an adverse effect on our business, financial condition and results of operations.

A worsening of economic conditions in our market area could reduce demand for our products and services and/or result in increases in our level of nonperforming loans, which could adversely affect our operations, financial condition and earnings.

Local economic conditions have a significant impact on the ability of our borrowers to repay loans and the value of the collateral securing loans. Almost all of our loans that we retain are to borrowers located in, or are secured by collateral located in, our market area. A deterioration in economic conditions could have the following consequences, any of which could have a material adverse effect on our business, financial condition, liquidity and results of operations:

•	demand for our products and services may decline;

•	loan delinquencies, problem assets and foreclosures may increase;

•

collateral for loans, especially real estate, may decline in value, thereby reducing customers’ future borrowing power, and reducing the value of assets and collateral associated with existing loans; and

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us.

Moreover, a significant decline in general economic conditions caused by inflation, recession, acts of terrorism, an outbreak of hostilities or other international or domestic calamities, unemployment or other factors beyond our control could further impact these local economic conditions and could further negatively affect the financial results of our banking operations. In addition, deflationary pressures, while possibly lowering our operating costs, could have a significant negative effect on our borrowers, especially our business borrowers, and the values of underlying collateral securing loans, which could negatively affect our financial performance.

Nonperforming assets can take significant time and resources to resolve.

We currently report a low level of nonperforming assets. However, should these assets increase they may adversely affect our net income in various ways. We generally do not record interest income on other real estate owned or on nonperforming loans, thereby adversely affecting our income and increasing loan administration costs. In addition, we take collateral in foreclosures and similar proceedings, we are required to mark the related asset to the then fair market value of the collateral, which may ultimately result in a loss. An increase in the level of nonperforming assets increases our risk profile and may also impact the capital levels regulators believe are appropriate in light of the ensuing risk profile. While we seek to reduce problem assets through loan workouts, restructurings, and otherwise, decreases in the value of the underlying collateral, or in these borrowers’ performance or financial condition, whether or not due to economic and market conditions beyond our control, could have a material effect on our business, financial condition and results of operations. In addition, the resolution of nonperforming assets can require significant commitments of time from management, which may materially and adversely impact their ability to perform their other responsibilities. We may not experience future increases in the value of nonperforming assets.

A lack of liquidity could impair our ability to fund operations.

Liquidity is essential to our business, and we monitor our liquidity and manage our liquidity risk at the holding company and bank levels. We rely on our ability to generate deposits and effectively manage the repayment and maturity schedules of our loans and investment securities, respectively, to ensure that we have adequate liquidity to fund our operations. An inability to raise funds through deposits, borrowings, the sale of our investment securities, the sale of loans, and other sources could have a substantial negative effect on our liquidity. Our most important source of funds is deposits. Deposit balances can decrease when customers perceive alternative investments as providing a better risk/return tradeoff. If customers move money out of bank deposits and into other investments such as money market funds, we would lose a relatively low-cost source of funds, increasing our funding costs and reducing our net interest income and net income. We may also need to increase rates on deposits which would reduce income.

Our business strategy includes growth, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively.

Our business strategy includes growth in assets, deposits and the scale of our operations. Achieving our growth targets will require us to attract customers that currently bank at other financial institutions in our market area. Our ability to successfully grow will depend on a variety of factors, including our ability to attract and retain experienced bankers, the continued availability of desirable business opportunities, competition from other financial institutions in our market area and our ability to manage our growth. Growth opportunities may not be available or we may not be able to manage our growth successfully. If we do not manage our growth effectively, our financial condition and operating results could be negatively affected.

Due to the high concentration of one-to four-family residential mortgage loans in our loan portfolio and the prolonged low interest rate environment, the average yield on our loan portfolio is low.

Historically, the vast majority of our loan portfolio has consisted of longer term (up to 30 years) fixed-rate one-to four-family residential real estate loans. In recent years, we have started to sell a portion of our newly originated fixed-rate one-to four-family residential real estate loans with terms of 20 years or longer, but such loans will likely continue to comprise a large percentage of our interest-earning assets. At March 31, 2018, our one-to four-family residential real estate loan portfolio totaled $69.6 million, or 49.31% of total loans. Traditionally, one-to four-family residential real estate loans have lower yields than nonresidential real estate or commercial business loans because one-to four-family real estate loans have less credit risk. During the prolonged low interest rate environment, the average yield on our one-to four-family residential real estate loans has decreased.

Our strategy following the offering is to grow our nonresidential real estate and commercial business loan portfolios. However, if we are unable to leverage the net proceeds of the offering with higher yielding assets, our ability to generate or increase our interest income will be compromised, which will reduce our profitability.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions or the results of our analyses are incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. In addition, our emphasis on loan growth and on increasing our portfolios of nonresidential real estate and commercial business loans, as well as any future credit deterioration, could require us to increase our allowance for loan losses in the future. At March 31, 2018, our allowance for loan losses was 0.77% of total gross loans and 137.53% of nonperforming loans. Material additions to our allowance would materially decrease our net income.

The Financial Accounting Standards Board has adopted a new accounting standard that will be effective for annual reporting periods beginning after December 15, 2019, including interim periods within those fiscal years, for public business entities. As the Bank will take advantage of the extended transition period for complying with new or revised accounting standards assuming we remain an Emerging Growth Company, we may adopt the amendments in the update beginning after December 31, 2020, including interim periods within those fiscal years. This standard, referred to as Current Expected Credit Loss, or CECL, will require financial institutions to determine periodic estimates of lifetime expected credit losses on loans, and recognize the expected credit losses as allowances for loan losses. This will change the current method of providing allowances for loan losses that are probable, which would likely require us to increase our allowance for loan losses, and to greatly increase the types of data we would need to collect and review to determine the appropriate level of the allowance for loan losses.

In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities or otherwise may have a material adverse effect on our financial condition and results of operations.

Appraisals and other valuation techniques we use in evaluating and monitoring loans secured by real property, other real estate owned and repossessed personal property may not accurately describe the net value of the asset.

In considering whether to make a loan secured by real property, we generally require an appraisal of the property. However, an appraisal is only an estimate of the value of the property at the time the appraisal is made, and, as real estate values may change significantly in value in relatively short periods of time (especially in periods of heightened economic uncertainty), this estimate may not accurately describe the net value of the real property collateral after the loan is made. As a result, we may not be able to realize the full amount of any remaining indebtedness if we foreclose on and sell the relevant property. In addition, we rely on appraisals and other valuation techniques to establish the value of real estate and personal property that we acquire through foreclosure proceedings and to determine certain loan impairments. If any of these valuations are inaccurate, our consolidated financial statements may not reflect the correct value of our foreclosed real estate and personal property, and our allowance for loan losses may not reflect accurate loan impairments. This could have an adverse effect on our business, financial condition or results of operations.

Our size makes it more difficult for us to compete.

Our asset size makes it more difficult to compete with other financial institutions which are generally larger and can more easily afford to invest in the marketing and technologies needed to attract and retain customers. Because one of our primary sources of income is the net interest income we earn on our loans and investments, less the interest we pay on deposits and other sources of funds, our ability to generate the revenues needed to cover our expenses and finance such investments is limited by the size of our loan and investment portfolios. Accordingly, we are not always able to offer new products and services as quickly as our competitors. Our earnings also make it more difficult to offer competitive salaries and benefits. In addition, our customer base makes it difficult to generate meaningful non-interest income. Finally, as a smaller institution, we are disproportionately affected by the ongoing increased costs of compliance with banking and other regulations.

Strong competition within our market area may limit our growth and profitability.

Competition in the banking and financial services industry is intense. In all of our market areas, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, online lenders, mutual funds, insurance companies, brokerage and investment banking firms and unregulated or less regulated non-banking entities, operating locally and elsewhere. Many of these competitors have substantially greater resources and lending limits than we have and offer certain services that we do not or cannot provide. In addition, some of our competitors offer loans with lower interest rates on more attractive terms than loans we offer. Competition also makes it increasingly difficult and costly to attract and retain qualified employees. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to successfully compete for business and qualified employees in our market areas. The greater resources and deposit and loan products offered by some of our competitors may limit our ability to increase our interest earning assets. For additional information see “Business of Chesapeake Bank of Maryland—Competition.”

The need to account for certain assets at estimated fair value, such as available for sale investment securities, may adversely affect our financial condition and results of operations.

We report certain assets, such as available for sale investment securities, at estimated fair value. The balance of investment securities was $6.8 million at March 31, 2018. Generally, for assets that are reported at fair value, we use quoted market prices or valuation models that utilize observable market inputs to estimate fair value. Because we carry these assets on our financial records at their estimated fair value, we may incur losses even if the subject asset presents minimal credit risk. At March 31, 2018 and December 31, 2017, accumulated other comprehensive income (loss) from available for sale investment securities was ($107,000) and ($50,000), respectively, and we did not recognize a loss on available for sale investment securities during the three months ended March 31, 2018 or the year ended December 31, 2017.

Our one- to four-family residential real estate loans expose us to increased credit risks.

At March 31, 2018, $69.6 million, or 49.31% of our gross loans held for investment, was secured by one- to four-family residential real estate. Economic recovery, including improvements in real estate values, has been inconsistent in our market areas. As a result, some of our mortgage loans and home equity lines of credit may be inadequately collateralized, which would expose us to a greater risk of loss if we seek to recover on defaulted loans by selling the real estate collateral or if borrowers who sell their homes are unable to repay their loans in full from the sale proceeds.

We typically hold in the portfolio our adjustable-rate one-to four-family residential real estate loans. Although adjustable-rate mortgage loans may reduce to an extent our vulnerability to changes in market interest rates because they periodically re-price, as interest rates increase the required payments due from the borrower also increase (subject to rate caps), increasing the potential for default by the borrower. At the same time, the ability of the borrower to repay the loan and the marketability of the underlying collateral may be adversely affected by higher interest rates.

Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and/or increase our costs of operations.

CBM Bancorp and Chesapeake Bank of Maryland are subject to extensive regulation, supervision and examination by the Federal Reserve Board and by the Office of the Comptroller of the Currency, respectively. Such regulation and supervision governs the activities in which an institution and its holding company may engage and are intended primarily for the protection of the federal deposit insurance fund and the depositors and borrowers of Chesapeake Bank of Maryland, rather than for our stockholders. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. These regulations, along with existing tax, accounting, securities, insurance and monetary laws, rules, standards, policies, and interpretations control the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations. Further, changes in accounting standards can be both difficult to predict and involve judgment and discretion in their interpretation by us and our independent accounting firm. These changes could materially impact, potentially even retroactively, how we report our financial condition and results of operations.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), enacted in 2010, significantly changed the regulation of banks and savings institutions and affects the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Act required various federal agencies to adopt a broad range of new implementing rules and regulations, and to prepare numerous studies and reports for Congress. The federal agencies were given significant discretion in drafting the implementing rules and regulations, some of which are not in final form. As a result, we cannot at this time predict the full extent to which the Dodd-Frank Act will impact our business, operations or financial condition. However, compliance with the Dodd-Frank Act and its implementing regulations and policies has already resulted in changes to our business and operations, as well as additional costs, and has diverted management’s time from other business activities, which have adversely affected our financial condition and results of operations.

Cyber-attacks, other security breaches or systems failures could expose us to significant adverse regulatory consequences, reputational damage, civil litigation and financial loss.

We and third-party service providers who process the majority of our data regularly collect, process, transmit and store significant amounts of confidential information regarding our customers, employees and others and concerning our business, operations, plans and strategies. Information technology systems are critical to our business. We and our service providers use various technology systems to manage our customer relationships, general ledger, securities, deposits, and loans. We and our service providers have established policies and procedures to prevent or limit the impact of system failures, interruptions, and security breaches, but such events may still occur and may not be adequately addressed if they do occur. In addition, any compromise of our systems could deter customers from using our products and services.

Information security risks have generally increased in recent years because of the proliferation of new technologies, the use of the Internet and telecommunications technologies to conduct financial and other transactions and the increased sophistication and activities of perpetrators of cyber-attacks and mobile phishing. Mobile phishing, a means for identity thieves to obtain sensitive personal information through fraudulent e-mail, text or voice mail, is an emerging threat targeting the customers of popular financial entities. A failure in or breach of our operational or information security systems, or those of our third-party service providers, as a result of cyber-attacks or information security breaches or due to employee error, malfeasance or other disruptions, could adversely affect our business, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our operating costs or cause losses.

Physical, procedural and technological safeguards designed to protect confidential and proprietary information from mishandling, misuse or loss, do not provide absolute assurance that mishandling, misuse or loss of information will not occur, and if mishandling, misuse or loss of information does occur, that those events will be promptly detected and addressed. Similarly, when confidential or proprietary information is collected, compiled, processed, transmitted or stored by third parties on our behalf, our policies and procedures require that the third party agree to maintain the confidentiality of the information, establish and maintain policies and procedures designed to preserve the confidentiality of the information, and permit us to confirm the third party’s compliance with the terms of the agreement. As information security risks and cyber threats continue to evolve, we may be required to expend additional resources to continue to enhance information security measures and/or to investigate and remediate any information security vulnerabilities.

If our third-party service providers encounter difficulties, or if we have difficulty communicating with them, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely affected. Threats to information security also exist in the processing of customer information through various other vendors and their personnel.

Although, to our knowledge, we have not experienced any of these events to date, the occurrence of any system failures, interruptions, or breaches of security could damage our reputation and result in a loss of customers and business, subject us to additional regulatory scrutiny or expose us to civil litigation and possible financial liability. Any of these events could have a material adverse effect on our financial condition and results of operations.

We have become subject to more stringent capital requirements, which may adversely impact our return on equity, require us to raise additional capital, or limit our ability to pay dividends or repurchase shares.

A final capital rule, effective for us on January 1, 2015, includes new minimum risk-based capital and leverage ratios and refines the definition of what constitutes “capital” for calculating these ratios. The new minimum capital requirements are: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 to risk-based assets capital ratio of 6% (increased from 4%); (iii) a total capital ratio of 8% (unchanged from prior rules); and (iv) a Tier 1 leverage ratio of 4%. The final rule also requires unrealized gains and losses on certain “available-for-sale” securities holdings to be included for calculating regulatory capital requirements unless a one-time opt-out is exercised. Chesapeake Bank of Maryland has elected to opt out of the requirement under the final rule to include certain “available-for-sale” securities holdings for calculating its regulatory capital requirements. The final rule also establishes a “capital conservation buffer” of 2.5%, and, when fully phased in, will result in the following minimum ratios: (i) a common equity Tier 1 capital ratio of 7.0%; (ii) a Tier 1 to risk-based assets capital ratio of 8.5%; and (iii) a total capital ratio of 10.5%. The new capital conservation buffer requirement is being phased in beginning in January 2016 at 0.625% of risk-weighted assets and will increase each year until fully implemented in January 2019. An institution will be subject to limitations on paying dividends, engaging in share repurchases and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations will establish a maximum percentage of eligible retained income that can be utilized for such actions.

We have analyzed the effects of these new capital requirements, and we believe that, upon completion of the offering, we will meet all of these new requirements, including the full 2.5% capital conservation buffer as if it had been fully phased in.

The application of more stringent capital requirements could, among other things, result in lower returns on equity, and may require raising additional capital in the future, and result in regulatory actions if we are unable to comply with such requirements. Furthermore, the imposition of liquidity requirements in connection with the implementation of Basel III could result in our having to lengthen the term of our funding sources, change our business models or increase our holdings of liquid assets. The implementation of changes to asset risk weightings for risk-based capital calculations, changes to items included in or deducted from regulatory capital or additional capital conservation buffers could result in management modifying its business strategy, and could limit our ability to make distributions, including paying dividends or repurchasing our shares. Specifically, Chesapeake Bank of Maryland’s ability to pay dividends to CBM Bancorp will be limited if it does not have the capital conservation buffer required by the new capital rules, which may further limit CBM Bancorp’s ability to pay dividends to stockholders. See “Supervision and Regulation—Capital Requirements.”

Non-compliance with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions.

The USA PATRIOT Act and the Bank Secrecy Act require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. If such activities are detected, financial institutions are obligated to file suspicious activity reports with the U.S. Treasury’s Office of Financial Crimes Enforcement Network. These rules require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Failure to comply with these regulations could result in fines or sanctions, including restrictions on conducting acquisitions or establishing new branches. The policies and procedures we have adopted that are designed to assist in compliance with these laws and regulations may not be effective in preventing violations of these laws and regulations.

Our ability to originate and sell loans could be restricted by recently adopted federal regulations.

The Consumer Financial Protection Bureau has issued a rule intended to clarify how lenders can avoid legal liability under the Dodd-Frank Act, which holds lenders accountable for ensuring a borrower’s ability to repay a mortgage loan. Under the rule, loans that meet the “qualified mortgage” definition will be presumed to have complied with the new ability-to-repay standard. Under the rule, a “qualified mortgage” loan must not contain certain specified features, including:

•	excessive upfront points and fees (those exceeding 3% of the total loan amount, less “bona fide discount points” for prime loans);

•	interest-only payments;

•	negative amortization; and

•	terms of longer than 30 years.

Also, to qualify as a “qualified mortgage,” a loan must be made to a borrower whose total monthly debt-to-income ratio does not exceed 43%. Lenders must also verify and document the income and financial resources relied upon to qualify a borrower for the loan and underwrite the loan based on a fully amortizing payment schedule and maximum interest rate during the first five years, taking into account all applicable taxes, insurance and assessments.

The Dodd-Frank Act also requires the regulatory agencies to issue regulations that require securitizers of loans to retain “not less than 5% of the credit risk for any asset that is not a qualified residential mortgage.” The regulatory agencies have issued a final rule to implement this requirement. The final rule provides that the definition of “qualified residential mortgage” includes loans that meet the definition of “qualified mortgage” under the Consumer Financial Protection Bureau’s rule.

In addition, the Dodd-Frank Act requires the Consumer Finance Protection Bureau to adopt rules and publish forms that combine certain disclosures that consumers receive in connection with applying for and closing on certain mortgage loans loan under the Truth in Lending Act and the Real Estate Settlement Procedures Act (“TRID”). The Consumer Financial Protection Bureau has implemented a final rule to implement this requirement, and the final rule was effective in October 2015.

We currently sell in the secondary market the majority of the one- to four-family residential real estate loans that we originate. These final rules could have a significant effect on the secondary market for loans and the types of loans we originate, and restrict or delay our ability to make loans, any of which could limit our growth or profitability.

Secondary mortgage market conditions could have a material impact on our financial condition and results of operations.

Our mortgage banking operation provides a significant portion of our non-interest income. In addition to being affected by interest rates, the secondary mortgage markets are also subject to investor demand for residential mortgage loans and increased investor yield requirements for these loans. These conditions may fluctuate or worsen in the future. As a result, a prolonged period of secondary market illiquidity may reduce our loan production volumes and could have a material adverse effect on our financial condition and results of operations.

If we are required to repurchase mortgage loans that we have previously sold, it would negatively affect our earnings.

Our mortgage banking operation involves originating residential mortgage loans for sale in the secondary market under agreements that contain representations and warranties related to, among other things, the origination and characteristics of the mortgage loans. We may be required to repurchase mortgage loans that we have sold in cases of borrower default or breaches of these representations and warranties, and we would be subject to increased risk of disputes and repurchase demands as our volume of loan sales increases. If we are required to repurchase mortgage loans or provide indemnification or other recourse, this could significantly increase our costs and thereby affect our future earnings.

Our success depends on hiring and retaining key personnel.

Our performance largely depends on the talents and efforts of highly skilled individuals. We rely on key personnel to manage and operate our business, including major revenue generating functions such as loan and deposit generation, as well as operational functions such as regulatory compliance and information technology. The loss of key staff may adversely affect our ability to maintain and manage these functions effectively, which could negatively affect our revenues. In addition, loss of key personnel could result in increased recruiting and hiring expenses, which could reduce our net income. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees.

Legal and regulatory proceedings and related matters could adversely affect us.

We have been and may in the future become involved in legal and regulatory proceedings. We consider most of the proceedings to be in the normal course of our business or typical for the industry; however, it is inherently difficult to assess the outcome of these matters, and we may not prevail in any proceedings or litigation. There could be substantial cost and management diversion in such litigation and proceedings, and any adverse determination could have a materially adverse effect on our business, brand or image, or our financial condition and results of our operations.

Managing reputational risk is important to attracting and maintaining customers, investors and employees.

Threats to our reputation can come from many sources, including adverse sentiment about financial institutions generally, unethical practices, employee misconduct, failure to deliver minimum standards of service or quality, merger and acquisition activity, compliance deficiencies and questionable or fraudulent activities of our customers. Our policies and procedures may not be fully effective in protecting our reputation and promoting ethical conduct. Negative publicity regarding our business, employees, or customers, with or without merit, may result in the loss of customers and employees, costly litigation and increased governmental regulation, all of which could adversely affect our operating results.

Changes in management’s estimates and assumptions may have a material impact on our consolidated financial statements and our financial condition or operating results.

In preparing this prospectus as well as periodic reports we are required to file under the Securities Exchange Act of 1934, including our consolidated financial statements, our management is and will be required under applicable rules and regulations to make estimates and assumptions as of a specified date. These estimates and assumptions are based on management’s best estimates and experience as of that date and are subject to substantial risk and uncertainty. Materially different results may occur as circumstances change and additional information becomes known. Areas requiring significant estimates and assumptions by management include our evaluation of the adequacy of our allowance for loan losses, our valuation of investment securities, our valuation of deferred tax assets and our determining fair value measurements.

Changes in our accounting policies or in accounting standards could materially affect how we report our financial condition and results of operations.

Our accounting policies are essential to understanding our financial condition and results of operations. Some of these policies require the use of estimates and assumptions that may affect the value of our assets or liabilities and financial results. Some of our accounting policies are critical because they require management to make difficult, subjective, and complex judgments about matters that are inherently uncertain, and because it is likely that materially different amounts would be reported under different conditions or using different assumptions. If such estimates or assumptions underlying our financial statements are incorrect, we may experience material losses.

From time to time, the Financial Accounting Standards Board and the Securities and Exchange Commission change the financial accounting and reporting standards or the interpretation of those standards that govern the preparation of our financial statements. These changes are beyond our control, can be difficult to predict and could materially affect how we report our financial condition and results of operations. We could also be required to apply a new or revised standard retroactively, resulting in restating prior period financial statements in material amounts.

We are subject to environmental liability risk associated with lending activities or properties we own.

A significant portion of our loan portfolio is secured by real estate, and we could become subject to environmental liabilities with respect to one or more of these properties, or with respect to properties that we own in operating our business. During the ordinary course of business, we may foreclose on and take title to properties securing defaulted loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous conditions or toxic substances are found on these properties, we may be liable for remediation costs, as well as for personal injury and property damage, civil fines and criminal penalties regardless of when the hazardous conditions or toxic substances first affected any particular property. Environmental laws may require us to incur substantial expenses to address unknown liabilities and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. Our policies, which require us to perform an environmental review before initiating any foreclosure action on non-residential real property, may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on us.

We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an emerging growth company, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As an emerging growth company, we also will not be subject to Section 404(b) of the Sarbanes-Oxley Act of 2002, which would require that our independent auditors review and attest as to the effectiveness of our internal control over financial reporting. We have also elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

We will cease to be an emerging growth company upon the earliest of: (i) the first fiscal year after our annual gross revenues are $1.07 billion or more; (ii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (iii) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year. Investors may find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

The obligations associated with being a public company will require significant resources and management attention.

As a public company, we will face increased legal, accounting, administrative and other costs and expenses that we have not incurred as a private company, particularly after we are no longer an emerging growth company. After the completion of this offering, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which requires that we file annual, quarterly and current reports with respect to our business and financial condition and proxy and other information statements, and the applicable rules and regulations implemented by the SEC, the Sarbanes-Oxley Act, the Dodd-Frank Act, the PCAOB and the Nasdaq Stock Market, each of which imposes additional reporting and other obligations on public companies. As a public company, we will be required to:

•	prepare and distribute periodic reports, proxy statements and other shareholder communications in compliance with the federal securities laws and rules;

•	expand the roles and duties of our board of directors and committees thereof;

•	institute more comprehensive financial reporting and disclosure compliance procedures;

•	involve and retain to a greater degree outside counsel and accountants in the activities listed above;

•	enhance our investor relations function;

•	establish new internal policies, including those relating to trading in our securities and disclosure controls and procedures;

•	retain additional personnel;

•	comply with Nasdaq Stock Market listing standards; and

•	comply with applicable requirements of the Sarbanes-Oxley Act.

We expect these rules and regulations and changes in laws, regulations and standards relating to corporate governance and public disclosure, which have created uncertainty for public companies, to increase legal and financial compliance costs and make some activities more time consuming and costly. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Our investment in compliance with existing and evolving regulatory requirements will result in increased administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities, which could have an adverse effect on our business, financial condition and results of operations. These increased costs could require us to divert a significant amount of money that we could otherwise use to expand our business and achieve our strategic objectives.

We have a continuing need for technological change, and we may not have the resources to effectively implement new technology, or we may experience operational challenges when implementing new technology.

The financial services industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to reduce costs as well as service our customers better. New technology is also seen as necessary to appeal to younger customers. Our future success will depend, at least in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in our operations as we continue to grow and expand our products and service offerings. We may experience operational challenges as we implement these new technology enhancements or products, which could result in us not fully realizing the anticipated benefits from such new technology or require us to incur significant costs to remedy any such challenges to a timely manner.

Many of our larger competitors have substantially greater resources to invest in technological improvements. We must also compete against online lenders who use technology to focus on segments of our business such as mortgage lending. As a result, they may be able to offer additional or superior products compared to those that we will be able to provide, which would put us at a competitive disadvantage. Accordingly, we may lose customers seeking new technology-driven products and services to the extent we are unable to provide such products and services.

We rely on third parties to provide key components of our business infrastructure, and a failure of these parties to perform for any reason could disrupt our operations.

Third parties provide key components of our business infrastructure such as data processing, internet connections, network access, core application processing, statement production and account analysis. Our business depends on the successful and uninterrupted functioning of our information technology and telecommunications systems and third-party servicers. The failure of these systems, or the termination of a third-party software license or service agreement on which any of these systems is based, could interrupt our operations. Because our information technology and telecommunications systems interface with and depend on third-party systems, we could experience service denials if demand for such services exceeds capacity or such third-party systems fail or experience interruptions. Replacing vendors or addressing other issues with our third-party service providers could entail significant delay and expense. If we are unable to efficiently replace ineffective service providers, or if we experience a significant, sustained or repeated, system failure or service denial, it could compromise our ability to operate effectively, damage our reputation, result in a loss of customer business, and subject us to additional regulatory scrutiny and possible financial liability, any of which could have an adverse effect on our business, financial condition and results of operations.

The Tax Cuts and Jobs Act could have an unintended impact on our business.

On December 22, 2017, President Trump signed the Tax Cuts and Jobs Act (the “Act”) into law. The Act contains the most extensive changes to the Internal Revenue Code in over 30 years. Among other things, the Act reduces the federal corporate tax rate from a maximum of 35% to a flat 21%, doubles the standard deduction for individuals, limits the deductibility of state and local income, property and sales taxes by individuals to $10,000 per year, eliminates the deductibility of interest on home equity loans, and eliminates the deductibility of interest on new home mortgages in excess of $750,000 (down from $1.0 million previously). The Act also eliminates loss carrybacks and limits the deductibility of loss carryforwards to 80% of current-year taxable income. In addition, the Act phases out the deductibility of FDIC premiums for banks with assets in excess of $10 billion. The Act allows 100% expensing for all non-real property capital expenditures for five years but limits the deductibility of net interest expense (interest expense minus interest income) to 30% of taxable income for businesses with average annual gross receipts of more than $25 million.

While we expect to benefit from the lower federal tax rate in the future, the lower tax rate and other new limits on the recognition of tax loss carryforwards have also reduced the value of existing net operating loss carryforwards and other deferred tax assets which we were required to revalue during the 2017 fiscal year. Lower tax rates will also reduce the attractiveness of certain tax-advantaged bank investments such as municipal bonds and bank-owned life insurance. Various other provisions of the Act could have unanticipated effects on the business of Chesapeake Bank of Maryland. By reducing the tax advantages of home ownership through its limits on the deductibility of mortgage interest and property taxes and the elimination of the deductibility of interest on certain home equity loans, the Act could affect demand for housing and residential mortgages in the future. The value of the properties securing loans in our loan portfolio may be adversely impacted as a result of the changing economics of home ownership, which could require an increase in our provision for loan losses, which would reduce our profitability and could materially adversely affect our business, financial condition and results of operations. The higher standard deduction could also impact mortgage financing by reducing the number of taxpayers who itemize deductions and therefore benefit from these deductions. The lower corporate tax rates and new limits on the deductibility of net interest expense may reduce demand for loans from larger business borrowers and increase competition for lending to smaller business borrowers.

Acquisitions may disrupt our business and dilute stockholder value.

Acquiring other banks, businesses, or branches may have an adverse effect on our financial results and may involve various other risks commonly associated with acquisitions, including, among other things:

•	difficulty in estimating the value of the target company;

•	payment of a premium over book and market values that may dilute our tangible book value and earnings per share in the short and long term;

•	exposure to unknown or contingent liabilities, or asset quality problems, of the target company;

•	larger than anticipated merger-related expenses;

•	difficulty and expense of integrating the operations and personnel of the target company, and retaining key employees and customers;

•	inability to realize the expected revenue increases, cost savings, increases in geographic or product presence, and/or other projected benefits; and

•	potential diversion of our management’s time and attention.

If we are unable to successfully integrate an acquired company or branch, the anticipated benefits may not be realized fully or may take longer to realize than expected. A significant decline in asset valuations or cash flows may also cause us not to realize expected benefits

Risks Related to the Offering

The future price of the shares of common stock may be less than the $10.00 purchase price per share in the offering.

If you purchase shares of common stock in the offering, you may not be able to sell them later at or above the $10.00 purchase price. In many cases, shares of common stock issued by newly converted savings institutions or mutual holding companies have traded below the initial offering price. The aggregate purchase price of the shares of common stock sold in the offering will be based on an independent appraisal. The independent appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The independent appraisal is based on certain estimates, assumptions and projections, all of which are subject to change from time to time. After the shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, changes in federal tax laws, new regulations, investor perceptions of CBM Bancorp and the outlook for the financial services industry in general. Price fluctuations in our common stock may be unrelated to our operating performance.

We may take other actions to meet the minimum required sales of shares if we cannot find enough purchasers to complete the offering.

If we are not able to reach the minimum the offering range, we may do any of the following: increase the maximum purchase limitations and allow all maximum purchase subscribers to increase their orders to the new maximum purchase limitations; terminate the offering and promptly return all funds; set a new offering range, notify all subscribers of the opportunity to confirm, cancel or change their orders; or take such other actions as may be permitted, to the extent such permission is required, by the Federal Reserve Board.

Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance.

We intend to invest between $12.9 million and $17.7 million of the net proceeds of the offering (or $20.4 million at the adjusted maximum of the offering range) in Chesapeake Bank of Maryland. We may use the remaining net proceeds to invest in short-term investments and for general corporate purposes, including repurchasing shares of our common stock and paying dividends. We also expect to use a portion of the net proceeds we retain to fund a loan to our employee stock ownership plan to purchase shares of common stock in the offering. Chesapeake Bank of Maryland may use the net proceeds it receives to fund new loans, expand its retail banking franchise by establishing or acquiring new branches or by acquiring other financial institutions or other financial services companies, or for other general corporate purposes. However, with the exception of funding the loan to the employee stock ownership plan, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have significant flexibility in determining the amount of the net proceeds we apply to different uses and when we apply or reinvest such proceeds. Also, certain of these uses, such as opening new branches or acquiring other financial institutions, may require the approval of the Office of the Comptroller of the Currency or the Federal Reserve Board. We have not established a timetable for investing the net proceeds, and we cannot predict how long we will require to invest the net proceeds. Our failure to reinvest these funds effectively would reduce our profitability and may adversely affect the value of our common stock.

Our return on equity will be low following the stock offering. This could negatively affect the trading price of our shares of common stock.

Net income divided by average stockholders’ equity, known as “return on equity,” is a ratio many investors use to compare the performance of financial institutions. Our return on equity will be low until we are able to leverage the additional capital we receive from the stock offering. Our return on equity also will be negatively affected by added expenses associated with our employee stock ownership plan and the stock-based benefit plans we intend to adopt, and may be negatively affected by higher minimum regulatory capital requirements. Until we can implement our business plan and increase our net interest income and non-interest income and leverage the capital raised in the stock offering, we expect our return on equity to be low compared to our peer group, which may reduce the market price of our shares of common stock.

Our stock-based benefit plans will increase our expenses and reduce our income.

We intend to adopt one or more stock-based benefit plans after the conversion, subject to stockholder approval, which will increase our annual compensation and benefit expenses related to the stock options and stock awards granted to participants under the proposed stock-based benefit plans. The actual amount of these stock-related compensation and benefit expenses will depend on the number of options and stock awards granted under the plans, the fair market value of our stock or options on the date of grant, the vesting period, and other factors which we cannot predict at this time. If we adopt stock-based benefit plans within 12 months following the conversion, the shares of common stock reserved for issuance pursuant to awards of restricted stock and grants of options under such plans would be limited to 4% and 10%, respectively, of the total shares of our common stock sold in the stock offering. If we adopt stock-based benefit plans more than 12 months after the completion of the conversion, we may award restricted shares of common stock or grant options in excess of these amounts, which would further increase costs.

In addition, we will recognize expense for our employee stock ownership plan when shares are committed to be released to participants’ accounts, and we will recognize expense for restricted stock awards and stock options over the vesting period of awards made to recipients. The expense in the first year following the offering for shares purchased in the offering and for our new stock-based benefit plans, assuming such plans had been implemented at the beginning of the year, has been estimated to be approximately $917,000 ($727,000 after tax) at the adjusted maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data,” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. For further discussion of our proposed stock-based plans, see “Management—Benefits to be Considered Following Completion of the Conversion.”

The implementation of stock-based benefit plans may dilute your ownership interest.

We intend to adopt one or more new stock-based benefit plans following the stock offering. These plans may be funded either through open market purchases of our common stock or from the issuance of authorized but unissued shares of common stock. Our ability to repurchase shares of our common stock to fund these plans will be subject to many factors, including applicable regulatory restrictions on stock repurchases, the availability of stock in the market, the trading price of our stock, our capital levels, alternative uses for our capital and our financial performance. While our intention is to fund the new stock-based benefit plans through open market purchases, stockholders would experience a 12.29% dilution in ownership interest if newly issued shares of our common stock are used to fund stock options and shares of restricted common stock in amounts equal to 10% and 4%, respectively, of the shares sold in the offering, and all such stock options are exercised. Such dilution would also reduce earnings per share. If we adopt the plans more than 12 months following the conversion, new stock-based benefit plans would not be subject to these limitations and stockholders could experience greater dilution.

Although the implementation of new stock-based benefit plans would be subject to stockholder approval, historically, the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following mutual-to-stock conversions have been approved by stockholders.

We have not determined when we will adopt one or more new stock-based benefit plans. Stock-based benefit plans adopted more than 12 months following the completion of the conversion may exceed regulatory restrictions on the size of stock-based benefit plans adopted within 12 months, which would further increase our costs.

If we adopt stock-based benefit plans more than 12 months following the completion of the conversion, then grants of shares of common stock or stock options under our proposed stock-based benefit plans may exceed 4% and 10%, respectively, of shares of common stock sold in the stock offering. Stock-based benefit plans that provide for awards in excess of these amounts would increase our costs beyond the amounts estimated in “— Our stock-based benefit plans will increase our expenses and reduce our income.” Stock-based benefit plans that provide for awards in excess of these amounts could also result in dilution to stockholders in excess of that described in “The implementation of stock-based benefit plans may dilute your ownership interest. Historically, stockholders have approved these stock-based benefit plans.” Although the implementation of stock-based benefit plans would be subject to stockholder approval, the timing of the implementation of such plans will be at the discretion of our board of directors.

Various factors may make takeover attempts more difficult to achieve.

Certain provisions of our articles of incorporation and bylaws and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire control of CBM Bancorp without our board of directors’ approval. Under regulations applicable to the conversion, for a period of three years following completion of the conversion, no person may acquire beneficial ownership of more than 10% of our common stock without prior approval of the Federal Reserve Board. Under federal law, subject to certain exemptions, a person, entity or group must notify the Federal Reserve Board and receive the Federal Reserve Board’s non-objection before acquiring control of a savings and loan holding company. There also are provisions in our articles of incorporation and bylaws that we may use to delay or block a takeover attempt, including a provision that prohibits any person from voting more than 10% of our outstanding shares of common stock. Chesapeake Bank of Maryland’s charter will contain a similar restriction on acquisitions of 10% or more of its common stock, directly or indirectly, for five years following the conversion. Furthermore, shares of restricted stock and stock options that we may grant to employees and directors, stock ownership by our management and directors and other factors may make it more difficult for companies or persons to acquire control of CBM Bancorp without the consent of our board of directors. Taken as a whole, these statutory or regulatory provisions and provisions in our articles of incorporation and bylaws could result in our being less attractive to a potential acquirer and thus could adversely affect the market price of our common stock.

For additional information, see “Restrictions on Acquisition of CBM Bancorp, Inc.” and “Management—Benefits to be Considered Following Completion of the Conversion.”

There may be a limited trading market in our shares of common stock, which would hinder your ability to sell our common stock and may lower the market price of our common stock.

We have never issued capital stock and there is no established market for the common stock. We have applied to list the shares of CBM Bancorp common stock on the Nasdaq Capital Market following the conversion and offering. In order to have our stock listed on the Nasdaq Capital Market, we are required to have at least three broker-dealers who will make a market in our common stock. Raymond James & Associates, Inc. has advised us that it intends to make a market in our common stock following the offering, but is under no obligation to do so. The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. Persons purchasing the common stock may not be able to sell their shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should recognize that there are risks involved in their investment and that there may be a limited trading market in the common stock.

You may not revoke your decision to purchase CBM Bancorp common stock in the subscription or community offerings after you send us your order.

Funds submitted or automatic withdrawals authorized in connection with the purchase of shares of common stock in the subscription and community offerings will be held by us until the completion or termination of the conversion and offering, including any extension of the expiration date and consummation of a syndicated offering. Because completion of the conversion and offering will be subject to regulatory approvals and an update of the independent appraisal prepared by Feldman Financial Advisors, Inc., among other factors, there may be one or more delays in completing the conversion and offering. Orders submitted in the subscription and community offerings are irrevocable, and purchasers will have no access to their funds unless the offering is terminated, or extended beyond October 22, 2018, or the number of shares to be sold in the offering is increased to more than 4,232,000 shares or decreased to fewer than 2,720,000 shares.

The distribution of subscription rights could have adverse income tax consequences.

If the subscription rights granted to certain current or former depositors of Chesapeake Bank of Maryland are deemed to have an ascertainable value, receipt of such rights may be taxable in an amount equal to such value. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. We have received an opinion of counsel, Jones Walker LLP, that it is more likely than not that such rights have no value; however, such opinion is not binding on the Internal Revenue Service.

Securities analysts may not initiate or continue coverage on us.

The trading market for our common stock will depend, in part, on the research and reports that securities analysts publish about us and our business. We do not have any control over these securities analysts, and they may not cover us. If one or more of these analysts cease to cover us or fail to publish regular reports on us, we could lose visibility in the financial markets, which could cause the price or trading volume of our common stock to decline. If we are covered by securities analysts and are the subject of an unfavorable report, the price of our common stock may decline.

An investment in our common stock is not an insured deposit and is subject to risk of loss.

Your investment in our common stock will not be a bank deposit and will not be insured or guaranteed by the FDIC or any other government agency. Your investment will be subject to investment risk, and you must be capable of affording the loss of your entire investment.

You may not receive dividends on our common stock.

Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. The declaration and payment of future cash dividends will be subject to, among other things, regulatory restrictions, our then current and projected consolidated operating results, financial condition, tax considerations, future growth plans, general economic conditions, and other factors our board of directors deems relevant. At this time, no determination has been made with respect to the payment of future dividends on our common stock.

Our articles of incorporation contain provisions which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our articles of incorporation provide that, unless we consent in writing to the selection of an alternative forum, any state or federal court located within the State of Maryland, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants, shall be the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders with respect to our Company, our directors, our officers or our other employees. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that the stockholder believes is favorable for disputes with us or our directors, officers or other employees and may discourage meritorious claims from being asserted against us and our directors, officers and other employees. Alternatively, if a court were to find this provision inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

We believe this provision makes it less likely that we will be forced to incur the expense of defending duplicative actions in multiple forums and less likely that plaintiffs’ attorneys will be able to employ such litigation to coerce us into otherwise unjustified settlements. We also believe the risk of a court declining to enforce this provision is remote, as the General Assembly of Maryland has specifically authorized the adoption of this type of provision.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables set forth selected consolidated historical financial and other data of Banks of the Chesapeake, M.H.C. and its subsidiary as of and for the periods indicated. The following is only a summary and you should read it in conjunction with the business and financial information regarding Banks of the Chesapeake, M.H.C. contained elsewhere in this prospectus. The information at March 31, 2018, and for the three months ended March 31, 2018 and 2017, is not audited but, in the opinion of management, includes all adjustments necessary for fair presentation. All adjustments are normal and recurring. The results of operations for the three months ended March 31, 2018 are not necessarily indicative of the results that may be expected for the entire year. The information at December 31, 2017 and 2016, and for the years ended December 31, 2017 and 2016, is derived in part from the audited consolidated financial statements that appear in this prospectus.

	At March 31, 2018	At December 31,
		2017	2016
	(In thousands)
Selected Financial Condition Data:
Total assets	$180,038	$177,903	$174,456
Cash and cash equivalents	16,151	12,030	21,443
Time deposits in other banks	3,720	4,960	6,948
Investment securities	10,046	10,247	8,239
Loans held for sale	660	1,218	299
Loans receivable, net	139,977	139,047	124,526
Bank-owned life insurance	4,503	5,367	7,143
Premises and equipment, net	1,899	1,927	1,878
Foreclosed real estate	865	865	1,440
Deposits	156,370	154,786	151,286
Total equity	21,812	21,603	21,603

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2018	2017	2017	2016
	(In thousands)
Selected Operating Data:
Interest and dividend income	$1,781	$1,641	$6,929	$6,164
Interest expense	215	186	811	744

Net interest income	1,566	1,455	6,118	5,420
Provision for (reversal of) loan losses	75	50	1,025	(62)

Net interest income after provision for (reversal of) loan losses (reversal of) loan losses	1,491	1,405	5,093	5,482
Non-interest income	151	132	826	627
Non-interest expense	1,306	1,250	5,411	5,506

Income before income taxes	336	287	508	603
Income tax expense	80	108	507	229

Net income	$256	$179	$1	$374

	At or For the Three Months Ended March 31,		At or For the Years Ended December 31,
	2018	2017	2017	2016
Performance Ratios:
Return on average assets	0.58%	0.41%	*	0.22%
Return on average equity	4.76%	3.33%	*	1.73%
Interest rate spread	3.64%	3.58%	3.58%	3.42%
Net interest margin	3.75%	3.67%	3.68%	3.50%
Efficiency ratio	76.06%	78.76%	75.08%	83.91%
Non-interest expense to average assets	2.95%	2.86%	3.02%	3.18%
Average interest-earning assets to average interest-bearing liabilities	121.36%	118.58%	120.05%	116.46%
Capital Ratios:
Common equity tier 1 capital to risk-weighted assets	16.90%	16.96%	16.64%	17.74%
Total risk-based capital to risk-weighted assets	17.78%	17.57%	17.48%	18.34%
Tier 1 capital to risk-weighted assets	16.90%	16.96%	16.64%	17.74%
Tier 1 capital to average assets	12.11%	12.02%	11.94%	11.97%
Average equity to average assets	12.19%	12.36%	12.29%	12.51%
Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans	0.77%	0.53%	0.74%	0.54%
Allowance for loan losses as a percentage of non-performing loans	137.53%	435.12%	118.22%	405.36%
Net charge-offs to average outstanding loans during the period	0.02%	*	0.48%	0.05%
Non-performing loans as a percentage of total loans	0.56%	0.12%	0.63%	0.13%
Non-performing assets as a percentage of total assets	0.92%	0.89%	0.98%	0.92%
Other Data:
Number of offices	4	4	4	4
Number of full-time equivalent employees	42	44	43	43

*	Not material.

RECENT DEVELOPMENTS

The following tables set forth selected consolidated historical financial and other data of Banks of the Chesapeake, M.H.C. and its subsidiary as of and for the periods indicated. The following is only a summary and you should read it in conjunction with the business and financial information regarding Banks of the Chesapeake, M.H.C. contained elsewhere in this prospectus. The information at June 30, 2018, and for the three and six months ended June 30, 2018 and 2017, is not audited but, in the opinion of management, includes all adjustments necessary for fair presentation. All adjustments are normal and recurring. The results of operations for the three and six months ended June 30, 2018 are not necessarily indicative of the results that may be expected for the entire year. The information at December 31, 2017 is derived in part from the audited consolidated financial statements that appear in this prospectus.

	At June 30,	At December 31,
	2018	2017
	(In thousands)
Selected Financial Condition Data:
Total assets	$184,177	$177,903
Cash and cash equivalents	18,994	12,030
Time deposits in other banks	5,208	4,960
Investment securities	10,786	10,247
Loans held for sale	495	1,218
Loans receivable, net	139,094	139,047
Bank-owned life insurance	4,523	5,367
Premises and equipment, net	1,920	1,927
Foreclosed real estate	865	865
Deposits	160,052	154,786
Total equity	22,018	21,603

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
	(In thousands)
Selected Operating Data:
Interest and dividend income	$1,807	$1,722	$3,587	$3,363
Interest expense	229	193	443	379

Net interest income	1,578	1,529	3,144	2,984
Provision for loan losses	75	325	150	375

Net interest income after provision for (reversal of) loan losses loan losses	1,503	1,204	2,994	2,609
Non-interest income	145	174	296	306
Non-interest expense	1,358	1,257	2,664	2,507

Income before income taxes	290	121	626	408
Income tax expense	73	35	153	143

Net income	$217	$86	$473	$265

	At or For the Three Months Ended June 30,		At or For the Six Months Ended June 30,
	2018	2017	2018	2017
Performance Ratios:
Return on average assets	0.48%	0.19%	0.53%	0.30%
Return on average equity	3.95%	1.56%	4.35%	2.44%
Interest rate spread	3.58%	3.59%	3.61%	3.58%
Net interest margin	3.70%	3.68%	3.72%	3.67%
Efficiency ratio	78.82%	73.81%	77.44%	76.20%
Non-interest expense to average assets	3.02%	2.80%	2.98%	2.83%
Average interest-earning assets to average interest-bearing liabilities	122.92%	120.35%	122.15%	119.52%

Capital Ratios:
Common equity tier 1 capital to risk-weighted assets	17.09%	16.25%	17.09%	16.25%
Total risk-based capital to risk-weighted assets	17.99%	17.07%	17.99%	17.07%
Tier 1 capital to risk-weighted assets	17.09%	16.25%	17.09%	16.25%
Tier 1 capital to average assets	12.21%	11.93%	12.21%	11.93%
Average equity to average assets	12.27%	12.24%	12.23%	12.30%

Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans	0.80%	0.74%	0.80%	0.74%
Allowance for loan losses as a percentage of non-performing loans	165.86%	50.31%	165.86%	50.31%
Net charge-offs to average outstanding loans during the period	0.04%	0.00%	0.05%	0.00%
Non-performing loans as a percentage of total loans	0.48%	1.48%	0.48%	1.48%
Non-performing assets as a percentage of total assets	0.84%	1.81%	0.84%	1.81%

Other Data:
Number of offices	4	4	4	4
Number of full-time equivalent employees	44	42	44	42

Comparison of Financial Condition at June 30, 2018 and December 31, 2017

Total Assets. Total assets increased $6.3 million, or 3.54%, to $184.2 million at June 30, 2018 from $177.9 million at December 31, 2017. The increase in total assets was primarily due to growth in cash and cash equivalents funded by growth in deposits, as discussed in more detail below.

Cash and Cash Equivalents. Cash and cash equivalents increased $7.0 million, or 58.33%, to $19.0 million at June 30, 2018 from $12.0 million at December 31, 2017. The increase was primarily the result of an increase in deposits.

Time Deposits in Other Banks. Time deposits in other banks increased by $248,000, or 4.96%, to $5.2 million at June 30, 2018 from $5.0 million at December 31, 2017. This increase was due to investing in time deposits in other banks offset by maturities of time deposits in other banks.

Investment Securities. Investment securities increased $539,000, or 5.28%, to $10.8 million at June 30, 2018 from $10.2 million at December 31, 2017. The increase was due to purchases of $1.0 million offset by maturities, calls, and principal repayments of $341,000. At June 30, 2018 our available for sale portion of the securities portfolio, at fair value, was $7.8 million and our held to maturity portion of the securities portfolio, at amortized cost, was $3.0 million.

Net Loans. Net loans increased slightly to $139.1 million at June 30, 2018 from $139.0 million at December 31, 2017 which was the result of lower than expected loan originations during the six months ended June 30, 2018. One-to four-family residential real estate loans increased $574,000 or 0.85%, to $67.8 million at June 30, 2018 from $67.2 million at December 31, 2017, nonresidential loans increased $604,000, or 1.23%, to $49.6 million at June 30, 2018 from $49.0 million at December 31, 2017, commercial loans increased $875,000, or 19.02%, to $5.5 million at June 30, 2018 from $4.6 million at December 31, 2017, home equity loans and lines of credit decreased $755,000, or 7.95%, to $8.8 million at June 30, 2018 from $9.5 million at December 31, 2017 and construction and land development loans decreased $1.1 million, or 11.83%, to $8.2 million at June 30, 2018 from $9.3 million at December 31, 2017.

Bank-owned Life Insurance. We invest in bank-owned life insurance (“BOLI”) to provide us with a funding source for our benefit plan obligations. Bank-owned life insurance also generally provides us noninterest income that is non-taxable. Federal regulations generally limit our investment in bank-owned life insurance to 25% of our Tier 1 capital plus our allowance for loan losses at the time of investment. This investment is accounted for using the cash surrender value method and is recorded at the amount that can be realized under the insurance policies at the balance sheet date. At June 30, 2018 and December 31, 2017, the aggregate cash surrender value of these policies was $4.5 million and $5.4, million respectively. The decrease in the cash surrender value was attributable to the benefits received upon the death of a retired director insured with BOLI.

Deposits. Deposits increased $5.3 million, or 3.42%, to $160.1 million at June 30, 2018 from $154.8 million at December 31, 2017. Our non-interest bearing demand deposits increased $2.8 million, or 16.97%, to $19.3 million at June 30, 2018 from $16.5 million at December, 31, 2017. Our interest-bearing demand deposits increased $402,000, or 1.60%, to $25.6 million at June 30, 2018 from $25.2 million at December 31, 2017, our savings deposits increased $1.4 million, or 5.69%, to $26.0 million at June 30, 2018 from $24.6 million at December 31, 2017. Our certificates of deposit increased $1.3 million, or 1.73%, to $76.3 million at June 30, 2018 from $75.0 million at December 31, 2017 and our money market deposits decreased $649,000, or 4.81%, to $12.9 million at June 30, 2018 from $13.5 million at December 31, 2017.

Total Equity. Total equity increased by $415,000, or 1.92%, to $22.0 million at June 30, 2018 from $21.6 million at December 31, 2017 due to earnings of $473,000 for the six months ended June 30, 2018, partially offset by increases in unrealized losses on available for sale securities, net of tax, of $58,000 during the six months ended June 30, 2018.

Comparison of Operating Results for the Three Months Ended June 30, 2018 and June 30, 2017

General. Net income was $217,000 for the three months ended June 30, 2018 compared to $86,000 for the three months ended June 30, 2017. The increase was due to an increase in net interest income after provision of $299,000, or 24.92%, to $1.5 million for the three months ended June 30, 2018 from $1.2 million for the three months ended June 30, 2017. The increase was offset by an increase in non-interest expense of $101,000, or 7.77%, to $1.4 million for the three months ended June 30, 2018 from $1.3 million for the three months ended June 30, 2017.

Interest Income. Interest and dividend income increased $85,000, or 5.00%, to $1.8 million for the three months ended June 30, 2018 from $1.7 million for the three months ended June 30, 2017. The increase in interest income was due primarily to the increase in average interest-earning assets for the three months ended June 30, 2018 compared to the average interest-earning assets for the three months ended June 30, 2017.

Interest income on loans increased $36,000, or 2.25%, and remained constant at $1.6 million for the three months ended June 30, 2018 and for three months ended June 30, 2017. Our average balance of loans decreased $1.9 million, or 1.35%, to $138.7 million for the three months ended June 30, 2018 from $140.6 million for the three months ended June 30, 2017. Our average yield on loans increased 16 basis points to 4.76% for the three months ended June 30, 2018 from 4.60% for the three months ended June 30, 2017, as lower-yielding loans have been repaid or refinanced and replaced with higher-yielding loans.

Interest and dividends on federal funds sold, interest-bearing deposits in other banks, time deposits in other banks, and investments increased $49,000, or 44.14%, to $160,000 for the three months ended June 30, 2018 from $111,000 for the three months ended June 30, 2017. The average balances on federal funds sold, interest-bearing deposits in other banks, time deposits in other banks and investments increased $6.3 million, or 24.23%, to $32.3 million for the three months ended June 30, 2018 from $26.0 million for the three months ended June 30, 2017. The average rate we earned on federal funds sold, interest-bearing deposits in other banks, time deposits in other banks and investments increased 28 basis points to 1.99% for the three months ended June 30, 2018 from 1.71% for the three months ended June 30, 2017 primarily due to our interest-bearing deposits in other banks repricing due to federal funds rate increases.

Interest Expense. Interest expense increased $36,000, or 18.65%, to $229,000 for the three months ended June 30, 2018 from $193,000 for the three months ended June 30, 2017. Our average balance of interest-bearing liabilities increased $714,000, or 0.52%, to $139.1 million for the three months ended June 30, 2018 from $138.4 million for the three months ended June 30, 2017. Our average yield on interest-bearing deposits increased 10 basis points to 0.66% for the three months ended June 30, 2018 from 0.56% for the three months ended June 30, 2017 primarily due to an increase in the average rate paid on certificates of deposit.

Net Interest Income. Net interest income increased $49,000, or 3.27%, to $1.6 million for the three months ended June 30, 2018 from $1.5 million for the three months ended June 30, 2017, primarily as the result of a higher balance of net interest-earning assets, which represents total interest-earning assets, less total interest-bearing liabilities, and to a lesser extent, a higher net interest rate spread and net interest margin. Our average net interest-earning assets increased by $3.7 million, or 13.12%, to $31.9 million for the three months ended June 30, 2018 from $28.2 million for the three months ended June 30, 2017, due primarily to our growth in federal funds sold, interest-bearing deposits in other banks, time deposits in other banks and investments described above. Our net interest rate spread decreased by one basis point to 3.58% for the three months ended June 30, 2018 from 3.59% for the three months ended June 30, 2017 and our net interest margin increased by two basis points to 3.70% for the three months ended June 30, 2018 from 3.68% for the three months ended June 30, 2017.

Provisions for Loan Losses. Provisions for loan losses are charged to operations to establish an allowance for loan losses at a level necessary to absorb known and inherent losses in our loan portfolio that are both probable and reasonably estimable at the date of the financial statements. In evaluating the level of the allowance for loan losses, management analyzes several qualitative loan portfolio risk factors, including, but not limited to, management’s ongoing review and grading of loans, facts and issues related to specific loans, historical loan loss and delinquency experience, trends in past due and non-accrual loans, existing risk characteristics of specific loans or loan pools, the fair value of underlying collateral, current economic conditions and other qualitative and quantitative factors which could affect potential credit losses. The allowance for loan losses is assessed on a quarterly basis and provisions are made for loan losses as required in order to maintain the allowance.

Provision for loan losses decreased by $250,000, or 76.92%, to $75,000 for the three months ended June 30, 2018 from a provision for loan losses for the three months ended June 30, 2017 of $325,000. The Company recorded net charge-offs of $50,000 and $0 for the three months ended June 30, 2018 and 2017, respectively. Non-performing loans totaled $673,000 at June 30, 2018 compared to $2.1 million at June 30, 2017. The decrease of $1.4 million in non-performing loans was the result of a decrease of $1.6 million in non-performing construction and land development loans offset by an increase of $212,000 in non-performing one-to four-family loans. The Company’s non-performing loans to total loans decreased to 0.48% at June 30, 2018 from 1.48% at June 30, 2017. The Company reported a higher provision during the three months ended June 30, 2017 due to higher levels of non-performing and impaired loans at June 30, 2017. The Company has provided for losses that are probable and reasonably estimable at June 30, 2018.

Non-interest Income. Non-interest income decreased by $29,000, or 16.67%, to $145,000 for the three months ended June 30, 2018 from $174,000 for the three months ended June 30, 2017. The decrease was primarily due to decreases of $13,000 and $12,000 in the cash surrender value of bank-owned life insurance and gain on sale of loans, respectively.

Non-interest Expense. Non-interest expense increased by $101,000, or 7.77%, to $1.4 million for the three months ended June 30, 2018 from $1.3 million for the three months ended June 30, 2017. Salaries, director fees and employee benefits increased $68,000, or 9.33%, to $797,000 for the three months ended June 30, 2018 from $729,000 for the three months ended June 30, 2017 due to our investment in our employee base, including the senior management team and our sales and relationship management personnel, to help support our continued growth strategy. Professional fees increased

$14,000, or 20.59%, to $82,000 for the three months ended June 30, 2018 from $68,000 for the three months ended June 30, 2017 primarily due to increased consulting fees relating to information technology system enhancements. Marketing expenses increased $13,000, or 52.00%, to $38,000 for the three months ended June 30, 2018 compared to $25,000 for the three months ended June 30, 2017 primarily due to marketing outlays to generate organic growth and investments in new products and services. We recorded a loss of $14,000 on the sale of foreclosed real estate for the three months ended June 30, 2017. We did not sell any foreclosed real estate during the three months ended June 30, 2018.

Income Tax Expense. Income tax expense increased by $38,000 to $73,000 for the three months ended June 30, 2018 from $35,000 for the three months ended June 30, 2017. The effective tax rate was 25.17% and 28.93% for the three months ended June 30, 2018 and 2017, respectively. The increase in tax expense was the result of an increase in income before income taxes of $169,000 to $290,000 for the three months ended June 30, 2018 from $121,000 for the three months ended June 30, 2017 offset by a decrease in the tax rate as the result of the passage of the Tax Cuts and Job Act (the “Act”) that was signed into law on December 22, 2017. The Act amended the Internal Revenue Code to reduce income tax rates and modify policies, credits and deductions for individuals and businesses. For businesses, the Act reduces the federal corporate tax rate from a maximum 35% to a flat 21% tax rate.

Comparison of Operating Results for the Six Months Ended June 30, 2018 and June 30, 2017

General. Net income was $473,000 for the six months ended June 30, 2018 compared to $265,000 for the six months ended June 30, 2017. The increase was due primarily to an increase in net interest income of $160,000, or 5.33%, to $3.2 million for the six months ended June 30, 2018 from $3.0 million for the six months ended June 30, 2017 and a decrease in the provision for loan losses of $225,000, or 60.00%, to $150,000 for the six months ended June 30, 2018 from $375,000 for the six months ended June 30, 2017. The increase was offset by an increase in non-interest expense of $157,000, or 6.28%, to $2.7 million for the six months ended June 30, 2018 from $2.5 million for the six months ended June 30, 2017.

Interest Income. Interest and dividend income increased $224,000, or 6.59%, to $3.6 million for the six months ended June 30, 2018 from $3.4 million for the six months ended June 30, 2017. The increase in interest income was due primarily to the increase in average interest-earning assets for the six months ended June 30, 2018 compared to the average interest earnings assets for the six months ended June 30, 2017.

Interest income on loans increased $151,000, or 4.87%, to $3.3 million for the quarter ended June 30, 2018 from $3.1 million for the quarter ended June 30, 2017. The increase was primarily due to an increase in the average balance of our loans as well as an increase in the average yield on our loans. Our average balance of loans increased $3.0 million, or 2.20%, to $139.1 million for the six months ended June 30, 2018 from $136.1 million for the six months ended June 30, 2017. Our average yield on loans increased 11 basis points to 4.77% for the six months ended June 30, 2018 from 4.66% for the six months ended June 30, 2017, as lower-yielding loans have been repaid or refinanced and replaced with higher-yielding loans.

Interest and dividends on federal funds sold, interest-bearing deposits in other banks, time deposits in other banks, and investments increased $73,000, or 33.03%, to $294,000 for the six months ended June 30, 2018 from $221,000 for the six months ended June 30, 2017. The average balances on federal funds sold, interest-bearing deposits in other banks, time deposits in other banks and investments increased $3.5 million, or 12.64%, to $31.2 million for the six months ended June 30, 2018 from $27.7 million for the six months ended June 30, 2017. The average rate we earned on federal funds sold, interest-bearing deposits in other banks, time deposits in other banks and investments increased 29 basis points to 1.90% for the six months ended June 30, 2018 from 1.61% for the six months ended June 30, 2017 primarily due to our interest-bearing deposits in other banks repricing due to federal funds rate increases.

Interest Expense. Interest expense increased $64,000, or 16.89%, to $443,000 for the six months ended June 30, 2018 from $379,000 for the six months ended June 30, 2017. Our average balance of interest-bearing liabilities increased $2.8 million, or 2.05%, to $139.4 million for the six months ended June 30, 2018 from $136.6 million for the six months ended June 30, 2017. Our average yield on interest-bearing deposits increased eight basis points to 0.64% for the six months ended June 30, 2018 from 0.56% for the six months ended June 30, 2017 primarily due to an increase in the average rate paid on certificates of deposit.

Net Interest Income. Net interest income increased $160,000, or 5.33%, to $3.2 million for the six months ended June 30, 2018 from $3.0 million for the six months ended June 30, 2017, primarily as the result of a higher balance of net interest-earning assets, which represents total interest-earning assets, less total interest-bearing liabilities and, to a lesser extent, a higher net interest rate spread and net interest margin. Our average net interest-earning assets increased by $4.2 million, or 15.73%, to $30.9 million for the six months ended June 30, 2018 from $26.7 million for the six months ended June 30, 2017. Our net interest rate spread increased by three basis points to 3.61% for the six months ended June 30, 2018 from 3.58% for the six months ended June 30, 2017 and our net interest margin increased by five basis points to 3.72% for the six months ended June 30, 2018 from 3.67% for the six months ended June 30, 2017.

Provisions for Loan Losses. Provisions for loan losses are charged to operations to establish and allowance for loan losses at a level necessary to absorb known and inherent losses in our loan portfolio that are both probable and reasonably estimable at the date of the financial statements. In evaluating the level of the allowance for loan losses, management analyzes several qualitative loan portfolio risk factors, including, but not limited to, management’s ongoing review and grading of loans, facts and issues related to specific loans, historical loan loss and delinquency experience, trends in past due and non-accrual loans, existing risk characteristics of specific loans or loan pools, the fair value of underlying collateral, current economic conditions and other qualitative and quantitative factors which could affect potential credit losses. The allowance for loan losses is assessed on a quarterly basis and provisions are made for loan losses as required in order to maintain the allowance.

Provision for loan losses decreased by $225,000, or 60.00%, to $150,000 for the six months June 30, 2018 from a provision for loan losses for the six months ended June 30, 2017 of $375,000. The Company recorded net charge-offs of $72,000 and $0 for six months ended June 30, 2018 and 2017, respectively. Non-performing loans totaled $673,000 at June 30, 2018 compared to $2.1 million at June 30, 2017. The decrease of $1.4 million in non-performing loans was the result of a decrease of $1.6 million in non-performing construction and land development loans offset by an increase of $212,000 in non-performing one-to four-family loans. The Company’s non-performing loans to total loans decreased to 0.48% at June 30, 2018 from 1.48% at June 30, 2017. The Company reported a higher provision during the six months ended June 30, 2017 due to higher levels of non-performing and impaired loans at June 30, 2017. The Company has provided for losses that are probable and reasonably estimable at June 30, 2018.

Non-interest Income. Non-interest income decreased by $10,000, or 3.27%, to $296,000 for the six months ended June 30, 2018 from $306,000 for the six months ended June 30, 2017. The decrease was primarily due to decreases of $7,000 and $22,000 in service fees on deposit accounts and cash surrender value of bank-owned life insurance, respectively, offset by an increase of $25,000 in gain on sale of loans.

Non-interest Expense. Non-interest expense increased by $157,000, or 6.28%, to $2.7 million for the six months ended June 30, 2018 from $2.5 million for the six months ended June 30, 2017. Salaries, director fees and employee benefits increased $105,000, or 7.00%, to $1.6 million for the six months ended June 30, 2018 from $1.5 million for the six months ended June 30, 2017 due to our investment in our employee base, including the senior management team and our sales and relationship management personnel, to help support our continued growth strategy. Professional fees increased $38,000, or 31.40%, to $159,000 for the six months ended June 30, 2018 from $121,000 for the six months ended June 30, 2017 primarily due to increased consulting fees relating to information technology system enhancements. Marketing expenses increased $15,000, or 25.42%, to $74,000 for the six months ended June 30, 2018 compared to $59,000 for the six months ended June 30, 2017 primarily due to marketing outlays to generate organic growth and investments in new products and services. We recorded a loss of $14,000 on the sale of foreclosed real estate for the six months ended June 30, 2017. We did not sell any foreclosed real estate during the six months ended June 30, 2018.

Income Tax Expense. Income tax expense increased by $10,000, to $153,000 for the six months ended June 30, 2018 from $143,000 for the six months ended June 30, 2017. The effective tax rate was 24.44% and 35.05% for the six months ended June 30, 2018 and 2017, respectively. The increase in tax expense was the result of an increase in income before income taxes of $218,000, or 53.43% to $626,000 for the six months ended June 30, 2018 from $408,000 for the six months ended June 30, 2017 offset by a decrease in the tax rate as the result of the passage of the Tax Cuts and Jobs Act (the “Act”) which was signed into law on December 22, 2017. The Act amended the Internal Revenue Code to reduce income tax rates and modify policies, credits and deductions for individuals and businesses. For businesses, the Act reduces the federal corporate tax rate from a maximum 35% to a flat 21% tax rate.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “would,” “should,” “could” or “may,” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses;

•	our ability to access cost-effective funding;

•	fluctuations in real estate values and both residential and commercial real estate market conditions;

•	demand for loans and deposits in our market area;

•	our ability to implement and change our business strategies;

•	competition among depository and other financial institutions;

•

inflation and changes in the interest rate environment that reduce our margins and yields, our mortgage banking revenues, the fair value of financial instruments or our level of loan originations, or increase the level of defaults, losses and prepayments on loans we have made and make;

•	adverse changes in the securities or secondary mortgage markets;

•

changing bank regulatory conditions, policies or programs, whether arising as new legislation or regulatory initiatives, that could lead to restrictions on activities of banks generally, or Chesapeake Bank of Maryland in particular, more restrictive regulatory capital requirements, increased costs, including deposit insurance premiums, regulation or prohibition of certain income producing activities or changes in the secondary market for loans and other products;

•	monetary and fiscal policies of the Board of Governors of the Federal Reserve System and the U.S. Government and other government initiatives affecting the financial services industry;

•	results of examinations of us by our regulators, including the possibility that our regulators may, among other things, require us to increase our reserve for loan losses or to write-down assets;

•	changes in the quality or composition of our loan or investment portfolios;

•	technological changes that may be more difficult or expensive than expected;

•	the inability of third party providers to perform as expected;

•	our ability to manage market risk, credit risk and operational risk in the current economic environment;

•	our ability to capitalize on growth opportunities;

•

our ability to successfully integrate into our operations any assets, liabilities, customers, systems and management personnel we may acquire and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto;

•	changes in consumer spending, borrowing and savings habits;

•

changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board;

•	our ability to retain key employees;

•	our compensation expense associated with equity allocated or awarded to our employees; and

•	changes in the financial condition, results of operations or future prospects of issuers of securities that we own.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. See “Risk Factors” beginning on page 13. Except as required by applicable law or regulation, we do not undertake, and we specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $25.9 million and $35.4 million, or $40.9 million if the offering range is increased by 15%.

We intend to distribute the net proceeds as follows:

	Based Upon the Sale at $10.00 Per Share of
	2,720,000 Shares		3,200,000 Shares		3,680,000 Shares		4,232,000 Shares (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)
Offering proceeds	$27,200		$32,000		$36,800		$42,320
Less offering expenses	(1,317)		(1,361)		(1,405)		(1,456)

Net offering proceeds	$25,883	100.0%	$30,639	100.0%	$35,395	100.0%	$40,864	100.0%

Distribution of net proceeds:
To Chesapeake Bank of Maryland	$12,942	50.0%	$15,320	50.0%	$17,698	50.0%	$20,432	50.0%
To fund loan to employee stock ownership plan	$2,176	8.4%	$2,560	8.4%	$2,944	8.3%	$3,386	8.3%

Retained by CBM Bancorp	$10,765	41.6%	$12,759	41.6%	$14,753	41.7%	$17,046	41.7%

(1)

As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Chesapeake Bank of Maryland’s deposits. The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if all shares were not sold in the subscription and community offerings and a portion of the shares were sold in a syndicated offering.

CBM Bancorp may use the proceeds it retains from the offering:

•	to invest in securities;

•	to repurchase shares of our common stock for, among other things, funding our stock-based benefit plans;

•

to finance the potential acquisition of branches of other financial institutions or financial services companies, although we do not currently have any agreements or understandings regarding any specific acquisition transaction;

•	to pay cash dividends to stockholders; and

•	for other general corporate purposes.

See “Our Dividend Policy” for a discussion of our expected dividend policy following the completion of the conversion. Under current federal regulations, we may not repurchase shares of our common stock during the first year following the completion of the conversion, except when extraordinary circumstances exist and with prior regulatory approval, or except to fund the granting of restricted stock awards (which would require notification to the Federal Reserve Board) or tax qualified employee stock benefit plans.

Chesapeake Bank of Maryland may use the net proceeds it receives from the offering:

•	to enhance existing products and services, hire additional employees and support growth and the development of new products and services;

•

to expand its banking franchise by establishing or acquiring new branches or by acquiring other financial institutions or other financial services companies as opportunities arise, although we do not currently have any understandings or agreements to acquire a financial institution or other entity;

•	to invest in securities; and

•	for other general corporate purposes.

Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities. We have not determined specific amounts of the net proceeds that would be used for the purposes described above. The use of the proceeds outlined above may change based on many factors, including, but not limited to, changes in interest rates, equity markets, laws and regulations affecting the financial services industry, the attractiveness of potential acquisitions to expand our operations, and overall market conditions. The use of the proceeds may also change depending on our ability to receive regulatory approval to establish new branches or acquire other financial institutions.

We expect our return on equity to be low until we are able to reinvest effectively the additional capital raised in the offering. Until we can increase our net interest income and non-interest income, we expect our return on equity to be below the industry average, which may negatively affect the value of our common stock. See “Risk Factors—Risks Related to the Offering—Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance.”

OUR DIVIDEND POLICY

Following completion of the stock offering, our board of directors will have the authority to declare dividends on our shares of common stock, subject to our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. However, no decision has been made with respect to the amount, if any, and timing of any dividend payments. We cannot assure you that we will pay dividends in the future, or that any such dividends will not be reduced or eliminated in the future.

CBM Bancorp will not be permitted to pay dividends on its common stock if its stockholders’ equity would be reduced below the amount of the liquidation account established by CBM Bancorp in connection with the conversion. The source of dividends will depend on the net proceeds retained by CBM Bancorp and earnings thereon, and dividends from Chesapeake Bank of Maryland. In addition, CBM Bancorp will be subject to state law limitations and federal bank regulatory policy on the payment of dividends. Maryland law generally limits dividends if the corporation would not be able to pay its debts in the usual course of business after giving effect to the dividend or if the corporation’s total assets would be less than the corporation’s total liabilities plus the amount needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

After the completion of the conversion, Chesapeake Bank of Maryland will not be permitted to pay dividends on its capital stock to CBM Bancorp, its sole stockholder, if Chesapeake Bank of Maryland’s stockholder’s equity would be reduced below the amount of the liquidation account established in connection with the conversion. In addition, Chesapeake Bank of Maryland will not be permitted to make a capital distribution if, after making such distribution, it would be undercapitalized. Chesapeake Bank of Maryland must file an application with the Federal Reserve Board for approval of a capital distribution if the total capital distributions for the applicable calendar year exceed the sum of Chesapeake Bank of Maryland’s net income for that year to date plus its retained net income for the preceding two years, or Chesapeake Bank of Maryland would not be at least adequately capitalized following the distribution.

Any payment of dividends by Chesapeake Bank of Maryland to CBM Bancorp that would be deemed to be drawn from Chesapeake Bank of Maryland’s bad debt reserves established prior to 1988, if any, would require a payment of taxes at the then-current tax rate by Chesapeake Bank of Maryland on the amount of earnings deemed to be removed from the pre-1988 bad debt reserves for such distribution. Chesapeake Bank of Maryland does not intend to make any distribution that would create such a federal tax liability. See “The Conversion and Offering—Liquidation Rights.” For further information concerning additional federal law and regulations regarding the ability of Chesapeake Bank of Maryland to make capital distributions, including the payment of dividends to CBM Bancorp, see “Taxation—Federal Taxation.”

We will file a consolidated federal tax return with Chesapeake Bank of Maryland. Accordingly, it is anticipated that any cash distributions made by us to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal tax purposes. Additionally, during the three-year period following the conversion, we will not be permitted to make any capital distribution to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

MARKET FOR THE COMMON STOCK

We have not previously issued common stock and there is no established trading market for the common stock. We have applied for approval to list the shares of common stock of CBM Bancorp on the Nasdaq Capital Market under the symbol “CBMB” upon completion of the conversion. To list our stock on the Nasdaq Capital Market, we are required to have at least three broker-dealers who will make a market in our common stock. Raymond James & Associates, Inc. has advised us that it intends to make a market in our common stock following the offering, but is under no obligation to do so. We cannot assure you that an active trading market will develop for the common stock.

The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. In addition, our public “float,” which is the total number of our outstanding shares less the shares held by our employee stock ownership plan and our directors and executive officers, is likely to be quite limited. As a result, it is unlikely that an active trading market for our common stock will develop or that, if it develops, it will continue. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. Furthermore, we cannot assure you that, if you purchase shares of common stock, you will be able to sell them at or above $10.00 per share. Purchasers of common stock in this stock offering should have long-term investment intent and horizon and should recognize that there may be a limited trading market in the common stock. A limited trading market may make it difficult to sell the common stock after the stock offering and may have an adverse impact on the price at which the common stock can be sold.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At March 31, 2018, Chesapeake Bank of Maryland exceeded all of the applicable regulatory capital requirements and was considered “well capitalized.” The table below sets forth the historical equity capital and regulatory capital of Chesapeake Bank of Maryland at March 31, 2018, and the pro forma equity capital and regulatory capital of Chesapeake Bank of Maryland, after giving effect to the sale of shares of common stock at $10.00 per share. The table also compares historical and pro forma capital levels to those required to be considered “well capitalized.” The table assumes the receipt by Chesapeake Bank of Maryland of 50% of the net offering proceeds. See “How We Intend to Use the Proceeds from the Offering.”

			Pro Forma at March 31, 2018, Based Upon the Sale in the Offering of
	Chesapeake Bank of Maryland Historical at March 31, 2018		2,720,000 Shares		3,200,000 Shares		3,680,000 Shares		4,232,000 Shares(1)
	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in thousands)
Equity	$21,812	12.12%	$31,490	16.41%	$33,292	17.15%	$35,094	17.88%	$37,165	18.70%

Tier 1 leverage capital (2)(3)	$21,714	12.11%	$31,392	16.42%	$33,194	17.17%	$34,996	17.90%	$37,067	18.72%
Tier 1 leverage requirement	8,965	5.00	9,558	5.00	9,667	5.00	9,777	5.00	9,902	5.00

Excess	$12,749	7.11%	$21,834	11.42%	$23,527	12.17%	$25,219	12.90%	$27,165	13.72%

Tier 1 risk-based capital (2)(3)	$21,714	16.90%	$31,392	24.00%	$33,194	25.29%	$34,996	26.57%	$37,067	28.04%
Tier 1 risk-based requirement	10,276	8.00	10,466	8.00	10,501	8.00	10,536	8.00	10,576	8.00

Excess	$11,438	8.90%	$20,926	16.00%	$22,693	17.29%	$24,460	18.57%	$26,491	20.04%

Total risk-based capital (2)(3)	$22,841	17.78%	$32,519	24.86%	$34,321	26.15%	$36,123	27.43%	$38,194	28.89%
Total risk-based requirement	12,846	10.00	13,083	10.00	13,126	10.00	13,170	10.00	13,220	10.00

Excess	$9,995	7.78%	$19,436	14.86%	$21,195	16.15%	$22,953	17.43%	$24,974	18.89%

Common equity tier 1 risk-based capital (2)(3)	$21,714	16.90%	$31,392	24.00%	$33,194	25.29%	$34,996	26.57%	$37,067	28.04%
Common equity tier 1 risk-based requirement	8,350	6.50	8,504	6.50	8,532	6.50	8,561	6.50	8,593	6.50

Excess	$13,364	10.40%	$22,888	17.50%	$24,662	18.79%	$26,435	20.07%	$28,474	21.54%

Reconciliation of capital contributed to Chesapeake Bank of Maryland
Net proceeds contributed to Chesapeake Bank of Maryland			$12,942		$15,320		$17,698		$20,432
Less common stock to be acquired by employee stock ownership plan			(2,176)		(2,560)		(2,944)		(3,386)
Less common stock to be acquired by stock-based benefit plans			(1,088)		(1,280)		(1,472)		(1,693)

Pro forma increase in GAAP and regulatory capital			$9,678		$11,480		$13,282		$15,353

(1)

As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)	Tier 1 leverage capital levels are shown as a percentage of total average assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

CAPITALIZATION

The following table presents the historical consolidated capitalization of Banks of the Chesapeake, M.H.C. at March 31, 2018 and the pro forma consolidated capitalization of CBM Bancorp after giving effect to the conversion and offering based upon the assumptions set forth in the “Pro Forma Data” section.

	Banks of the Chesapeake, M.H.C. Historical at March 31, 2018	CBM Bancorp Pro Forma at March 31, 2018 Based upon the Sale in the Offering at $10.00 per Share of
		2,720,000	3,200,000	3,680,000	4,232,000
		Shares	Shares	Shares	Shares (1)
		(Dollars in thousands)
Deposits (2)	$156,370	$156,370	$156,370	$156,370	$156,370
Borrowed funds	—	—	—	—	—

Total deposits and borrowed funds	$156,370	$156,370	$156,370	$156,370	$156,370

Stockholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized (post-conversion)	$—	$—	$—	$—	$—
Common stock, $0.01 par value, 24,000,000 shares authorized (post-conversion); shares to be issued as reflected (3)	—	27	32	37	42
Additional paid-in capital (3)	—	25,856	30,607	35,358	40,822
Retained earnings (4)	21,919	21,919	21,919	21,919	21,919
Accumulated other comprehensive loss	(107)	(107)	(107)	(107)	(107)
Common stock held by employee stock ownership plan (5)	—	(2,176)	(2,560)	(2,944)	(3,386)
Common stock to be acquired by stock-based benefit plans (6)	—	(1,088)	(1,280)	(1,472)	(1,693)

Total stockholders’ equity	$21,812	$44,431	$48,611	$52,791	$57,598

Total stockholders’ equity as a percentage of total assets (7)	12.12%	21.92%	23.50%	25.02%	26.69%
Tangible equity as a percentage of total assets (7)	12.12%	21.92%	23.50%	25.02%	26.69%

(1)

As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)

Does not reflect withdrawals from deposit accounts to purchase shares of common stock in the conversion and offering. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.

(3)

No effect has been given to the issuance of additional shares of CBM Bancorp common stock pursuant to the exercise of options under one or more stock-based benefit plans. If the plans are implemented within the first year after the closing of the offering, an amount up to 10% of the shares of CBM Bancorp common stock sold in the offering will be reserved for issuance upon the exercise of options under the plans. See “Management.”

(4)

The retained earnings of Chesapeake Bank of Maryland will be substantially restricted after the conversion. See “The Conversion and Offering—Liquidation Rights” and “Supervision and Regulation—Federal Banking Regulation—Capital Distributions.”

(5)

Assumes that 8% of the shares sold in the offering will be acquired by the employee stock ownership plan financed by a loan from CBM Bancorp. The loan will be repaid principally from Chesapeake Bank of Maryland’s contributions to the employee stock ownership plan. Since CBM Bancorp will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on CBM Bancorp’s consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.

(6)

Assumes a number of shares of common stock equal to 4% of the shares of common stock to be sold in the offering will be purchased for grant by one or more stock-based benefit plans. The funds to be used by such plans to purchase the shares will be provided by CBM Bancorp. The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. CBM Bancorp will accrue compensation expense to reflect the vesting of shares pursuant to such stock-based benefit plans and will credit capital in an amount equal to the charge to operations. Implementation of such plans will require stockholder approval.

(7)

The equity capital ratios are calculated by dividing the equity amount by historical total assets of $180.0 million at March 31, 2018 and pro forma total assets of $202.7 million, $206.8 million, $211.0 million, and $215.8 million at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively.

PRO FORMA DATA

The following tables summarize historical data of Banks of the Chesapeake, M.H.C. and pro forma data of CBM Bancorp at and for the three months ended March 31, 2018, and at and for the year ended December 31, 2017. This information is based on assumptions set forth below and in the tables and related footnotes, and should not be used as a basis for projections of market value of the shares of common stock following the conversion.

The net proceeds disclosed in the tables are based upon the following assumptions:

•	all of the shares of common stock will be sold in the subscription and community offerings;

•

our employee stock ownership plan will purchase 8% of the shares of common stock sold in the offering with a loan from CBM Bancorp. The loan will be repaid in substantially equal payments of principal plus accrued interest (at the prime rate of interest, fixed at the time of the loan) over 10 years. Interest income that we earn on the loan will offset the interest paid by Chesapeake Bank of Maryland. The effect on earnings for the employee stock ownership plan is the cost of amortizing the loan over 10 years, net of historical expense for the period;

•

we will pay Raymond James & Associates, Inc. a success fee of 1.0% of the aggregate dollar amount of all shares of common stock sold in the subscription and community offerings, excluding shares purchased by our employee stock ownership plan, directors, officers and other employees and members of their immediate families; and

•	total expenses of the offering, other than the fees and commissions to be paid to Raymond James & Associates, Inc. and other broker-dealers, will be $1.1 million.

We calculated pro forma consolidated net income for each period as if the estimated net proceeds we received had been invested at the beginning of the period at an assumed interest rate of 2.56% (1.89% on an after-tax basis). This represents the yield on the five-year U.S. Treasury Note as of March 31, 2018, which, in light of current market interest rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate federal regulations require that we assume in presenting pro forma data.

We further believe that the reinvestment rate is factually supportable because:

•	the yield on the U.S. Treasury Note can be determined and/or estimated from third-party sources; and

•	we believe that U.S. Treasury securities are not subject to credit losses due to a U.S. Government guarantee of payment of principal and interest.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. For pro forma earnings per share calculations, we adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts as if the shares of common stock were outstanding at the beginning of the year, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma data gives effect to the implementation of one or more stock-based benefit plans. We have assumed that stock-based benefit plans will acquire for restricted stock awards a number of shares of common stock equal to 4% of the shares of common stock sold in the stock offering at the same price for which they were sold in the stock offering. We have assumed that awards of common stock granted under such plans vest over a five-year period.

We also have assumed that options will be granted under stock-based benefit plans to acquire shares of common stock equal to 10% of the shares of common stock sold in the stock offering. In preparing the tables below, we assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $2.84 for each option.

We may grant options and award shares of common stock under one or more stock-based benefit plans in excess of 10% and 4%, respectively, of the shares of common stock sold in the stock offering and that vest sooner than over a five-year period if the stock-based benefit plans are adopted more than one year following the completion of the stock offering.

As discussed under “How We Intend to Use the Proceeds from the Offering,” we intend to contribute 50% of the net proceeds from the stock offering to Chesapeake Bank of Maryland, and we will retain the remainder of the net proceeds from the stock offering. We will use a portion of the proceeds we retain to fund a loan to the employee stock ownership plan and retain the rest of the proceeds for future use.

The pro forma data does not give effect to:

•	withdrawals from deposit accounts to purchase shares of common stock in the stock offering;

•	our results of operations after the stock offering; or

•	changes in the market price of the shares of common stock after the stock offering.

The following pro forma data may not be representative of the financial effects of the offering at the dates on which the offering actually occurs, and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders’ equity represents the difference between the stated amounts of our assets and liabilities. The pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Moreover, pro forma stockholders’ equity per share does not give effect to the liquidation accounts to be established in the conversion or, in the unlikely event of a liquidation of Chesapeake Bank of Maryland, to the tax effect of the recapture of the bad debt reserve. See “The Conversion and Offering—Liquidation Rights.”

At or for Three Months Ended March 31, 2018 Based upon the Sale at $10.00 Per Share of
2,720,000 Shares	3,200,000 Shares	3,680,000 Shares	4,232,000 Shares (1)
(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$27,200	$32,000	$36,800	$42,320
Expenses	(1,317)	(1,361)	(1,405)	(1,456)

Estimated net proceeds	25,883	30,639	35,395	40,864
Common stock purchased by employee stock ownership plan	(2,176)	(2,560)	(2,944)	(3,386)
Common stock purchased by stock-based benefit plans	(1,088)	(1,280)	(1,472)	(1,693)

Estimated net proceeds, as adjusted	$22,619	$26,799	$30,979	$35,785

For the Three Months Ended March 31, 2018
Consolidated net earnings:
Historical	$256	$256	$256	$256
Income on adjusted net proceeds	107	127	146	169
Employee stock ownership plan (2)	(40)	(47)	(54)	(63)
Stock awards (3)	(40)	(47)	(54)	(63)
Stock options (4)	(36)	(42)	(49)	(56)

Pro forma net income	$247	$247	$245	$243

Earnings per share (5):
Historical	$0.10	$0.09	$0.08	$0.07
Income on adjusted net proceeds	0.04	0.04	0.04	0.04
Employee stock ownership plan (2)	(0.02)	(0.02)	(0.02)	(0.02)
Stock awards (3)	(0.02)	(0.02)	(0.02)	(0.02)
Stock options (4)	(0.01)	(0.01)	(0.01)	(0.01)

Pro forma net income per share (5)	$0.10	$0.08	$0.07	$0.06

Offering price to pro forma net income per share	25.0	x	31.3	x	35.7	x	41.7	x
Number of shares used in earnings per share calculations	2,507,840	2,950,400	3,392,960	3,901,904
At March 31, 2018
Stockholders’ equity:
Historical	$21,812	$21,812	$21,812	$21,812
Estimated net proceeds	25,883	30,639	35,395	40,864
Common stock acquired by employee stock ownership plan (2)	(2,176)	(2,560)	(2,944)	(3,386)
Common stock acquired by stock-based benefit plans (3)	(1,088)	(1,280)	(1,472)	(1,693)

Pro forma stockholders’ equity (6)	$44,431	$48,611	$52,791	$57,597

Intangible assets	$—	$—	$—	$—

Pro forma tangible stockholders’ equity (6)	$44,431	$48,611	$52,791	$57,597

Stockholders’ equity per share (7):
Historical	$8.02	$6.82	$5.93	$5.15
Estimated net proceeds	9.51	9.57	9.62	9.66
Common stock acquired by employee stock ownership plan (2)	(0.80)	(0.80)	(0.80)	(0.80)
Common stock acquired by stock-based benefit plans (3)	(0.40)	0.40)	(0.40)	(0.40)

Pro forma stockholders’ equity per share (6) (7)	$16.33	$15.19	$14.35	$13.61

Intangible assets	$—	$—	$—	$—

Pro forma tangible stockholders’ equity per share (6) (7)	$16.33	$15.19	$14.35	$13.61

Offering price as percentage of pro forma stockholders’ equity per share	61.24%	65.83%	69.69%	73.48%
Offering price as percentage of pro forma tangible stockholders’ equity per share	61.24%	65.83%	69.69%	73.48%
Number of shares outstanding for pro forma book value per share calculations	2,720,000	3,200,000	3,680,000	4,232,000

	At or for the Year Ended December 31, 2017 Based upon the Sale at $10.00 Per Share of
	2,720,000 Shares	3,200,000 Shares	3,680,000 Shares	4,232,000 Shares (1)
	(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$27,200	$32,000	$36,800	$42,320
Expenses	(1,317)	(1,361)	(1,405)	(1,456)

Estimated net proceeds	25,883	30,639	35,395	40,864
Common stock purchased by employee stock ownership plan	(2,176)	(2,560)	(2,944)	(3,386)
Common stock purchased by stock-based benefit plans	(1,088)	(1,280)	(1,472)	(1,693)

Estimated net proceeds, as adjusted	$22,619	$26,799	$30,979	$35,785

For the Year Ended December 31, 2017
Consolidated net earnings:
Historical	$1	$1	$1	$1
Income on adjusted net proceeds	427	507	586	676
Employee stock ownership plan (2)	(161)	(189)	(218)	(251)
Stock awards (3)	(161)	(189)	(218)	(251)
Stock options (4)	(144)	(170)	(195)	(225)

Pro forma net income	$(38)	$(40)	$(44)	$(50)

Earnings per share (5):
Historical	$0.00	$0.00	$0.00	$0.00
Income on adjusted net proceeds	0.17	0.17	0.17	0.17
Employee stock ownership plan (2)	(0.06)	(0.06)	(0.06)	(0.06)
Stock awards (3)	(0.06)	(0.06)	(0.06)	(0.06)
Stock options (4)	(0.06)	(0.06)	(0.06)	(0.06)

Pro forma net income per share (5)	$(0.01)	$(0.01)	$(0.01)	$(0.01)

Offering price to pro forma net loss per share	N.M.	N.M.	N.M.	N.M.
Number of shares used in earnings per share calculations	2,524,160	2,969,600	3,415,040	3,927,296
At December 31, 2017
Stockholders’ equity:
Historical	$21,603	$21,603	$21,603	$21,603
Estimated net proceeds	25,883	30,639	35,395	40,864
Common stock acquired by employee stock ownership plan (2)	(2,176)	(2,560)	(2,944)	(3,386)
Common stock acquired by stock-based benefit plans (3)	(1,088)	(1,280)	(1,472)	(1,693)

Pro forma stockholders’ equity (6)	$44,222	$48,402	$52,582	$57,388

Intangible assets	$—	$—	$—	$—

Pro forma tangible stockholders’ equity (6)	$44,222	$48,402	$52,582	$57,388

Stockholders’ equity per share (7):
Historical	$7.94	$6.75	$5.87	$5.10
Estimated net proceeds	9.52	9.58	9.62	9.66
Common stock acquired by employee stock ownership plan (2)	(0.80)	(0.80)	(0.80)	(0.80)
Common stock acquired by stock-based benefit plans (3)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma stockholders’ equity per share (6) (7)	$16.26	$15.13	$14.29	$13.56

Intangible assets	$—	$—	$—	$—

Pro forma tangible stockholders’ equity per share (6) (7)	$16.26	$15.13	$14.29	$13.56

Offering price as percentage of pro forma stockholders’ equity per share	61.50%	66.09%	69.98%	73.75%
Offering price as percentage of pro forma tangible stockholders’ equity per share	61.50%	66.09%	69.98%	73.75%
Number of shares outstanding for pro forma book value per share calculations	2,720,000	3,200,000	3,680,000	4,232,000

(1)

As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)

Assumes that 8% of the shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of these tables, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from CBM Bancorp. Chesapeake Bank of Maryland intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Chesapeake Bank of Maryland’s total annual payments on the employee stock ownership plan debt are based upon 10 equal annual installments of principal plus accrued interest. Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 718-40, “Compensation—Stock Compensation—Employee Stock Ownership Plans” (“ASC 718-40”) requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Chesapeake Bank of Maryland, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 26.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. According to ASC 718-40, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of net income per share calculations. Therefore, the number of shares used in the net income per share calculations reflects the number of shares assumed to be sold in the offering less the employee stock ownership plan shares that have not been committed for release during the period. The pro forma net income per share assumes that 5,440, 6,400, 7,360 and 8,464 shares were committed to be released during the three months ended March 31, 2018 and 21,760, 25,600, 29,440 and 33,856 shares were committed to be released during the year ended December 31, 2017 at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively.

(3)

Assumes that one or more stock-based benefit plans purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering. Stockholder approval of the plans and purchases by the plans may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from CBM Bancorp or through open market purchases. Shares in the stock-based benefit plan are assumed to vest over a period of five years. The funds to be used to purchase the shares will be provided by CBM Bancorp. The tables assume that (i) the stock-based benefit plan acquires the shares through open market purchases at $10.00 per share, (ii) 5% of the amount contributed to the plan is amortized as an expense during the three months ended March 31, 2018, (iii) 20% of the amount contributed to the plan is amortized as an expense during the year ended December 31, 2017, and (iv) the plan expense reflects an effective combined federal and state tax rate of 26.0%. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock (equal to 4% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.85%.

(4)

Assumes that options are granted under one or more stock-based benefit plans to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering. Stockholder approval of the plans may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $2.84 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25% of the amortization expense (or the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 26.0%. The actual expense will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares used to satisfy the exercise of options comes from authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. The issuance of authorized but unissued shares of common stock pursuant to the exercise of options under such plan would dilute stockholders’ ownership and voting interests by approximately 9.09%.

(5)

Net income per share computations are determined by taking the number of shares assumed to be sold in the offering and, according to ASC 718-40, subtracting the employee stock ownership plan shares that have not been committed for release during the year. See footnote 2 above. The number of shares of common stock actually sold and the corresponding number of outstanding shares may be more or less than the assumed amounts.

(6)

The retained earnings of Chesapeake Bank of Maryland will be substantially restricted after the conversion. See “Our Dividend Policy,” “The Conversion and Offering—Liquidation Rights” and “Supervision and Regulation—Federal Bank Regulation—Capital Distributions.”

(7)

The number of shares used to calculate pro forma stockholders’ equity per share and pro forma tangible stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This discussion and analysis reflects our consolidated financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information at December 31, 2017 and 2016 and for the years ended December 31, 2017 and 2016 is derived in part from the audited consolidated financial statements that appear in this prospectus. The information at March 31, 2018 and for the three months ended March 31, 2018 and 2017 is unaudited. You should read the information in this section in conjunction with the business and financial information regarding Chesapeake Bank of Maryland and the consolidated financial statements provided in this prospectus.

Overview

Chesapeake Bank of Maryland provides financial services to individuals and businesses from our main office in Parkville, Maryland, and from our three additional full-service banking offices in Arbutus, Bel Air and Pasadena, Maryland. Our primary market area includes the Baltimore Metropolitan Area and its surrounding counties. Our principal business consists of attracting retail deposits from the general public in our market area and investing those deposits, together with funds generated from operations and borrowings, primarily in one- to four-family residential mortgage loans, nonresidential real estate loans, construction and land development loans, home equity loans and lines of credit, and, to a lesser extent, commercial business loans and consumer loans. We retain our loans in portfolio depending on market conditions. We sell a majority of our fixed-rate one- to four-family residential mortgage loans in the secondary market. We also invest in various investment securities. Our revenue is derived principally from interest on loans and investments and loan sales. Our primary sources of funds are deposits and principal and interest payments on loans and securities. We also have access to FHLB advances which are available and may be utilized from time to time.

Our results of operations depend primarily on our net interest income which is the difference between the interest income we earn on our interest-earning assets and the interest we pay on our interest-bearing liabilities. Our results of operations are also affected by our provisions for loan losses, non-interest income and non-interest expense. Non-interest income currently consists primarily of gains recognized from the sale of residential mortgage loans in the secondary market, fees and service charges on deposit accounts, income from bank-owned life insurance policies and sales of securities. Non-interest expense currently consists primarily of expenses related to salaries and employee benefits, occupancy, data processing related operations, professional fees, real estate owned and other expenses.

Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities. We expect our return on equity to remain relatively low until we are able to leverage the additional capital we receive from the stock offering. See “Risk Factors” and “Forward-Looking Statements.”

Business Strategy

We intend to operate as a well-capitalized and profitable community-oriented bank dedicated to providing exceptional personal service to our individual and business customers. We believe that we have a competitive advantage in the markets we serve because of our knowledge of the local marketplace, our presence in the communities we serve and our long-standing history of providing superior, relationship-based customer service. Our core business strategies are discussed below.

•

Continue to originate and sell certain residential real estate loans. Residential mortgage lending has historically been a significant part of our business, and we recognize that originating one- to four-family residential real estate loans is essential to our status as a community-oriented bank. During the three months ended March 31, 2018, we originated $4.3 million in one-to-four family residential real estate loans, selling $3.0 million of one-to-four family residential real estate loans and recording gains of $66,000 on the sale of these loans. During the year ended December 31, 2017, we originated $21.7 million in one- to four-family residential real estate loans, selling $7.4 million in one- to four-family residential real estate loans and recording gains of $187,000 on the sale of those loans. Similarly during the year ended December 31, 2016, we originated $14.9 million in one- to four-family residential real estate loans, selling $2.6 million in one- to four-family residential real estate loans and recording gains of $64,000 on the sale of those loans. We intend to continue to sell in the secondary market a majority of the long-term conforming fixed-rate one- to four-family residential real estate loans that we originate to increase non-interest income and manage the interest rate risk of our loan portfolio.

•

Increase nonresidential real estate lending. In order to increase the yield on our loan portfolio and reduce the term to repricing, following our conversion we plan to increase our nonresidential real estate lending while maintaining what we believe are conservative underwriting standards. We will focus our nonresidential real estate lending on small businesses located in our market area, targeting owner-occupied businesses.

•

Maintain high asset quality. Strong asset quality is critical to the long-term financial success of a community bank. We attribute our high asset quality to maintaining conservative underwriting standards, the diligence of our loan collection personnel and the stability of the local economy. We have recently hired a Chief Credit Officer, with significant experience, who will be critical in our goal to maintain high asset quality. At March 31, 2018, our non-performing assets to total assets ratio was 0.92%. Because substantially all of our loans are secured by real estate, and the level of our non-performing loans has been low in recent years, we believe that our allowance for loan losses is adequate to absorb the probable losses inherent in our loan portfolio.

•

Increase core deposits, with an emphasis on low-cost commercial demand deposits. Deposits are the major source of balance sheet funding for lending and other investments. We have made investments in new products and services, as well as enhancing our electronic delivery solutions including business bill-pay in an effort to become more competitive in the financial services marketplace and attract more core deposits, our least costly source of funds. Our ratio of core (non-time) deposits to total deposits was 51.51% at March 31, 2018. We plan to continue to aggressively market our core deposit accounts, emphasizing our high quality service and competitive pricing of these products.

•

Expand our banking franchise as opportunities arise through organic growth, branch acquisitions and/or acquisitions of other financial institutions. We currently operate from four full-service banking offices. In order to grow our assets to mitigate the increasing costs of regulatory compliance, we intend to evaluate expansion opportunities. We will consider expanding our branch network through the opening of additional branches or the acquisition of branches. We will also consider potential acquisitions of branches or local financial institutions. We currently have no understandings or agreements with respect to acquiring any financial institution.

Anticipated Increase in Non-interest Expense

Following the completion of the conversion, our non-interest expense is expected to increase because of the increased costs associated with operating as a public company, and the increased compensation expenses associated with the purchase of shares of common stock by our employee stock ownership plan and the implementation of one or more stock-based benefit plans, if approved by our stockholders, no earlier than six months after the completion of the conversion. For further information, see “Summary—Benefits to Management and Potential Dilution to Stockholders Resulting from the Conversion;” “Risk Factors—Risks Related to the Offering—Our stock-based benefit plans will increase our costs, which will reduce our income;” and “Management —Benefits to be Considered Following Completion of the Stock Offering.”

Critical Accounting Policies

The discussion and analysis of the financial condition and results of operations are based on our consolidated financial statements, which are prepared in conformity with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of income and expenses. We consider the accounting policies discussed below to be critical accounting policies. The estimates and assumptions that we use are based on historical experience and various other factors and are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions, resulting in a change that could have a material impact on the carrying value of our assets and liabilities and our results of operations.

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company” we may delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We intend to take advantage of the benefits of this extended transition period. Accordingly, our financial statements may not be comparable to companies that comply with such new or revised accounting standards.

The following represents our critical accounting policies:

Allowance for Loan Losses. The allowance for loan losses is the amount estimated by management as necessary to cover losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses, which is charged to income. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment.

The allowance for loan losses represents management’s estimate of losses inherent in the loan portfolio as of the balance sheet date and is recorded as a reduction to loans. The allowance for loan losses is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on Chesapeake Bank of Maryland’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers pools of loans by loan category that are not considered impaired. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative risk factors.

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, the Office of the Comptroller of the Currency, as an integral part of their examination process, periodically reviews our allowance for loan losses. This agency may require us to recognize adjustments to the allowance based on judgments about information available to them at the time of their examination. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would adversely affect earnings.

Deferred Tax Assets. We make estimates and judgments to calculate some of our tax liabilities and determine the recoverability of some of our deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenue and expenses. We also estimate a reserve for deferred tax assets if, based on the available evidence, it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. These estimates and judgments are inherently subjective. Historically, our estimates and judgments to calculate our deferred tax accounts have not required significant revision.

In evaluating our ability to recover deferred tax assets, we consider all available positive and negative evidence, including our past operating results and our forecast of future taxable income. In determining future taxable income, we make assumptions for the amount of taxable income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies, these assumptions require us to make judgments about future taxable income and are consistent with the plans and estimates we use to manage our business. Any reduction in estimated future taxable income may require us to record a valuation allowance against our deferred tax assets. An increase in the valuation allowance would result in additional income tax expense in the period and could have a significant impact on our future earnings.

Realization of a deferred tax asset requires us to exercise significant judgment and is inherently uncertain because it requires the prediction of future occurrences. Valuation allowances are provided to reduce deferred tax assets to an amount that is more likely than not to be realized. In evaluating the need for a valuation allowance, we must estimate our taxable income in future years and the impact of tax planning strategies. If we were to determine that we would not be able to realize a portion of our net deferred tax asset in the future for which there is no valuation allowance, an adjustment to the net deferred tax asset would be charged to earnings in the period such determination was made. Conversely, if we were to make a determination that it is more likely than not that the deferred tax assets for which we had established a valuation allowance would be realized, the related valuation allowance would be reduced and a benefit to earnings would be recorded.

Fair Value Measurements. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A more detailed description of the fair values measured at each level of the fair value hierarchy and our methodology can be found in Note 12 of the consolidated financial statements of Banks of the Chesapeake, M.H.C. included in this prospectus.

See Note 1 of notes to the consolidated financial statements of Banks of the Chesapeake, M.H.C. included in this prospectus.

Comparison of Financial Condition at March 31, 2018 and December 31, 2017

Total Assets. Total assets increased $2.1 million, or 1.18%, to $180.0 million at March 31, 2018 from $177.9 million at December 31, 2017. The increase in total assets was primarily due to growth in cash and cash equivalents and net loans funded by the maturities of time deposits in other banks and a growth in deposits, as discussed in more detail below.

Cash and Cash Equivalents. Cash and cash equivalents increased $4.1 million, or 34.17%, to $16.1 million at March 31, 2018 from $12.0 million at December 31, 2017. The increase in cash and cash equivalents was in part the result of a decrease in time deposits in other banks due to maturities and an increase in our deposit base.

Time Deposits in Other Banks. Time deposits in other banks decreased by $1.3 million, or 26.00%, to $3.7 million at March 31, 2018 from $5.0 million at December 31, 2017. This decrease was due to maturities of time deposits in other banks.

Investment Securities. Investment securities decreased slightly to $10.0 million at March 31, 2018 from $10.2 million at December 31, 2017. The decrease was due to maturities and principal repayments as well as a decrease in the value of our available for sale portfolio. At March 31, 2018 our available for sale portion of the securities portfolio, at fair value, was $6.8 million and our held to maturity portion of the securities portfolio, at amortized cost, was $3.2 million.

Net Loans. Net loans increased $1.0 million, or 0.72%, to $140.0 million at March 31, 2018 from $139.0 million at December 31, 2017. One-to four-family residential real estate loans increased $2.4 million, or 3.57%, to $69.6 million at March 31, 2018 from $67.2 million at December 31, 2017 and nonresidential loans decreased $1.4 million, or 2.86%, to $47.6 million at March 31, 2018 from $49.0 million at December 31, 2017 primarily due to lower loan originations of nonresidential loans in the first quarter of 2018.

Bank-Owned Life Insurance. We invest in bank-owned life insurance (“BOLI”) to provide us with a funding source for our benefit plan obligations. BOLI also generally provides us noninterest income that is non-taxable. Federal regulations generally limit our investment in BOLI to 25% of our Tier 1 capital plus our allowance for loan losses at the time of investment. This investment is accounted for using the cash surrender value method and is recorded at the amount that can be realized under the insurance policies at the balance sheet date. At March 31, 2018 and December 31, 2017, the aggregate cash surrender value of these policies was $4.5 million and $5.4 million respectively. The decrease in the cash surrender value was attributable to the benefits received upon the death of a retired director insured with BOLI.

Deposits. Deposits increased $1.6 million, or 1.03%, to $156.4 million at March 31, 2018 from $154.8 million at December 31, 2017. Our non-interest bearing demand deposits increased $604,000, or 3.66% to $17.1 million at March 31, 2018 from $16.5 million at December 31, 2017. Interest-bearing demand deposits increased $668,000, or 2.65% to $25.9 million at March 31, 2018 from $25.2 million at December 31, 2017 Our certificates of deposit increased $785,000, or 1.05%, to $75.8 million at March 31, 2018 from $75.0 million at December 31, 2017 and our money market deposits decreased $443,000, or 3.28%, to $13.1 million at March 31, 2018 from $13.5 million at December 31, 2017.

Total Equity. Total equity increased $209,000, or 0.97%, to $21.8 million at March 31, 2018 from $21.6 million at December 31, 2017 due to earnings of $256,000 for the three months ended March 31, 2018, offset by increases in unrealized losses on available for sale securities, net of tax, of $47,000 during the three months ended March 31, 2018.

Comparison of Financial Condition at December 31, 2017 and 2016

Total Assets. Total assets increased $3.4 million, or 1.95% to $177.9 million at December 31, 2017 from $174.5 million at December 31, 2016. The increase was due to an increase in loans, offset by a decrease in cash and cash equivalents, as discussed in more detail below.

Cash and Cash Equivalents. Cash and cash equivalents decreased $9.4 million, or 43.93%, to $12.0 million at December 31, 2017 from $21.4 million at December 31, 2016. The decline was primarily the result of excess cash and cash equivalents being used to fund loan originations, thereby converting lower interest-earning cash and cash equivalents into higher-interest-earning loans, offset by an increase in our deposit base.

Time Deposits in Other Banks. Time deposits in other banks decreased by $1.9 million, or 27.54%, to $5.0 million at December 31, 2017 from $6.9 million at December 31, 2016. This decrease was due to the maturities of time deposits in other banks.

Investment Securities. Investment securities increased $2.0 million, or 24.39%, to $10.2 million at December 31, 2017 from $8.2 million at December 31, 2016. The increase was due to purchases of $3.0 million offset by maturities, calls, and principal repayments of $1.0 million. At December 31, 2017 our available for sale portion of the securities portfolio, at fair value, was $6.9 million and our held to maturity portion of the securities portfolio, at amortized cost, was $3.3 million.

Net Loans. Net loans increased $14.5 million, or 11.65%, to $139.0 million at December 31, 2017 from $124.5 million at December 31, 2016. One-to four-family residential real estate loans increased $2.0 million, or 3.07%, to $67.2 million at December 31, 2017 from $65.2 million at December 31, 2016. Nonresidential real estate loans increased $13.2 million, or 36.87%, to $49.0 million at December 31, 2017 from $35.8 million at December 31, 2016. Commercial loans increased $2.8 million, or 155.56%, to $4.6 million at December 31, 2017 from $1.8 million at December 31, 2016. Home equity loans and lines of credit decreased $2.0 million, or 17.39%, to $9.5 million at December 31, 2017 from $11.5 million at December 31, 2016 and construction and land development loans decreased $1.2 million, or 11.43%, to $9.3 million at December 31, 2017 from $10.5 million at December 31, 2016. The growth reflects the loan relationships that were introduced from the recent addition to staffing as well as our strategy to grow the portfolio with adjustable-rate and shorter term loans to mitigate interest rate risk and increase our efficiency of operations.

Bank-Owned Life Insurance. We invest in bank-owned life insurance (“BOLI”) to provide us with a funding source for our benefit plan obligations. Bank-owned life insurance also generally provides us noninterest income that is non-taxable. Federal regulations generally limit our investment in bank-owned life insurance to 25% of our Tier 1 capital plus our allowance for loan losses at the time of investment. This investment is accounted for using the cash surrender value method and is recorded at the amount that can be realized under the insurance policies at the balance sheet date. At December 31, 2017 and 2016, the aggregate cash surrender value of these policies was $5.4 million and $7.1 million, respectively. The decrease in the cash surrender value was attributable to the benefits received upon the death of a retired director insured with BOLI.

Deposits. Deposits increased $3.5 million, or 2.31%, to $154.8 million at December 31, 2017 from $151.3 million at December 31, 2016. Our interest bearing demand deposits increased $2.6 million, or 11.50% to $25.2 million at December 31, 2017 from $22.6 million at December, 31, 2016. Our savings deposits increased $2.0 million, or 8.85%, to $24.6 million at December 31, 2017 from $22.6 million at December 31, 2016 and our non-interest bearing demand deposits decreased $1.0 million, or 5.70%, to $16.5 million at December 31, 2017 from $17.5 million at December 31, 2016.

Total Equity. Total equity remained constant at $21.6 million at December 31, 2017 and 2016.

Average Balance Sheets

The following tables set forth average balance sheets, average yields and costs, and certain other information at the dates and for the periods indicated. No tax equivalent yield adjustments have been made, as the effects would immaterial. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances of loans. The yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense. Loan balances exclude loans held for sale.

		For the Three Months Ended March 31
		2018			2017
	At March 31, 2018	Average Outstanding Balance	Interest	Average Yield/ Rate	Average Outstanding Balance	Interest	Average Yield/ Rate
	Yield/Rate
		(Dollars in thousands)
Interest earning assets:
Loans	4.73%	$139,423	$1,646	4.79%	$131,559	$1,531	4.72%
Federal funds sold and interest-bearing deposits in other banks	1.41%	14,662	53	1.47%	12,627	23	0.74%
Time deposits in other banks	1.74%	4,908	16	1.32%	6,492	21	1.31%
Investment securities	2.54%	10,269	63	2.49%	9,976	64	2.60%
Federal Home Loan Bank stock	4.97%	242	3	5.03%	154	2	5.27%

Total interest-earning assets		169,504	1,781	4.26%	160,808	1,641	4.14%
Non-interest-earning assets		10,006			16,092

Total assets		$179,510			$176,900

Interest bearing liabilities:
Interest-bearing demand	0.22%	$26,133	14	0.22%	$23,865	13	0.22%
Money market	0.22%	13,325	7	0.21%	13,546	7	0.21%
Savings	0.05%	24,810	3	0.05%	23,407	3	0.05%
Certificates of deposit	1.02%	75,405	191	1.03%	74,790	163	0.88%

Total interest-bearing liabilities		139,673	215	0.62%	135,608	186	0.56%

Non-interest-bearing liabilities		18,029			19,466

Total liabilities		157,702			155,074

Equity		21,808			21,826

Total liabilities and equity		$179,510			$176,900

Net interest income			$1,566			$1,455

Interest rate spread(1)				3.64%			3.58%
Net interest-earning assets(2)		$29,831			$25,200

Net interest margin(3)				3.75%			3.67%
Average interest-earning assets to average-interest bearing liabilities		121.36%			118.58%

(1)	Interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average interest-earning assets.

		For the Years Ended December 31,
		2017			2016
	At December 31, 2017	Average Outstanding Balance	Interest	Average Yield/ Rate	Average Outstanding Balance	Interest	Average Yield/ Rate
	Yield/Rate
		(Dollars in thousands)
Interest earning assets:
Loans	4.61%	$139,013	$6,470	4.65%	$119,794	$5,696	4.75%
Federal funds sold and interest-bearing deposits in other banks	0.98%	10,643	108	1.01%	19,976	99	0.50%
Time deposits in other banks	1.53%	5,785	76	1.31%	5,018	66	1.32%
Investment securities	2.57%	10,494	263	2.51%	10,039	294	2.93%
Federal Home Loan Bank stock	4.82%	249	12	4.82%	153	9	5.88%

Total interest-earning assets		166,184	6,929	4.17%	154,980	6,164	3.98%
Non-interest-earning assets		13,223			18,178

Total assets		$179,407			$173,158

Interest bearing liabilities:
Interest-bearing demand	0.21%	$24,035	54	0.22%	$22,228	50	0.22%
Money market	0.21%	13,556	28	0.21%	14,000	29	0.21%
Savings	0.05%	24,226	12	0.05%	22,041	11	0.05%
Certificates of deposit	0.93%	75,031	697	0.93%	74,808	654	0.87%

Total deposits		136,848	791	0.58%	133,077	744	0.56%
Borrowed funds	—	1,584	20	1.26%	—	—

Total interest-bearing liabilities		138,432	811	0.59%	133,077	744	0.56%

Non-interest-bearing liabilities		18,943			18,424

Total liabilities		157,375			151,501
Equity		22,032			21,657

Total liabilities and equity		$179,407			$173,158

Net interest income			$6,118			$5,420

Interest rate spread(1)				3.58%			3.42%
Net interest-earning assets(2)		$27,752			$21,903

Net interest margin(3)				3.68%			3.50%
Average interest-earning assets to average-interest bearing liabilities		120.05%			116.46%

(1)	Interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average interest-earning assets.

Rate/Volume Analysis

The following table presents the effects of changing interest rates and volumes on our net interest income for the periods indicated. The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately based on the changes due to rate and the changes due to volume.

	Three Months Ended March 31, 2018 vs. 2017			Years Ended December 31, 2017 vs. 2016
	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate		Volume	Rate
	(In thousands)
Interest-earning assets:
Loans	$92	$23	$115	$903	$(129)	$774
Federal funds sold and interest-bearing deposits in other banks	6	24	30	(70)	79	9
Time deposits in other banks	(5)	—	(5)	11	(1)	10
Investment securities	2	(3)	(1)	12	(43)	(31)
Federal Home Loan Bank stock	1	—	1	5	(2)	3

Total interest-earning assets	96	44	140	861	(96)	765

Interest-bearing liabilities:
Interest-bearing demand	1	—	1	4	—	4
Money market	—	—	—	(1)	—	(1)
Savings	—	—	—	1	—	1
Certificates of deposit	1	27	28	3	40	43
Borrowed funds	—	—	—	20	—	20

Total interest-bearing liabilities	2	27	29	27	40	67

Change in net interest income	$94	$17	$111	$834	$(136)	$698

	Years Ended December 31, 2016 vs. 2015
	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate
	(In thousands)
Interest-earning assets:
Loans	$63	$(151)	$(88)
Federal funds sold and interest-bearing deposits in other banks	15	44	59
Time deposits in other banks	10	—	10
Investment securities	(84)	5	(79)
Federal Home Loan Bank stock	—	2	2

Total interest-earning assets	4	(100)	(96)

Interest-bearing liabilities:
Interest-bearing demand	(1)	3	2
Money market	—	1	1
Savings	1	—	1
Certificates of deposit	(18)	(7)	(25)
Borrowed funds	—	—	—

Total interest-bearing liabilities	(18)	(3)	(21)

Change in net interest income	$22	$(97)	$(75)

Comparison of Operating Results for the Three Months Ended March 31, 2018 and 2017

General. Net income increased $77,000, or 43.0%, to $256,000 for the three months ended March 31, 2018, compared to $179,000 for the three months ended March 31, 2017. The increase was due to an increase in net interest income after provision of $86,000, or 6.12%, to $1.5 million for the three months ended March 31, 2018 from $1.4 million for the three months ended March 31, 2017. The increase was offset by an increase in non-interest expense of $56,000, or 4.31%, to $1.3 million for the three months ended March 31, 2018 from $1.2 million for the three months ended March 31, 2017. The increase in income was also the result of a decrease in income tax expense of $28,000, or 25.93%, to $80,000 for the three months ended March 31, 2018 from $108,000 for the three months ended March 31, 2017.

Interest Income. Interest and dividend income increased $140,000, or 8.75%, to $1.8 million for the three months ended March 31, 2018 from $1.6 million for the three months ended March 31, 2017. The increase in interest income primarily was due to the increase in average loan balances for the three months ended March 31, 2018 compared to the average loan balances for the three months ended March 31, 2017.

Interest income on loans increased $115,000, or 7.67%, to $1.6 million for the three months ended March 31, 2018 from $1.5 million for the three months ended March 31, 2017. The increase was primarily due to an increase in the average balance of our loans, which is our primary source of interest income. Our average balance of loans increased $7.8 million, or 5.93%, to $139.4 million for the three months ended March 31, 2018 from $131.6 million for the three months ended March 31, 2017. The increase in average balances resulted primarily from increases in the nonresidential mortgage loan portfolio. Our average yield on loans increased seven basis points to 4.79% for the three months ended March 31, 2018 from 4.72% for the three months ended March 31, 2017.

Interest and dividends on federal funds sold, interest-bearing deposits in other banks, time deposits in other banks, and investments increased $25,000, or 22.73%, to $135,000 for the three months ended March 31, 2018 from $110,000 for the three months ended March 31, 2017. The average balances on federal funds sold, interest-bearing deposits in other banks, time deposits in other banks and investments increased $832,000, or 2.84%, to $30.1 million for the three months ended March 31, 2018 from $29.3 million for the three months ended March 31, 2017. The average rate we earned on federal funds sold, interest-bearing deposits in other banks, time deposits in other banks and investments increased 29 basis points to 1.82% for the three months ended March 31, 2018 from 1.53% for the three months ended March 31, 2017. The increase was due to increase in market rates resulting from federal funds rate increases.

Interest Expense. Interest expense increased $29,000, or 15.59%, to $215,000 for the three months ended March 31, 2018 from $186,000 for the three months ended March 31, 2017. The increase was due to an increase in the average balance of our interest-bearing liabilities as well as an increase in the average rate paid on our interest-bearing deposits. Our average balance of interest-bearing liabilities increased $4.1 million, or 3.02%, to $139.7 million for the three months ended March 31, 2018 from $135.6 million for the three months ended March 31, 2017. Our average rate paid on interest-bearing deposits increased six basis points to 0.62% for the three months ended March 31, 2018 from 0.56% for the three months ended March 31, 2017.

Net Interest Income. Net interest income increased $111,000, or 7.40%, to $1.6 million for the three months ended March 31, 2018 from $1.5 million for the three months ended March 31, 2017, primarily as the result of a higher balance of net interest-earning assets, which represents total interest–earning assets, less total interest–bearing liabilities, as well as a higher net interest rate spread and net interest margin. Our average net interest-earning assets increased by $4.6 million, or 18.25%, to $29.8 million for the three months ended March 31, 2018 from $25.2 million for the three months ended March 31, 2017, due primarily to our loan growth described above. Our net interest rate spread increased by six basis points to 3.64% for the three months ended March 31, 2018 from 3.58% for the three months ended March 31, 2017 and our net interest margin increased by eight basis points to 3.75% for the three months ended March 31, 2018 from 3.67% for the three months ended March 31, 2017, reflecting an increase in our yield on interest-earning assets due to the shift in composition of our interest-earning assets to higher yielding loans as discussed above, as well as an increase in the rates we earn on our interest-bearing deposits in other banks.

Provision for Loan Losses. Provisions for loan losses are charged to operations to establish an allowance for loan losses at a level necessary to absorb known and inherent losses in our loan portfolio that are both probable and reasonably estimable at the date of the financial statements. In evaluating the level of the allowance for loan losses, management analyzes several qualitative loan portfolio risk factors, including, but not limited to, management’s ongoing review and grading of loans, facts and issues related to specific loans, historical loan loss and delinquency experience, trends in past due and non-accrual loans, existing risk characteristics of specific loans or loan pools, the fair value of underlying collateral, current economic conditions and other qualitative and quantitative factors which could affect potential credit losses. The allowance for loan losses is assessed on a quarterly basis and provisions are made for loan losses as required in order to maintain the allowance.

Provision for loan losses increased by $25,000 to $75,000 for the three months ended March 31, 2018 from a provision for loan losses of $50,000 for the three months ended March 31, 2017. The Company recorded net charge-offs of $21,000 for the three months ended March 31, 2018 and did not record any charge-offs during the three months ended March 31, 2017. Non-performing loans totaled $794,000 at March 31, 2018 compared to $168,000 at March 31, 2017. The increase of $626,000 was the result of an increase of $506,000 in non-performing one-to four-family loans and an increase of $123,000 in construction and land development loans. The Company’s non-performing loans to total loans increased to 0.56% at March 31, 2018 from 0.12% at March 31, 2017. The increase in the provision was necessary due to an increase in non-performing and impaired loans during the three months ended March 31, 2018 compared to the three months ended March 31, 2017. The Company has provided for losses that are probable and reasonably estimable at March 31, 2018.

Non-Interest Income. Non-interest income increased by $19,000, or 14.39%, to $151,000 for the three months ended March 31, 2018 from $132,000 for the three months March 31, 2017. The increase was primarily due to an increase of $38,000 on gain on sale of loans to $66,000 for the three months ended March 31, 2018 from $28,000 for the three months ended March 31, 2017.

Non-Interest Expense. Non-interest expense increased by $56,000, or 4.31%, to $1.3 million for the three months ended March 31, 2018 from $1.2 million for the three months March 31, 2017. Salaries, director fees and employee benefits increased $37,000, or 4.97%, to $781,000 for the three months ended March 31, 2018 from $744,000 for the three months ended March 31, 2017 due to our investment in our employee base, including the senior management team and our sales and relationship management personnel, to help support our continued growth strategy. Professional fees increased $23,000, or 43.40%, to $76,000 for the three months ended March 31, 2018 from $53,000 for the three months ended March 31, 2017. The increase in professional fees was primarily due to an increase in legal fees relating to the management of those loan relationships that are currently nonperforming as of March 31, 2018.

Income Tax Expense. Income tax expense decreased by $28,000, or 25.93%, to $80,000 for the three months ended March 31, 2018 from $108,000 for the three months ended March 31, 2018. The effective tax rate was 23.85% and 37.65% for the three months ended March 31, 2018 and 2017, respectively. On December 22, 2017, the Tax Cuts and Jobs Act (the “Act”) was passed and signed into law. The Act amended the Internal Revenue Code to reduce income tax rates and modify policies, credits and deductions for individuals and businesses. For businesses, the Act reduces the federal corporate tax rate from a maximum 35% to a flat 21% tax rate. Pre-tax income for the three months ended March 31, 2018 was $336,000 compared to $287,000 for the three months ended March 31, 2017, an increase of $49,000, or 17.07%.

Comparison of Operating Results for the Years Ended December 31, 2017 and 2016

General. Net income was $1,000 for the year ended December 31, 2017 compared to $374,000 for the year ended December 31, 2016. The decrease in net income was a result of the passage of the Act that was signed into law on December 22, 2017. The Act amended the Internal Revenue Code to reduce income tax rates and modify policies, credits and deductions for individuals and businesses. For businesses, the Act reduces the federal corporate tax rate from a maximum 35% to a flat 21% tax rate. As a result, our net deferred tax assets, which were based on a 34% corporate tax rate, had to be re-evaluated to reflect the new tax rate of 21%. This one-time non-cash adjustment was estimated to be approximately $483,000 and was recorded through income tax expense. Pre-tax income for the year ended December 31, 2017 was $508,000 compared to $603,000 for the year ended December 31, 2016, a decrease of $95,000, or 15.75%. The decrease in pre-tax income resulted primarily from a $1.1 million increase in the provision for loan losses which offset a $698,000 increase in net interest income, a $199,000 increase in non-interest income, and a $95,000 decrease in non-interest expense.

Interest Income. Interest and dividend income increased $765,000, or 12.34%, to $6.9 million for the year ended December 31, 2017 from $6.2 million for the year ended December 31, 2016. The increase in interest income was primarily due to loan growth during the year.

Interest income on loans increased $774,000, or 13.58%, to $6.5 million for the year ended December 31, 2017 from $5.7 million for the year end December 31, 2016. The increase was primarily due to an increase in the average balance of our loans, which is our primary source of interest income. Our average balance of loans increased $19.0 million, or 15.83%, to $139.0 million for the year ended December 31, 2017 from $120.0 million for the year ended December 31, 2016. Our average yield on loans decreased 10 basis points to 4.65% for the year ended December 31, 2017 from 4.75% for the year ended December 31, 2016, as higher-yielding loans have been repaid or refinanced and replaced with lower-yielding loans, reflecting the current interest rate environment.

Interest and dividends on federal funds sold, interest-bearing deposits in other banks, time deposits in other banks, and investments decreased $9,000, or 1.92%, to $459,000 for the year ended December 31, 2017 from $468,000 for the year ended December 31, 2016. The average balances on federal funds sold, interest-bearing deposits in other banks, time deposits in other banks and investments decreased $8.0 million, or 22.73%, to $27.2 million for the year ended December 31, 2017 from $35.2 million for the year ended December 31, 2016. The average rate we earned on federal funds sold, interest-bearing deposits in other banks, time deposits in other banks and investments increased 36 basis points to 1.69% for the year ended December 31, 2017 from 1.33% for the year ended December 31, 2016.

Interest Expense. Interest expense increased $67,000, or 0.90%, to $811,000 for the year ended December 31, 2017 from $744,000 for the year ended December 31, 2016. The increase was the result of an increase of $47,000 in interest expense paid on deposits in addition to interest expense of $20,000 paid on advances from the Federal Home Loan Bank in 2017 versus none in 2016.

Interest expense on interest-bearing deposits increased $47,000, or 6.32%, to $791,000 for the year ended December 31, 2017 from $744,000 for the year ended December 31, 2016. The increase was primarily due to an increase in the average balance of our interest-bearing deposits in addition to the advances from the Federal Home Loan Bank. Our average balance of interest-bearing deposits increased $3.8 million, or 2.85%, to $136.9 million for the year ended December 31, 2017 from $133.1 million for the year ended December 31, 2016. Our average rate paid on interest-bearing deposits increased two basis points to 0.58% for the year ended December 31, 2017 from 0.56% for the year ended December 31, 2016. The average outstanding balance on our borrowings with the Federal Home Loan Bank for the year ended December 31, 2017 was $1.6 million at an average rate of 1.26%.

Net Interest Income. Net interest income increased $698,000, or 12.93%, to $6.1 million for the year ended December 31, 2017 from $5.4 million for the year ended December 31, 2016, primarily as the result of a higher balance of net interest-earning assets as well as a higher net interest rate spread and net interest margin. Our average net interest-earning assets, which represents total interest-earning assets less total interest-bearing liabilities, increased by $5.9 million, or 26.94%, to $27.8 million for the year ended December 31, 2017 from $21.9 million for the year ended December 31, 2016, due primarily to our loan growth described above. Our net interest rate spread increased by 16 basis points to 3.58% for the year ended December 31, 2017 from 3.42% for the year ended December 31, 2016 and our net interest margin increased by 18 basis points to 3.68% for the year ended December 31, 2017 from 3.50% for the year ended December 31, 2016, reflecting an increase in our yield on interest-earning assets.

Provisions for Loan Losses. Provisions for loan losses are charged to operations to establish an allowance for loan losses at a level necessary to absorb known and inherent losses in our loan portfolio that are both probable and reasonably estimable at the date of the financial statements. In evaluating the level of the allowance for loan losses, management analyzes several qualitative loan portfolio risk factors, including, but not limited to, management’s ongoing review and grading of loans, facts and issues related to specific loans, historical loan loss and delinquency experience, trends in past due and non-accrual loans, existing risk characteristics of specific loans or loan pools, the fair value of underlying collateral, current economic conditions and other qualitative and quantitative factors which could affect potential credit losses. The allowance for loan losses is assessed on a quarterly basis and provisions are made for loan losses as required in order to maintain the allowance.

Provision for loan losses increased by $1.1 million to $1.0 million for the year ended December 31, 2017 from a reversal of the provision for loan losses at December 31, 2016 of $62,000. The Company recorded net charge-offs of $668,000 and $60,000 for the fiscal years ended December 31, 2017 and 2016. Non-performing loans totaled $877,000 at December 31, 2017 compared to $168,000 at December 31, 2016. The increase of $709,000 was the result of an increase of $537,000 in non-performing one-to four-family loans as well as an increase of $49,000 in home equity loans and lines of credit and an increase of $123,000 in construction and land development loans. The Company’s non-performing loans to total loans increased to 0.63% at December 31, 2017 from 0.13% at December 31, 2016. The Company reported a higher provision during the year ended December 31, 2017 due to a $657,000 charge-off taken relating to one construction and land development loan relationship. The increase in the provision was also necessary due to increases in non-performing and impaired loans during the year ended December 31, 2017. The remaining provision for loan losses was related to organic loan growth. The Company has provided for losses that are probable and reasonably estimable at December 31, 2017.

Non-interest Income. Non-interest income increased by $199,000, or 31.74%, to $826,000 for the year ended December 31, 2017 from $627,000 for the year ended December 31, 2016. The increase was primarily due to increases of $131,000 and $123,000 in income from bank-owned life insurance and gain on sale of loans, respectively.

Non-interest Expense. Non-interest expense decreased by $95,000, or 1.73%, to $5.4 million for the year ended December 31, 2017 from $5.5 million for the year ended December 31, 2016. Salaries, director fees and employee benefits increased $122,000, or 4.15%, to $3.1 million for the year ended December 31, 2017 from $3.0 million for the year ended December 31, 2016 due to our expansion of our employee base, including the senior management team and our sales and relationship management personnel, to help support our continued growth strategy. The provision for losses and costs on foreclosed real estate decreased $194,000, or 44.91%, to $238,000 for the year ended December 31, 2017 from $432,000 for the year ended December 31, 2016. This decrease was due to the write-down in fair value of a foreclosed real estate property for the year ended December 31, 2016 was greater than the write-down taken for the year ended December 31, 2017.

Income Tax Expense. Income tax expense increased by $278,000, to $507,000 for the year ended December 31, 2017 from $229,000 for the year ended December 31, 2016. The effective tax rate was 99.81% and 37.97% for the years ended December 31, 2017 and 2016, respectively. At December 31, 2017 and 2016, net deferred taxes amount to $1.1 million and $1.6 million, respectively. The decrease in deferred tax assets was recorded through income tax expense and was the result of the passage of the Act which was signed into law on December 22, 2017. The Act amended the Internal Revenue Code to reduce income tax rates and modify policies, credits and deductions for individuals and businesses. For businesses, the Act reduces the federal corporate tax rate from a maximum 35% to a flat 21% tax rate. As a result, our net deferred tax assets, which were based on a 34% corporate tax rate, had to be re-evaluated to reflect the new tax rate of 21%. This one-time non-cash adjustment was estimated to be approximately $483,000 and was recorded through income tax expense. Pre-tax income for the year ended December 31, 2017 was $508,000 compared to $603,000 for the year ended December 31, 2016, a decrease of $95,000, or 15.75%.

Management of Market Risk

Our most significant form of market risk is interest rate risk because, as a financial institution, the majority of our assets and liabilities are sensitive to changes in interest rates. Therefore, a principal part of our operations is to manage interest rate risk and limit the exposure of our financial condition and results of operations to changes in market interest rates. Our Asset Liability Committee is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the policy and guidelines approved by our board of directors. We currently utilize a third-party modeling solution that is prepared on a quarterly basis, to evaluate our sensitivity to changing interest rates, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors.

We have sought to manage our interest rate risk in order to minimize the exposure of our earnings and capital to changes in interest rates. We have implemented the following strategies to manage our interest rate risk:

•	sell a significant portion of our newly originated long-term, fixed-rate one-to four-family residential real estate loans;

•	promote our core deposit accounts;

•	reduce our reliance on higher costing certificates of deposit; and

•	maintain a strong capital position.

By following these strategies, we believe that we will be better positioned to react to increases in market interest rates.

We do not engage in hedging activities, such as engaging in futures, options or swap transactions, or investing in high-risk mortgage derivatives, such as collateral mortgage obligation residual interests, real estate mortgage investment conduit residential interests or stripped mortgage backed securities.

Net Interest Income. We analyze our sensitivity to changes in interest rates through a net interest income model. Net interest income is the difference between the interest income we earn on our interest-earning assets, such as loans and securities, and the interest we pay on our interest-bearing liabilities, such as deposits and borrowings. We estimate what our net interest income would be for a 12-month period. We then calculate what the net interest income would be for the same period under different interest rate assumptions. These estimates require certain assumptions to be made, including loan and mortgage-related investment prepayment speeds, reinvestment rates, and deposit maturity and decay rates. These assumptions are inherently uncertain. As a result, no simulation model can precisely predict the impact of changes in interest rates on our net interest income.

The table below sets forth, as of March 31, 2018, the calculation of the estimated changes in our net interest income that would result from changes in market interest rates.

Basis Point Change in Interest Rates	Net Interest Income Year 1 Forecast	Year 1 Change From Level
	(Dollars in thousands)
+400	$7,307	16.02%
+300	7,058	12.07%
+200	6,808	8.10%
+100	6,554	4.06%
Level	6,298	—
-100	6,056	-3.84%

Economic Value of Equity. We analyze the sensitivity of our financial condition to changes in interest rates through our economic value of equity model. This analysis measures the difference between predicted changes in the fair value of our assets and predicted changes in the present value of our liabilities assuming various changes in current interest rates. The table below represents an analysis of our interest rate risk as measured by the estimated changes in our economic value of equity, resulting from an instantaneous and sustained parallel shift in the yield curve at March 31, 2018.

		Estimated Increase (Decrease) EVE		EVE as a Percentage of Fair Value of Assets(3)
Basis Point Change in Interest Rates(1)	Estimated EVE(2)	Amount	Percent	EVE Ratio(4)	Increase (Decrease) Basis Points
			(Dollars in thousands)
+400	$20,171	$(15,110)	-42.83%	12.77%	(627)
+300	23,728	(11,554)	-32.75%	14.49%	(455)
+200	27,426	(7,855)	-22.26%	16.12%	(292)
+100	31,044	(4,238)	-12.01%	17.51%	(153)
Level	35,281	—	—	19.04%	—
-100	36,355	1,073	3.04%	18.68%	(36)

(1)	Assumes an immediate uniform change in interest rates at all maturities.
(2)	EVE is the fair value of expected cash flows from assets, less fair value of the expected cash flows arising from our liabilities adjusted for the value of off-balance sheet contracts.
(3)	Fair value of assets represents the amount at which an asset could be exchanged between knowledgeable and willing parties in an arms-length transaction.
(4)	EVE Ratio represents EVE divided by the fair value of assets.

Certain shortcomings are inherent in the methodologies used in the above interest rate risk measurements. Modeling changes require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net interest income and economic value of equity tables presented assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the net interest income and economic value of equity tables provide an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended and do not provide a precise forecast of the effect of changes in market interest rates on net interest income and economic value of equity and will differ from actual results. Furthermore, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Additionally, certain assets, such as adjustable-rate loans, have features that restrict changes in interest rates both on a short-term basis and over the life of the asset. In the event of changes in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed.

Liquidity and Capital Resources

Liquidity is the ability to meet current and future financial obligations of a short-term nature. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to funds current and planned expenditures. Our primary sources of funds are deposits and, principal and interest payments on loans and securities. We also have the ability to borrow funds from the Federal Home Loan Bank of Atlanta, and we have credit availability with a correspondent bank. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

The board of directors is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs and deposit withdrawals of our customers as well as unanticipated contingencies. We believe that we have enough sources of liquidity to satisfy our short and long-term liquidity needs as of March 31, 2018.

We monitor and adjust our investments in liquid assets based upon our assessments of: (1) expected loan demand; (2) expected deposit flows; (3) yields available on interest-earning deposits and securities; and (4) the objectives of our asset liability management program. Excess liquid assets are invested generally in interest-earning deposits and short and intermediate securities.

Our most liquid assets are cash and cash equivalents, which include federal funds sold and interest-bearing deposits in other banks. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At March 31, 2018, cash and cash equivalents totaled $16.2 million, which included $904,000 in cash and due from banks and interest-bearing deposits in other banks of $15.2 million. Time deposits in other banks and securities classified as available-for-sale, which provide additional sources of liquidity, totaled $3.7 million and $6.8 million, respectively at March 31, 2018.

Our cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities, and financing activities. Net cash provided by operating activities was $623,000 and $57,000 for the three months ended March 31, 2018 and 2017, respectively. Net cash provided by (used in) investing activities, which consists primarily of disbursements for loan originations and the purchases of securities, offset by principal collections on loans, proceeds from maturing securities and pay-downs on mortgage-backed securities was $1.3 million and $(13.4) million for the three months ended March 31, 2018 and 2017, respectively. Net cash provided by financing activities, consisting of activities in deposit accounts was $2.0 million and $5.1 million for the three months ended March 31, 2018 and 2017, respectively.

Net cash provided by operating activities was $453,000 and $678,000 for the years ended December 31, 2017 and 2016, respectively. Net cash used in investing activities, which consists primarily of disbursements for loan originations and the purchases of securities, offset by principal collections on loans, proceeds from maturing securities and pay-downs on mortgage-backed securities was $13.4 million and $6.5 million for the years ended December 31, 2017 and 2016, respectively. Net cash provided by financing activities, consisting of activities in deposit accounts was $3.5 million and $3.4 million for the years ended December 31, 2017 and 2016, respectively.

We are committed to maintaining a strong liquidity position. We monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet our current funding commitments. Certificates of deposit due within one year of March 31, 2018 totaled $31.2 million, or 19.95% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including other deposits and Federal Home Loan Bank advances. Depending on market conditions, we may be required to pay higher rates on such deposits or borrowings than we currently pay. We believe, however, based on past experience that a significant portion of such deposits will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

We are subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At March 31, 2018, Chesapeake Bank of Maryland exceeded all regulatory capital requirements and was considered “well capitalized” under regulatory guidelines. See “Historical and Pro Forma Regulatory Capital Compliance.”

Off-Balance Sheet Arrangements

As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent our future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans we make. At March 31, 2018, we had outstanding commitments to originate loans of $17.2 million. We anticipate that we will have sufficient funds available to meet our current lending commitments. Certificates of deposit that are scheduled to mature in less than one year from March 31, 2018 total $31.2 million. Management expects that a substantial portion of the maturing certificates of deposit will be renewed. However, if a substantial portion of these deposits is not retained, we may utilize Federal Home Loan Bank advances or raise interest rates on deposits to attract new accounts, which may result in higher levels of interest expense.

Recent Accounting Pronouncements

See Note 1 to the consolidated financial statements for the three months ended March 31, 2018 and 2017 and the years ended December 31, 2017 and 2016 beginning on page F-1 for a description of recent accounting pronouncements that may affect our consolidated financial condition and results of operations.

Impact of Inflation and Changing Prices

The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles in the United States of America which require the measurement of financial position and operating results in terms of historical dollars without considering changes in relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution’s performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

BUSINESS OF CBM BANCORP, INC.

CBM Bancorp is incorporated in the State of Maryland, and has not engaged in any business to date. Upon completion of the conversion and offering, CBM Bancorp will own all of the issued and outstanding stock of Chesapeake Bank of Maryland. We intend to contribute at least 50% of the net offering proceeds to Chesapeake Bank of Maryland. CBM Bancorp will retain the remainder of the net offering proceeds and use a portion of the retained net proceeds to make a loan to the employee stock ownership plan. At a later date, we may use the net proceeds to pay dividends to stockholders and repurchase shares of common stock. We intend to use and invest those proceeds as discussed under “How We Intend to Use the Proceeds from the Offering.”

After the conversion and the offering are complete, CBM Bancorp, as the holding company of Chesapeake Bank of Maryland, will be authorized to pursue other business activities permitted by applicable laws and regulations, which may include the acquisition of banking and financial services companies. We currently have no understandings or agreements to acquire other financial institutions or financial services companies, although we may determine to do so in the future.

Following the offering, our cash flow will depend on earnings from the investment of the net proceeds from the offering that we retain, and any dividends we receive from Chesapeake Bank of Maryland. Chesapeake Bank of Maryland is subject to regulatory limitations on the amount of dividends that it may pay. Initially, CBM Bancorp will neither own nor lease any property, but will instead pay a fee to Chesapeake Bank of Maryland for the use of its premises, equipment and furniture. At the present time, we intend to employ only persons who are officers of Chesapeake Bank of Maryland to serve as officers of CBM Bancorp. We will, however, use the support staff of Chesapeake Bank of Maryland from time to time. We will pay a fee to Chesapeake Bank of Maryland for the time devoted to CBM Bancorp. by employees of Chesapeake Bank of Maryland; however, these persons will not be separately compensated by CBM Bancorp. CBM Bancorp. may hire additional employees, as appropriate; to the extent it expands its business in the future.

BUSINESS OF BANKS OF THE CHESAPEAKE, M.H.C.

Banks of the Chesapeake, M.H.C. is a federally chartered mutual holding company chartered on October 30, 1998. Its primary asset is 1,000 shares of Chesapeake Bank of Maryland’s common stock, which represents all of Chesapeake Bank of Maryland’s outstanding shares. It was organized in connection with the October 30, 1998 conversion of Chesapeake Bank of Maryland from a mutual savings bank to a stock savings bank and the creation of the current mutual holding company structure. As part of the conversion, Banks of the Chesapeake, M.H.C. will cease to exist. At March 31, 2018, on a consolidated basis, Banks of the Chesapeake, M.H.C. had total assets of $180.0 million, deposits of $156.4 million and total equity of $21.8 million.

BUSINESS OF CHESAPEAKE BANK OF MARYLAND

General

Chesapeake Bank of Maryland is a federally chartered savings bank headquartered in Baltimore, Maryland. Chesapeake Bank of Maryland is subject to comprehensive regulation and examination by the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation. Our website address is www.chesapeakebank.com. Information on this website is not and should not be considered a part of this prospectus.

Our principal business consists of attracting retail deposits from the general public in our market area and investing those deposits, together with funds generated from operations and borrowings, primarily in one-to four-family residential mortgage loans, nonresidential real estate loans, construction and land development loans, home equity loans and lines of credit, and, to a lesser extent, commercial business loans and consumer loans. We retain our loans in portfolio depending on market conditions, but we primarily sell our fixed-rate one- to four-family residential mortgage loans in the secondary market. We also invest in various investment securities. Our revenue is derived principally from interest on loans and investments and loan sales. Our primary sources of funds are deposits, Federal Home Loan Bank advances and principal and interest payments on loans and securities.

History

Chesapeake Bank of Maryland was founded in 1913 as New Eastern Avenue Permanent Savings and Loan Association. The name was changed to Chesapeake Federal Savings and Loan Association on January 20, 1960 when it converted to a federal charter. On April 21, 1970, Chesapeake Federal Savings and Loan Association and Kenwood Federal Savings and Loan Association agreed to a merger of the two institutions and the location of the main office on 2001 East Joppa Road, Baltimore, Maryland was established. On August 31, 1980, a merger between Chesapeake Federal Savings and Loan Association and Tuscan Savings and Loan Association was completed. On July 10, 1987, Chesapeake Federal Savings and Loan Association merged with Druid Hill Federal Savings and Loan Association, which was the oldest federally chartered savings and loan institution in Maryland. On January 1, 1998, the name of the institution was changed to Chesapeake Bank of Maryland.

In 1998, Chesapeake Bank of Maryland, then a federally chartered mutual savings bank, reorganized into the mutual holding company form of organization under the corporate title “Banks of the Chesapeake, M.H.C.” To accomplish this transaction, Chesapeake Bank of Maryland organized a federally chartered stock savings bank under the same name as a wholly owned subsidiary. The mutual savings bank then transferred substantially all of its assets and liabilities to the stock savings bank in exchange for shares of the stock savings bank’s common stock, and the mutual savings bank reorganized itself into a federally chartered mutual holding company. No other Chesapeake Bank of Maryland common stock was issued in connection with the mutual holding company reorganization or thereafter and, as a consequence, Banks of the Chesapeake, M.H.C. owns 100% of the outstanding common stock of Chesapeake Bank of Maryland.

At March 31, 2018, we had total assets of $180.0 million, total loans of $140.0 million, total deposits of $156.4 million and total equity of $21.8 million.

Market Area

Chesapeake Bank of Maryland currently serves the Baltimore, Maryland metropolitan area through four banking offices, with two locations in Baltimore County, one location in Anne Arundel County and one location in Harford County. The branches are thus located to the north and south of the city of Baltimore, with the largest market presence on the northern side of Baltimore County, where the main office is maintained. The immediate areas surrounding the four office locations can be categorized as suburban areas of the Baltimore metropolitan area.

Chesapeake Bank of Maryland defines its primary market area as the Baltimore MSA, which includes suburban and urban areas. The regional economy has evolved as employment in the manufacturing/industrialization sector has declined and Chesapeake Bank of Maryland’s market area economy has become broadly similar to the national economy in terms of its employment in key sectors, including services employment. Chesapeake Bank of Maryland’s market area economy is comprised of a large workforce employed in a number of employment sectors including business and professional services, healthcare, wholesale/retail trade, government, and finance/insurance/real estate. Some of the major employers in the market area include Johns Hopkins University and Hospital and Health System, and the University of Maryland Education and Health Care Systems, along with government facilities such as Fort George G. Meade, the Aberdeen Proving Ground and the United States Naval Academy.

Competition

We face significant competition within our market both in making loans and attracting deposits. Our market area has a high concentration of financial institutions, including national, regional and other locally operated commercial banks, savings banks and credit unions. In many cases, these competitors seek to provide some or all of the same community-oriented services as Chesapeake Bank of Maryland. Recently, financial technology companies have begun to foster additional competition.

Some of our competitors offer products and services that we currently do not offer, such as trust services, private banking, insurance services and asset management. Our competition for loans and deposits comes principally from commercial banks, savings institutions, mortgage banking firms and credit unions. We face additional competition for deposits from short-term money market funds, brokerage firms, mutual funds and insurance companies.

As of June 30, 2017 (the latest date for which information is available), our deposit market share was less than 1.0% of total deposits in the Baltimore-Columbia-Towson Metropolitan Statistical Area based on data from the Federal Deposit Insurance Corporation. This data does not reflect deposits held by credit unions with which we also compete. In Baltimore County, Chesapeake Bank of Maryland is ranked 17th out of 32 FDIC-insured institutions with a 0.74% deposit market share. In Harford and Anne Arundel Counties, Chesapeake Bank of Maryland has 0.31% and 0.12% market shares, respectively

Lending Activities

General. Our principal lending activity is originating one- to four-family residential real estate, including home equity loans and lines of credit. We also originate nonresidential real estate loans including multifamily loans, construction and land development loans and, to a lesser extent, commercial business loans and consumer loans. We currently sell in the secondary market the majority of the fixed-rate conforming one- to four-family residential real estate loans that we originate, generally on a servicing-released, limited or no recourse basis, while retaining jumbo loans and adjustable-rate one-to four-family residential real estate loans, in order to manage the duration and time to repricing for our loan portfolio. Subject to market conditions, following completion of the offering, we intend to increase our emphasis on nonresidential real estate lending in an effort to diversify our overall loan portfolio and increase the yield earned on our loans.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio, by type of loan at the dates indicated, excluding loans held for sale.

	At March 31,		At December 31,
	2018		2017		2016
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One- to four-family	$69,628	49.31%	$67,192	47.92%	$65,175	52.03%
Home equity loans and lines of credit	9,182	6.50%	9,540	6.80%	11,521	9.20%
Construction and land development	9,477	6.71%	9,333	6.66%	10,475	8.36%
Nonresidential	47,546	33.68%	48,969	34.93%	35,754	28.55%

Total real estate loans	135,833	96.20%	135,034	96.31%	122,925	98.14%

Other loans:
Commercial	4,823	3.42%	4,604	3.28%	1,805	1.44%
Consumer	536	0.38%	577	0.41%	525	0.42%

Total other loans	5,359	3.80%	5,181	3.69%	2,330	1.86%

Total loans	141,192	100.00%	140,215	100.00%	125,255	100.00%

Net loan origination fees and costs	(123)		(130)		(48)
Allowance for loan losses	(1,092)		(1,038)		(681)

Total loans, net	$139,977		$139,047		$124,526

Loan Portfolio Maturities and Yields. The following table summarizes the scheduled repayments of our loan portfolio at March 31, 2018 and December 31, 2017. Demand loans, having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less. Maturities are based on the final contractual payment date and do not reflect the impact of prepayments and scheduled principal amortization.

	At March 31, 2018
	One-to Four-Family	Home Equity Loans and Lines of Credit	Construction and Land Development	Nonresidential
	(In thousands)
Amounts due in:
One year or less	$1,388	$—	$4,590	$6,114
After one year through two years	897	54	540	328
After two years through three years	800	41	760	2,112
After three years through five years	593	408	3,587	10,579
After five years through ten years	5,614	1,081	—	20,279
After ten years through fifteen years	7,605	3,037	—	4,986
After fifteen years	52,731	4,561	—	3,148

Total	$69,628	$9,182	$9,477	$47,546

	Commercial	Consumer	Total
	(In thousands)
Amounts due in:
One year or less	$446	$31	$12,569
After one year through two years	4	14	1,837
After two years through three years	53	58	3,824
After three years through five years	739	381	16,287
After five years through ten years	3,218	52	30,244
After ten years through fifteen years	—	—	15,628
After fifteen years	363	—	60,803

Total	$4,823	$536	$141,192

	At December 31, 2017
	One-to Four-Family	Home Equity Loans and Lines of Credit	Construction and Land Development	Nonresidential
	(In thousands)
Amounts due in:
One year or less	$1,458	$3	$3,966	$7,477
After one year through two years	1,068	7	918	380
After two years through three years	1,093	80	738	1,254
After three years through five years	611	402	3,711	10,821
After five years through ten years	4,820	1,265	—	21,679
After ten years through fifteen years	7,284	2,825	—	4,568
After fifteen years	50,858	4,958	—	2,790

Total	$67,192	$9,540	$9,333	$48,969

	Commercial	Consumer	Total
	(In thousands)
Amounts due in:
One year or less	$547	$40	$13,491
After one year through two years	5	13	2,391
After two years through three years	55	70	3,290
After three years through five years	580	388	16,513
After five years through ten years	3,040	66	30,870
After ten years through fifteen years	—	—	14,677
After fifteen years	377	—	58,983

Total	$4,604	$577	$140,215

The following table sets forth our fixed and adjustable-rate loans at March 31, 2018 that are contractually due after March 31, 2019 and at December 31, 2017 that are contractually due after December 31, 2018.

	Due After March 31, 2019
	Fixed Rates	Adjustable Rates	Total
	(In thousands)
Real estate loans:
One- to four-family	$64,103	$4,137	$68,240
Home equity loans and lines of credit	871	8,311	9,182
Construction and land development	4,887	—	4,887
Nonresidential	32,810	8,622	41,432
Other loans:
Commercial	4,014	363	4,377
Consumer	451	54	505

Total loans	$107,136	$21,487	$128,623

	Due After December 31, 2018
	Fixed Rates	Adjustable Rates	Total
	(In thousands)
Real estate loans:
One- to four-family	$62,327	$3,407	$65,734
Home equity loans and lines of credit	952	8,585	9,537
Construction and land development	4,992	375	5,367
Nonresidential
Other loans:	32,397	9,095	41,492
Commercial	3,681	376	4,057
Consumer	471	66	537

Total loans	$104,820	$21,904	$126,724

One- to Four-Family Residential Real Estate. Our one- to four-family residential real estate portfolio consists of residential mortgage loans that enable borrowers to purchase or refinance existing homes, most of which serve as the primary residence of the owner. A portion of our one- to four-family residential real estate lending activity consists of the origination of first mortgage loans secured by one- to four-family non-owner occupied residential properties. Our one- to four-family residential real estate portfolio also includes construction loans to individuals that convert to a permanent mortgage at the end of the construction phase. At March 31, 2018, we had $69.6 million of loans secured by one- to four-family residential real estate, representing 49.31% of our total loan portfolio, of which $7.6 million or 10.92% were secured by one- to four-family non-owner occupied residential real estate. Of the $69.6 million in loans secured by one- to four-family residential real estate, $6.5 million or 9.34% were construction permanent loans. In addition, at March 31, 2018, we had $660,000 of one- to four-family residential mortgages held for sale. We primarily originate fixed-rate one- to four-family residential real estate loans, but depending on market conditions and borrower preferences, we also offer adjustable-rate loans. At March 31, 2018, 93.73 % of our one- to four-family residential real estate loans were fixed-rate loans, and 6.27% of such loans were adjustable-rate loans.

Our fixed-rate one- to four-family residential real estate loans typically have terms of 10 to 30 years and are generally underwritten according to FNMA (Federal National Mortgage Association) or FHLMC (Federal Home Loan Mortgage Corporation) guidelines when the loan balance meets such guidelines, and we refer to loans that conform to such guidelines as “conforming loans.” We generally originate both fixed and adjustable-rate mortgage loans in amounts up to the maximum conforming loan limits, which as of March 31, 2018 was generally $517,500 for single-family homes in our market area. We typically sell a majority of our fixed-rate conforming loans on a servicing-released basis. We also originate loans above the lending limit for conforming loans, which are referred to as “jumbo loans,” that we retain in our portfolio. Jumbo loans that we originate typically have 10 to 30 years terms and maximum loan-to-value ratios of 80%. We also offer FHA and VA loans, all of which we originate for sale on a servicing-released, non-recourse basis in accordance with FHA and VA guidelines.

We generally limit the loan-to-value ratios of our mortgage loans without private mortgage insurance to 80% of the sales price or appraised value, whichever is lower. Loans where the borrower obtains private mortgage insurance may be made with loan-to-value ratios up to 97%.

Our adjustable-rate one-to four-family residential real estate loans carry terms to maturity ranging from 10 to 30 years and generally have fixed rates for initial terms of three, five or seven years, and adjust annually thereafter at a margin, which in recent years has been tied to a Treasury index. The maximum amount by which the interest rate may be increased over the life of the loan is generally 5% over the initial interest rate of the loan. We typically hold in the portfolio our adjustable-rate one-to four-family residential real estate loans.

Construction permanent loans are made on the same general terms as our one-to four-family residential real estate loans, but provide for the payment of interest only during the construction phase, which is usually up to twelve months. At the end of the construction phase, the loan converts to a permanent mortgage loan. Prior to making a commitment to fund a construction loan, we require an appraisal of the property by an independent appraiser. We also review and inspect each project prior to disbursement of funds during the term of the construction loan. Loan proceeds are disbursed after inspection of the project based on percentage of completion.

We offer on a limited basis one- to four-family residential real estate loans secured by non-owner occupied properties. Generally, we require personal guarantees from the borrowers on these properties, and we generally do not make loans in excess of 75% loan to value on non-owner occupied properties.

We generally do not offer “interest only” mortgage loans on one- to four-family residential properties. We do not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan. Additionally, we do not offer “subprime loans” (loans that are made with low down-payments to borrowers with weakened credit histories typically characterized by payment delinquencies, previous charge-offs, judgements, bankruptcies, or borrowers with questionable repayment capacity as evidenced by low credit scores or high debt-burden ratios) or Alt-A loans (defined as loans having less than full documentation).

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) prohibits lenders from making residential mortgages unless the lender makes a reasonable and good faith determination that the borrower has a reasonable ability to repay the mortgage loan according to its terms. A borrower may recover statutory damages equal to all finance charges and fees paid within three years of a violation of the ability-to-repay rule and may raise a violation as a defense to foreclosure at any time. As authorized by the Dodd-Frank Act, the Consumer Financial Protection Bureau (“CFPB”) has adopted regulations defining “qualified mortgages” that are presumed to comply with the Dodd-Frank Act’s ability-to-repay rules. Under the CFPB regulations, qualified mortgages must satisfy the following criteria: (i) no negative amortization, interest-only payments, balloon payments, or a term greater than 30 years; (ii) no points or fees in excess of 3% of the loan amount for loans over $100,000; (iii) borrower’s income and assets are verified and documented; and (iv) the borrower’s debt-to-income ratio generally may not exceed 43%. Qualified mortgages are conclusively presumed to comply with the ability-to-pay rule unless the mortgage is a “higher cost” mortgage, in which case the presumption is rebuttable.

Home Equity Loans and Lines of Credit. We offer home equity loans and lines of credit, both of which are secured by either first mortgages or second mortgages on one- to four-family residences. At March 31, 2018, outstanding home equity loans and lines of credit totaled $9.2 million, or 6.50% of total loans outstanding.

The underwriting standards utilized for home equity loans and lines of credit include a title review, the recordation of a lien, a determination of the applicant’s ability to satisfy existing debt obligations and payments on the proposed loan, and the value of the collateral securing the loan. The loan-to-value ratios for our home equity loans and our home equity lines of credit are generally limited to 75% when combined with the first security lien, if applicable. Home equity loans are offered with fixed rates of interest and terms up to 20 years. At March 31, 2018, home equity loans totaled $1.8 million. Our home equity lines of credit generally have 20-year terms and adjustable rates of interest, subject to a contractual floor, which are indexed to the prime rate. At March 31, 2018, home equity lines of credit totaled $7.4 million.

Construction and Land Development. We originate construction loans to local developers and contractors to finance the construction of one- to four-family residential properties, and nonresidential real estate and multi-family properties. We also make a limited amount of land loans to complement our construction lending activities, as such loans are generally secured by lots that will be used for residential construction for the purchase of developed lots and the construction of single-family residences. Land loans also include loans secured by land purchased for investment purposes. At March 31, 2018, our construction and land development loans total $9.5 million, representing 6.71% of our total loan portfolio, and included $5.5 million of land loans.

Most of our construction loans are interest-only loans that provide for the payment of interest during the construction phase. At the end of the construction phase, the loan may convert to a permanent mortgage or the loan may be payable in full. Loans generally can be made with a maximum loan-to-value ratio for one- to four-family residential construction of 80% of the appraised market value upon completion of the project and with a maximum loan-to-value ratio for nonresidential and multifamily construction of 75% of the appraised market value upon completion of the project. Loans for raw land generally have a maximum loan-to-value of 65% and loans for land development or improved lots have a maximum loan-to-value of 75%. Before making a commitment to fund a construction and land development loan, we generally require an appraisal of the property by an independent licensed appraiser. We also generally require an inspection of the property before disbursement of funds during the term of the construction loan. Loan proceeds are disbursed periodically in increments as construction progresses and as inspection by our approved inspectors warrant.

Construction financing generally involves greater credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction cost proves to be inaccurate, we may be required to advance additional funds beyond the amount originally committed in order to protect the value of the property. Moreover, if the estimated value of the completed project proves to be inaccurate, the borrower may hold a property with a value that is insufficient to assure full repayment. Construction loans also expose us to the risks that improvements will not be completed on time in accordance with specifications and projected costs and that repayment will depend on the successful operation or sale of the properties. In addition, many of these borrowers have more than one outstanding loan, so an adverse development with respect to one loan or credit relationship can expose us to significantly greater risk of non-payment and loss.

Nonresidential Real Estate. We offer nonresidential mortgage loans secured by nonresidential real estate, such as retail and office buildings, as well as loans secured by multi-family properties. Our nonresidential real estate portfolio also includes construction loans that convert to permanent mortgages at the end of the construction phase. At March 31, 2018, we had $47.5 million in nonresidential mortgages, representing 33.68% of our total loan portfolio and included $7.4 million of multifamily loan and $2.9 million in construction permanent loans. Excluding multifamily loans and construction permanent loans, $15.5 million of our nonresidential real estate portfolio was owner-occupied real estate and $21.7 million was secured by income producing, or non-owner occupied real estate.

We originate a variety of fixed and adjustable-rate nonresidential real estate loans with terms generally up to 10 years and amortization periods generally up to 25 years, which may include balloon loans. Interest rates and payments on our adjustable-rate loans are generally indexed to the prime rate, plus a margin. Construction permanent loans are made on the same general terms as nonresidential real estate loans, but provide for the payment of interest only during the construction phase, which is usually up to twelve months. At the end of the construction phase, the loan converts to a permanent mortgage loan.

We consider a number of factors in originating nonresidential real estate loans. We evaluate the qualifications and financial condition of the borrower, including project-level and global cash flows, credit history, and management expertise, as well as the value and condition of the property securing the loan. When evaluating the qualifications of the borrower, we consider the financial resources of the borrower and the borrower’s experience in owning or managing similar properties. Nonresidential owner-occupied real estate loans are generally originated in amounts up to 80% of the appraised value or the purchase price of the property securing the loan, whichever is lower. Nonresidential non-owner occupied and multifamily loans are generally originated in amounts up to 75% of the appraised value or the purchase price of the property securing the loan, whichever is lower. When circumstances warrant, guarantees are obtained from commercial real estate customers. In addition, the borrower’s and guarantor’s financial information on such loans is monitored on an ongoing basis by requiring periodic financial statement updates.

Nonresidential real estate loans entail greater risks compared to one- to four-family residential real estate loans because they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment of loans secured by income-producing properties typically depends on the successful operation of the property, as repayment of the loan generally is dependent, in large part, on sufficient income for the property to cover operating expenses and debt service. Changes in economic conditions that are not in the control of the borrower or lender could affect the value of the collateral for the loan or the future cash flow of the property. Additionally, any decline in real estate values may be more pronounced for nonresidential real estate than residential properties.

Commercial. We originate commercial term loans and lines of credit to a variety of small and medium sized businesses in our market area. These loans are generally secured by business assets, and we may support this collateral with junior liens on real property. At March 31, 2018, commercial loans were $4.8 million, or 3.42% of our total loan portfolio.

The commercial loans we offer include term loans and revolving lines of credit. Commercial loans and lines of credit are made with either fixed or variable rates of interest. Variable rates are based on the prime rate, plus a margin. Commercial loans typically have shorter terms to maturity and higher interest rates and nonresidential real estate loans, but may involve more credit risk because of the type and nature of the collateral.

When making commercial loans, we consider the financial statements of the borrower, our lending history with the borrower, the debt service capabilities and global cash flows of the borrower and other guarantors, the projected cash flows of the business and the value of the collateral, accounts receivable, inventory and equipment.

Consumer. We offer a limited range of consumer loans, principally to customers residing in our primary market area with other relationships with us and with acceptable credit ratings. Our consumer loans generally consist of loans secured by deposit accounts, loans on new and used automobiles and unsecured personal loans. At March 31, 2018, consumer loans were $536,000, or 0.38% of our total loan portfolio.

Loan Originations, Participations, Purchases and Sales. Loan originations are generated by our loan personnel and from referrals from existing customers and real estate brokers. All loans we originate are underwritten pursuant to our policies and procedures. While we originate both fixed and adjustable-rate loans, our ability to generate each type of loan depends upon relative borrower demand and pricing levels established by competing banks, credit unions and mortgage banking companies. Our volume of loan originations is influenced significantly by market interest rates, and accordingly, the volume of our loan originations can vary from period to period.

Consistent with our interest rate risk strategy, in the low interest rate environment that has existed in recent years, we have sold on a servicing-released basis a significant portion of our fixed-rate conforming one-to four-family residential mortgage loans that we have originated. We consider our balance sheet as well as market conditions on an ongoing basis in making decisions as to whether to hold loans we originate for investment or to sell such loans to investors, choosing the strategy that is most advantageous to us from a profitability and risk management standpoint.

From time to time, we may purchase participation interests in loans. We underwrite our participation interest in the loan that we are purchasing according to our own underwriting criteria and procedures. We also have sold portions of loans that exceeded our loans-to-one borrower legal lending limit and for risk diversification. In addition, we sometimes purchase whole loans from third parties to supplement our loan production. These loans generally consist of loans secured by one-to four-family residential real estate. In February 2017, we purchased a block of one-to four-family residential mortgages from another financial institution for $1.78 million, net of discount, with an average yield of 4.16% and, as of the date hereof, these loans are performing as agreed.

The following table shows our loan originations, participations, purchases, sales and repayment activities for the periods indicated, including loans held for sale.

	Three Months Ended March 31,		Years Ended December 31,
	2018	2017	2017	2016
	(Dollars in thousands)
Total loans at beginning of year:	$140,215	$125,255	$125,255	$117,663
Loans originated:
Real estate loans:
One- to four-family	4,325	5,568	21,748	14,858
Home equity loans and lines of credit	113	192	414	705
Construction and land development	—	942	2,695	1,447
Nonresidential	1,015	7,006	16,763	13,112
Other loans:
Commercial	474	2,427	3,645	1,194
Consumer	71	44	303	233

Total loans originated:	5,998	16,179	45,568	31,549

Loans purchased:
One- to-four-family	—	1,780	1,780	—

Loan sales and loan principal repayments:
Loan sales:
One- to-four-family	(2,990)	(1,528)	(7,429)	(2,590)
Principal repayments	(2,031)	(4,707)	(24,959)	(21,367)

Net loan activity	977	11,724	14,960	7,592

Total loans at the end of year	$141,192	$136,979	$140,215	$125,255

Loans to One Borrower. Pursuant to applicable law, the aggregate amount of loans that we are permitted to make to any one borrower or group of related borrowers is generally limited to 15% of the Bank’s unimpaired capital and surplus (25% if the amount in excess of 15% is secured by “readily marketable collateral.” This 15% of unimpaired capital and surplus was approximately $3.5 million as of March 31, 2018. Our internal limit at March 31, 2018 was 12.5% of unimpaired capital and surplus, or approximately $2.9 million. On the same date, Chesapeake Bank of Maryland had no borrowers with outstanding balances in excess of this amount. At March 31, 2018 our largest credit relationship totaled $2.6 million, consisting of three loans secured by nonresidential property, land and equipment all of which are performing as agreed. As a result of the conversion, we expect our regulatory loans to one borrower, limit will increase.

Loan Approval Procedures and Authority. Our lending is subject to written policies, underwriting standards and operating procedures. Decisions on the loan applications are made on the basis of detailed applications submitted by the prospective borrower, credit histories that we obtain and property valuations, consistent with our appraisal policy. The appraisals are prepared by outside independent licensed appraisers approved by the board of directors. To assess the borrower’s ability to repay, we review the borrower’s income and expenses and employment and credit history. In the case of nonresidential real estate loans, we also review projected income, expenses and the viability of the project being financed. When applicable, rent rolls, leases and contingent liabilities are received. The Board of Directors establishes and approves the members of the Loan Committee, our loan policies as well as our lending limits. The Board of Directors has granted loan approval authority to certain senior officers up to prescribed limits not exceeding $500,000 depending on the officer’s experience. Loans in excess of $500,000 but not greater than $750,000 require approval of both our Chief Credit Officer and the Chief Lending Officer. Loans in excess of $750,000 but not greater than $1.5 million require approval of the Management Loan Committee. Loans in excess of $1.5 million require approval of the Loan Committee. Regardless of loan amount, any loan that involves an exception to loan policy must be authorized by the Loan Committee. Exceptions to loan policy are reported to the Board of Directors monthly. We require title insurance on our mortgage loans as well as fire and extended coverage casualty insurance in amounts at least equal to the principal amount of the loan or the value of improvements on the property, depending on the type of loan.

Delinquencies and Asset Quality

Delinquency Procedures. When a loan payment becomes 16 days past due, we contact the customer by mailing a late notice, and loan officers may contact their customers. If a loan payment becomes 30 days past due, we mail an additional late notice and a loan-specific letter written by a collection representative, and we also place telephone calls to the borrower. These loan collection efforts continue until a loan becomes 90 days past due, at which point we would refer the loan for foreclosure proceedings unless management determines that it is in the best interest of the Bank to work further with the borrower to arrange a workout plan. A summary report of all loans 30 days or more past due is provided to the board of directors each month.

Loans Past Due and Non-Performing Assets. Loans are reviewed on a regular basis. Management determines that a loan is impaired or non-performing when it is probable at least a portion of the loan will not be collected in accordance with the original terms due to a deterioration in the financial condition of the borrower or the value of the underlying collateral if the loan is collateral dependent. When a loan is determined to be impaired, the measurement of the loan in the allowance for loan losses is based on the present value of the expected future cash flows, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral. Non-accrual loans are loans for which collectability is questionable and, therefore, interest on such loans will no longer be recognized on an accrual basis. All loans that become 90 days or more delinquent are placed on non-accrual status unless the loan is well secured and in the process of collection. When loans are placed on non-accrual status, unpaid accrued interest is fully reversed, and further income is recognized only to the extent received on a cash basis or cost recovery method.

When we acquire real estate as a result of foreclosure, the real estate is classified as foreclosed real estate. Foreclosed real estate is recorded at the lower of carrying amount or fair value, less estimated costs to sell. Prior to acquisition, we generally order a new appraisal to determine the current market value of the property. Any excess of the recorded value of the loan satisfied over the market value of the property is charged against the allowance for loan losses, or, if the existing allowance is inadequate, charged to expenses of the current period. After acquisition, all costs incurred to maintain the property are expensed. Costs relating to the development and improvement of the property, however, are capitalized to the extent of estimated fair value less estimated costs to sell.

A loan is classified as a troubled debt restructuring if, for economic or legal reasons related to the borrower’s financial difficulties, we grant a concession to the borrower that we would not otherwise consider. This usually includes a modification of loan terms, such as reduction of the interest rate to below market terms, capitalizing past due interest or extending the maturity date and possibly a partial forgiveness of the principal amount due. Interest income on restructured loans is accrued after the borrower demonstrates the ability to pay under the restructured terms through a sustained period of repayment performance, which is generally six consecutive months.

Delinquent Loans. The following tables set forth our loan delinquencies, including non-accrual loans, by type and amount at the dates indicated.

				At December 31,
	At March 31, 2018			2017			2016
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due
	(In Thousands)
Real estate loans:
One- to four-family	$9	$161	$393	$9	$—	$706	$166	$—	$106
Home equity loans and lines of credit	—	20	—	12	104	—	32	—	—
Construction and land development	—	—	123	—	—	123	—	—	—
Nonresidential	—	—	—	1,023	—	—	—	—	—
Other loans:
Commercial	—	—	—	—	—	—	—	—	—
Consumer	1	—	—	1	—	—	2	—	—

Total	$10	$181	$516	$1,045	$104	$829	$200	$—	$106

Non-Performing Assets. The following table sets forth information regarding our non-performing assets. Non-accrual loans include non-accruing troubled debt restructurings of $180,000, $230,000 and $0 at March 31, 2018 and December 31, 2017 and 2016, respectively.

	At March 31, 2018	At December 31,
		2017	2016
	(Dollars in thousands)
Non-accrual loans:
Real estate loans:
One- to four-family	$671	$706	$168
Home equity loans and lines of credit	—	49	—
Construction and land development	123	123	—
Nonresidential	—	—	—
Other loans:
Commercial	—	—	—
Consumer	—	—	—

Total non-accrual loans	794	878	168
Foreclosed real estate	865	865	1,440

Total non-performing assets	$1,659	$1,743	$1,608

Accruing troubled debt restructured loans:
Real estate loans:
One- to four-family	$—	$—	$341
Home equity loans and lines of credit	48	—	18
Construction and land development	—	—	—
Nonresidential	—	—	—
Other loans:
Commercial	—	—	—
Consumer	—	—	—

Total accruing troubled debt restructured loans	48	—	359

Total non-performing assets and accruing troubled debt restructured loans	$1,707	$1,743	$1,967

Total non-performing loans to total loans	0.56%	0.63%	0.13%
Total non-performing assets to total assets	0.92%	0.98%	0.92%
Total non-performing assets and accruing troubled debt restructured loans to total assets	0.95%	0.98%	1.13%

Interest income that would have been recorded for the three months ended March 31, 2018 had non-accruing loans been current according to their original terms amounted to $23,000. Interest income that would have been recorded for the years ended December 31, 2017 and 2016 had non-accruing loans been current according to their original terms amounted to $23,000 and $2,000, respectively. We recognized $9,000, $25,000 and $10,000 of interest income for these loans for the three months ended March 31, 2018 and for the years ended December 31, 2017 and 2016, respectively.

As of March 31, 2018 and December 31, 2017, there were no loans not disclosed in the above table, where known information about possible credit problems of borrowers causes management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms.

Classified Assets. Federal regulations provide for the classification of loans and other assets that are considered to be of lesser quality as substandard, doubtful, or loss assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those assets characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets (or portions of assets) classified as loss are those considered uncollectible and of such little value that their continuance as assets is not warranted. Assets that do not expose the insured institution to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve close attention, are required to be designated as special mention.

When assets are classified as either substandard or doubtful, it may establish a portion of the related general loss allowances to such assets as it deems prudent by management to cover probable accrued losses. General allowances represent loss allowances which have been established to cover probable accrued losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as loss, it is required to either establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the regulatory authorities, which may require the establishment of additional general or specific loss allowances.

In connection with the filing of our periodic reports with the Office of the Comptroller of the Currency and in accordance with our classification of assets policy, we regularly review the problem loans in our portfolio to determine whether any loans require classification in accordance with applicable regulations.

On the basis of this review of our assets, our classified and special mention assets, which includes foreclosed real estate, at the dates indicated were as follows:

	At March 31, 2018	At December 31,
		2017	2016
	(In thousands)
Substandard assets	$2,181	$2,305	$4,297
Doubtful assets	—	—	—
Loss assets	—	—	—

Total classified assets	$2,181	$2,305	$4,297

Special mention assets	$995	$972	$438

Allowance for Loan Losses

Analysis and Determination of the Allowance for Loan Losses. The allowance for loan losses is maintained at a level which, in management’s judgment, is adequate to absorb probable credit losses inherent in the loan portfolio. The amount of the allowance is based on management’s evaluation of the collectability of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values for the present value of estimated cash flows. Because of uncertainties associated with regional economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that management’s estimate of probable credit losses inherent in the loan portfolio and the related allowance may change materially in the near-term. The allowance is increased by a provision for loans losses which is charged to expense and reduced by full and partial charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. Management’s periodic evaluation of the adequacy of the allowance is based on various factors, including, but not limited to, management’s ongoing review and grading of loans, facts and issues related to specific loans, historical loan loss or loan pools, the fair value of the underlying collateral, current economic conditions and other qualitative and quantitative factors which could affect potential credit losses. An as integral part of their examination process, the Office of the Comptroller of the Currency will periodically review our allowance for loan losses, and as a result of such reviews, we may have to adjust our allowance for loan losses.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers pools of loans by loan class. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative factors. These significant factors may include changes in lending policies and procedures, changes in existing general economic and business conditions affecting our primary lending areas, credit quality trends, collateral value, loan volumes and concentrations, seasoning for the loan portfolio, recent loss experience in particular segments of the portfolio, duration of the current business cycle and bank regulatory examination results. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

We continue to monitor and modify our allowance for loan losses as conditions dictate. No assurances can be given that the level of allowance for loan losses will cover all of the inherent losses on the loans or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of the allowance for loan losses.

Current Expected Credit Losses. On June 16, 2016, the Financial Accounting Standards Board issued the current expected credit losses (“CECL”) standard. The new standard will have a pervasive impact on us. In response to the new model, we are assessing our risk management policies and procedures in order for us to successfully implement CECL. Once adopted, we will have to estimate the allowance for loan losses on expected losses rather than incurred losses.

The following table sets forth activity in our allowance for loan losses for the periods indicated.

	Three Months Ended March 31,		Years Ended December 31,
	2018	2017	2017	2016
	(Dollars in thousands)
Allowance at the beginning of the period	$1,038	$681	$681	$803
Charge-offs:
Real estate loans:
One- to four-family	30	—	19	8
Home equity loans and lines of credit	—	—	—	18
Construction and land development	—	—	657	—
Nonresidential	—	—	—	35
Other loans:
Commercial	—	—	—	—
Consumer	—	—	2	1

Total charge-offs	30	—	678	62

Recoveries:
Real estate loans:
One- to four-family	—	—	6	—
Home equity loans and lines of credit	—	—	—	1
Construction and land development	9	—	—	—
Nonresidential	—	—	—	—
Other loans:
Commercial	—	—	—	—
Consumer	—	—	4	1

Total recoveries	9	—	10	2

Net charge-offs	21	—	668	60
Provision for (reversal of) loan losses	75	50	1,025	(62)

Allowance for loan losses at end of period	$1,092	$731	$1,038	$681

Ratios:
Net charge-offs to average loans outstanding	0.02%	—	0.48%	0.05%
Allowance for loan losses to non-performing loans	137.53%	432.54%	118.22%	405.36%
Allowance for loan losses to total loans	0.77%	0.53%	0.74%	0.54%

Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan losses allocated by loan category and the percent of the allowance in each category to the total allocated allowance at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At March 31, 2018			At December 31,
				2017			2016
	Allowance for Loan Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans
	(Dollars in Thousands)
Real estate loans:
One- to four-family	$259	23.72%	49.31%	$238	22.93%	47.92%	$74	10.87%	52.03%
Home equity loans and lines of credit	75	6.87%	6.50%	83	8.00%	6.80%	91	13.36%	9.20%
Construction and land development	187	17.12%	6.71%	173	16.67%	6.66%	309	45.37%	8.36%
Nonresidential	481	44.05%	33.68%	447	43.06%	34.93%	100	14.68%	28.55%
Other loans:
Commercial	27	2.47%	3.42%	44	4.24%	3.28%	55	8.08%	1.44%
Consumer	16	1.47%	0.38%	16	1.54%	0.41%	13	1.91%	0.42%

Total allocated allowance	1,045	95.70%	100.00%	1,001	96.44%	100.00%	642	94.27%	100.00%
Unallocated	47	4.30%	—	37	3.56%	—	39	5.73%	—

Total	$1,092	100.00%	100.00%	$1,038	100.00%	100.00%	$681	100.00%	100.00%

At March 31, 2018, our allowance for loan losses represented 0.77% of total loans and 137.53% of nonperforming loans. The allowance for loan losses increased to $1.1 million at March 31, 2018 from $1.0 million at December 31, 2017. There were $21,000 and $0 in net loan charge-offs during the three months ended March 31, 2018 and March 31, 2017, respectively.

At December 31, 2017, our allowance for loan losses represented 0.74% of total loans and 118.22% of nonperforming loans. The allowance for loan losses increased to $1.0 million at December 31, 2017 from $681,000 at December 31, 2016. There were $668,000 and $60,000 in net loan charge-offs during the years ended December 31, 2017 and December 31, 2016, respectively. The increase in net loan charge-offs during the year ended December 31, 2017 was primarily attributable to a charge-off of $657,000 relating to one construction and land development loan relationship for which we have no additional exposure.

Investment Activities

General. Our investment policy is established and reviewed annually by the board of directors. We are permitted under federal law to invest in various types of liquid assets, including United States Government obligations, securities of various federal agencies and of state and municipal governments, mortgage-backed securities, time deposits of federally insured institutions, certain bankers’ acceptances and federal funds.

Our investment objectives are to maintain high asset quality, to provide and maintain liquidity, to establish an acceptable level of interest rate and credit risk, to provide an alternate source of low-risk investments when demand for loans is weak and to generate a favorable return. The board of directors has the overall responsibility for the investment portfolio, including approval of our investment policy. The board of directors is also responsible for implementation of the investment policy and monitoring investment performance. The board of directors reviews the status of the investment portfolio on a quarterly basis, or more frequently if warranted.

Generally accepted accounting principles require that, at the time of purchase, we designate a security as held to maturity, available for sale, or trading, depending on our ability and intent to hold such security. Securities available for sale are reported at fair value, while securities held to maturity are reported at amortized cost. We do not maintain a trading portfolio. Establishing a trading portfolio would require specific authorization by the board of directors.

Securities Portfolio Composition. The following table sets forth the amortized cost and estimated fair value of our available for sale and held to maturity securities at the dates indicated.

	At March 31, 2018		At December 31,
			2017		2016
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Securities available for sale:
U.S. Government and Federal Agency obligations	$5,499	$5,385	$5,499	$5,424	$4,000	$3,918
Municipal securities	1,507	1,474	1,507	1,500	—	—

Total securities available for sale	$7,006	$6,859	$7,006	$6,924	$4,000	$3,918

Securities held to maturity:
Residential mortgage-backed securities	$3,187	$3,317	$3,323	$3,507	$4,321	$4,579

Total securities held to maturity	$3,187	$3,317	$3,323	$3,507	$4,321	$4,579

At March 31, 2018, the available for sale portfolio, which is carried at fair value, totaled $6.8 million, or 3.78% of total assets and the held to maturity portfolio, which is carried at amortized cost, totaled $3.2 million, or 1.78% of total assets. We also held $15.2 million in interest-bearing deposits at other banks, $3.7 million in time deposits in other banks and $245,000 of stock in the Federal Home Loan Bank of Atlanta at March 31, 2018.

United States Government and Federal Agency Obligations. While United States Government and federal agency securities generally provide lower yields than other investments in the securities investment portfolio, we maintain these investments, to the extent appropriate, for liquidity purposes, as collateral for borrowings and as an interest rate risk hedge in the event of significant mortgage loan prepayments. At March 31, 2018, U.S. Government and Federal Agency obligations consisted of fixed-rate Treasury securities, and fixed-rate Federal Home Loan Bank, Farm Credit Bank and Fannie Mae securities. At March 31, 2018, our United States Government and federal agency securities totaled $6.8 million.

Municipal Securities. We have invested in municipal securities which have a higher yield than U.S. Government and Federal Agency obligations in order to improve the yield of the securities portfolio. Municipal obligations generally involve more credit risk than U.S. Government and Federal Agency securities which have the explicit or implicit backing of the federal government. The market for municipal securities is also more limited than that for U.S. Government and Federal Agency obligations. Under our investment policy, municipal securities must be rated “AA” by at least one nationally recognized rating agency in order to be considered for investment. At March 31, 2018, our municipal obligations consisted of $1.5 million of taxable fixed-rate municipal revenue bonds.

Mortgage-Backed Securities. We invest in residential mortgage-backed securities insured or guaranteed by Ginnie Mae, Freddie Mac or Fannie Mae. We have not purchased privately-issued mortgage-backed securities. We invest in mortgage-backed securities to achieve positive interest rate spreads with minimal administrative expense, and to lower our credit risk as a result of the guarantees provided by Ginnie Mae, Freddie Mac or Fannie Mae.

Ginnie Mae is a government agency within the Department of Housing and Urban Development which is intended to help finance government-assisted housing programs. Ginnie Mae securities are backed by loans insured by the Federal Housing Administration, or guaranteed by the Veterans Administration. The timely payment of principal and interest on Ginnie Mae securities is guaranteed by Ginnie Mae and backed by the full faith and credit of the U.S. Government. Freddie Mac is a private corporation chartered by the U.S. Government. Freddie Mac issues participation certificates backed principally by conventional mortgage loans. Freddie Mac guarantees the timely payment of interest and the ultimate return of principal on participation certificates. Fannie Mae is a private corporation chartered by the U.S. Congress with a mandate to establish a secondary market for mortgage loans. Fannie Mae guarantees the timely payment of principal and interest on Fannie Mae securities. In September 2008, the Federal Housing Finance Agency placed Freddie Mac and Fannie Mae into conservatorship. The U.S. Treasury has implemented a set of financing agreements to ensure that Freddie Mac and Fannie Mae meet their obligations to holders of bonds that they have issued or guaranteed.

Investments in residential mortgage-backed securities involve a risk that actual payments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or acceleration of any discount relating to such interests, thereby affecting the net yield on our securities. We periodically review current prepayment speeds to determine whether prepayment estimates require modification that could cause amortization or accretion adjustments. There is also reinvestment risk associated with the cash flows from such securities or in the event such securities are redeemed by the issuer. In addition, the market value of such securities may be adversely affected by changes in interest rates. At March 31, 2018, mortgage-backed securities totaled $3.2 million and consisted of $2.8 million in fixed-rate securities and $392,000 in variable-rate securities.

Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio at March 31, 2018, are summarized in the following table. Maturities are based on the final contractual payment date, and do not reflect the effect of scheduled principal repayments, prepayments, or early redemptions that may occur. Adjustable-rate mortgage-backed securities are included in the period in which interest rates are next scheduled to adjust.

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Securities available for sale:
U.S. government and agency obligations	$1,000	0.96%	$4,499	1.57%	$—	—	$—	—	$5,499	$5,385	1.46%
Municipal securities	—	—	1,004	2.37%	503	2.96%	—	—	1,507	1,474	2.56%

Total securities available for sale	$1,000	0.96%	$5,503	1.72%	$503	2.96%	$—	—	$7,006	$6,859	1.70%

Securities held to maturity:
Residential mortgage-backed securities	$2	2.09%	$66	4.69%	$781	4.15%	$2,338	3.96%	$3,187	$3,317	4.02%

Total investment securities	$2	2.09%	$66	4.69%	$781	4.15%	$2,338	3.96%	$3,187	$3,317	4.02%

Sources of Funds

General. Deposits traditionally have been the primary source of funds for our lending and investment activities. In addition to deposits, we derive funds primarily from principal and interest payments on loans. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates, money market conditions and competition. Borrowings may also be used on a short-term basis to compensate for reductions in the availability of funds from other sources and may be used on a longer-term basis for general business purposes.

Deposits. We generate deposits primarily from within our market area through our branches. We offer a selection of deposit accounts, including demand accounts, savings accounts, certificates of deposit and individual retirement accounts. Deposit account terms vary, with the primary differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate.

Interest rates paid, maturity terms, service fees and premature withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. We rely upon personalized customer service, long-standing relationships with customers, and the favorable image of the Bank in the community to attract and retain deposits.

The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates and competition. Based on experience, we believe that our deposits are relatively stable. However, the ability to attract and maintain deposits and the rates paid on these deposits, has been and will continue to be significantly affected by market conditions.

The following table sets forth the average balance and weighted average rate of our deposit products for the periods indicated.

	At March 31, 2018			At December 31,
				2017			2016
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Deposit type:
Interest-bearing demand	$26,133	16.75%	0.22%	$24,035	15.61%	0.22%	$22,228	14.86%	0.22%
Money market	13,325	8.54%	0.21%	13,556	8.81%	0.21%	14,000	9.36%	0.21%
Savings	24,810	15.89%	0.05%	24,226	15.74%	0.05%	22,041	14.73%	0.05%
Certificates of deposit	75,405	48.30%	1.03%	75,031	48.74%	0.93%	74,808	49.99%	0.87%

Interest-bearing deposits	139,673	89.48%		136,848	88.90%		133,077	88.94%
Non-interest bearing demand	16,429	10.52%	—	17,085	11.10%	—	16,542	11.06%	—

Total deposits	$156,102	100.00%	0.62%	$153,933	100.00%	0.58%	$149,619	100.00%	0.56%

At March 31, 2018, the aggregate amount of all our certificates of deposit in amounts greater than or equal to $100,000 was approximately $37.8 million. The following table sets forth the maturity of these certificates as of March 31, 2018.

March 31, 2018
(In thousands)
Maturity period:
Three months or less	$4,161
Over three through six months	3,001
Over six through twelve months	7,761
Over twelve months	22,834

Total	$37,757

At March 31, 2018, certificates of deposit equal to or greater than $250,000 totaled $11.0 million of which $4.8 million matures on or before March 31, 2019.

The following table sets forth all of our certificates of deposit classified by interest rate as of the dates indicated.

	At March 31, 2018	At December 31,
		2017	2016
	(In thousands)
Interest Rate Range:
0.01 – 0.99%	$25,279	$25,240	$29,976
1.00 – 1.99%	46,369	46,972	44,573
2.00 – 2.99%	4,173	2,817	228
3.00 and greater	—	7	44

Total	$75,821	$75,036	$74,821

The following table sets forth by interest rate ranges information concerning the maturities of our certificates of deposit as of March 31, 2018.

	Period to Maturity
	Less Than or Equal to One Year	More Than One to Two Years	More Than Two to Three Years	More Than Three Years	Total	Percent of Total Certificate Accounts
	(Dollars in thousands
Interest Rate Range:
0.01 – 0.99%	$14,750	$4,908	$3,155	$2,466	$25,279	33.34%
1.00 – 1.99%	16,449	14,867	8,026	7,027	46,369	61.16%
2.00 – 2.99%	—	103	—	4,070	4,173	5.50%

	$31,199	$19,878	$11,181	$13,563	$75,821	100.00%

Borrowings. We may obtain advances from the Federal Home Loan Bank of Atlanta upon the security of the common stock we own in that bank and certain of our residential mortgage loans, provided certain standards related to creditworthiness have been met. These advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities. Federal Home Loan Bank advances are generally available to meet seasonal and other withdrawals of deposit accounts and to permit increased lending.

At March 31, 2018 and December 31, 2017 and 2016, we were permitted to borrow up to an aggregate total of $44.5 million, $45.4 million and $43.9 million, respectively, from the Federal Home Loan Bank of Atlanta. There were no Federal Home Loan Bank borrowings outstanding at March 31, 2018 and December 31, 2017 and 2016. Additionally, we had credit availability of $2,000,000 with a correspondent bank for short-term liquidity needs, if necessary. There were no borrowings outstanding at March 31, 2018 and December 31, 2017 and 2016 under this facility.

The following table shows certain information regarding Federal Home Loan Bank advances at or for the dates indicated:

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2018	2017	2017	2016
	(Dollars in thousands)
Balance at end of period	$—	$—	$—	$—
Average balance during the period	—	—	1,584	—
Maximum balance outstanding at any month-end during the period	—	—	6,000	—
Weighted average interest rate at end of period	—	—	—	—
Weighted average interest rate during the period	—	—	1.26%	—

Properties

As of March 31, 2018, the net book value of our office properties was $1.7 million, and the net book value of our furniture, fixtures and equipment was $226,000. The following table sets forth information regarding our offices.

Location	Leased or Owned	Year Acquired or Leased	Net Book Value of Real Property
			(In thousands)
Main Office:
2001 East Joppa Road	Owned	1972	$766
Baltimore, Maryland 21234
Other Properties:
Arbutus Branch	Owned	1980	196
5424 Carville Avenue
Arbutus, Maryland 21227
Bel Air Branch	Owned	2003	712
1-A Bel Air South Parkway
Bel Air, Maryland 21015
Pasadena Branch	Leased	1987	N/A
3820 Mountain Road
Pasadena, Maryland 21122

We believe that current facilities are adequate to meet our present and foreseeable needs, subject to possible future expansion.

Subsidiaries

CBM Bancorp will have no subsidiaries other than Chesapeake Bank of Maryland.

Personnel

At March 31, 2018, Chesapeake Bank of Maryland had 39 full-time employees and seven part-time employees, none of whom was a party to a collective bargaining agreement.

Legal Proceedings

We are not involved in any pending legal proceedings as a defendant other than routine legal proceedings occurring in the ordinary course of business. As of March 31, 2018, we were not involved in any legal proceedings the outcome of which would be material to our financial condition or results of operations.

Expense and Tax Allocation

Chesapeake Bank of Maryland will enter into an agreement with CBM Bancorp to provide it with certain administrative support services for compensation not less than the fair market value of the services provided. In addition, Chesapeake Bank of Maryland and CBM Bancorp will enter into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.

SUPERVISION AND REGULATION

General

As a federal savings association, Chesapeake Bank of Maryland is subject to examination, supervision and regulation, primarily by the Office of the Comptroller of the Currency and, secondarily, by the Federal Deposit Insurance Corporation. The federal system of regulation and supervision establishes a comprehensive framework of activities in which Chesapeake Bank of Maryland may engage and is intended primarily for the protection of depositors and the Federal Deposit Insurance Corporation’s Deposit Insurance Fund. This regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the Federal Deposit Insurance Corporation’s deposit insurance fund and depositors, and not for the protection of security holders. Chesapeake Bank of Maryland also is a member of and owns stock in the Federal Home Loan Bank of Atlanta, which is one of the 11 regional banks in the Federal Home Loan Bank System.

Under this system of regulation, the regulatory authorities have extensive discretion in connection with their supervisory, enforcement, rulemaking and examination activities and policies, including rules or policies that: establish minimum capital levels; restrict the timing and amount of dividend payments; govern the classification of assets; determine the adequacy of loan loss reserves for regulatory purposes; and establish the timing and amounts of assessments and fees. Moreover, as part of their examination authority, the banking regulators assign numerical ratings to banks and savings institutions relating to capital, asset quality, management, liquidity, earnings and other factors. These ratings are inherently subjective and the receipt of a less than satisfactory rating in one or more categories may result in enforcement action by the banking regulators against a financial institution. A less than satisfactory rating may also prevent a financial institution, such as Chesapeake Bank of Maryland or its holding company, from obtaining necessary regulatory approvals to access the capital markets, pay dividends, acquire other financial institutions or establish new branches.

In addition, we must comply with significant anti-money laundering and anti-terrorism laws and regulations, Community Reinvestment Act laws and regulations, and fair lending laws and regulations. Government agencies have the authority to impose monetary penalties and other sanctions on institutions that fail to comply with these laws and regulations, which could significantly affect our business activities, including our ability to acquire other financial institutions or expand our branch network.

As a savings and loan holding company following the conversion, CBM Bancorp will be required to comply with the rules and regulations of the Federal Reserve Board. It will be required to file certain reports with the Federal Reserve Board and will be subject to examination by and the enforcement authority of the Federal Reserve Board. CBM Bancorp will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Any change in applicable laws or regulations, whether by the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Federal Reserve Board or Congress, could have a material adverse impact on the operations and financial performance of CBM Bancorp and Chesapeake Bank of Maryland.

Set forth below are certain material regulatory requirements that are or will be applicable to Chesapeake Bank of Maryland and CBM Bancorp. This description is limited to certain material aspects of the statutes and regulations addressed, and is not intended to be a complete description of such statutes and regulations and their effects on Chesapeake Bank of Maryland and CBM Bancorp.

Federal Banking Regulation

Business Activities. A federal savings association derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and applicable federal regulations. Under these laws and regulations, Chesapeake Bank of Maryland may invest in mortgage loans secured by residential and commercial real estate, commercial business and consumer loans, certain types of debt securities and certain other assets, subject to applicable limits. Chesapeake Bank of Maryland may also establish, subject to specified investment limits, service corporation subsidiaries that may engage in certain activities not otherwise permissible for Chesapeake Bank of Maryland, including real estate investment and securities and insurance brokerage. The Economic Growth, Regulatory Relief, and Consumer Protection Act, which was signed into law in May 2018, amends the Home Owners’ Loan Act to permit federal savings associations with less than $20 billion in total assets to elect to operate, subject to supervision by the Office of the Comptroller of the Currency, with the same rights and duties as national banks (including operating without certain restrictions on lending and asset composition requirements).

Capital Requirements. Federal regulations require federally insured depository institutions to meet several minimum capital standards: a common equity Tier 1 capital to risk-based assets ratio, a Tier 1 capital to risk-based assets ratio, a total capital to risk-based assets ratio, and a Tier 1 capital to total average assets leverage ratio. These capital requirements took effect January 1, 2015 and are the result of a final rule implementing recommendations of the Basel Committee on Banking Supervision and certain requirements of the Dodd-Frank Act.

The capital standards require the maintenance of common equity Tier 1 capital, Tier 1 capital and Total capital to risk-weighted assets of at least 4.5%, 6% and 8%, respectively. The regulations also establish a minimum leverage ratio of at least 4% Tier 1 capital. Common equity Tier 1 capital is generally defined as common stockholders’ equity and retained earnings. Tier 1 capital is generally defined as common equity Tier 1 and additional Tier 1 capital. Additional Tier 1 capital includes certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries. Total capital includes Tier 1 capital (common equity Tier 1 capital plus additional Tier 1 capital) and Tier 2 capital. Tier 2 capital is composed of capital instruments and related surplus, meeting specified requirements, and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock and subordinated debt. Also included in Tier 2 capital is the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and, for institutions that exercised an opt-out election regarding the treatment of accumulated other comprehensive income, up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Institutions that did not exercise the accumulated other comprehensive income opt-out have accumulated other comprehensive income incorporated into common equity Tier 1 capital (including unrealized gains and losses on available-for-sale-securities). The calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations.

In determining the amount of risk-weighted assets for purposes of calculating risk-based capital ratios, all assets, including certain off-balance sheet assets (e.g., recourse obligations, direct credit substitutes, residual interests) are multiplied by a risk weight factor assigned by the regulations based on the risks believed inherent in the type of asset. Higher levels of capital are required for asset categories believed to present greater risk.

In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted asset above the amount necessary to meet its minimum risk-based capital requirements. The capital conservation buffer requirement is being phased in beginning January 1, 2016 at 0.625% of risk-weighted assets and increasing each year until fully implemented at 2.5% of risk-weighted assets on January 1, 2019.

The Economic Growth, Regulatory Relief, and Consumer Protection Act, which was signed into law in May 2018, directs the federal banking agencies to develop a specified Community Bank Leverage Ratio (the ratio of a bank’s equity capital to its consolidated assets) of not less than 8% and not more than 10%. Depository institutions and depository institution holding companies with less than $10 billion in total assets that maintain capital in excess of this ratio shall be deemed to be in compliance with all other capital and leverage requirements. Federal banking agencies may consider a company’s risk profile when evaluating whether it qualifies as a community bank for purposes of the Community Bank Leverage Ratio.

At March 31, 2018, Chesapeake Bank of Maryland’s capital exceeded all applicable requirements. See “Historical and Pro Forma Capital Compliance.”

Prompt Corrective Action. Under the federal prompt corrective action statute, the Office of the Comptroller of the Currency is required to take supervisory actions against undercapitalized institutions under its jurisdiction, the severity of which depends upon the institution’s level of capital. Under federal regulations, an institution is deemed to be “well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a leverage ratio of 5.0% or greater and a common equity Tier 1 ratio of 6.5% or greater. An institution is “adequately capitalized” if it has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, a leverage ratio of 4.0% or greater and a common equity Tier 1 ratio of 4.5% or greater. An institution is “undercapitalized” if it has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 6.0%, a leverage ratio of less than 4.0% or a common equity Tier 1 ratio of less than 4.5%. An institution is deemed to be “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 4.0%, a leverage ratio of less than 3.0% or a common equity Tier 1 ratio of less than 3.0%. An institution is considered to be “critically undercapitalized” if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2.0%.

At each successive lower capital category, an insured depository institution is subject to more restrictions and prohibitions, including restrictions on growth, restrictions on interest rates paid on deposits, restrictions or prohibitions on payment of dividends, and restrictions on the acceptance of brokered deposits. Furthermore, if an insured depository institution is classified in one of the undercapitalized categories, it is required to submit a capital restoration plan to the appropriate federal banking agency, and the holding company must guarantee the performance of that plan. An undercapitalized bank’s compliance with a capital restoration plan is required to be guaranteed by any company that controls the undercapitalized institution in an amount equal to the lesser of 5.0% of the institution’s total assets when deemed undercapitalized or the amount necessary to achieve the status of adequately capitalized. If an “undercapitalized” bank fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.” “Significantly undercapitalized” banks must comply with one or more of a number of additional restrictions, including but not limited to an order by the Federal Reserve Board to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, cease receipt of deposits from correspondent banks or dismiss directors or officers, and restrictions on interest rates paid on deposits, compensation of executive officers and capital distributions by the parent holding company. “Critically undercapitalized” institutions are subject to additional measures including, subject to a narrow exception, the appointment of a receiver or conservator within 270 days after it obtains such status.

At March 31, 2018, Chesapeake Bank of Maryland met the criteria for being considered “well capitalized.”

Loans-to-One Borrower. Chesapeake Bank of Maryland is subject to a statutory lending limit on aggregate loans to one borrower or a related group of borrowers. That limit is equal to 15% of our unimpaired capital and surplus, except that for loans fully secured by specified readily marketable collateral, the limit is increased to 25%. As of March 31, 2018, Chesapeake Bank of Maryland was in compliance with the loans-to-one borrower limitations.

Qualified Thrift Lender Test. As a federal savings association, Chesapeake Bank of Maryland is required to meet a qualified thrift lender (“QTL”) test to avoid certain restrictions on its operations. Under the QTL test, Chesapeake Bank of Maryland must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” (primarily residential mortgages and related investments, including mortgage-backed securities) in at least nine out of every twelve months on a rolling basis. “Portfolio assets” generally means total assets of a savings association, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings association’s business. Alternatively, Chesapeake Bank of Maryland may also satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code.

A savings association that fails the qualified thrift lender test must operate under specified restrictions set forth in the Home Owners’ Loan Act. At March 31, 2018, Chesapeake Bank of Maryland satisfied the QTL test.

Limitations on Dividends and Other Capital Distributions. Federal regulations impose restrictions on capital distributions by a federal savings association, which include cash dividends, stock repurchases and other transactions charged to the savings association’s capital account. A federal savings association must file an application with the Office of the Comptroller of the Currency for approval of a capital distribution if (i) the total capital distributions for the applicable calendar year exceed the sum of the savings association’s net income for that year to date plus the savings association’s retained net income for the preceding two years; (ii) the savings association would not be at least adequately capitalized following the distribution; (iii) the distribution would violate any applicable statute, regulation, supervisory agreement or regulatory condition; or (iv) the savings association is not eligible for expedited treatment of its filings under application processing rules of the Office of the Comptroller of the Currency. Even if an application is not otherwise required, a savings association that is a subsidiary of a savings and loan holding company, such as Chesapeake Bank of Maryland, must file a notice with the Federal Reserve Board at least 30 days before the board of directors declares a dividend or approves a capital distribution.

A notice or application related to a capital distribution may be disapproved if: (i) the savings association would be undercapitalized following the distribution; (ii) the proposed capital distribution raises safety and soundness concerns; or (iii) the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

In addition, the Federal Deposit Insurance Act provides that an insured depository institution may not make any capital distribution if, after making such distribution, the institution would fail to meet any applicable regulatory capital requirement. Finally, a federal savings association may not make a capital distribution that would reduce its regulatory capital below the amount required for the liquidation account established in connection with its conversion to stock form.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to implement an acceptable compliance plan. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.

Transactions with Related Parties. A federal savings association’s authority to engage in transactions with its affiliates is limited by Sections 23A and 23B of the Federal Reserve Act and Regulation W of the Federal Reserve Board. An affiliate is generally a company that controls, or is under common control with an insured depository institution such as Chesapeake Bank of Maryland. CBM Bancorp will be an affiliate of Chesapeake Bank of Maryland because of its control of Chesapeake Bank of Maryland. In general, transactions between an insured depository institution and its affiliates are subject to certain quantitative limits and collateral requirements. In addition, transactions with affiliates must be consistent with safe and sound banking practices, not involve the purchase of low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates. Finally, federal regulations prohibit a savings association from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary.

Chesapeake Bank of Maryland is also subject to certain statutory and regulatory restrictions on extensions of credit to executive officers, directors, certain principal shareholders and their related interests. These provisions generally require extensions of credit to insiders:

•

be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and

•

not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Chesapeake Bank of Maryland’s capital.

In addition, extensions of credit in excess of certain limits must be approved by Chesapeake Bank of Maryland’s board of directors. Extensions of credit to executive officers are subject to additional limits under applicable regulation.

Insurance of Deposit Accounts. The Federal Deposit Insurance Corporation insures deposits at federally insured financial institutions such as Chesapeake Bank of Maryland. Deposit accounts in Chesapeake Bank of Maryland are insured by the Federal Deposit Insurance Corporation generally up to a maximum of $250,000 per separately insured depositor and up to a maximum of $250,000 for self-directed retirement accounts.

The Federal Deposit Insurance Corporation charges insured depository institutions assessments to maintain the Deposit Insurance Fund. Assessment rates for small institutions (those with less than $10 billion in assets) are based on an institution’s weighted average CAMELS component ratings and certain financial ratios and are applied to the institution’s assessment base, which equals its average total assets minus its average tangible equity. Currently, assessment rates (which are subject to certain adjustments) range from 3 to 16 basis points for institutions with CAMELS composite ratings of 1 or 2, 6 to 30 basis points for those with a CAMELS composite score of 3, and 16 to 30 basis points for those with CAMELS Composite scores of 4 or 5. Assessment rates are scheduled to decrease in the future as the reserve ratio increases. The reserve ratio is the ratio of the net worth of the Deposit Insurance Fund to aggregate insured deposits.

The Dodd-Frank Act increased the minimum target Deposit Insurance Fund reserve ratio from 1.15% of estimated insured deposits to 1.35% of estimated insured deposits. As required by the Dodd-Frank Act, the Federal Deposit Insurance Corporation adopted a rule to offset the effect of the increase in the minimum reserve ratio of the DIF on small institutions by imposing a surcharge on institutions with assets of $10 billion or more commencing on July 1, 2016 and ending when the reserve ratio reaches 1.35%. This surcharge period is expected to end by December 31, 2018. Small institutions will receive credits for the portions of their regular assessments that contributed to growth in the reserve ratio between 1.15% and 1.35%. The credits will apply to reduce regular assessments for quarters when the reserve ratio is at least 1.38%.

The Federal Deposit Insurance Corporation has authority to increase insurance assessments. Any significant increases would have an adverse effect on the operating expenses and results of operations of Chesapeake Bank of Maryland. We cannot predict what assessment rates will be in the future.

Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation. We do not know of any practice, condition or violation that may lead to termination of our deposit insurance.

In addition to the Federal Deposit Insurance Corporation assessments, the Financing Corporation (“FICO”) is authorized to impose and collect, with the approval of the Federal Deposit Insurance Corporation, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation. These assessments will continue until the bonds issued by the FICO mature in the years 2017 through 2019.

Community Reinvestment Act and Fair Lending Laws. All savings associations have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income borrowers. In connection with its examination of a federal savings association, the Office of the Comptroller of the Currency is required to assess the savings association’s record of compliance with the Community Reinvestment Act. A savings association’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. The Community Reinvestment Act requires all insured depository institutions to publicly disclose their rating. Chesapeake Bank of Maryland received a “outstanding” Community Reinvestment Act rating in its most recent federal examination.

In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. A failure to comply with the Equal Credit Opportunity Act or the Fair Housing Act could result in enforcement actions by the Office of the Comptroller of the Currency, as well as other federal regulatory agencies and the Department of Justice.

Other Consumer Protection Regulations. In connection with its deposit taking and lending activities, Chesapeake Bank of Maryland is subject to numerous federal and state laws designed to protect customers. The deposit operations of Chesapeake Bank of Maryland are subject to state usury laws and federal laws concerning interest rates. Our loan operations are subject to state and federal laws applicable to credit transactions, including the:

•	Truth in Lending Act, requiring financial institutions to disclose credit terms in meaningful and consistent ways;

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Real Estate Settlement Procedures Act, requiring lenders to provide borrowers with information regarding the nature and cost of real estate settlements and prohibiting certain lending practices with respect to real estate transactions;

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Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

•

Electronic Funds Transfer Act, governing automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

In addition, federal banking regulations limit the ability of banks and other financial institutions to disclose nonpublic consumer information to non-affiliated third parties. The regulations require disclosure of privacy policies and allow consumers to prevent certain personal information from being shared with non-affiliated parties.

Bank Secrecy Act / USA PATRIOT ACT. Chesapeake Bank of Maryland is subject to the Bank Secrecy Act and other anti-money laundering laws and regulations, including the USA PATRIOT Act of 2001. These laws and regulations require Chesapeake Bank of Maryland to implement policies, procedures, and controls to detect, prevent, and report money laundering and terrorist financing and to verify the identity of their customers. Violations of these requirements can result in substantial civil and criminal sanctions. In addition, provisions of the USA PATRIOT Act require the federal financial institution regulatory agencies to consider the effectiveness of a financial institution’s anti-money laundering activities when reviewing mergers and acquisitions.

Prohibitions against Tying Arrangements. Federal savings associations are prohibited, subject to certain exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Enforcement. The Office of the Comptroller of the Currency has primary enforcement responsibility over federal savings associations and has authority to bring enforcement action against all “institution-affiliated parties,” including directors, officers, stockholders, attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on a federal savings association. Formal enforcement action by the Office of the Comptroller of the Currency may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution and the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The Federal Deposit Insurance Corporation also has the authority to terminate deposit insurance or recommend to the Office of the Comptroller of the Currency that enforcement action be taken with respect to a particular savings association. If such action is not taken, the Federal Deposit Insurance Corporation has authority to take the action under specified circumstances.

Federal Home Loan Bank System

Chesapeake Bank of Maryland is a member of the Federal Home Loan Bank System, which consists of 11 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility for member institutions. As a member of the Federal Home Loan Bank of Atlanta, Chesapeake Bank of Maryland is required to hold shares of capital stock in that Federal Home Loan Bank. Chesapeake Bank of Maryland was in compliance with this requirement with an investment in Federal Home Loan Bank stock at March 31, 2018 of $245,000.

Holding Company Regulation

General. As a savings and loan holding company, CBM Bancorp will be subject to regulation, supervision and examination by the Federal Reserve Board. The Federal Reserve Board will have enforcement authority over CBM Bancorp and its non-savings institution subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a risk to Chesapeake Bank of Maryland.

Permissible Activities. As a savings and loan holding company, CBM Bancorp’s business activities will be limited to the activities authorized by statute and regulation for savings and loan holding companies, the activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, and, provided certain conditions are met and financial holding company status is elected, the activities permissible for financial holding companies under Section 4(k) of the Bank Holding Company Act.

Federal law prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or savings and loan holding company without prior written approval of the Federal Reserve Board, and from acquiring or retaining control of any depository institution not insured by the Federal Deposit Insurance Corporation. In evaluating applications by holding companies to acquire savings institutions, the Federal Reserve Board must consider such things as the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on and the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors.

Capital. Savings and loan holding companies historically have not been subject to consolidated regulatory capital requirements. The Dodd-Frank Act required the Federal Reserve Board to establish minimum consolidated capital requirements for all depository institution holding companies that are as stringent as those required for the insured depository subsidiaries. However, legislation was enacted in December 2014 that required the Federal Reserve Board to amend its

“Small Bank Holding Company” exemption from consolidated holding company capital requirements to generally extend its applicability to bank and savings and loan holding companies of up to $1 billion in assets. Consequently, savings and loan holding companies with under $1 billion in consolidated assets, like CBM Bancorp, remain exempt from consolidated regulatory capital requirements, unless the Federal Reserve determines otherwise in specific cases.

Source of Strength. The Dodd-Frank Act extended the “source of strength” doctrine to savings and loan holding companies. The Federal Reserve Board has promulgated regulations implementing the “source of strength” doctrine that require holding companies to act as a source of strength to their subsidiary depository institutions by providing capital, liquidity and other support in times of financial stress.

Dividends and Stock Repurchases. The Federal Reserve Board has issued a policy statement regarding the payment of dividends and the repurchase of shares of common stock by bank holding companies and savings and loan holding companies. In general, the policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. Regulatory guidance provides for prior regulatory consultation with respect to capital distributions in certain circumstances such as where the company’s net income for the past four quarters, net of capital distributions previously paid over that period, is insufficient to fully fund the dividend or the company’s overall rate of earnings retention is inconsistent with the company’s capital needs and overall financial condition. The ability of a holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. The policy statement also states that a holding company should inform the Federal Reserve Board supervisory staff prior to redeeming or repurchasing common stock or perpetual preferred stock if the holding company is experiencing financial weaknesses or if the repurchase or redemption would result in a net reduction, as of the end of a quarter, in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred. These regulatory policies may affect the ability of CBM Bancorp to pay dividends, repurchase shares of common stock or otherwise engage in capital distributions.

Acquisition of Control Regulations

Any company, except a bank holding company, that acquires control of a savings association or savings and loan holding company becomes a “savings and loan holding company” subject to registration, examination and regulation by the Federal Reserve Board and must obtain the prior approval of the Federal Reserve Board under the Savings and Loan Holding Company Act before obtaining control of a savings association or savings and loan holding company. A bank holding company must obtain the prior approval of the Federal Reserve Board under the Bank Holding Company Act before obtaining control of a savings association or savings and loan holding company. The term “company” includes corporations, partnerships, associations, and certain trusts and other entities. “Control,” as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of an institution’s directors, or a determination by the regulator that the acquirer has the power, directly or indirectly, to exercise a controlling influence over the management or policies of the institution. Acquisition of more than 10% of any class of a savings association’s or holding company’s voting stock constitutes a rebuttable determination of control under the regulations under certain circumstances including where, as will be the case with CBM Bancorp, the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934.

In addition, under the Change in Bank Control Act, persons that are not companies are subject to similar prior approval requirements with respect to the acquisition of control of savings and loan holding companies and savings associations. Under such statute, prior regulatory approval is required from the Federal Reserve Board in the case of control of a savings and loan holding company and from the OCC in the case of control of a savings association when a person(s) rather than a holding company seeks control of a savings and loan holding company or a savings association.

Federal Securities Laws

CBM Bancorp common stock will be registered with the Securities and Exchange Commission after the conversion and stock offering. CBM Bancorp will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of common stock issued in CBM Bancorp’s public offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of CBM Bancorp may be resold without registration. Shares purchased by an affiliate of CBM Bancorp will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If CBM Bancorp meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of CBM Bancorp that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of CBM Bancorp, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, CBM Bancorp may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 is intended to improve corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. We have policies, procedures and systems designed to comply with these regulations, and we review and document such policies, procedures and systems to ensure continued compliance with these regulations.

Emerging Growth Company Status

CBM Bancorp is an emerging growth company under the Jumpstart Our Business Startups Act (the “JOBS Act”). We will cease to be an emerging growth company upon the earliest of: (i) the last day of the fiscal year following the fifth anniversary of the date of our first sale of common equity securities pursuant to an effective registration statement under the Securities Act of 1933; (ii) the first fiscal year after our annual gross revenues are $1.07 billion or more; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year.

An “emerging growth company” may choose not to hold stockholder votes to approve annual executive compensation (more frequently referred to as “say-on-pay” votes) or executive compensation payable in connection with a merger (more frequently referred to as “say-on-golden parachute” votes). An emerging growth company also is not subject to the requirement that its auditors attest to the effectiveness of the company’s internal control over financial reporting, and can provide scaled disclosure regarding executive compensation; however, CBM Bancorp will also not be subject to the auditor attestation requirement or additional executive compensation disclosure so long as it remains a “smaller reporting company” under Securities and Exchange Commission regulations (generally less than $250 million of voting and non-voting equity held by non-affiliates under recently adopted amendments to the regulations of the Securities and Exchange Commission). Finally, an emerging growth company may elect to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies, but must make such election when the company is first required to file a registration statement. . Such an election is irrevocable during the period a company is an emerging growth company. CBM Bancorp has elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

TAXATION

Banks of the Chesapeake, M.H.C., and Chesapeake Bank of Maryland are, and CBM Bancorp will be, subject to federal and state income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal and state taxation is intended only to summarize certain pertinent tax matters and is not a comprehensive description of the tax rules applicable to CBM Bancorp or Chesapeake Bank of Maryland.

Our federal and state tax returns have not been audited for the past five years.

Federal Taxation

Method of Accounting. For federal income tax purposes, Banks of the Chesapeake, M.H.C. and Chesapeake Bank of Maryland currently report their income and expenses on the accrual method of accounting and use a tax year ending December 31 for filing their federal income tax returns.

Bad Debt Reserves. Prior to the Small Business Protection Act of 1996 (the “1996 Act”), Chesapeake Bank of Maryland was permitted to establish a reserve for bad debts and to make annual additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at our taxable income. As a result of the 1996 Act, Chesapeake Bank of Maryland is permitted to use the reserve method in computing its bad debt deduction beginning with its 1996 federal tax return. Savings institutions were required to recapture any excess reserves over those established as of December 31, 1987 (base year reserve). At December 31, 2017, Chesapeake Bank of Maryland had $1.5 million of reserves subject to recapture in excess of its base year reserves.

Taxable Distributions and Recapture. Prior to the 1996 Act, bad debt reserves created prior to January 1, 1988 were subject to recapture into taxable income if Chesapeake Bank of Maryland failed to meet certain thrift asset and definitional tests. Federal legislation has eliminated these thrift-related recapture rules. At December 31, 2017, our total federal pre-1988 base year reserve was approximately $1.5 million. However, under current law, pre-1988 base year reserves remain subject to recapture if Chesapeake Bank of Maryland makes certain non-dividend distributions, repurchases any of its stock, pays dividends in excess of tax earnings and profits, or ceases to maintain a bank charter.

Alternative Minimum Tax. For tax years beginning before December 31, 2017, the Internal Revenue Code imposed an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, less an exemption amount, referred to as “alternative minimum taxable income.” The alternative minimum tax is payable to the extent tax computed this way exceeds tax computed by applying the regular tax rates to regular taxable income. Net operating losses can, in general, offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. Under the Tax Cuts and Jobs Act, for tax years beginning after December 31, 2017, the alternative minimum tax applicable to corporations is repealed. In addition, for tax years beginning after December 31, 2017 and ending before January 1, 2022, any alternative minimum tax credits are refundable in an amount equal to 50% (100% for tax years beginning in 2021) of the excess of the minimum tax credits for the tax year, over the amount of the credit allowable for the year against regular tax liability. Certain alternative minimum tax payments may be used as credits against regular tax liabilities in future years. At December 31, 2017, Banks of the Chesapeake, M.H.C. had no alternative minimum tax payments available to carry forward to future periods.

Net Operating Loss Carryovers. Subject to certain limitations, a company may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At December 31, 2017, Banks of the Chesapeake, M.H.C. had $939,000 in net operating loss carry forwards for federal income tax purposes and $1.7 million in net operating loss carryforwards for state income tax purposes.

Corporate Dividends-Received Deduction. CBM Bancorp, Inc. may exclude from its income 100% of dividends received from Chesapeake Bank of Maryland as a member of the same affiliated group of corporations. The corporate dividends-received deduction is 80% in the case of dividends received from a corporation in which a corporate recipient owns at least 20% of its stock, and corporations that own less than 20% of the stock of a corporation distributing a dividend may deduct only 70% of dividends received or accrued on their behalf.

State Taxation

The State of Maryland imposes an income tax of 8.25% on income measured in substantially the same manner as federally taxable income. In addition, as a Maryland business corporation, CBM Bancorp is required to file an annual report with and pay franchise taxes to the state of Maryland.

MANAGEMENT

Our Directors and Executive Officers

Directors of CBM Bancorp serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting. The executive officers of CBM Bancorp and Chesapeake Bank of Maryland are elected annually. The following table states our directors’ and executive officers’ names, their ages, the years when they began serving as directors of Chesapeake Bank of Maryland and the years when their current terms expire.

Name	Position(s) Held With CBM Bancorp and Chesapeake Bank of Maryland	Age(1)	Director Since	Current Term Expires
William J. Bocek, Jr.	Chairman of CBM Bancorp; Chairman, Chief Executive Officer and Chief Risk Officer of Chesapeake Bank	62	2005	2021

Joseph M. Solomon	President and Director of CBM Bancorp; President, Managing Officer and Director of Chesapeake Bank	68	2016	2020

Francis X. Bossle, Jr.	Director of CBM Bancorp and Chesapeake Bank	72	2005	2021

Glenn C. Ercole	Director of CBM Bancorp and Chesapeake Bank	60	2013	2020

Gail E. Smith	Director of CBM Bancorp and Chesapeake Bank	64	2009	2019

Benny C. Walker	Director of CBM Bancorp and Chesapeake Bank	61	2012	2021

William W. Whitty, Jr.	Director of CBM Bancorp and Chesapeake Bank	67	2009	2019

Jodi L. Beal	Executive Vice President / Chief Financial Officer of CBM Bancorp and Chesapeake Bank	47	N/A	N/A

(1)	At March 31, 2018.

The business experience for the past five years of each of our directors and executive officers is set forth below. The directors’ biographies also contain information regarding the person’s experience, qualifications, attributes or skills that caused the board of directors to determine that the person should serve as a director. Each director is also a director of Chesapeake Bank of Maryland. Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

Directors

William J. Bocek, Jr. Mr. Bocek has served as Chairman and Chief Executive Officer of Chesapeake Bank of Maryland and Banks of the Chesapeake, M.H.C. since September 2016. From 2009 to 2016, he also served as President. He served as President and Chief Executive Officer from 2005 to 2009, after having served as Vice President and Chief Financial Officer of Chesapeake Bank of Maryland from 1995 to 2005. Mr. Bocek’s 42 years of banking experience, including 22 years at Chesapeake Bank of Maryland, knowledge of Chesapeake Bank and leadership skills make him an integral part of the board of directors. Mr. Bocek is also a Certified Public Accountant.

Joseph M. Solomon. Mr. Solomon joined Chesapeake Bank of Maryland and Banks of the Chesapeake, M.H.C. as President and Managing Officer in September 2016. Prior to joining Chesapeake Bank of Maryland, Mr. Solomon had served as President and Chief Executive Officer of Fairmount Bank and its holding company, Fairmount Bancorp, Inc. from 2007 until its sale to Hamilton Bancorp, Inc. in 2015. Mr. Solomon also served as a director of HopFed Bancorp, Inc. in Hopkinsville, Kentucky from 2016 to 2017. Mr. Solomon’s 45 years of banking experience and knowledge of the Baltimore, Maryland market make him a valuable asset to the board of directors.

Francis X. Bossle, Jr. Mr. Bossle has served as a Director of Chesapeake Bank of Maryland and Banks of the Chesapeake, M.H.C. since 2005. Mr. Bossle was Executive Vice President of Northstar Mortgage, LLC until his retirement in 2003. Mr. Bossle’s experience and market knowledge make him a valuable contributor to the board of directors. Mr. Bossle serves as lead independent director of the board of directors.

Glenn C. Ercole. Mr. Ercole joined the board in May 2013. Mr. Ercole is a Principal with GCE Real Estate, LLC, a commercial real estate investment firm that he formed in February 2017. Prior to that time, he had served as President of Mackenzie Capital, LLC, which arranged commercial real estate financing. Mr. Ercole’s experience and knowledge make him an important contributor to the board of directors.

Gail E. Smith. Mrs. Smith retired as Executive Vice President & Chief Operating Officer of Chesapeake Bank of Maryland in 2016, having served since 2007. Mrs. Smith’s knowledge of Chesapeake Bank of Maryland and its market and customers make her a valuable contributor or to the board of directors. Mrs. Smith joined the board in 2009.

Benny C. Walker. Mr. Walker joined the board in November 2012. Since 2000, Mr. Walker has been a Principal at the accounting firm of Weyrich, Cronin, and Sorra, Chartered. Mr. Walker is a Certified Public Accountant. Mr. Walker’s accounting background and market knowledge make him a valuable contributor to the board of directors.

William W. Whitty, Jr. Mr. Whitty has served as a director since 2009. Since 2003, Mr. Whitty has been Senior Vice President/Principal of Mackenzie Commercial Real Estate Services, LLC, a commercial real estate sales and leasing company. Mr. Whitty’s industry experience and market knowledge make him a valuable contributor to the board of directors.

Executive Officer Who is Not a Director

Jodi L. Beal. Ms. Beal joined Chesapeake Bank of Maryland and Banks of the Chesapeake, M.H.C. as Executive Vice President and Chief Financial Officer in October 2016. She had previously served as Vice President of Finance at Atlantic Financial Federal Credit Union from 2015 to 2016 and as Vice President and Chief Financial Officer of Fairmount Bancorp, Inc. and Fairmount Bank from 2009 to 2015. Ms. Beal is also a Certified Public Accountant.

Board Independence

The Board of Directors has determined that each of our directors, with the exceptions of Chairman and Chief Executive Officer William Bocek, President Joseph M. Solomon and director Gail E. Smith, is “independent” as defined in the listing standards of the Nasdaq Stock Market. Messrs. Bocek and Solomon are not independent because they are also our executive officers, and Mrs. Smith was an employee of Chesapeake Bank of Maryland within the last three years.

In determining the independence of the other directors, the board of directors considered the various deposit and other relationships of directors, which are not required to be reported under “Transactions with Certain Related Persons,” but concluded that these did not affect their independence.

Codes of Ethics for Senior Officers

Chesapeake Bank of Maryland has adopted a Code of Ethics for Senior Officers that applies to Chesapeake Bank of Maryland’s and CBM Bancorp’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Ethics for Senior Officers is available on our website at www.chesapeakebank.com. Amendments to and waivers from the Code of Ethics for Senior Officers will also be disclosed on our website.

Transactions with Certain Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but it contains a specific exemption from such prohibition for loans made by Chesapeake Bank of Maryland to our executive officers and directors in compliance with federal banking regulations.

During the year ended December 31, 2017, all of our loans to directors and executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Chesapeake Bank of Maryland, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original terms during the year ended December 31, 2017, and were made in compliance with federal banking regulations.

Pursuant to our Policy and Procedures for Approval of Related Person Transactions, the Audit Committee periodically reviews, no less frequently than twice a year, a summary of transactions in excess of $25,000 with our directors, executive officers, and their family members, for the purpose of determining whether the transactions are within our policies and should be ratified and approved. Additionally, pursuant to our Code of Business Conduct and Ethics, all of our executive officers and directors must disclose any personal or financial interest in any matter that comes before Chesapeake Bank of Maryland

Committees of the Board of Directors

We conduct business through meetings of our board of directors and its committees. The board of directors of CBM Bancorp has established standing committees, including a Compensation Committee, an Audit Committee and a Nominating and Corporate Governance Committee. Each of these committees operates under a written charter, which governs its composition, responsibilities and operations. The table below sets forth the directors of each of the listed standing committees.

Compensation	Audit	Nominating and Corporate Governance
William W. Whitty, Jr.*	Benny C. Walker*	Francis X. Bossle, Jr.*
Francis X. Bossle, Jr.	Francis X. Bossle, Jr.	Benny C. Walker
Benny C. Walker	Glenn C. Ercole	William W. Whitty, Jr.
Glenn C. Ercole	William W. Whitty, Jr.

*	Denotes committee chair.

Executive Compensation

The following table sets forth for the year ended December 31, 2017 certain information as to the total remuneration paid by Chesapeake Bank of Maryland to the Chief Executive Officer and the two other most highly compensated executive officers of Chesapeake Bank of Maryland whose total compensation exceeded $100,000 for the most recent year (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

Name and principal position	Fiscal Year	Salary ($)	Bonus ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)		Total ($)
William J. Bocek, Jr. Chairman and Chief Executive Officer	2017	$200,929	$23,000	$34,532	$14,175	(1)	$272,636
Joseph M. Solomon President and Managing Officer	2017	150,000	15,000	—	—		165,000
Jodi L. Beal Executive Vice President Chief Financial Officer	2017	124,038	8,000	—	—		132,038

(1)	All other compensation consists of a vehicle allowance.

Existing Benefit Plans

General. Chesapeake Bank of Maryland currently provides health care benefits, including medical, dental, disability and group life insurance, benefits subject tocertain deductibles and copayments, for its full time employees.

401(k) Plan. Chesapeake Bank of Maryland maintains a 401(k) Profit Sharing Plan (“401(k) Plan”). Employees who have attained age 18 and completed three months of service are eligible to participate in the 401(k) Plan. Under the 401(k) Plan a participant may elect to defer, on a pre-tax basis, up to 100% of his or her salary in any plan year, subject to limits imposed by the Internal Revenue Code. For 2018, the salary deferral contribution limit is $18,000, provided, however, that a participant over age 50 may contribute an additional $6,000, for a total contribution of $24,000. The Bank made a discretionary contribution of 3% of an eligible employee’s annual compensation for 2017. As of January 1, 2018, the Bank will make an annual safe-harbor matching contribution equal to 100% of a participant’s salary deferrals up to 3% of a participant’s annual compensation and a match of 50% of such salary deferral contributions in excess of 3% but not greater than 5% of compensation. Generally, unless the participant elects otherwise, the participant’s account balance will be distributed as a result of his or her termination of employment with Chesapeake Bank of Maryland. Each participant has an individual account under the 401(k) Plan and may direct the investment of his or her account among a variety of investment options offered. 401(k) Plan assets will not be utilized to purchase CBM Bancorp stock in the offering.

Supplemental Retirement Agreement. Chesapeake Bank of Maryland previously adopted a Supplemental Retirement Plan for the benefit of Mr. William J. Bocek, Chairman and Chief Executive Officer. Benefits payable to Mr. Bocek upon retirement at age 65 or thereafter will be $30,000 per year for ten years. In the event of a termination of employment following a change in control transaction, such retirement benefits will commence at such time even if prior to attainment of age 65. In the event of termination resulting from disability or death prior to age 65, Mr. Bocek will receive payout of benefits equal to the then accrued liability under the plan which will be less than the normal retirement benefit. The financial reporting expense for the plan for the year-ended December 31, 2017 was $38,768 and the accrued liability of plan benefits as of December 31, 2017 was $109,366.

Employment Agreements. In August 2017, the Chesapeake Bank of Maryland amended and restated its existing employment agreement between the Bank and Mr. William J. Bocek, Chairman and Chief Executive Officer. Under such agreement, Mr. Bocek will be the Bank’s Chairman and CEO and has a base salary of $208,320. The term of such agreement is three years and annually such term will be subject to renewal by the Bank. In addition to base salary, the executive will be entitled to participate in any bonus programs and benefit plans that are made available to management employees, and he will be reimbursed for all reasonable business expenses incurred. The Banks of the Chesapeake, M.H.C. also entered into a similar agreement with Mr. Bocek, provided that benefits under the agreement between Mr. Bocek and the Banks of the Chesapeake, M.H.C. will not duplicate such benefits provided by the Bank. Upon the completion of the Reorganization, CBM Bancorp will assume the obligations of the employment agreement between Mr. Bocek and the Banks of the Chesapeake, M.H.C..

In the event of an executive’s involuntary termination of employment for reasons other than cause, disability or death, or in the event of the executive’s resignation for “good reason,” the executive will receive a severance payment equal to the base salary (in effect at the date of termination) that the executive would have earned during the remaining term of the employment agreement. Such payment will be payable in a lump sum within 30 days following the executive’s date of termination. In addition, executive will also continue to participate in any compensation and benefit plans of the Bank that provide medical, dental and life insurance coverage, and payment equal to the additional cash bonus and retirement benefits that would have been earned by the executive during the remaining term of the agreement (or the date of death, if earlier), under terms and conditions no less favorable than the most favorable terms and conditions provided to senior executives of the Bank during the same period. If the Bank cannot provide such coverage or participation because executive is no longer an employee, the Bank will provide executive with comparable coverage on an individual policy basis or the cash equivalent. For purposes of the agreement, resignation for “good reason” is defined as: (i) a material reduction in executive’s responsibilities or authority in connection with his employment with the Bank, including a requirement that the executive report to any person other than the directly to the Bank’s Board of Directors; (ii) assignment to executive of duties of a non-executive nature or duties for which he is not reasonably equipped by his skills and experience; (iii) failure of executive to be nominated or re-nominated to the Board to the extent executive is a Board member prior to the effective date of the agreement; (iv) a reduction in salary or benefits contrary to the terms of this agreement, or, following a change in control as defined in the agreement, any reduction in salary or material reduction in benefits below the amounts executive was entitled to receive prior to the change in control; (v) termination of incentive and benefit plans, programs or arrangements, or reduction of executive’s participation, that is not applicable to other similarly situated participants and to such an extent as to materially reduce their aggregate value below their aggregate value as of the effective date; (vi) a requirement that executive relocate his principal business office or his principal place of residence outside of the area consisting of a thirty-five (35) mile radius from the current main office of the Bank, (vii) or the assignment to executive of duties that would reasonably require such a relocation; (viii) liquidation or dissolution of the Bank; or (ix) a material breach of the agreement by the Bank.

If the executive’s employment shall terminate involuntarily within one year following a change in control of the Banks of the Chesapeake, M.H.C. or the Bank (other than for cause, disability or death) or in the event of voluntary resignation for “good reason” occurs on or within one year after the effective date of a change in control of the Bank or the Banks of the Chesapeake, M.H.C., the executive will be entitled to (in lieu of the payments and benefits described in the previous paragraph) a severance payment equal to three times executive’s average taxable compensation (as reported on IRS Form W-2) over the five (5) most recently completed calendar years (or years of employment, annualized for partial years of employment, if less than five), ending with the year immediately preceding the effective date of the change in control. Such payment will be payable in a lump sum within 10 days following the executive’s date of termination. Following termination of employment, executive will also continue to participate in any benefit plans of the Bank that provide medical, dental and life insurance coverage upon terms no less favorable than the most favorable terms provided to senior executives. If the Bank cannot provide such coverage because executive is no longer an employee, the Bank will provide executive with comparable coverage on an individual basis or the cash equivalent. The medical, dental and life insurance coverage provided shall cease upon the earlier of: (i) executive’s death; (ii) executive’s employment by another employer other than one of which he is the majority owner; or (iii) thirty-six (36) months after his termination of employment. In the event the payments and benefits payable to the executive upon a change in control resulted in an excess parachute payment, then under the Bank agreement, the severance benefit would be reduced to an amount that would avoid the occurrence of an excess parachute payment. The Banks of the Chesapeake, M.H.C. agreement does not include such a severance payment reduction. As such, a portion of severance compensation to be paid to the executive could exceed amounts deductible in accordance with Section 280G of the Internal Revenue Code of 1986, as amended. If executive becomes liable, in any taxable year, for the payment of an excise tax under Section 4999 of the Code, Banks of the Chesapeake, M.H.C. shall pay executive (i) an amount equal to the excise tax for which executive is liable under Section 4999 of the Code, (ii) the federal, state, and local income taxes, and interest if any, for which executive is liable on account of the payments pursuant to item (i), and (iii) any additional excise tax under Section 4999 of the Code and any federal, state and local income taxes for which Executive is liable on account of payments made pursuant to items (i) and (ii).

In addition, should the executive become disabled, he will be entitled to disability benefits as follows: the Bank will make disability payments on a monthly basis commencing on the first day of the month following the effective date of executive’s termination of employment due to disability and ending on the earlier of: (A) the date he returns to full-time employment at the Bank in the same capacity as he was employed prior to his termination for Disability; (B) his death; (C) his attainment of age 65; or (D) the last date of the term of this agreement had executive’s employment not terminated by reason of disability; provided, however, in the event of subparagraphs (C) and (D), such disability payments shall not be made for a period of less than twelve (12) months. The Bank will reduce disability payments by the amount of any short- or long-term disability benefits payable to executive under any other disability programs sponsored by the Bank. In addition, during any period of disability payments from the Bank during executive’s disability, the Bank will continue to provide executive and his dependents, to the greatest extent possible, with continued coverage under all benefit plans (including, without limitation, retirement plans and medical, dental and life insurance plans) in which executive and/or his dependents participated prior to his disability on the same terms as if he had remained actively employed by the Bank. In the event of an executive’s death while employed, the executive’s estate or beneficiary will be paid his base salary for sixty days following death.

Upon any termination of employment that would entitle the executive to a severance payment (other than a termination in connection with a change in control), the executive will be required to adhere to one-year non-competition and non-solicitation covenant.

In August, 2017, the Chesapeake Bank of Maryland and the Banks of the Chesapeake, M.H.C. entered into similar employment agreements with Mr. Joseph M. Solomon as with Mr. Bocek. In accordance with such agreements, Mr. Solomon serves as the President and Managing Officer of the Chesapeake Bank of Maryland and President of Banks of the Chesapeake, M.H.C. Mr. Solomon’s base salary under such agreements is $150,000. Upon the completion of the Reorganization, CBM Bancorp will assume the obligations of the employment agreement between Mr. Solomon and the Banks of the Chesapeake, M.H.C.

In addition, in August, 2017, the Chesapeake Bank of Maryland and the Banks of the Chesapeake, M.H.C. entered into employment agreements with Ms. Jodi L. Beal. In accordance with such agreements, Ms. Beal serves as the Executive Vice President, Chief Financial Officer and Treasurer of the Chesapeake Bank of Maryland and Banks of the Chesapeake, M.H.C. Ms. Beal’s current base salary under such agreements is $118,750. Ms. Beal’s agreements have a one year term, subject to future renewals. In the event of involuntary termination of employment or resignation for good reason, Ms. Beal would receive severance compensation equal to one year of base salary plus cash bonus, plus continuation of medical benefits for one year. In the event of such termination within one year following a change in control transaction, Ms. Beal would receive severance equal to one year of her five-year average taxable compensation, plus benefits continuation for an eighteen-month period. Upon any termination of employment that would entitle the executive to a severance payment (other than a termination in connection with a change in control), the executive will be required to adhere to a six month non-competition and non-solicitation covenant. Upon the completion of the Reorganization, CBM Bancorp will assume the obligations of the employment agreement between Ms. Beal and the Banks of the Chesapeake, M.H.C.

Employee Stock Ownership Plan. In connection with the reorganization, Chesapeake Bank of Maryland adopted an employee stock ownership plan for eligible employees. Employees who are age 18 or older will begin participation in the employee stock ownership plan on the later of the effective date of the reorganization or upon the January 1 or July 1 commencing on or after the eligible employee’s completion of 1,000 hours of service during a continuous 12-month period.

The employee stock ownership plan trustee is expected to purchase, on behalf of the employee stock ownership plan, 8% of the total shares sold in our offering. We expect that this purchase will be made in the offering, but the purchase may be made, in whole or in part, with the approval of the Federal Reserve Board, in the open market or directly from CBM Bancorp following the completion of the offering. We anticipate that the employee stock ownership plan will fund its stock purchase with a loan from CBM Bancorp equal to the aggregate purchase price of the common stock. The loan will be repaid principally through Chesapeake Bank of Maryland’s contribution to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 10-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be a fixed rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering. See “Pro Forma Data.”

The trustee will hold the shares purchased by the employee stock ownership plan in an unallocated suspense account, and shares will be released from the suspense account on a pro-rata basis as the loan is repaid. The trustee will allocate the shares released among participants each plan year on the basis of each participant’s proportional share of compensation relative to all participants. Each participant will be fully vested upon completion of three years of credited service. Each participant who was employed by Chesapeake Bank of Maryland prior to the offering will receive credit for vesting purposes for years of service completed prior to the adoption of the employee stock ownership plan. A participant also will become fully vested automatically in his or her benefit upon normal retirement at or after age 65, death or disability, a change in control, or termination of the employee stock ownership plan. Generally, a participant will receive a distribution from the employee stock ownership plan upon separation from service.

The employee stock ownership plan permits a participant to direct the trustee as to how to vote the shares of common stock allocated to his or her plan account. The trustee will vote unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as those shares for which participants provide voting instructions, subject to fulfillment of the trustee’s fiduciary duties.

Under applicable accounting requirements, Chesapeake Bank of Maryland will record a compensation expense for the employee stock ownership plan at the fair market value of the shares as they are committed to be released from the unallocated suspense account to each participant’s account. The compensation expense resulting from the release of the common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in CBM Bancorp’s earnings.

Contributions to the employee stock ownership plan and shares released from the suspense account in an amount proportional to the repayment of the employee stock ownership plan loan are allocated among employee stock ownership plan participants on the basis of compensation in the year of allocation. Vested benefits are payable in the form of shares of common stock and/or cash. Chesapeake Bank of Maryland’s contributions to the employee stock ownership plan are discretionary, subject to the loan terms and tax law limits. Therefore, benefits payable under the employee stock ownership plan cannot be estimated. Pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718-40, we are required to record compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account. The employee stock ownership plan will terminate in the event of a change in control.

In connection with the conversion, the employee stock ownership plan is expected to purchase 8% of the shares of common stock sold in the offering. We anticipate that the employee stock ownership plan will fund its stock purchase with a loan from CBM Bancorp equal to the aggregate purchase price of the common stock. The loan will have a 10-year term and be repaid principally through Chesapeake Bank of Maryland’s contributions to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the term of the loan. Contributions to the employee stock ownership plan by Chesapeake Bank of Maryland are discretionary, but are anticipated to be sufficient in amount necessary for the employee stock ownership plan to meet the debt service obligations on its loan.

Director Compensation

The following table sets forth for the year ended December 31, 2017 certain information as to the total remuneration paid to directors other than Mr. Bocek, our Chairman and Chief Executive Officer, and Mr. Solomon, our President and Managing Officer. Mr. Bocek’s and Mr. Solomon’s compensation, including director’s fees, is set forth in the Summary Compensation Table.

DIRECTOR COMPENSATION
Name	Fees earned or paid in cash ($)	Non-qualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Francis X. Bossle, Jr.	$20,050	$1,433	—	$21,483
Glenn C. Ercole	18,700	—	—	18,700
William R. Minton*	18,450	—	—	18,450
Gail E. Smith	17,100	—	—	17,100
Benny C. Walker	19,500	—	—	19,500
William W. Whitty, Jr.	20,050	—	—	20,050

*	Mr. Minton retired from the board of directors effective January 1, 2018.

Each of the individuals who serves as a director of Banks of the Chesapeake, M.H.C. also serves as a director of Chesapeake Bank of Maryland. Each director, other than our Chief Executive Officer and our President, receives $1,400 per month. No fees are currently paid to directors of Banks of the Chesapeake, M.H.C.

Director Benefits

Split-Dollar Death Benefit

Director Francis X. Bossle, Jr. is a beneficiary of a split-dollar death benefit policy purchased by Chesapeake Bank of Maryland. Upon his death, Mr. Bossle’s estate would receive a benefit of $250,000.

Benefits to be Considered Following Completion of the Conversion

Stock-Based Benefit Plans. Following the stock offering, we intend to adopt one or more new stock-based benefit plans that will provide for grants of stock options and restricted common stock awards. If adopted within 12 months following the completion of the conversion, the aggregate number of shares reserved for the exercise of stock options or available for stock awards under the stock-based benefit plans would be limited to 10% and 4%, respectively, of the shares sold in the stock offering.

The stock-based benefit plans will not be established sooner than six months after the stock offering, and if adopted within one year after the stock offering, the plans must be approved by a majority of the votes eligible to be cast by our stockholders. If stock-based benefit plans are established more than one year after the stock offering, they must be approved by a majority of votes cast by our stockholders. The following additional restrictions would apply to our stock-based benefit plans only if such plans are adopted within one year after the stock offering:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plans;

•	any one non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plans;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plans;

•

any tax-qualified employee stock benefit plans and restricted stock plans, in the aggregate, may not acquire more than 10% of the shares sold in the offering, unless Chesapeake Bank of Maryland has tangible capital of 10% or more, in which case tax-qualified employee stock benefit plans and restricted stock plans may acquire up to 12% of the shares sold in the offering;

•	the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plans;

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Chesapeake Bank of Maryland or CBM Bancorp; and

•

our executive officers or directors must exercise or forfeit their options in the event that Chesapeake Bank of Maryland becomes critically undercapitalized, is subject to enforcement action or receives a capital directive.

We have not determined whether we will present stock-based benefit plans for stockholder approval prior to or more than 12 months after the completion of the conversion. If either federal or state regulators change their regulations or policies regarding stock-based benefit plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

The actual value of the shares awarded under stock-based benefit plans would be based in part on the price of CBM Bancorp’s common stock at the time the shares are awarded. The following table presents the total value of all shares of restricted stock that would be available for issuance under the stock-based benefit plans, assuming the shares are awarded when the market price of our common stock ranges from $8.00 per share to $14.00 per share.

Share Price	108,800 Shares Awarded at Minimum of Offering Range	128,000 Shares Awarded at Midpoint of Offering Range	147,200 Shares Awarded at Maximum of Offering Range	169,280 Shares Awarded at Adjusted Maximum of Offering Range
	(In thousands, except share price information)
$ 8.00	$ 870	$1,024	$1,178	$1,354
$10.00	$1,088	$1,280	$1,472	$1,693
$12.00	$1,306	$1,536	$1.766	$2,031
$14.00	$1,523	$1,792	$2,061	$2,370

The grant-date fair value of the options granted under the stock-based benefit plans will be based in part on the price of shares of common stock of CBM Bancorp at the time the options are granted. The value also will depend on the various assumptions utilized in the option pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock-based benefit plans, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share. The Black-Scholes option pricing model provides an estimate only of the fair value of the options, and the actual value of the options may differ significantly from the value set forth in this table.

Exercise Price	Grant-Date Fair Value Per Option	272,000 Options at Minimum of Offering Range	320,000 Options at Midpoint of Offering Range	368,000 Options at Maximum of Offering Range	423,200 Options at Adjusted Maximum of Offering Range
	(In thousands, except exercise price and fair value information)
$ 8.00	$2.27	$ 617	$ 726	$ 835	$ 961
$10.00	$2.84	$ 772	$ 909	$1,045	$1,202
$12.00	$3.41	$ 928	$1,091	$1,255	$1,443
$14.00	$3.98	$1,083	$1,274	$1,465	$1,684

The tables presented above are provided for informational purposes only. There can be no assurance that our stock price will not trade below $10.00 per share. Before you make an investment decision, we urge you to read this prospectus carefully, including, but not limited to, the section entitled “Risk Factors” beginning on page 13.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth, for each of CBM Bancorp’s directors and executive officers, and for all of these individuals as a group, their proposed purchases of subscription shares, assuming sufficient shares of common stock are available to satisfy their subscription. In each case, it is assumed that subscription shares are sold at the minimum and maximum of the offering range. See “The Conversion and Offering—Additional Limitations on Common Stock Purchases.” Federal and state regulations prohibit our directors and officers from selling the shares they purchase in the offering for one year after the date of purchase.

Name	Number of Shares	Amount	Percent at Minimum of Offering Range	Percent at Maximum of Offering Range
William J. Bocek, Jr.	17,500	$175,000	*	*
Joseph M. Solomon	17,500	175,000	*	*
Francis X. Bossle, Jr.	10,000	100,000	*	*
Glenn C. Ercole	17,500	175,000	*	*
Gail E. Smith	17,500	175,000	*	*
Benny C. Walker	17,500	175,000	*	*
William W. Whitty	17,500	175,000	*	*
Jodi L. Beal	17,500	175,000	*	*

Total for Directors and Executive Officers	132,500	$1,325,000	4.87%	3.60%

*	Less than 1%.
(1)	Includes proposed subscriptions, if any, by associates.
(2)	At the adjusted maximum of the offering range, directors and executive officers would beneficially own 132,500 shares, or 3.13% of our outstanding shares of common stock.

THE CONVERSION AND OFFERING

The boards of directors of Banks of the Chesapeake, M.H.C. and Chesapeake Bank of Maryland have approved the plan of conversion. The plan of conversion must also be approved by the members of Banks of the Chesapeake, M.H.C. (depositors of Chesapeake Bank of Maryland). A special meeting of members has been called for this purpose. We have filed applications with the Federal Reserve Board with respect to the conversion and with respect to CBM Bancorp becoming the holding company for Chesapeake Bank of Maryland, and the Federal Reserve Board has conditionally approved such applications. We have also filed an application with the Office of the Comptroller of the Currency with respect to the amendments to Chesapeake Bank of Maryland’s charter which has also been approved. The approvals by the Federal Reserve Board or the Office of the Comptroller of the Currency do not constitute a recommendation or endorsement of the plan of conversion.

General

Pursuant to the plan of conversion, our organization will reorganize from the current mutual holding company structure to a stock holding company structure. Banks of the Chesapeake, M.H.C. will be merged into a new Maryland corporation named CBM Bancorp, Inc. When the conversion is completed, all of the outstanding common stock of Chesapeake Bank of Maryland will be owned by CBM Bancorp. Banks of the Chesapeake, M.H.C. will cease to exist. A diagram of our corporate structure before and after the conversion is set forth in the “Summary” section of this prospectus.

We intend to retain between $10.8 million and $14.8 million ($17.0 million at the maximum as adjusted) of the net proceeds of the offering and to invest between $12.9 million and $17.7 million ($20.4 million at the maximum as adjusted) of the net proceeds in Chesapeake Bank of Maryland. The conversion will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered pursuant to the plan of conversion.

The plan of conversion provides that we will offer shares of common stock for sale in the subscription offering to eligible account holders, our tax-qualified employee benefit plans, including our employee stock ownership plan, and other members (including certain depositors). In addition, we may offer common stock for sale in a community offering to members of the general public, with a preference given to natural persons (including trusts of natural persons) residing in Baltimore City, Maryland and the Maryland counties of Anne Arundel, Baltimore, Carroll, Harford and Howard.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering may begin concurrently with, during or after the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us with approval of the Federal Reserve Board. See “—Community Offering.”

We also may offer for sale shares of common stock not purchased in the subscription or community offerings in a syndicated offering in which Raymond James & Associates, Inc. will be sole manager. See “—Syndicated Offering” herein.

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation appraisal of the estimated pro forma market value of CBM Bancorp. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Stock Pricing and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion and offering and is qualified in its entirety by reference to the provisions of the plan of conversion. A copy of the plan of conversion is available for inspection at each branch office of Chesapeake Bank of Maryland. The plan of conversion is also filed as an exhibit to Banks of the Chesapeake, M.H.C.’s application to convert from mutual to stock form of which this prospectus is a part, copies of which may be obtained from the Federal Reserve Board. The plan of conversion is also filed as an exhibit to the registration statement we have filed with the Securities and Exchange Commission, of which this prospectus is a part. Copies of the registration statement may be obtained from the Securities and Exchange Commission or online at the Securities and Exchange Commission’s website, www.sec.gov. See “Where You Can Find Additional Information.”

Reasons for the Conversion, Reorganization and Offering

Our primary reasons for converting and reorganizing from the mutual to stock holding company structure and undertaking the stock offering are to:

•

Support our planned growth and strengthen our regulatory capital position with the additional capital we will raise in the stock offering. While Chesapeake Bank of Maryland exceeds all regulatory capital requirements, the proceeds from the offering will greatly strengthen our capital position and provide a larger capital cushion to support our planned growth.

•

Offer Chesapeake Bank of Maryland’s depositors, employees, management and directors an equity ownership interest in CBM Bancorp, and thereby obtain an economic interest in its future success. We will also be able to provide stock-based incentives to our and Chesapeake Bank of Maryland’s directors, officers and employees, which we believe will assist us in attracting and retaining qualified personnel.

•

Compete more effectively in the financial services marketplace. The additional capital raised in the offering is expected to support our growth and diversification of operations, products and services and thereby improve our competitive position relative to other banks and savings institutions in our market area.

•

Transition our organization to a stock holding company structure, which gives us greater flexibility to access the capital markets compared to our existing mutual holding company structure. The stock holding company structure is a more flexible form of organization that will give us greater flexibility to access the capital markets through possible future equity and debt offerings, although we have no current plans, agreements or understandings regarding any additional securities offerings.

•

Facilitate future mergers, acquisitions and expansion. Although we do not currently have any understandings or agreements regarding any specific acquisition transaction, the stock holding company structure will give us greater flexibility to structure, and make us a more attractive and competitive bidder for, mergers and acquisitions of other financial institutions or business lines as opportunities arise. The additional capital raised in the offering also will enable us to consider larger merger transactions, as well as branch and other expansion opportunities in competitive markets. Although we intend to remain an independent financial institution, the stock holding company structure may make us a more attractive acquisition candidate for other institutions. Applicable regulations prohibit the acquisition of CBM Bancorp for three years following completion of the conversion, and also prohibit anyone from acquiring or offering to acquire more than 10% of our stock without regulatory approval.

•

Growing organically and through opportunistic acquisitions. We expect to consider both organic growth as well as acquisition opportunities that we believe would enhance the value of our franchise and yield financial benefits for our stockholders. We will consider expanding our branch network through the opening of additional branches or the acquisition of branches or other financial institutions if the right opportunity occurs. The capital we are raising in the offering may also help fund improvements in our operating facilities and customer delivery services in order to enhance our competitiveness.

Approvals Required

The affirmative vote of a majority of the total votes eligible to be cast by the members of Banks of the Chesapeake, M.H.C. (depositors of Chesapeake Bank of Maryland) is required to approve the plan of conversion. By their approval of the plan of conversion, the members of Banks of the Chesapeake, M.H.C. will also be approving the merger of Banks of the Chesapeake, M.H.C. into CBM Bancorp, Inc. We have filed applications with the Federal Reserve Board with respect to the conversion and with respect to CBM Bancorp becoming the holding company for Chesapeake Bank of Maryland, each of which has been conditionally approved by the Federal Reserve Board. The Office of the Comptroller of the Currency has also approved an amendment to Chesapeake Bank of Maryland’s charter to establish a liquidation account.

Effects of Conversion

Continuity. The conversion will not affect the normal business of Chesapeake Bank of Maryland of accepting deposits and making loans. Chesapeake Bank of Maryland will continue to be a federally chartered savings bank and will continue to be regulated by the Office of the Comptroller of the Currency. After the conversion, Chesapeake Bank of Maryland will continue to offer existing services to depositors, borrowers and other customers. The directors of Banks of the Chesapeake, M.H.C. serving at the time of the conversion will be the directors of CBM Bancorp upon the completion of the conversion.

Effect on Deposit Accounts. Pursuant to the plan of conversion, each depositor of Chesapeake Bank of Maryland at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans. No loan outstanding from Chesapeake Bank of Maryland will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Effect on Voting Rights of Depositors. Depositors of Chesapeake Bank of Maryland are members of, and have voting rights in, Banks of the Chesapeake, M.H.C., as to all matters requiring membership action. Upon completion of the conversion, depositors will no longer have voting rights. All voting rights in Chesapeake Bank of Maryland will be vested in CBM Bancorp as the sole stockholder of Chesapeake Bank of Maryland, and the stockholders of CBM Bancorp will possess exclusive voting rights with respect to CBM Bancorp common stock.

Tax Effects. We have received an opinion of counsel with regard to the federal income tax consequences of the conversion and an opinion of our tax advisor with regard to the state income tax consequences of the conversion to the effect that the conversion will not be a taxable transaction for federal or state income tax purposes to Banks of the Chesapeake, M.H.C., Chesapeake Bank of Maryland, eligible account holders, or other members. See “—Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor in Chesapeake Bank of Maryland has both a deposit account in Chesapeake Bank of Maryland and a pro rata ownership interest in the net worth of Banks of the Chesapeake, M.H.C. based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This ownership interest may only be realized in the event of a complete liquidation of Banks of the Chesapeake, M.H.C. and Chesapeake Bank of Maryland; however, there has never been a liquidation of a solvent mutual holding company. Any depositor who opens a deposit account receives a pro rata ownership interest in Banks of the Chesapeake, M.H.C. without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Banks of the Chesapeake, M.H.C., which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a stock depository institution that is a subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which would be realizable only in the unlikely event that Banks of the Chesapeake, M.H.C. and Chesapeake Bank of Maryland are liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Banks of the Chesapeake, M.H.C. after other claims, including claims of depositors to the amounts of their deposits, are paid.

Under the plan of conversion, Eligible Account Holders will receive an interest in liquidation accounts maintained by CBM Bancorp and Chesapeake Bank of Maryland in an aggregate amount equal to the value of the net assets of Banks of the Chesapeake, M.H.C. as of the date of the latest statement of financial condition of Banks of the Chesapeake, M.H.C. prior to the consummation of the conversion. CBM Bancorp and Chesapeake Bank of Maryland will hold the liquidation accounts for the benefit of Eligible Account Holders who continue to maintain deposits in Chesapeake Bank of Maryland after the conversion. The liquidation accounts are intended to preserve for Eligible Account Holders who continue to maintain their deposit accounts with Chesapeake Bank of Maryland a liquidation interest in the residual net worth, if any, of CBM Bancorp or Chesapeake Bank of Maryland (after the payment of all creditors, including depositors to the full extent of their deposit accounts) in the event of a liquidation of (a) CBM Bancorp and Chesapeake Bank of Maryland or (b) Chesapeake Bank of Maryland. See “—Liquidation Rights.”

Stock Pricing and Number of Shares to be Issued

The plan of conversion and applicable regulations require that the aggregate purchase price of the common stock sold in the offering must be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained Feldman Financial Advisors, Inc. to prepare an independent valuation appraisal. For its services in preparing the initial valuation and one valuation update, Feldman Financial Advisors, Inc. will receive a fee of $45,000, as well as payment for reimbursable expenses, and will receive a fee of $7,500 for any additional valuation updates. We have paid Feldman Financial Advisors, Inc. no other fees during the previous three years. We have agreed to indemnify Feldman

Financial Advisors, Inc. and its employees and affiliates for certain costs and expenses in connection with claims or litigation relating to the appraisal and arising out of any misstatement or untrue statement of a material fact in information supplied to Feldman Financial Advisors, Inc. by us or by an intentional omission by us to state a material fact in the information provided, except where Feldman Financial Advisors, Inc. has been negligent or at fault.

The independent valuation was prepared by Feldman Financial Advisors, Inc. in reliance upon the information contained in this prospectus, including the consolidated financial statements of Banks of the Chesapeake, M.H.C. Feldman Financial Advisors, Inc. also considered the following factors, among others:

•	the present results and financial condition of Banks of the Chesapeake, M.H.C. and the projected results and financial condition of CBM Bancorp;

•	the economic and demographic conditions in Chesapeake Bank of Maryland’s existing market area;

•	certain historical, financial and other information relating to Banks of the Chesapeake, M.H.C.;

•	a comparative evaluation of the operating and financial characteristics of Banks of the Chesapeake, M.H.C. with those of other publicly traded savings institutions and holding companies;

•	the effect of the conversion and offering on CBM Bancorp’s stockholders’ equity and earnings potential;

•	the proposed dividend policy of CBM Bancorp; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

The independent valuation is also based on an analysis of a peer group of publicly traded savings institutions and holding companies that Feldman Financial Advisors, Inc. considered comparable to CBM Bancorp under regulatory guidelines applicable to the independent valuation. Under these guidelines, a minimum of ten peer group companies are selected from the universe of all publicly traded savings institutions and holding companies with relatively comparable resources, strategies and financial and other operating characteristics. Such companies must also be traded on an exchange (such as the Nasdaq Stock Market or the New York Stock Exchange). The peer group companies selected for CBM Bancorp also consisted of fully-converted stock institutions that were not subject to an actual or rumored acquisition and that had been publicly traded for at least one year. In addition, Feldman Financial Advisors, Inc. limited the peer group companies to those with assets of less than $650 million, located in the Mid-Atlantic, Northeast, Midwest, and Southeast regions of the United States, tangible equity to assets ratios of at least 8.0%, and non-performing assets to assets ratios less than 3.0%. The regulatory appraisal guidelines that require Feldman Financial Advisors, Inc. to select a minimum of ten peer companies, whose equity securities are traded on an exchange, resulted in all of the peer companies having greater assets than we do because of the limited number of smaller savings institutions and holding companies trading on an exchange versus the over-the-counter market.

The independent valuation appraisal considered the pro forma effect of the offering. Consistent with federal appraisal guidelines, the appraisal applied three primary methodologies: (i) the pro forma price-to-book value approach applied to both reported book value and tangible book value; (ii) the pro forma price-to-earnings approach applied to reported and core earnings; and (iii) the pro forma price-to-assets approach. The market value ratios applied in these methodologies were based on the current market valuations of the peer group companies. Feldman Financial Advisors, Inc. placed the greatest emphasis on the price-to-book approach in estimating pro forma market value. Due to our minimal earnings level for the twelve months ended March 31, 2018, the price-to-earnings approach was not meaningful and, therefore, not used by Feldman Financial Advisors, Inc.

In applying each of the valuation methods, Feldman Financial Advisors, Inc. considered adjustments to the pro forma market value based on a comparison of CBM Bancorp with the peer group. Feldman Financial Advisors, Inc. made downward adjustments for earnings and marketing of the issue based on the risk and uncertainty related to a new offering. Feldman Financial Advisors, Inc. made no adjustments for financial condition, market area, dividend policy, management, stock liquidity, subscription interest, acquisition activity, or the effect of government regulations. The downward adjustment applied to earnings took into consideration CBM Bancorp’s less favorable core earnings measures and lower pro forma returns as a percent of assets and equity relative to the peer group’s profitability ratios.

Included in Feldman Financial Advisors, Inc.’s independent valuation were certain assumptions as to the pro forma earnings of CBM Bancorp after the conversion that were used in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return of 2.56% on the net offering proceeds and purchases in the open market of 4% of the common stock issued in the offering by the stock-based benefit plan at the $10.00 per share purchase price. See “Pro Forma Data” for additional information concerning assumptions included in the independent valuation and used in preparing pro forma data. The use of different assumptions may yield different results.

The independent valuation states that as of May 18, 2018, the estimated pro forma market value of CBM Bancorp was $32.0 million. Based on federal regulations, this market value forms the midpoint of a range with a minimum of $27.2 million and a maximum of $36.8 million. The number of shares offered will be equal to the aggregate offering price of the shares divided by the price per share. Based on the valuation range and the $10.00 price per share, the minimum of the offering range is 2,720,000 shares, the midpoint of the offering range is 3,200,000 shares and the maximum of the offering range is 3,680,000 shares.

The board of directors of CBM Bancorp reviewed the independent valuation and, in particular, considered the following:

•	Banks of the Chesapeake, M.H.C.’s financial condition and results of operations;

•	a comparison of financial performance ratios of Banks of the Chesapeake, M.H.C. to those of other financial institutions of similar size; and

•	market conditions generally and in particular for financial institutions.

All of these factors are set forth in the independent valuation. The board of directors also reviewed the methodology and the assumptions used by Feldman Financial Advisors, Inc. in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended, with the approval of the Federal Reserve Board, as a result of subsequent developments in the financial condition of Banks of the Chesapeake, M.H.C. or Chesapeake Bank of Maryland or market conditions generally. If the independent valuation is updated to amend the pro forma market value of CBM Bancorp to less than $27.2 million or more than $36.8 million, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to CBM Bancorp’s registration statement.

The following table presents a summary of selected pricing ratios for CBM Bancorp (on a pro forma basis) as of and for the twelve months ended March 31, 2018, and for the peer group companies based on earnings and other information as of and for the twelve months ended March 31, 2018, with stock prices as of May 18, 2018, as reflected in the appraisal report. Compared to the average pricing of the peer group, and based upon the information in the following table, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 36.7% on a price-to-book value basis and a discount of 39.8% on a price-to-tangible book value basis. Our pro forma earnings for the twelve months ended March 31, 2018 resulted in price-to-earnings multiples that are extraordinarily high and are thereby considered not meaningful for comparative valuation purposes. Our board of directors, in reviewing and approving the appraisal, considered the range of price-to-earnings multiples and the range of price-to-book value and price-to-tangible book value ratios at the different amounts of shares to be sold in the offering. The estimated appraised value and the resulting premium/discount factors took into consideration the potential financial effect of the conversion and offering.

	Price-to-earnings multiple (1)	Price-to-book value ratio	Price-to-tangible book value ratio
CBM Bancorp (on a pro forma basis, assuming completion of the conversion)
Adjusted Maximum	N.M.	73.48%	73.48%
Maximum	N.M.	69.69%	69.69%
Midpoint	N.M.	65.83%	65.83%
Minimum	N.M.	61.24%	61.24%
Valuation of peer group companies (as of May 18, 2018)
Averages	31.74x	104.07%	109.34%
Medians	32.33x	101.77%	104.68%

(1)

Price-to-earnings multiples calculated by Feldman Financial Advisors, Inc. in the independent appraisal are based on earnings for the twelve months ended March 31, 2018. Our pro forma price-to-earnings multiples based on historical earnings for this period result in multiples that are extraordinarily high and are considered “not meaningful” for comparative valuation purposes. These ratios are different than those presented in “Pro Forma Data.”

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our shares of common stock. Feldman Financial Advisors, Inc. did not independently verify our consolidated financial statements and other information that we provided to them, nor did Feldman Financial Advisors, Inc. independently value our assets or liabilities. The independent valuation considers Banks of the Chesapeake, M.H.C. as a going concern and should not be considered as an indication of the liquidation value of Banks of Chesapeake, M.H.C. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above $10.00 per share.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $42.3 million, without resoliciting subscribers, which will result in a corresponding increase of up to 15% in the maximum of the offering range to up to 4,232,000 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See “—Additional Limitations on Common Stock Purchases” as to the method of distribution of additional shares to be issued in the event of an increase in the offering range of up to 4,232,000 shares.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $42.3 million and a corresponding increase in the offering range to more than 4,232,000 shares, or a decrease in the minimum of the valuation range to less than $27.2 million and a corresponding decrease in the offering range to fewer than 2,720,000 shares, then we will promptly return with interest at 0.05% per annum all funds previously delivered to us to purchase shares of common stock in the subscription and community offerings and cancel deposit account withdrawal authorizations and, after consulting with the Federal Reserve Board, we may terminate the plan of conversion. Alternatively, we may establish a new offering range, extend the offering period and commence a resolicitation of purchasers or take other actions as permitted by the Federal Reserve Board to complete the offering. If we extend the offering and conduct a resolicitation due to a change in the independent valuation, we will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. Any single offering extension will not exceed 90 days; aggregate extensions may not conclude beyond September 19, 2020, which is two years after the special meeting of depositors to approve the plan of conversion.

An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and CBM Bancorp’s pro forma earnings and stockholders’ equity on a per share basis while increasing stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and CBM Bancorp’s pro forma earnings and stockholders’ equity on a per share basis, while decreasing stockholders’ equity on an aggregate basis.

Copies of the independent valuation appraisal report of Feldman Financial Advisors, Inc. and the detailed memorandum setting forth the method and assumptions used in the appraisal report are filed as exhibits to the documents specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

In accordance with the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and on the purchase and ownership limitations set forth in the plan of conversion and as described below under “—Additional Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each depositor of Chesapeake Bank of Maryland with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) at the close of business on April 30, 2017 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of $175,000 (17,500 shares) of our common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the product of the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Eligible Account Holders. See “—Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, any remaining unallocated shares will be allocated to each remaining Eligible Account Holder whose subscription remains unfilled in the same proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of our shares of common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on April 30, 2017. In the event of an oversubscription, failure to list all accounts could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also directors or executive officers of Banks of the Chesapeake, M.H.C. or Chesapeake Bank of Maryland or who are associates of such persons will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to their increased deposits in the 12 months preceding April 30, 2017.

Priority 2: Tax-Qualified Plans. Our tax-qualified employee plans, including Chesapeake Bank of Maryland’s employee stock ownership plan, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering, although our employee stock ownership plan intends to purchase 8% of the shares of common stock sold in the offering. If market conditions warrant, in the judgment of its trustees, the employee stock ownership plan may instead elect to purchase shares in the open market following the completion of the conversion, subject to the approval of the Federal Reserve Board.

Priority 3: Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee stock benefit plans, each depositor of Chesapeake Bank of Maryland as of the close of business on July 31, 2018 who is not an Eligible Account Holder (“Other Member”) will receive, without payment therefor, nontransferable subscription rights to purchase up to $175,000 (17,500 shares) of common stock, subject to the overall purchase limitations. See “—Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Other Member to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, any remaining shares will be allocated in the proportion that the amount of the subscription of each Other Member bears to the total amount of the subscriptions of all Other Members whose subscriptions remain unsatisfied.

Converting mutual holding companies, like Banks of the Chesapeake, M.H.C., are required by federal regulations to include an additional subscription priority for depositors as of the end of the calendar quarter preceding Federal Reserve Board approval of their conversion, referred to as the “Supplemental Eligibility Record Date,” but only if the converting institution’s conversion is not approved by the Federal Reserve Board within 15 months of the Eligibility Record Date. Because the Federal Reserve Board approved our conversion within 15 months of our Eligibility Record Date, we do not have a subscription priority for Supplemental Eligible Account Holders.

Expiration Date. The subscription offering will expire at 12:00 Noon, Eastern Time, on September 7, 2018, unless extended by us for up to 45 days or such additional periods with the approval of the Federal Reserve Board, if necessary. Subscription rights will expire whether or not each eligible depositor can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint, maximum or adjusted maximum of the offering range. Subscription rights which have not been exercised prior to the expiration date will become void.

We will not execute orders until at least the minimum number of shares of common stock has been sold in the offering. If at least 2,720,000 shares have not been sold in the offering by October 22, 2018 and the Federal Reserve Board has not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly, with interest at 0.05% per annum for funds received in the subscription and community offerings, and all deposit account withdrawal authorizations will be canceled. If the Federal Reserve Board grants an extension beyond October 22, 2018, we will resolicit purchasers in the offering as described under “—Procedure for Purchasing Shares in the Subscription and Community Offerings—Expiration Date.”

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, our tax-qualified employee stock benefit plans, and Other Members, we may offer shares pursuant to the plan of conversion to members of the general public in a community offering, with a preference given to natural persons (including trusts of natural persons) residing in Baltimore City, Maryland and the Maryland counties of Anne Arundel, Baltimore, Carroll, Harford and Howard.

Subscribers in the community offering may purchase up to $175,000 (17,500 shares) of common stock, subject to the overall purchase limitations. See “—Additional Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares of common stock available to fill the orders of natural persons residing in Baltimore City, Maryland and the Maryland counties of Anne Arundel, Baltimore, Carroll, Harford and Howard, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons (including trusts of natural persons) residing in those counties whose orders remain unsatisfied on an equal number of shares basis per order. If an oversubscription occurs due to the orders of members of the general public, the allocation procedures described above will apply to the orders of such persons. In connection with the allocation process, orders received for shares of common stock in the community offering will first be filled up to a maximum of 2% of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated.

The term “residing” or “resident” as used in this prospectus with respect to the community means any person who occupies a dwelling within the local community, has a present intent to remain within the local community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the local community together with an indication that such presence within the local community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to determine whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering may begin concurrently with, during or promptly after the subscription offering, and is currently expected to terminate at the same time as the subscription offering, and must terminate no more than 45 days following the subscription offering, unless extended. We may decide to extend the community offering for any reason and we are not required to give purchasers notice of any such extension unless such period extends beyond October 22, 2018, in which event we will resolicit purchasers.

Syndicated Offering

If feasible, our board of directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve a wide distribution of our shares of common stock.

If a syndicated offering is held, Raymond James & Associates, Inc. will serve as sole manager, and we will pay fees of 6% of the aggregate amount of common stock sold in the syndicated offering to Raymond James & Associates, Inc. and any other broker-dealers included in the syndicated offering. The shares of common stock will be sold at the same price per share ($10.00 per share) that the shares are sold in the subscription offering and the community offering.

In the event of a syndicated offering, it is currently expected that investors would follow the same general procedures applicable to purchasing shares in the subscription and community offerings (the use of stock order forms and the submission of funds directly to CBM Bancorp for the payment of the purchase price of the shares ordered) except that payment must be in immediately available funds (bank checks, money orders, deposit account withdrawals from accounts at Chesapeake Bank of Maryland or wire transfers). See “—Procedure for Purchasing Shares in the Subscription and Community Offerings.” “Sweep” arrangements and delivery versus payment settlement will only be used in a syndicated offering to the extent consistent with Rules 10b-9 and 15c2-4 and then-existing guidance and interpretations thereof of the Securities and Exchange Commission regarding the conduct of “min/max” offerings.

If for any reason we cannot effect a syndicated offering of shares of common stock not purchased in the subscription and community offerings, or if there are an insignificant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares. The Federal Reserve Board and the Financial Industry Regulatory Authority must approve any such arrangements.

Additional Limitations on Common Stock Purchases

The plan of conversion includes the following additional limitations on the number of shares of common stock that may be purchased in the offering:

•	No person may purchase fewer than 25 shares of common stock, to the extent those shares are available for purchase;

•

Our tax qualified employee benefit plans, including our employee stock ownership plan, may purchase in the aggregate up to 10% of the shares of common stock issued in the offering, including shares issued in the event of an increase in the offering range of up to 15%;

•

Except for the employee stock ownership plan, as described above, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than $175,000 (17,500 shares) of common stock in all categories of the offering combined; and

•

The maximum number of shares of common stock that may be purchased in all categories of the offering by executive officers and directors of Chesapeake Bank of Maryland and their associates, in the aggregate may not exceed 32% of the total shares issued in the conversion.

Depending upon market or financial conditions, our board of directors, with regulatory approval and without further approval of members of Banks of the Chesapeake, M.H.C., may decrease or increase the purchase limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount of shares of common stock and who indicated on their stock order forms a desire to be resolicited in the event of an increase will be given the opportunity to increase their orders up to the then applicable limit, and other large subscribers may be given the opportunity to increase their orders up to the then applicable limit. The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by persons who choose to increase their orders. If the maximum purchase limitation is increased to 5% of the shares sold in the offering, such limitation may be further increased to 9.99%, provided that orders for shares of common stock exceeding 5% of the shares sold in the offering may not exceed in the aggregate 10% of the total shares sold in the offering.

In the event of an increase in the offering range of up to 4,232,000 shares of common stock, shares will be allocated in the following order of priority in accordance with the plan of conversion:

•

to fill the subscriptions of our tax-qualified employee benefit plans, specifically our employee stock ownership plan, for up to 10% of the total number of shares of common stock issued in the offering;

•	in the event that there is an oversubscription at the Eligible Account Holder or Other Member levels, to fill unfilled subscriptions of these subscribers according to their respective priorities; and

•

to fill unfilled subscriptions in the community offering, with preference given to natural persons (including trusts of natural persons) residing in Baltimore, Maryland and the Maryland counties of Anne Arundel, Baltimore, Carroll, Harford and Howard, and then to members of the general public.

The term “associate” of a person means:

•

any corporation or organization (other than Chesapeake Bank of Maryland, CBM Bancorp, or Banks of the Chesapeake, M.H.C. or a majority-owned subsidiary of any of those entities) of which the person is a senior officer, partner or, directly or indirectly, 10% beneficial stockholder;

•

any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; provided, however, it does not include any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; and

•	any blood or marriage relative of the person, who either has the same home as the person or who is a director or officer of Banks of the Chesapeake, M.H.C. or Chesapeake Bank of Maryland.

The term “acting in concert” means:

•	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

•

a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company (“other party”) will also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.” We may presume that certain persons are acting in concert based upon, among other things, joint account relationships, individual qualifying accounts registered to the same address, or the fact that persons share a common address (whether or not related by blood or marriage) or may have filed joint Schedules 13D or 13G with the SEC with respect to other companies. Our directors are not treated as associates of each other solely because of their membership on the board of directors.

Common stock purchased in the offering will be freely transferable except for shares purchased by directors and certain officers of CBM Bancorp or Chesapeake Bank of Maryland and except as described below. Any purchases made by any associate of CBM Bancorp or Chesapeake Bank of Maryland for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under Financial Industry Regulatory Authority guidelines, members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of our shares of common stock at the time of conversion and thereafter, see “—Certain Restrictions on Purchase or Transfer of Our Shares after Conversion” and “Restrictions on Acquisition of CBM Bancorp.”

Marketing and Distribution; Compensation

Subscription and Community Offerings. Offering materials have been distributed to certain persons by mail, with additional copies made available through our Stock Information Center.

To assist in the marketing of our shares of common stock in the subscription and community offerings, we have retained Raymond James & Associates, Inc., which is a broker-dealer registered with the Financial Industry Regulatory Authority. In its role as financial advisor and marketing agent, Raymond James & Associates, Inc. will among other things:

•	assist us in assessing the financial and securities market implications of the plan of conversion; ;

•	assist in structuring and communicating the terms of the plan of conversion and the offering;

•

assist in the preparation of all documents for the execution of the plan of conversion, including the prospectus, stock order and certification form and all marketing materials (we are responsible for the preparation and filing of such documents);

•	assist in analyzing proposals from outside vendors in connection with the plan of conversion, as needed;

•	assist in scheduling and preparing for meetings with potential investors and other broker dealers, as needed;

•	establish a Stock Information Center at the office of Raymond James & Associates, Inc., which will provide a toll-free hotline to assist with customer inquiries;

•	assist in training our personnel for interaction with customers during the offering and proxy solicitation period; and

•	provide general advice and assistance as may be reasonably requested in writing with respect to the plan of conversion and stock offering.

For its services, Raymond James & Associates, Inc. will receive (i) a non-refundable management fee of $25,000, which we have already paid, and (ii) at closing, a success fee of 1.0% of the aggregate dollar amount of all shares of common stock sold in the subscription and community offerings. No fee will be paid on any shares purchased by our directors, officers and other employees, members of their immediate families (whether directly or through a personal trust), and purchased by any employee benefit plan or trust established for the benefit of our directors, officers and other employees. The management fee will be credited against the success fee.

Syndicated Offering. In the event that Raymond James & Associates, Inc. sells shares of common stock through a group of selected broker-dealers in a syndicated offering, they will be paid a fee equal to 6.0% of the dollar amount of total shares sold in the syndicated offering, which fee includes the fees payable to selected dealers (which will include Raymond James & Associates, Inc.). Raymond James & Associates, Inc. will serve as sole book-running manager in such an offering. All fees payable with respect to a syndicated offering will be in addition to fees payable with respect to the subscription and community offerings.

Expenses. Raymond James & Associates, Inc. also will be reimbursed for reasonable expenses in an amount not to exceed $25,000, and for legal counsel fees and expenses not to exceed $90,000. The expenses may be increased by mutual consent of Raymond James & Associates, Inc. and Chesapeake Bank of Maryland in the event of a material delay or resolicitation of the offering, including but not limited to an update of the financial information in the prospectus to a period later than March 31, 2018 (excluding the preparation of a prospectus for a firm commitment underwritten offering). Under such circumstances, Raymond James & Associates, Inc. may be reimbursed for additional reasonable expenses not to exceed $10,000, or additional fees of its attorneys not to exceed $10,000.

We will indemnify Raymond James & Associates, Inc. against liabilities and expenses (including legal fees) related to or arising out of our engagement of Raymond James & Associates, Inc. and its performance of services as our financial advisor and marketing agent.

Records Management

We have also engaged Raymond James & Associates, Inc. as records agent in connection with the conversion and the subscription and community offerings. In its role as records agent, Raymond James & Associates, Inc., will among other things:

•

process our customer account records for each record date required by the plan of conversion; consolidate customer accounts by ownership; determine subscription priorities; report, calculate and sort customer records by state, subscription priorities and member votes; and coordinate with our financial printer for all required subscriber and member mailings;

•

process all stock orders received at the Stock Information Center and report to management daily or as requested; mail order acknowledgements to subscribers; allocate shares to qualify subscribers if the offering is oversubscribed; produce shareholder lists and other final subscription reports; coordinate with our transfer agent for stock issuance and required interest/refund check processing and 1099-INT reporting;

•

provide member proxy tabulation and reporting services; target group identification and reporting for solicitation efforts, proxy reminder mailings; assist with telephone solicitation efforts; and adjust member votes for closed accounts; and

•	act as, or support as needed, the inspector of election for the special meeting of members.

For these services, Raymond James & Associates, Inc. will receive a fee of $25,000, of which $5,000 has already been paid, and the balance to be paid upon mailing the subscription documents. We will indemnify Raymond James & Associates, Inc. against liabilities and expenses (including legal fees) related to or arising out of our engagement of Raymond James & Associates, Inc. and its performance as our records agent.

Solicitation of Offers by Officers and Directors

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock in the subscription and community offerings. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of Chesapeake Bank of Maryland may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Raymond James & Associates, Inc. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Expiration Date. The subscription and community offerings will expire at 12:00 Noon, Eastern Time, on September 7, 2018, unless we extend one or both for up to 45 days, with the approval of Federal Reserve Board, if required. This extension may be approved by us, in our sole discretion, without notice to purchasers in the offering. Any extension of the subscription and/or community offering beyond October 22, 2018 would require the Federal Reserve Board’s approval. If the offering is so extended, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to the notice of extension, we will promptly return your funds with interest at 0.05% per annum or cancel your deposit account withdrawal authorization. If the offering range is decreased below the minimum of the offering range or is increased above the adjusted maximum of the offering range, all subscribers’ stock orders will be canceled, their deposit account withdrawal authorizations will be canceled, and funds submitted to us will be returned promptly, with interest at 0.05% per annum for funds received in the subscription and community offerings. We will then resolicit the subscribers, giving them an opportunity to place a new stock order for a period of time.

To ensure each purchaser receives a prospectus at least 48 hours before September 7, 2018, the expiration date of the offering, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days prior to the expiration date or otherwise any later than two days prior to the expiration date. Execution of a stock order form will confirm receipt of delivery in accordance with Rule 15c2-8. Stock order forms will be distributed only if preceded by or accompanied with a prospectus.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest at 0.05% per annum from the date of receipt as described above.

Use of Order Forms in the Subscription and Community Offerings. To purchase shares of common stock in the subscription and community offerings, you must properly complete an original stock order form and remit full payment. We are not required to accept orders submitted on photocopied or facsimiled stock order forms. All stock order forms must be received (not postmarked) prior to 12:00 Noon, Eastern Time, on September 7, 2018. We are not required to accept stock order forms that are not received by that time, are not signed or are otherwise executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed stock order forms, and we have the right to waive or permit the correction of incomplete or improperly executed stock order forms. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your stock order form and payment by mail using the stock order reply envelope provided or by overnight delivery to the address listed on the stock order form. You may also hand-deliver stock order forms to our main office, located at 2001 East Joppa Road, Baltimore, Maryland, which is open between 9:00 a.m. to 4:00 p.m., local time, Monday through Thursday and 9:00 a.m. to 6:00 p.m., local time, Friday. Hand-delivered stock order forms will only be accepted at this location. We will not accept stock order forms at our other offices. Please do not mail stock order forms to Chesapeake Bank of Maryland’s offices.

Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares in the offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.

By signing the order form, you will be acknowledging your understanding that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Chesapeake Bank of Maryland, the Federal Deposit Insurance Corporation or the federal government, and that you received a copy of this prospectus prior to signing the order form. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock must accompany all completed order forms for the purchase to be valid. Payment for shares in the subscription and community offerings may be made by:

•	personal check, bank check or money order, made payable to CBM Bancorp; or

•	authorization of withdrawal of available funds from your Chesapeake Bank of Maryland deposit accounts other than checking accounts or IRAs.

Appropriate means for designating withdrawals from deposit accounts at Chesapeake Bank of Maryland are provided on the stock order form. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contractual rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current passbook rate subsequent to the withdrawal. In the case of payments made by personal check, these funds must be available in the account(s). Checks and money orders received in the subscription and community offerings will be immediately cashed and placed in a segregated account at Chesapeake Bank of Maryland and will earn interest at 0.05% per annum from the date payment is processed until the offering is completed or terminated.

You may not remit cash or any type of third-party checks (including those payable to you and endorsed over to CBM Bancorp). You may not designate on your stock order form direct withdrawal from a Chesapeake Bank of Maryland retirement account. See “—Using Individual Retirement Account Funds.” Additionally, you may not designate on your stock order form a direct withdrawal from Chesapeake Bank of Maryland deposit accounts with check-writing privileges. Instead, a check should be provided. If you request a direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and will immediately withdraw the amount from your checking account(s). If permitted by the Federal Reserve Board, in the event we resolicit large purchasers, as described above in “—Additional Limitations on Common Stock Purchases,” such purchasers who wish to increase their purchases will not be able to use personal checks to pay for the additional shares, but instead must pay for the additional shares using immediately available funds. Wire transfers will not be accepted.

Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by October 22, 2018. If the subscription and community offerings are extended past October 22, 2018, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to the notice of extension, we will promptly return your funds with interest at 0.05% per annum or cancel your deposit account withdrawal authorization. We may resolicit purchasers for a specified period of time.

Federal regulations prohibit Banks of the Chesapeake, M.H.C. and Chesapeake Bank of Maryland from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

We shall have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the conversion. This payment may be made by wire transfer.

If our employee stock ownership plan purchases shares in the offering, it will not be required to pay for such shares until completion of the offering, provided that there is a loan commitment from an unrelated financial institution or CBM Bancorp to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Using Individual Retirement Account Funds. If you are interested in using funds in your individual retirement account, or IRA, or other retirement account to purchase shares of common stock, you must do so through a self-directed retirement account. By regulation, Chesapeake Bank of Maryland’s retirement accounts are not self-directed, so they cannot be invested in our shares of common stock. Therefore, if you wish to use funds that are currently in a Chesapeake Bank of Maryland retirement account, you may not designate on the stock order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will instead have to be transferred to an independent custodian or trustee such as a brokerage firm, offering self-directed retirement accounts. The purchase must be made through that account. If you do not have such an account, you will need to establish one before placing a stock order. A one-time and/or annual administrative fee may be payable to the independent custodian or trustee.

There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Individuals interested in using funds in an individual retirement account or any other retirement account, whether held at Chesapeake Bank of Maryland or elsewhere, to purchase shares of common stock should contact our Stock Information Center for guidance as soon as possible, preferably at least two weeks prior to the September 7, 2018 offering deadline. Processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Delivery of Shares of Common Stock. All shares of common stock sold will be issued in book entry form. Stock certificates for shares not subject to transfer restrictions will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the conversion and offering. We expect trading in the stock to begin on the day of completion of the conversion and stock offering or the next business day. Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they ordered, even though the shares of common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Other Restrictions. Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country, or in a state of the United States with respect to which any of the following apply:

•	a small number of persons otherwise eligible to subscribe for shares under the plan of conversion reside in such state;

•

the offer or sale of shares of common stock to such persons would require us or our employees to register, under the securities laws of such state, as a broker or dealer or to register or otherwise qualify our securities for sale in such state; or

•	such registration or qualification would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares

Applicable banking regulations prohibit any person with subscription rights, including the Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. When registering your stock purchase on the stock order form, you cannot add the name(s) of others for joint or beneficial stock registration who do not have subscription rights or who qualify only in a lower subscription offering priority than you do. Doing so may jeopardize your subscription rights. You may only add those who were eligible to purchase shares of common stock in the subscription offering at your date of eligibility. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or offering, please call our Stock Information Center. The telephone number is (888) 317-2811. The Stock Information Center is open Monday through Friday between 10:00 a.m. and 5:00 p.m., Eastern Time. The Stock Information Center will be closed on bank holidays.

Liquidation Rights

Liquidation prior to the conversion. In the unlikely event that Banks of the Chesapeake, M.H.C. is liquidated prior to the conversion, all claims of creditors of Banks of the Chesapeake, M.H.C. would be paid first. Thereafter, if there were any assets of Banks of the Chesapeake, M.H.C. remaining, these assets would first be distributed to depositors of Chesapeake Bank of Maryland pro rata based on the value of their accounts at Chesapeake Bank of Maryland.

Liquidation following the conversion. The plan of conversion provides for the establishment, upon the completion of the conversion, of a liquidation account by CBM Bancorp for the benefit of Eligible Account Holders in an amount equal to the value of the net assets of Banks of the Chesapeake, M.H.C. as of the date of the latest statement of financial condition of Banks of the Chesapeake, M.H.C. prior to the consummation of the conversion. The plan of conversion also provides for the establishment of a parallel liquidation account in Chesapeake Bank of Maryland to support the CBM Bancorp liquidation account in the event CBM Bancorp does not have sufficient assets to fund its obligations under the CBM Bancorp liquidation account.

In the unlikely event that Chesapeake Bank of Maryland were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first. However, except with respect to the liquidation account to be established in CBM Bancorp a depositor’s claim would be solely for the principal amount of his or her deposit accounts plus accrued interest. Depositors generally would not have an interest in the value of the assets of Chesapeake Bank of Maryland or CBM Bancorp above that amount.

The liquidation account established by CBM Bancorp is intended to provide Eligible Account Holders a liquidation interest (exchanged for the liquidation interests such persons had in Banks of the Chesapeake, M.H.C.) after the conversion in the event of a complete liquidation of CBM Bancorp and Chesapeake Bank of Maryland or a liquidation solely of Chesapeake Bank of Maryland. Specifically, in the unlikely event that either (i) Chesapeake Bank of Maryland or (ii) CBM Bancorp and Chesapeake Bank of Maryland were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by a distribution to qualified Eligible Account Holders of their interests in the liquidation account maintained by CBM Bancorp. Also, in a complete liquidation of both entities, or of Chesapeake Bank of Maryland only, when CBM Bancorp has insufficient assets (other than the stock of Chesapeake Bank of Maryland) to fund the liquidation account distribution owed to Eligible Account Holders, and Chesapeake Bank of Maryland has positive net worth, then Chesapeake Bank of Maryland shall immediately make a distribution to fund CBM Bancorp’s remaining obligations under the liquidation account. In no event will any qualified Eligible Account Holder be entitled to a distribution that exceeds such holder’s interest in the liquidation account maintained by CBM Bancorp as adjusted from time to time pursuant to the plan of conversion and federal regulations. If CBM Bancorp is completely liquidated or sold apart from a sale or liquidation of Chesapeake Bank of Maryland, then the CBM Bancorp liquidation account will cease to exist and Eligible Account Holders will receive an equivalent interest in the Chesapeake Bank of Maryland liquidation account, subject to the same rights and terms as the CBM Bancorp liquidation account.

Pursuant to the plan of conversion, after two years from the date of conversion and upon the written request of the Federal Reserve Board, CBM Bancorp will transfer, or upon the prior written approval of the Federal Reserve CBM Bancorp may transfer, the liquidation account and the depositors’ interests in such account to Chesapeake Bank of Maryland and the liquidation account shall thereupon be subsumed into the liquidation account of Chesapeake Bank of Maryland.

Under the rules and regulations of the Federal Reserve Board, a post-conversion merger, consolidation, or similar combination or transaction with another depository institution or depository institution holding company in which CBM Bancorp or Chesapeake Bank of Maryland is not the surviving institution, would not be considered a liquidation. In such a transaction, the liquidation account would be assumed by the surviving institution or company.

Each Eligible Account Holder would have an initial pro-rata interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50.00 or more held in Chesapeake Bank of Maryland on April 30, 2017 equal to the proportion that the balance of such account holder’s deposit account on April 30, 2017, bears to the balance of all deposit accounts of all Eligible Account Holders in Chesapeake Bank of Maryland on such date.

If, however, on any December 31 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on April 30, 2017, or any other annual closing date, then the liquidation account as well as the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositors. Any assets remaining after the above liquidation rights of Eligible Account Holders are satisfied would be available for distribution to stockholders.

Material Income Tax Consequences

Completion of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to the federal and state income tax consequences of the conversion to Banks of the Chesapeake, M.H.C., Chesapeake Bank of Maryland, Eligible Account Holders and Other Members. Unlike private letter rulings, an opinion of counsel or tax advisor is not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that CBM Bancorp or Chesapeake Bank of Maryland would prevail in a judicial proceeding.

Banks of the Chesapeake, M.H.C., Chesapeake Bank of Maryland and CBM Bancorp have received an opinion of counsel, Jones Walker LLP, regarding all of the material federal income tax consequences of the conversion, which include the following:

1.	The merger of Banks of the Chesapeake, M.H.C. with and into CBM Bancorp will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

2.

The constructive exchange of Eligible Account Holders’ liquidation interests in Banks of the Chesapeake, M.H.C. for liquidation interests in CBM Bancorp in the Merger will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

3.

Banks of the Chesapeake, M.H.C. will not recognize any gain or loss on the transfer of the assets of Banks of the Chesapeake, M.H.C. to CBM Bancorp and the assumption by CBM Bancorp of Banks of the Chesapeake, M.H.C.’s liabilities, if any, in the Merger, pursuant to which Eligible Account Holders will receive interests in the Liquidation Account of the Holding Company in constructive exchange for their liquidation interests in the Mutual Holding Company.

4.

The basis of the assets of Banks of the Chesapeake, M.H.C. and the holding period of such assets to be received by CBM Bancorp will be the same as the basis and holding period of such assets in Banks of the Chesapeake, M.H.C. immediately before the exchange.

5.

CBM Bancorp will not recognize any gain or loss on the receipt of the assets of Banks of the Chesapeake, M.H.C. in the Merger in exchange for the constructive transfer of liquidation interests in CBM Bancorp to the Eligible Account Holders.

6.

Eligible Account Holders who have liquidation interests in Banks of the Chesapeake, M.H.C. will not recognize any gain or loss upon the constructive receipt of liquidation interests in CBM Bancorp in exchange for their liquidation interests in Banks of the Chesapeake, M.H.C.

7.

It is more likely than not that the fair market value of the nontransferable subscription rights to purchase CBM Bancorp common stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders and Other Members upon distribution to them of nontransferable subscription rights to purchase shares of CBM Bancorp common stock. Eligible Account Holders and Other Members will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights.

8.

It is more likely than not that the fair market value of the benefit provided by the liquidation account of Chesapeake Bank of Maryland supporting the payment of the CBM Bancorp liquidation account in the event CBM Bancorp lacks sufficient net assets is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders upon the constructive distribution to them of such rights in the Chesapeake Bank of Maryland liquidation account.

9.

It is more likely than not that the basis of the shares of CBM Bancorp common stock purchased in the offering by the exercise of nontransferable subscription rights will be the purchase price. The holding period of the CBM Bancorp common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date the right to acquire the stock was exercised.

10.	No gain or loss will be recognized by CBM Bancorp on the receipt of money in exchange for CBM Bancorp common stock sold in the offering.

We believe that the tax opinions summarized above address all material federal income tax consequences that are generally applicable to Banks of the Chesapeake, M.H.C., Chesapeake Bank of Maryland, CBM Bancorp and persons receiving subscription rights and stockholders of CBM Bancorp. With respect to items 5 and 7, above, Jones Walker LLP noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm further noted that Feldman Financial Advisors, Inc. has issued a letter that the subscription rights have no ascertainable fair market value. The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. Based on the foregoing, Jones Walker LLP believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the subscription rights granted to Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders and Other Members who exercise the subscription rights in an amount equal to the ascertainable value, and we could recognize gain on the distribution of such rights. Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The opinion as to item 8 above is based on the position that: (i) no holder of an interest in a liquidation account has ever received any payment attributable to a liquidation account; (ii) the interests in the liquidation accounts are not transferable; (iii) the amounts due under the liquidation account with respect to each Eligible Account Holder will be reduced as their deposits in Chesapeake Bank of Maryland are reduced; and (iv) the Chesapeake Bank of Maryland liquidation account payment obligation arises only if CBM Bancorp lacks sufficient assets to fund the liquidation account. In addition, we have received a letter from Feldman Financial Advisors, Inc. stating its belief that the benefit provided by the Chesapeake Bank of Maryland liquidation account supporting the payment of the liquidation account in the event CBM Bancorp lacks sufficient net assets does not have any economic value at the time of the conversion. Based on the foregoing, Jones Walker LLP believes it is more likely than not that such rights in the Chesapeake Bank of Maryland liquidation account have no value. If such rights are subsequently found to have an economic value, income may be recognized by each Eligible Account Holder in the amount of such fair market value as of the date of the conversion.

The opinion of Jones Walker LLP, unlike a letter ruling issued by the Internal Revenue Service, is not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the proposed reorganization and stock offering, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.

We have also received an opinion from Jones Walker LLP that the Maryland state income tax consequences are consistent with the federal income tax consequences.

The federal and state tax opinions have been filed with the Securities and Exchange Commission as exhibits to CBM Bancorp’s registration statement.

Certain Restrictions on Purchase or Transfer of Our Shares after Conversion

All shares of common stock purchased in the offering by a director or certain officers of Chesapeake Bank of Maryland, CBM Bancorp or Banks of the Chesapeake, M.H.C. generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the individual. Restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted. The directors and executive officers of CBM Bancorp also will be restricted by the insider trading rules under the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of our directors, certain officers and their associates, during the three-year period following the closing of the conversion, may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Federal Reserve Board. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to purchases of our common stock by our stock option plan or any of our tax-qualified employee stock benefit plans or non-tax-qualified employee stock benefit plans, including any restricted stock plans.

RESTRICTIONS ON ACQUISITION OF CBM BANCORP, INC.

Although the board of directors of CBM Bancorp is not aware of any effort that might be made to obtain control of CBM Bancorp after the conversion, the board of directors believes that it is appropriate to include certain provisions as part of CBM Bancorp’s articles of incorporation to protect the interests of CBM Bancorp and its stockholders from takeovers which the board of directors might conclude are not in the best interests of Chesapeake Bank of Maryland, CBM Bancorp or CBM Bancorp’s stockholders.

The following discussion is a general summary of the material provisions of Maryland law, CBM Bancorp’s articles of incorporation and bylaws, Chesapeake Bank of Maryland’s charter and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description is necessarily general and is not intended to be a complete description of the document or regulatory provision in question. CBM Bancorp’s articles of incorporation and bylaws are included as part of Banks of the Chesapeake, M.H.C.’s application for conversion filed with the Federal Reserve Board, CBM Bancorp’s holding company application filed with the Federal Reserve Board, and CBM Bancorp’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Maryland Law and Articles of Incorporation and Bylaws of CBM Bancorp

Maryland law, as well as CBM Bancorp’s articles of incorporation and bylaws, contain a number of provisions relating to corporate governance and rights of stockholders that may discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of CBM Bancorp more difficult.

Directors. The board of directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of the board of directors. The bylaws establish qualifications for board members, including restrictions on affiliations with competitors of Chesapeake Bank of Maryland. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

Restrictions on Calling Special Meetings. The articles of incorporation and bylaws provide that special meetings of stockholders can be called by the president, the chairman, by a majority of the whole board of directors or upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit. This provision has been included in the articles of incorporation in reliance on Section 2-507(a) of the Maryland General Corporation Law, which entitles stockholders to one vote for each share of stock unless the articles of incorporation provide for a greater or lesser number of votes per share or limit or deny voting rights.

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of CBM Bancorp’s then-outstanding common stock entitled to vote (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”).

Authorized but Unissued Shares. After the conversion, CBM Bancorp will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock of CBM Bancorp.” The articles of incorporation authorize 25,000,000 shares of stock, including 1,000,000 shares of serial preferred stock. In addition, the articles of incorporation authorize the board of directors to amend the charter, without stockholder approval, to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of any class of stock. CBM Bancorp is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of CBM Bancorp that the board of directors does not approve, it may be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of CBM Bancorp. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Amendments to the articles of incorporation must be approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding shares of common stock, or by the affirmative vote of a majority of the outstanding shares of common stock if at least two-thirds of the members of the board of directors approve such amendment.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of CBM Bancorp’s directors or by the affirmative vote of at least two-thirds of the votes eligible to be cast in the election of directors.

The provisions requiring the affirmative vote of two-thirds of the total eligible votes eligible to be cast for certain stockholder actions have been included in the articles of incorporation of CBM Bancorp in reliance on Section 2-104(b)(4) of the Maryland General Corporation Law. Section 2-104(b)(4) permits the articles of incorporation to require a greater proportion of votes than the proportion that would otherwise be required for stockholder action under the Maryland General Corporation Law.

Business Combinations. Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of a corporation’s voting stock after the date on which the corporation had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of the corporation at any time after the date on which the corporation had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the Board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

Control Share Acquisitions. The Maryland General Corporation Law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the shares entitled to be voted on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions for shares acquired through descent or distribution, in satisfaction of a pledge or in a merger, consolidation or share exchange to which the corporation is a party. The control share acquisition statute applies to any Maryland corporation with 100 or more beneficial owners of its stock other than a close corporation or an investment company.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivery of an “acquiring person statement”), may compel the corporation’s Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting. If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement within 10 days following a control share acquisition then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except for those which voting rights have previously been approved) for fair value, determined without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. Moreover, if voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to exercise or direct the exercise of a majority or more of all voting power, other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The foregoing provisions may be modified by a Maryland corporation’s charter or bylaws.

Although our bylaws provide that the Maryland Control Share Acquisition law will be inapplicable to acquisitions of the Company’s common stock, this bylaw provision may be repealed at any time by a majority vote of the whole board of directors, in whole or in part, at any time, whether before or after a control share acquisition and may be applied to any prior or subsequent control share acquisition.

Evaluation of Offers. The articles of incorporation of CBM Bancorp provide that its board of directors, when evaluating a transaction that would or may involve a change in control of CBM Bancorp (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of CBM Bancorp and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to, certain enumerated factors, including (1) the economic effect, both immediate and long-term, upon CBM Bancorp’s stockholders, including stockholders, if any, choosing not to participate in the transaction; (2) the effects, including any social and economic effects, on the employees, suppliers, creditors, depositors and customers of, and others dealing with, CBM Bancorp and its subsidiaries and on the communities in which CBM Bancorp and its subsidiaries operate or are located; (3) whether the proposal is acceptable based on the historical and current operating results or financial condition of CBM Bancorp; (4) whether a more favorable price could be obtained for CBM Bancorp’s stock or other securities in the future; (5) the reputation and business practices of the offeror and its management and affiliates as they would affect the employees; (6) the future value of the stock or any other securities of CBM Bancorp; and (7) any anti-trust or other legal and regulatory issues that are raised by the proposal.

Purpose and Anti-Takeover Effects of CBM Bancorp’s Articles of Incorporation and Bylaws. Our board of directors believes that the provisions described above are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our board of directors. These provisions also will assist us in the orderly deployment of the offering proceeds into productive assets during the initial period after the conversion. We believe these provisions are in the best interests of CBM Bancorp and its stockholders. Our board of directors believes that it will be in the best position to determine the true value of CBM Bancorp and to negotiate more effectively for what may be in the best interests of all our stockholders. Accordingly, our board of directors believes that it is in the best interests of CBM Bancorp and all of our stockholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of our board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of CBM Bancorp and that is in the best interests of all our stockholders.

Takeover attempts that have not been negotiated with and approved by our board of directors present the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by our board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for our stockholders, with due consideration given to matters such as the management and business of the acquiring corporation.

Although a tender offer or other takeover attempt may be made at a price substantially above the current market price, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining stockholders.

Despite our belief as to the benefits to stockholders of these provisions of CBM Bancorp’s articles of incorporation and bylaws, these provisions also may have the effect of discouraging a future takeover attempt that would not be approved by our board of directors, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also make it more difficult to remove our board of directors and management. Our board of directors, however, has concluded that the potential benefits outweigh the possible disadvantages.

Charter of Chesapeake Bank of Maryland

Chesapeake Bank of Maryland’s charter will provide that for a period of five years from the closing of the conversion and offering, no person other than CBM Bancorp may offer directly or indirectly to acquire the beneficial ownership of more than 10% of any class of equity security of Chesapeake Bank of Maryland. This provision will not apply to any tax-qualified employee benefit plan of Chesapeake Bank of Maryland or CBM Bancorp or to underwriters in connection with a public offering. In addition, during this five-year period, all shares owned over the 10% limit may not be voted on any matter submitted to stockholders for a vote.

Federal Conversion Regulations

Federal Reserve Board regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquire stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without the prior written approval of the Federal Reserve Board, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Federal Reserve Board has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or to an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public, are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Change in Control Law and Regulations

Under the Change in Bank Control Act, no person may acquire control of a federal savings association or its parent holding company unless the Office of the Comptroller of the Currency or the Federal Reserve Board, respectively, has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, under the Bank Holding Company Act and the Federal Reserve Board’s regulations, no company may acquire control of a savings association without the prior approval of the Federal Reserve Board. In their review of notices and applications under these statutes, the Office of the Comptroller of the Currency and the Federal Reserve Board take into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition.

Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the company’s directors, or a determination by the Federal Reserve Board that the acquirer has the power to direct, or directly or indirectly exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings and loan holding company’s voting stock constitutes a rebuttable determination of control under the regulations under certain circumstances including where, as will be the case with CBM Bancorp, the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934. Federal Reserve Board regulations provide that parties seeking to rebut control will be provided an opportunity to do so in writing.

DESCRIPTION OF CAPITAL STOCK OF CBM BANCORP, INC.

General

CBM Bancorp is authorized to issue 24,000,000 shares of common stock, par value of $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. CBM Bancorp currently expects to issue in the offering up to 3,680,000 shares of common stock, subject to an increase up to 4,232,000 shares, at the adjusted maximum of the offering range. CBM Bancorp will not issue shares of preferred stock in the conversion. Each share of common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion, all of the shares of common stock will be duly authorized, fully paid and nonassessable. The shares of common stock will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock

Dividends. CBM Bancorp may pay dividends on its common stock if, after giving effect to such dividends, it would be able to pay its debts in the usual course of business and its total assets would exceed the sum of its total liabilities plus the amount needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the dividends. However, even if CBM Bancorp’s assets are less than the amount necessary to satisfy the requirement set forth above, CBM Bancorp may pay dividends from: its net earnings for the fiscal year in which the distribution is made; its net earnings for the preceding fiscal year; or the sum of its net earnings for the preceding eight fiscal quarters. The payment of dividends by CBM Bancorp is also subject to limitations that are imposed by applicable regulation, including restrictions on payments of dividends that would reduce CBM Bancorp’s assets below the then-adjusted balance of its liquidation account. The holders of common stock of CBM Bancorp will be entitled to receive and share equally in dividends as may be declared by our board of directors out of funds legally available therefor. If CBM Bancorp issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon completion of the offering, the holders of common stock of CBM Bancorp will have exclusive voting rights in CBM Bancorp. They will elect CBM Bancorp’s board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of CBM Bancorp’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If CBM Bancorp issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require the approval of two-thirds of the voting power of our outstanding common stock.

Corporate powers and control of Chesapeake Bank of Maryland, as a federal stock savings bank, are vested in its board of directors, who elect the officers of Chesapeake Bank of Maryland and who fill any vacancies on the board of directors. Voting rights of Chesapeake Bank of Maryland are vested exclusively in the owners of the shares of capital stock of Chesapeake Bank of Maryland, which will be CBM Bancorp, and are voted at the direction of CBM Bancorp’s board of directors. Consequently, the holders of the common stock of CBM Bancorp will not have direct control of Chesapeake Bank of Maryland.

Liquidation. In the event of any liquidation, dissolution or winding up of Chesapeake Bank of Maryland, CBM Bancorp, as the holder of 100% of Chesapeake Bank of Maryland’s capital stock, would be entitled to receive all assets of Chesapeake Bank of Maryland available for distribution, after payment or provision for payment of all debts and liabilities of Chesapeake Bank of Maryland, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders. In the event of liquidation, dissolution or winding up of CBM Bancorp, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities (including payments with respect to its liquidation account), all of the assets of CBM Bancorp available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of CBM Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Dissenters’ Rights of Appraisal. Under the articles of incorporation, CBM Bancorp stockholders will not be entitled to dissenters’ rights of appraisal in the event of a merger or consolidation of CBM Bancorp with another corporation unless the board of directors determines by a resolution approved by a majority of directors then in office that dissenters’ rights shall apply to all or any classes of stock.

Exclusive Forum Provision. Our articles of incorporation provide that, unless we consent in writing to the selection of an alternative forum, any state or federal court located within the State of Maryland, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants, shall be the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders with respect to our Company, our directors, our officers or our other employees.

Preferred Stock

None of the shares of CBM Bancorp’s authorized preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Our board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT

The transfer agent and registrar for CBM Bancorp’s common stock will be American Stock Transfer & Trust Company.

EXPERTS

The consolidated financial statements of Banks of the Chesapeake, M.H.C. and Subsidiaries as of December 31, 2017 and 2016, for the years ended December 31, 2017 and 2016 have been included herein and in the registration statement in reliance upon the reports of Dixon Hughes Goodman LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

Feldman Financial Advisors, Inc. has consented to the publication herein of the summary of its report setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letters with respect to subscription rights and the liquidation accounts.

LEGAL AND TAX MATTERS

Jones Walker LLP, Washington, D.C., counsel to CBM Bancorp, Banks of the Chesapeake, M.H.C., and Chesapeake Bank of Maryland, has issued to CBM Bancorp its opinions regarding the legality of the common stock and the federal and Maryland income tax consequences of the conversion. Certain legal matters will be passed upon for Raymond James & Associates, Inc. and, in the event of a syndicated offering, for any other co-managers, by Kilpatrick Townsend & Stockton LLP, Washington, D.C.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

CBM Bancorp has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report, which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission’s telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including CBM Bancorp. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

Banks of the Chesapeake, M.H.C. has filed an application for approval of the conversion with the Federal Reserve Board, and CBM Bancorp has filed a savings and loan holding company application with the Federal Reserve Board. To obtain a copy of the applications filed with the Federal Reserve Board, you may contact Adam M. Drimer, Assistant Vice President, of the Federal Reserve Bank of Richmond at (804) 697-8980. The plan of conversion is available, upon request, at each of Chesapeake Bank of Maryland’s offices.

In connection with the offering, CBM Bancorp will register its common stock under Section 12(b) of the Securities Exchange Act of 1934 and, upon such registration, CBM Bancorp and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion, CBM Bancorp has undertaken that it will not terminate such registration for a period of at least three years following the consummation of the conversion.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

OF BANKS OF THE CHESAPEAKE, M.H.C. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

Board of Directors

Banks of the Chesapeake, M.H.C and Subsidiaries

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial condition of Banks of the Chesapeake, M.H.C and Subsidiaries (the “Company”) as of December 31, 2017 and 2016, the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for each of the two years in the period ended December 31, 2017 and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of their operations and their cash flows of the two years in the period ended December 31, 2017, in conformity with U.S. generally accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2017.

March 21, 2018

Baltimore, Maryland

Banks of the Chesapeake, M.H.C. and Subsidiaries

Consolidated Statements of Financial Condition

March 31, 2018 (Unaudited) and December 31, 2017 and 2016

	March 31, 2018	December 31,
		2017	2016
	(Unaudited)
Assets
Cash and due from banks	$904,224	$671,038	$698,024
Interest-bearing deposits in other banks	15,246,519	11,359,234	20,608,942
Federal funds sold	—	—	136,403

Cash and cash equivalents	16,150,743	12,030,272	21,443,369

Time deposits in other banks	3,720,000	4,960,000	6,948,000
Securities available for sale, at fair value	6,858,706	6,923,668	3,917,981
Securities held to maturity, at amortized cost	3,187,136	3,323,446	4,320,546
Federal Home Loan Bank stock, at cost	245,200	242,100	153,300
Loans held for sale	660,226	1,218,350	299,441
Loans, net of unearned fees	141,069,030	140,085,471	125,207,267
Allowance for loan losses	(1,091,704)	(1,038,405)	(681,366)

Net loans	139,977,326	139,047,066	124,525,901
Accrued interest receivable	479,718	526,811	440,630
Bank-owned life insurance	4,503,348	5,367,468	7,142,844
Premises and equipment, net	1,899,347	1,926,938	1,878,432
Foreclosed real estate	865,000	865,000	1,439,600
Deferred income taxes	1,019,450	1,081,801	1,588,465
Prepaid expenses and other assets	471,917	389,617	357,668

Total assets	$180,038,117	$177,902,537	$174,456,177

Liabilities and Equity
Liabilities
Noninterest-bearing deposits	$17,069,283	$16,465,761	$17,523,394
Interest-bearing deposits	139,300,350	138,320,643	133,762,798

Total deposits	156,369,633	154,786,404	151,286,192
Advances by borrowers for taxes and insurance	967,357	566,276	556,807
Accounts payable and other liabilities	888,703	946,527	1,010,635

Total liabilities	158,225,693	156,299,207	152,853,634

Commitments and contingencies	—	—	—

Equity
Retained earnings	21,919,017	21,653,191	21,652,205
Accumulated other comprehensive loss	(106,593)	(49,861)	(49,662)

Total equity	21,812,424	21,603,330	21,602,543

Total liabilities and equity	$180,038,117	$177,902,537	$174,456,177

The notes to consolidated financial statements are an integral part of these consolidated statements.

Banks of the Chesapeake, M.H.C. and Subsidiaries

Consolidated Statements of Operations

Three Months Ended March 31, 2018 and 2017 (Unaudited) and

Years Ended December 31, 2017 and 2016

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2018	2017	2017	2016
	(Unaudited)
Interest and dividend income
Interest and fees on loans	$1,645,619	$1,531,021	$6,469,678	$5,695,732
Interest and dividends on investments	134,895	109,839	458,877	468,003

Total interest income	1,780,514	1,640,860	6,928,555	6,163,735

Interest expense
Interest on deposits	214,539	185,731	790,846	743,894
Interest on borrowings	—	—	19,782	—

Total interest expense	214,539	185,731	810,628	743,894

Net interest income	1,565,975	1,455,129	6,117,927	5,419,841
Provision for (reversal of) loan losses	75,000	50,000	1,025,000	(62,157)

Net interest income after provision for (reversal of) loan losses	1,490,975	1,405,129	5,092,927	5,481,998

Non-interest income
Service fees on deposit accounts	34,060	37,802	145,804	157,282
Income from bank-owned life insurance	21,653	31,175	333,219	201,663
Gain on sale of loans held for sale	65,592	28,204	186,929	64,418
Gain on sale of foreclosed real estate	—	—	22,548	9,207
Gain on sale of assets	—	—	—	25,840
Other non-interest income	29,994	34,848	137,355	168,776

Total non-interest income	151,299	132,029	825,855	627,186

Non-interest expense
Salaries, director fees and employee benefits	780,880	744,358	3,062,358	2,940,453
Premises and equipment	105,163	110,549	432,001	454,345
Data processing	136,211	127,779	511,907	502,971
Professional fees	76,371	53,436	271,435	206,069
FDIC premiums and regulatory assessments	29,547	29,495	144,076	161,344
Marketing	36,384	33,793	125,013	144,390
Provision for losses and costs on foreclosed real estate	—	—	238,244	432,166
Other operating expenses	141,551	150,873	625,976	665,036

Total non-interest expense	1,306,107	1,250,283	5,411,010	5,506,774

Income before income taxes	336,167	286,875	507,772	602,410
Income tax expense	80,162	108,000	506,786	228,754

Net income	$256,005	$178,875	$986	$373,656

The notes to consolidated financial statements are an integral part of these consolidated statements.

Banks of the Chesapeake, M.H.C. and Subsidiaries

Consolidated Statements of Comprehensive Income

Three Months Ended March 31, 2018 and 2017 (Unaudited) and

Years Ended December 31, 2017 and 2016

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2018	2017	2017	2016
	(Unaudited)
Net income	$256,005	$178,875	$986	$373,656
Other comprehensive income (loss)
Unrealized gain (loss) on investment securities available for sale	(64,722)	23,921	(321)	(54,884)
Income tax expense (benefit) relating to investment securities available for sale	17,811	(9,437)	122	21,652

Other comprehensive income (loss)	(46,911)	14,484	(199)	(33,232)

Total comprehensive income	$209,094	$193,359	$787	$340,424

The notes to consolidated financial statements are an integral part of these consolidated statements.

Banks of the Chesapeake, M.H.C. and Subsidiaries

Consolidated Statements of Changes in Equity

Three Months Ended March 31, 2018 (Unaudited) and

Years Ended December 31, 2017 and 2016

	Retained Earnings	Accumulated Other Comprehensive Loss	Total Equity
Balance, January 1, 2016	$21,278,549	$(16,430)	$21,262,119
Net income	373,656	—	373,656
Other comprehensive loss	—	(33,232)	(33,232)

Balance, December 31, 2016	21,652,205	(49,662)	21,602,543
Net income	986	—	986
Other comprehensive loss	—	(199)	(199)

Balance, December 31, 2017	21,653,191	(49,861)	21,603,330
Net income	256,005	—	256,005
Other comprehensive loss	—	(46,911)	(46,911)
Reclassification of the Income Tax Effects of the Tax Cuts And Jobs Act from accumulated other comprehensive loss	9,821	(9,821)	—

Balance, March 31, 2018 (Unaudited)	$21,919,017	$(106,593)	$21,812,424

The notes to consolidated financial statements are an integral part of these consolidated statements.

Banks of the Chesapeake, M.H.C. and Subsidiaries

Consolidated Statements of Cash Flows

Three Months Ended March 31, 2018 and 2017 (Unaudited) and

Years Ended December 31, 2017 and 2016

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2018	2017	2017	2016
	(Unaudited)
Cash flows from operating activities:
Net income	$256,005	$178,875	$986	$373,656
Adjustments to reconcile net income to net cash from By operating activities:
Amortization and accretion of securities	(1,329)	(1,467)	(6,205)	(25,979)
Gain on sale of loans held for sale	(65,592)	(28,024)	(186,929)	(64,418)
Originations of loans held for sale	(2,431,564)	(1,497,439)	(8,347,457)	(2,889,901)
Proceeds from sales of loans held for sale	3,055,280	1,556,054	7,615,477	2,654,878
Amortization of deferred loan origination costs, net of fees	(17,331)	(34,028)	(122,984)	(66,217)
Provision for (reversal of) loan losses	75,000	50,000	1,025,000	(62,157)
Decrease (increase) in accrued interest receivable	47,093	(21,240)	(86,181)	(39,462)
Increase in cash surrender value of life insurance	(18,158)	(31,175)	(201,085)	(201,663)
Depreciation and amortization	39,405	41,327	158,087	165,375
Loss (gain) on disposal of premises and equipment	—	—	1,843	(25,840)
Gains on sales of foreclosed real estate	—	—	(22,548)	(9,207)
Loss on writedown of foreclosed real estate	—	—	215,000	432,166
Deferred income tax	80,162	108,000	506,786	226,786
(Increase) decrease in prepaid expenses and other assets	(82,300)	(54,041)	(31,948)	716,344
Decrease in accounts payable and other liabilities	(57,824)	(30,829)	(64,108)	(132,576)

Net cash provided by operating activities	622,842	57,138	452,748	678,129

Cash flows from investing activities:
Net maturities (purchases) of time deposits in other banks	1,240,000	996,000	1,988,000	(2,728,000)
Proceeds from maturities, payments and calls of available for sale securities	—	—	—	4,000,000
Proceeds from maturities, payments and calls of held to maturity securities	137,879	322,378	1,004,214	3,417,522
Purchases of available for sale securities	—	(3,006,918)	(3,006,918)	(4,000,000)
Purchases of Federal Home Loan Bank stock	(3,100)	(3,900)	(88,800)	—
Net increase in loans	(987,929)	(11,676,595)	(15,423,181)	(7,682,638)
Purchase of bank owned life insurance	—	—	(49,895)	(49,895)
Proceeds from redemption of bank owned life insurance	882,278	—	2,026,357	—
Proceeds from disposal of premises and equipment	—	—	—	268,060
Purchases of premises and equipment	(11,814)	(70,260)	(208,437)	(150,537)
Proceeds from sale of foreclosed real estate	—	—	382,148	464,731

Net cash provided by (used in) by investing activities	1,257,314	(13,439,295)	(13,376,512)	(6,460,757)

The notes to consolidated financial statements are an integral part of these consolidated statements.

Banks of the Chesapeake, M.H.C. and Subsidiaries

Consolidated Statements of Cash Flows

Three Months Ended March 31, 2018 and 2017 (Unaudited) and

Years Ended December 31, 2017 and 2016

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2018	2017	2017	2016
	(Unaudited)
Cash from financing activities:
Net increase in deposits	$1,583,229	$4,623,189	$3,500,212	$3,402,938
Net increase in advances by borrowers	401,081	449,955	9,469	39,633

Net cash provided by financing activities	1,984,310	5,073,144	3,509,681	3,442,571

Net increase (decrease) in cash and cash equivalents	4,120,471	(8,130,138)	(9,413,097)	(1,966,401)
Cash and cash equivalents, beginning balance	12,030,272	21,443,369	21,443,369	23,409,770

Cash and cash equivalents, ending balance	$16,150,743	$13,313,231	$12,030,272	$21,443,369

Supplemental disclosure of cash flows information:
Cash paid for interest	$214,440	$185,670	$810,557	$743,864
Cash paid for income taxes	—	—	—	—
Supplemental disclosure of noncash investing and financing activities:
Foreclosed real estate acquired in settlement of loans	$—	$—	$—	$161,906

The notes to consolidated financial statements are an integral part of these consolidated statements.

Banks of the Chesapeake, M.H.C. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Significant Accounting Policies

Nature of Operations

The Banks of the Chesapeake, M.H.C. (the “Company”) primary business is the ownership and operation of the Chesapeake Bank of Maryland (the “Bank”). The Bank is a community-oriented federal savings bank regulated by the Office of the Comptroller of the Currency. The Bank’s primary business activity is the acceptance of deposits from the general public and using the proceeds for loan originations and investments. The Bank is subject to competition from other financial institutions. The Bank is subject to the regulations of certain federal agencies and undergoes periodic examinations by the regulatory authorities.

Principles of Consolidation

The consolidated financial statements include the accounts of Banks of the Chesapeake, M.H.C. and its wholly owned subsidiaries Chesapeake Bank of Maryland and Superior Service Corporation, which ceased operations and was closed as of December 31, 2016. Material intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and the valuation of deferred tax assets. In connection with the determination of the allowances for loan losses and foreclosed real estate, management obtains independent appraisals for significant properties.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks, interest-bearing deposits in other banks and federal funds sold. Generally federal funds are sold as overnight investments.

Time Deposits in Other Banks

The Bank uses financial instruments to supplement the investment securities portfolio. Interest income is recognized as earned. Purchase premiums and discounts are recognized as part of interest income using the interest method over the terms of the investments. Realized gains and losses on the sale of time deposits in other banks are included in earnings based on the trade date and are determined using the specific identification method. Time deposits in other banks are not marked to market.

Investment Securities

Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date. Securities that the Bank has the positive intent and ability to hold to maturity are classified as held to maturity and are reported at amortized cost (including amortization of premium or accretion of discount).

Securities classified as available for sale are carried at fair value and are those securities that the Bank intends to hold for an indefinite period of time but not necessarily to maturity. Unrealized gains and losses are reported as increases or decreases in other comprehensive income. Realized gains and losses, determined on the basis of the cost of the specific securities sold, are included in earnings on a trade date basis. Premiums and discounts are recognized in interest income using a method which approximates the interest method over the terms of the securities. Declines in the fair value of available for sale securities below their cost that are deemed to be other than temporary, if any, are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time

Banks of the Chesapeake, M.H.C. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Significant Accounting Policies (Continued)

and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Federal Home Loan Bank Stock

Federal Home Loan Bank of Atlanta (the “FHLB”) stock is an equity interest in the FHLB, which does not have a readily determinable fair value for purposes of Generally Accepted Accounting Standards related to Accounting for Certain Investments in Debt and Equity Securities, because its ownership is restricted and it lacks a market. FHLB stock represents the required investment in the common stock of the Federal Home Loan Bank of Atlanta according to a predetermined formula. FHLB stock can be sold back only at par value of $100 per share and only to the FHLB or another member institution. As of March 31, 2018 (unaudited), December 31, 2017 and 2016 the Bank owned shares totaling $245,200, $242,100 and $153,300, respectively.

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value. Fair value is derived from secondary market quotations for similar instruments. Gains and losses on loan sales are recorded in non-interest income, and loan origination fees, net of certain direct origination costs are deferred at origination of the loan and are recognized in non-interest income upon sale of the loan. The Bank’s current practice is to sell residential mortgage loans on a servicing released basis, and, therefore, it has no intangible asset recorded for the value of such servicing. Interest on loans held for sale is credited to income based on the principal amounts outstanding.

The Bank enters into commitments to originate residential mortgage loans whereby the interest rate on the loan is determined prior to funding (i.e. rate lock commitment). Such rate lock commitments on mortgage loans to be sold in the secondary market are considered to be derivatives. The period of time between the issuance of a loan commitment and closing and sale of the loan generally ranges from 30 to 90 days. The Bank protects itself from changes in interest rates through the use of best efforts forward delivery commitments, whereby the investor commits to purchase a loan at a price representing a premium on the day the borrower commits to an interest rate with the intent that they buyer/investor has assumed the interest rate risk on the loan. As a result, the Bank is not generally exposed to losses on loans sold utilizing best efforts, nor will it realize gains related to rate lock commitments due to changes in interest rates. The market values of interest rate lock commitments and best efforts contracts are not readily ascertainable with precision because rate lock commitments and best efforts contracts are not actively traded. Because of the high correlation between rate lock commitments and best efforts contracts, no gain or loss should occur on the interest rate lock commitments.

Loans held for sale that are not ultimately sold, but instead are placed into the Bank’s portfolio, are reclassified as loans held for investment and recorded at fair value.

Loans

Loans are generally carried at the amount of unpaid principal, less the allowance for loan losses and adjusted for deferred loan origination fees and costs, which are recognized over the term of the loan as an adjustment to yield using a method that approximates the interest method. Interest on loans is accrued based on the principal amounts outstanding. It is the Bank’s policy to discontinue the accrual of interest when the principal or interest is delinquent for 90 days or more, or if collection of principal and interest in full is in doubt.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The carrying value of impaired loans is based on the present value of the loan’s expected future cash flows or, alternatively, the observable market price of the loan or the fair value of the collateral.

Banks of the Chesapeake, M.H.C. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Significant Accounting Policies (Continued)

Impaired loans also include certain loans that have been modified in a troubled debt restructuring (“TDR”) to make concessions to help a borrower remain current on the loan and/or to avoid foreclosure. These concessions typically result from the Bank’s loss mitigation activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions. Generally nonaccrual loans that are modified and are considered TDRs are classified as nonperforming at the time of the restructure and may only be returned to performing status after considering the borrower’s sustained repayment performance for a reasonable period, generally six months.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to earnings. Loans are charged against the allowance for loan losses when management believes that the collectability of the principal is unlikely. The Bank maintains the allowance at a level believed, to the best of management’s knowledge, to cover all known and inherent losses in the portfolio that are both probable and reasonable to estimate at each reporting date. The evaluation process by portfolio segment includes, among other things, an analysis of delinquency trends, non-performing loan trends, the level of charge-offs and recoveries, prior loss experience, total loans outstanding, the volume of loan originations, the type, size and geographic concentration of the loans, the value of collateral securing the loan, the borrower’s ability to repay and repayment performance, the number of loans requiring heightened management oversight, local economic conditions and industry experience.

The establishment of the allowance for loan losses is significantly affected by management’s judgment and uncertainties, and there is likelihood that different amounts would be reported under different conditions or assumptions. The Office of the Comptroller of the Currency as an integral part of its examination process periodically reviews the allowance for loan losses and may require the Bank to make additional provisions for estimated loan losses based upon judgments different from those of management.

The Bank’s policies, consistent with regulatory guidelines, provide for the classification of loans and other assets that are considered to be of lesser quality as substandard, doubtful, or loss assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those assets characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets (or portions of assets) classified as loss, are those considered uncollectible and of such little value that their recognition as assets is not justified. Assets that do not expose us to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve close attention, are required to be designated as special mention.

While the Bank utilizes available information to recognize losses on loans, future additions to the allowances for loan losses may be necessary based on changes in economic conditions, particularly in its’ market area primarily in the state of Maryland. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination. Actual loan losses may be significantly more than the allowance for loan and lease losses the Bank has established, which could have a material negative effect on our consolidated financial statements.

Bank-Owned Life Insurance (“BOLI”)

The Bank maintains life insurance policies on certain present and former directors. These policies are split-dollar or director insurance policies. Under the split-dollar insurance policies, the Bank pays the premiums and upon the death of the insured, the Bank will receive an amount equal to the premiums paid on the policy from the policy date to the date of death. Any remaining proceeds will be paid to the beneficiary. If the policy is surrendered before the date of death, the Bank will receive the lesser of the cash surrender value or the sum of the premiums paid on the policy from the policy date to the date of surrender. Under the director insurance policies, the Bank receives the cash surrender value if the policy is surrendered, or receives all benefits payable upon the death of the insured. As of March 31, 2018 (unaudited), December 31, 2017 and 2016, $139,740, $162,946 and $181,152, respectively, has been included in other liabilities related to the split-dollar insurance policies.

Banks of the Chesapeake, M.H.C. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Significant Accounting Policies (Continued)

Premises and Equipment

Land is carried at cost. Property and equipment is carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over estimated useful lives of assets. Amortization of leasehold improvements is recognized on a straight-line basis over the term of the lease or the life of the improvement, whichever is shorter. The cost of maintenance and repairs is charged to expense as incurred whereas improvements are capitalized. The range of estimated useful lives for premises and equipment are as follows:

Buildings and land improvements	5 - 50 years
Leasehold improvements	10 - 15 years
Furniture, fixtures and equipment	3 - 10 years
Automobile	5 years

Foreclosed Real Estate

Real estate acquired through foreclosure or other means is recorded at the fair value of the related real estate collateral at the transfer date less estimated selling costs. Losses incurred at the time of the acquisition of the property are charged to the allowance for loan losses. Subsequent reductions in the estimated fair value of the property are included in noninterest expense. Costs to maintain foreclosed real estate are expensed as incurred.

Income Taxes

The provision for income taxes includes taxes payable for the current year and deferred income taxes. Deferred income taxes are provided for the temporary differences between financial and taxable income. Deferred income taxes and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management it is more likely than not that some portion of the deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted through earnings for the effects of changes in tax laws and rates on the date of enactment.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit. These commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized on the balance sheet. Such financial instruments are recorded when they are funded.

The Banks’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments is represented by the contractual amount of these instruments. The Bank uses the same credit policies for these instruments as it does for the on-balance sheet instruments.

Deferred Compensation Arrangements

The Bank has deferred compensation agreements with former directors and officers. Under the agreements, participants will be paid deferred compensation funded in part by the proceeds in excess of the cash surrender value of life insurance policies.

The Bank’s index retirement benefit plan was converted to a supplemental retirement plan which pays equal annual installments to the plan participants upon retirement. Participants are entitled to receive their retirement benefits commencing thirty days following their normal retirement date.

The Bank has a compensation deferral plan whereby directors are able to elect to defer fees and compensation covered by the plan. Participants are eligible to receive the balance of their pre-retirement accounts over a five-year period.

Banks of the Chesapeake, M.H.C. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Significant Accounting Policies (Continued)

Supplemental Executive Retirement Plan

The Bank has a Supplemental Executive Retirement Plan (“SERP”), which provides supplemental retirement benefits to the Chief Executive Officer of the Bank. The SERP provides for annual payments of $30,000 for ten years upon reaching retirement age of 65.

Concentrations of Credit Risk

The Bank has approximately $64,000, $137,000 and $5,420,000 in deposits in other financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation (“FDIC”), as of March 31, 2018 (unaudited), December 31, 2017 and 2016, respectively. The Bank’s management considers this a normal business risk. The Bank also maintains accounts with brokerage firms containing securities. These balances are insured up to $500,000 by the Securities Investor Protection Corporation.

Recent Accounting Pronouncements

ASU 2014-09, Revenue from Contracts with Customers (Topic 606). On January 1, 2018, the Company adopted ASU No. 2014-09 Revenue from Contracts with Customers (Topic 606) and all subsequent ASUs that modified Topic 606. The implementation of the new standard did not have a material impact on the measurement or recognition of revenue; as such, a cumulative effect adjustment to opening retained earnings was not deemed necessary. Results for reporting periods beginning after January 1, 2018 are presented under Topic 606, while prior period amounts were not adjusted and continue to be reported in accordance with our historic accounting under Topic 605. Topic 606 does not apply to revenue associated with financial instruments, including revenue from loans and securities. Topic 606 is applicable to noninterest revenue streams such as deposit related fees and interchange fees. However, the recognition of these revenue streams did not change significantly upon adoption of Topic 606.

ASU No. 2016-01, Financial Instruments—Recognition and Measurement of Financial Assets and Liabilities. The ASU revises the accounting related to classification and measurement of investments in equity securities and the presentation of certain fair value changes for financial liabilities measured at fair value as well as amends certain disclosure requirements associated with the fair value of financial instruments. ASU No. 2016-01 was effective for effective January 1, 2018 and did not have a material impact on our Consolidated Financial Statements. Refer to Note 12 for the valuation of the loan portfolio using the exit price notion.

ASU 2016-02, Leases (Topic 842). This ASU provides certain targeted improvements to align lessor accounting with the lessee accounting model. This update will be effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018, including interim reporting periods within that reporting period, for public business entities. As the Bank will take advantage of the extended transition period for complying with new or revised accounting standards assuming we remain an emerging growth company (“EGC”), we will adopt the amendments in this update beginning after December 15, 2019, and interim periods with fiscal years beginning after December 15, 2019. A modified retrospective approach must be applied for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The adoption of this ASU is not expected to have a material effect on the Bank’s financial position, results of operations or cash flows.

ASU 2016-13, Financial Instruments—Credit Losses. The ASU sets forth a “current expected credit loss” (CECL) model which requires the Bank to measure all expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions and reasonable supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost and applies to some off-balance sheet credit exposures. This ASU is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years, for public business entities. As the Bank will take advantage of the extended transition period for complying with new or revised accounting standards assuming we remain an EGC, we will adopt the amendments in this update beginning after December 15, 2020, including interim periods within those fiscal years. Entities will apply the standard’s provisions as a cumulative-effect (i.e., modified retrospective approach). The Bank is currently assessing the impact of the adoption of this ASU on its consolidated financial statements.

Banks of the Chesapeake, M.H.C. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Significant Accounting Policies (Continued)

ASU 2016-15 Statement of Cash Flows (Topic 230). This ASU is intended to reduce the diversity in practice around how certain transactions are classified within the statement of cash flows. ASU 2016-15 became effective on January 1, 2018 and did not have a significant impact on our financial statements.

ASU 2018-02, Income Statement—Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Act”) was signed into law making significant changes to the Internal Revenue Code. FASB financial reporting guidance requires deferred tax assets and liabilities to be adjusted for the effect of a change in tax laws or rates with the effect included in income from continuing operations in the reporting period that includes the enactment date inclusive of the income tax effects of items in accumulated other comprehensive income. The amendments in this update allow a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Act. The amendment better reflects the appropriate tax rate. ASU No. 2018-02 is effective for fiscal years beginning after December 15, 2018, but permits early adoption in a period for which financial statements have not yet been issued. We have elected to early adopt the ASU as of January 1, 2018. The adjustment of $9,821 increased retained earnings and increased the accumulated other comprehensive loss in the first quarter of 2018.

Note 2. Securities

The amortized cost and estimated fair value of securities classified as available for sale and held to maturity at March 31, 2018, December 31, 2017 and 2016, are as follows:

	March 31, 2018
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Unaudited)
Securities Available for Sale
U.S. Government and Federal Agency obligations	$5,498,841	$—	$114,000	$5,384,841
Municipal securities	1,506,927	—	33,062	1,473,865

	$7,005,768	$—	$147,062	$6,858,706

Securities Held to Maturity
Residential mortgage-backed securities	$3,187,136	$129,719	$88	$3,316,767

	December 31, 2017
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
U.S. Government and Federal Agency obligations	$5,498,783	$—	$74,790	$5,423,993
Municipal securities	1,507,225	12	7,562	1,499,675

	$7,006,008	$12	$82,352	$6,923,668

Securities Held to Maturity
Residential mortgage-backed securities	$3,323,446	$183,124	$—	$3,506,570

	December 31, 2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
U.S. Government and Federal Agency obligations	$4,000,000	$—	$82,019	$3,917,981

Securities Held to Maturity
Residential mortgage-backed securities	$4,320,546	$259,378	$821	$4,579,103

Banks of the Chesapeake, M.H.C. and Subsidiaries

Notes to Consolidated Financial Statements

Note 2. Securities (Continued)

The amortized cost and estimated fair value of securities as of March 31, 2018 and December 31, 2017, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	March 31, 2018
	Securities Available for Sale		Securities Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Unaudited)
Due in one year or less	$1,000,000	$997,155	$—	$—
Due after one year through five years	5,502,422	5,370,161	—	—
Due five years to ten years	503,346	491,390	—	—
Due after ten years	—	—	—	—
Mortgage-backed, in monthly installments	—	—	3,187,136	3,316,767

	$7,005,768	$6,858,706	$3,187,136	$3,316,767

	December 31, 2017
	Securities Available for Sale		Securities Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$1,000,000	$995,925	$—	$—
Due after one year through five years	5,502,565	5,424,288	—	—
Due five years to ten years	503,443	503,455	—	—
Due after ten years	—	—	—	—
Mortgage-backed, in monthly installments	—	—	3,323,446	3,506,570

	$7,006,008	$6,923,668	$3,323,446	$3,506,570

Securities with gross unrealized losses at March 31, 2018, December 31, 2017 and 2016 aggregated by investment category and length of time that individual securities have been in a continuous loss position are as follows:

	March 31, 2018
	Less than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(Unaudited)
Securities Available for Sale
U.S. Government and Federal Agency obligations	$1,464,468	$34,373	$3,920,373	$79,627	$5,384,841	$114,000
Municipal obligations	1,473,865	33,062	—	—	1,473,865	33,062

	$2,938,333	$67,435	$3,920,373	$79,627	$6,858,706	$147,062

Securities Held to Maturity
Residential mortgage-backed securities	$264,821	$88	$—	$—	$264,821	$88

Banks of the Chesapeake, M.H.C. and Subsidiaries

Notes to Consolidated Financial Statements

Note 2. Securities (Continued)

	December 31, 2017
	Less than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Securities Available for Sale
U.S. Government and Federal Agency obligations	$1,485,930	$12,853	$3,938,063	$61,937	$5,423,993	$74,790
Municipal obligations	996,220	7,562	—	—	996,220	7,562

	$2,486,386	$20,415	$3,938,063	$61,937	$6,420,213	$82,352

Securities Held to Maturity
Residential mortgage-backed securities	$—	$—	$—	$—	$—	$—

	December 31, 2016
	Less than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Securities Available for Sale
U.S. Government and Federal Agency obligations	$3,917,981	$82,019	$—	$—	$3,917,981	$82,019

Securities Held to Maturity
Residential mortgage-backed securities	$371,643	$821	$—	$—	$371,673	$821

The unrealized losses that existed were a result of market changes in interest rates since the original purchase. Management systematically evaluates investment securities for other-than-temporary declines in fair value on a quarterly basis. This analysis requires management to consider various factors, which include (1) duration and magnitude of the decline in value, (2) the financial condition of the issuer or issuers and (3) structure of the security. At March 31, 2018 (unaudited), the Bank held ten investments with gross unrealized losses totaling $147,150. At December 31, 2017, the Bank held eight investments with gross unrealized losses totaling $82,352. At December 31, 2016, the Bank held five investments with gross unrealized losses totaling $82,840.

An impairment loss is recognized in earnings if any of the following are true: (1) the Bank intends to sell the debt security; (2) it is more likely than not that the Bank will be required to sell the security before recovery of its amortized cost basis; or (3) the Bank does not expect to recover the entire amortized cost basis of the security. In situations where the Bank intends to sell or when it is more likely than not that the Bank will be required to sell the security, the entire impairment loss must be recognized in earnings. In all other situations, only the portion of the impairment loss representing the credit loss must be recognized in earnings, with the remaining portion being recognized in equity as a component of other comprehensive income, net of deferred tax.

There were no securities pledged as of March 31, 2018 (unaudited), December 31, 2017 and 2016.

Banks of the Chesapeake, M.H.C. and Subsidiaries

Notes to Consolidated Financial Statements

Note 3. Loans

The Bank makes loans to customers primarily in the Baltimore Metropolitan Area and its surrounding counties. The principal loan portfolio segment balances at March 31, 2018, December 31, 2017 and 2016 were as follows:

	March 31, 2018	December 31,
		2017	2016
	(Unaudited)
Real estate loans
One-to four-family	$69,628,606	$67,192,415	$65,174,521
Home equity loans and lines of credit	9,181,975	9,539,606	11,520,671
Construction and land development	9,477,151	9,333,394	10,475,330
Nonresidential	47,545,898	48,968,708	35,754,353

Total real estate loans	135,833,630	135,034,123	122,924,875

Other loans
Commercial	4,822,632	4,604,087	1,805,457
Consumer	536,178	577,006	524,482

Total other loans	5,358,810	5,181,093	2,329,939

Total loans	141,192,440	140,215,216	125,254,814

Net deferred loan origination fees and costs	(123,410)	(129,745)	(47,547)
Allowance for loan losses	(1,091,704)	(1,038,405)	(681,366)

Total loans, net	$139,977,326	$139,047,066	$124,525,901

Overdraft deposits are reclassified as consumer loans and are included in the total loans on the balance sheet. Overdrafts were $3,869, $9,683 and $3,044 at March 31, 2018 (unaudited), December 31, 2017 and 2016, respectively.

In February 2017, the Bank purchased a block of mortgage loans from another financial institution for $1,780,046, net of discount of $113,620, with an average yield of 4.16%. At March 31, 2018 (unaudited), the loan balances were $1,056,690 and included in mortgage loans secured by one-to four-family residences. At December 31, 2017, the loan balances were $1,412,104 and included in mortgage loans secured by one-to four-family residences. The discount of $66,094 and $83,426 as of March 31, 2018 (unaudited) and December 31, 2017, respectively, is being accreted over the terms of the purchased loans.

Portfolio segments

The Bank currently manages its credit products and respective exposure to credit losses by the following specific portfolio segments (classes) which are levels at which the Bank develops and documents its systematic methodology to determine the allowance for loan losses attributable to each respective portfolio segment. The segments are:

•

One-to four-family real estate loans – This residential real estate category contains permanent mortgage loans and construction permanent mortgage loans to consumers secured by residential real estate. Residential real estate loans are evaluated for the adequacy of repayment sources at the time of approval, based upon measures including credit scores, debt-to-income ratios, and collateral values. Loans may either be conforming or non-conforming.

•

Home equity loans and lines of credit – This residential real estate category includes mortgage loans and lines of credit secured by one-to four-family residential real estate. These loans are typically secured with second mortgages on the homes.

•

Construction and land development – Commercial acquisition, development and construction loans are intended to finance the construction of commercial and residential properties and include loans for the acquisition and development of land. Construction loans represent a higher degree of risk than permanent real estate loans and may be affected by a variety of factors such as the borrower’s ability to control costs and adhere to time schedules and the risk that constructed units may not be absorbed by the market within the anticipated time frame or at the anticipated price. The loan commitment on these loans often includes an

Banks of the Chesapeake, M.H.C. and Subsidiaries

Notes to Consolidated Financial Statements

Note 3. Loans (Continued)

interest reserve that allows the lender to periodically advance loan funds to pay interest charges on the outstanding balance of the loan.

•

Nonresidential real estate loans – Nonresidential real estate loans consist of commercial permanent mortgage loans and commercial construction permanent mortgage loans secured by owner occupied and non-owner occupied properties. Owner occupied commercial property loans involve a variety of property types to conduct the borrower’s operations. The primary source of repayment for this type of loan is the cash flow from the business and is based upon the borrower’s financial health and ability of the borrower and the business to repay. Non-owner occupied commercial property loans involve investment properties for warehouse, retail, and office space with a history of occupancy and cash flow. This real estate category contains commercial mortgage loans to the developers and owners of commercial real estate where the borrower intends to operate or sell the property at a profit and use the income stream or proceeds from the sale to repay the loan.

•

Commercial loans – Commercial loans are made to provide funds for equipment and general corporate needs. Repayment of the loan primarily uses the funds obtained from the operation of the borrower’s business. Commercial loans also include lines of credit that are utilized to finance a borrower’s short-term credit needs and/or finance a percentage of eligible receivables and inventory.

•

Consumer loans – This category of loans includes primarily installment loans, personal lines of credit. Consumer loans include installment loans used by customers to purchase automobiles, boats and recreational vehicles.

Note 4. Credit Quality of Loans and the Allowance for Loan Losses

The allowance for loan losses is maintained at a level to provide for losses that are probable and can be reasonably estimated. Management’s periodic evaluation of the adequacy of the allowance is based on the Bank’s past loan loss experience, known and inherent losses in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change, including the amounts and timing of future cash flows expected to be received on impaired loans.

The allowance consists of specific, general, and unallocated components. The specific component relates to loans that are classified as impaired. The general component covers non-impaired loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio. Determinations as to the classification of assets and the amount of loss allowances are subject to review by our principal federal regulator, the Office of the Comptroller of the Currency, which can require that we establish additional loss allowances. The Bank regularly reviews its asset portfolio to determine whether any assets require classification in accordance with applicable regulations.

A loan is considered past due or delinquent when a contractual payment is not paid on the day it is due. A loan in considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking in to consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for all loans secured by real estate by the fair value of the collateral if the loan is collateral dependent. If the loan repayment is not deemed collateral dependent, impairment is measured on the net present value of the expected discounted future cash flows.

Loans are automatically placed on non-accrual status when payment of principal or interest is more than 90 days delinquent. Loans are also placed on non-accrual status if collection of principal or interest in full is in doubt or if the

Banks of the Chesapeake, M.H.C. and Subsidiaries

Notes to Consolidated Financial Statements

Note 4. Credit Quality of Loans and the Allowance for Loan Losses (Continued)

loan has been restructured. When loans are placed on non-accrual status, unpaid accrued interest is fully reversed, and further income is recognized only to the extent received. The loan may be returned to accrual status if unpaid principal and interest are repaid so that the loan is less than 90 days delinquent. The Bank’s charge-off policy states after all collection efforts have been exhausted, the loan is deemed to be a loss and the amount has been determined, the loss amount will be charged to the allowance for loan losses.

The following table sets forth as of the end the reporting period, the balance of the allowance for loan losses by portfolio segment, disaggregated by impairment methodology, which is then further segregated by amounts evaluated for impairment collectively and individually. The allowance for loan losses allocated to each portfolio segment is not necessarily indicative of future losses in any particular portfolio segment and does not restrict the use of the allowance to absorb losses in other portfolio segments.

	As of March 31, 2018
	(Unaudited)
	One –to Four-Family	Home Equity Loans and Lines of Credit	Construction and Land Development	Nonresidential	Commercial	Consumer	Unallocated	Total
Beginning Balance	$238,148	$83,129	$173,167	$446,576	$44,199	$15,933	$37,253	$1,038,405
Charge-offs	(30,000)	—	—	—	—	—	—	(30,000)
Recoveries	—	—	8,299	—	—	—	—	8,299
Provision	51,071	(8,518)	4,940	34,805	(17,675)	250	10,127	75,000

Ending Balance	$259,219	$74,611	$186,406	$481,381	$26,524	$16,183	$47,380	$1,091,704

Ending balance: individually evaluated for impairment	$59,152	$20,124	$—	$—	$—	$6,052	$—	$85,328

Ending balance: collectively evaluated for impairment	$200,067	$54,487	$186,406	$481,381	$26,524	$10,131	$47,380	$1,006,376

Loans:
Ending balance	$69,628,606	$9,181,975	$9,477,151	$47,545,898	$4,822,632	$536,178		$141,192,440

Ending balance: individually evaluated for impairment	$670,266	$66,662	$123,338	$—	$—	$6,052		$866,318

Ending balance: collectively evaluated for impairment	$68,958,340	$9,115,313	$9,353,813	$47,545,898	$4,822,632	$530,126		$140,326,122

Banks of the Chesapeake, M.H.C. and Subsidiaries

Notes to Consolidated Financial Statements

Note 4. Credit Quality of Loans and the Allowance for Loan Losses (Continued)

	As of March 31, 2017
	(Unaudited)
	One –to Four-Family	Home Equity Loans and Lines of Credit	Construction and Land Development	Nonresidential	Commercial	Consumer	Unallocated	Total
Beginning Balance	$74,483	$90,868	$308,507	$100,112	$55,066	$12,955	$39,375	$681,366
Charge-offs	—	—	—	—	—	—	—	—
Recoveries	—	—	—	—	—	100	—	100
Provision	1,914	(3,072)	(5,776)	41,655	32,058	(774)	(16,005)	50,000

Ending Balance	$76,397	$87,796	$302,731	$141,767	$87,124	$12,281	$23,370	$731,466

Ending balance: individually evaluated for impairment	$40,391	$—	$—	$—	$—	$—	$—	$40,391

Ending balance: collectively evaluated for impairment	$36,006	$87,796	$302,731	$141,767	$87,124	$12,281	$23,370	$691,075

Loans:
Ending balance	$68,303,574	$11,375,494	$11,001,443	$41,696,301	$4,090,347	$511,696		$136,978,855

Ending balance: individually evaluated for impairment	$503,682	$21,298	$—	$—	$—	$—		$524,980

Ending balance: collectively evaluated for impairment	$67,799,892	$11,354,196	$11,001,443	$41,696,301	$4,090,347	$511,696		$136,453,875

	As of December 31, 2017
	One –to Four-Family	Home Equity Loans and Lines of Credit	Construction and Land Development	Nonresidential	Commercial	Consumer	Unallocated	Total
Beginning Balance	$74,483	$90,868	$308,507	$100,112	$55,066	$12,955	$39,375	$681,366
Charge-offs	(19,471)	—	(656,403)	—	—	(2,195)	—	(678,069)
Recoveries	6,508	—	—	—	—	3,600	—	10,108
Provision	176,628	(7,739)	521,063	346,464	(10,867)	1,573	(2,122)	1,025,000

Ending Balance	$238,148	$83,129	$173,167	$446,576	$44,199	$15,933	$37,253	$1,038,405

Ending balance: individually evaluated for impairment	$58,542	$21,899	$—	$—	$—	$6,277	$—	$86,718

Ending balance: collectively evaluated for impairment	$179,606	$61,230	$173,167	$446,576	$44,199	$9,656	$37,253	$951,687

Loans:
Ending balance	$67,192,415	$9,539,606	$9,333,394	$48,968,708	$4,604,087	$577,006		$140,215,216

Ending balance: individually evaluated for impairment	$705,255	$69,334	$123,338	$—	$—	$6,277		$904,204

Ending balance: collectively evaluated for impairment	$66,487,160	$9,470,272	$9,210,056	$48,968,708	$4,604,087	$570,729		$139,311,012

Banks of the Chesapeake, M.H.C. and Subsidiaries

Notes to Consolidated Financial Statements

Note 4. Credit Quality of Loans and the Allowance for Loan Losses (Continued)

	As of December 31, 2016
	One –to Four-Family	Home Equity Loans and Lines of Credit	Construction and Land Development	Nonresidential	Commercial	Consumer	Unallocated	Total
Beginning Balance	$78,106	$84,406	$405,705	$158,847	$5,603	$14,091	$56,365	$803,123
Charge-offs	(7,736)	(18,105)	—	(34,671)	—	(688)	—	(61,200)
Recoveries	—	1,000	—	—	—	600	—	1,600
Provision	4,113	23,567	(97,198)	(24,064)	49,463	(1,048)	(16,990)	(62,157)

Ending Balance	$74,483	$90,868	$308,507	$100,112	$55,066	$12,955	$39,375	$681,366

Ending balance: individually evaluated for impairment	$40,874	$—	$—	$—	$—	$—	$—	$40,874

Ending balance: collectively evaluated for impairment	$33,609	$90,868	$308,507	$100,112	$55,066	$12,955	$39,375	$640,492

Loans:
Ending balance	$65,174,521	$11,520,671	$10,475,330	$35,754,353	$1,805,457	$524,482		$125,254,814

Ending balance: individually evaluated for impairment	$508,331	$18,335	$—	$—	$—	$—		$526,666

Ending balance: collectively evaluated for impairment	$64,666,190	$11,502,336	$10,475,330	$35,754,353	$1,805,457	$524,482		$124,728,148

As part of the ongoing monitoring of the credit quality of the Bank’s loan portfolio, management tracks certain credit quality indicators including trends related to the risk grade of classified loans, net chargeoffs, nonperforming loans, credit scores, and the general economic conditions in the Bank’s market area.

The Bank utilizes an internal rating system to monitor the credit quality of the overall loan portfolio. A description of the general characteristics is as follows:

•

Pass – A pass loan is considered of sufficient quality to preclude a special mention or an adverse rating. Pass assets are generally well protected by the current net worth and paying capacity of the obligor or by the value of the asset or underlying collateral. The pass classification also includes watch credits which have all of the characteristics of a pass loan, but warrant more than the normal level of supervision.

•

Special mention – A special mention loan has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or in the Bank’s credit position at some future date. Special mention loans are not adversely classified and do not expose the Bank to sufficient risk to warrant adverse classification.

•

Substandard – A substandard loan is inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard loans have a well defined weakness, or weaknesses, that jeopardize the collection or liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. This will be the measurement for determining if a loan is impaired.

•

Doubtful – A doubtful loan has all of the weaknesses inherent in a substandard credit with the added factor that the weaknesses make the collection or liquidation in full, on the basis of current information, conditions and values, highly questionable and improbable. Loans in this category must be placed on non-accrual status and all payments applied to principal recapture. Doubtful classification should be used only when a distinct possibility of loss exists. When identified, adequate loss should be recorded for the specific assets. It is not necessary to classify an entire credit doubtful when collection of a specific portion appears highly probable.

Banks of the Chesapeake, M.H.C. and Subsidiaries

Notes to Consolidated Financial Statements

Note 4. Credit Quality of Loans and the Allowance for Loan Losses (Continued)

•

Loss – A loan classified as loss is considered uncollectable and of such little value that continuance as a loan in unjustified. A loss classification does not mean that the credit has absolutely no value; partial recoveries may be received in the future. Amounts classified as loss must be charged-off in the period in which they are deemed uncollectible.

When assets are classified as impaired, the Bank allocates a portion of the related general loss allowances to such assets as the Bank deems prudent. Determinations as to the classification of assets and the amount of loss allowances are subject to review by our principal federal regulator, the Office of the Comptroller of the Currency, which can require that we establish additional loss allowances. The Bank regularly reviews its asset portfolio to determine whether any assets require classification in accordance with applicable regulations.

The following table is a summary of the loan portfolio quality indicators by loan class recorded investment as of March 31, 2018, December 31, 2017 and 2016:

	March 31, 2018
	(Unaudited)
	One-to Four-Family	Home Equity Loans and Lines of Credit	Construction and Land Development	Nonresidential
Grade:
Pass	$68,949,613	$9,028,203	$8,495,692	$47,055,841
Special Mention	8,727	128,296	858,121	—
Substandard	670,266	25,476	123,338	490,057
Doubtful	—	—	—	—

	$69,628,606	$9,181,975	$9,477,151	$47,545,898

	Commercial	Consumer	Totals
Grade:
Pass	$4,822,632	$529,499	$138,881,480
Special Mention	—	—	995,144
Substandard	—	6,679	1,315,816
Doubtful	—	—	—

	$4,822,632	$536,178	$141,192,440

	December 31, 2017
	One-to Four-Family	Home Equity Loans and Lines of Credit	Construction and Land Development	Nonresidential
Grade:
Pass	$66,478,078	$9,354,616	$8,329,593	$48,467,012
Special Mention	9,082	82,656	880,463	—
Substandard	705,255	102,334	123,338	501,696
Doubtful	—	—	—	—

	$67,192,415	$9,539,606	$9,333,394	$48,968,708

	Commercial	Consumer	Totals
Grade:
Pass	$4,604,087	$569,667	$137,803,053
Special Mention	—	—	972,201
Substandard	—	7,339	1,439,962
Doubtful	—	—	—

	$4,604,087	$577,006	$140,215,216

Banks of the Chesapeake, M.H.C. and Subsidiaries

Notes to Consolidated Financial Statements

Note 4. Credit Quality of Loans and the Allowance for Loan Losses (Continued)

	December 31, 2016
	One-to Four-Family	Home Equity Loans and Lines of Credit	Construction and Land Development	Nonresidential
Grade:
Pass	$64,736,425	$11,520,671	$7,617,800	$35,754,353
Special Mention	438,096	—	—	—
Substandard	—	—	2,857,530	—
Doubtful	—	—	—	—

	$65,174,521	$11,520,671	$10,475,330	$35,754,353

	Commercial	Consumer	Totals
Grade:
Pass	$1,805,457	$524,482	$121,959,188
Special Mention	—	—	438,096
Substandard	—	—	2,857,530
Doubtful	—	—	—

	$1,805,457	$524,482	$125,254,814

The following table sets forth certain information with respect to our loan portfolio delinquencies by loan class and amount as of March 31, 2018, December 31, 2017 and 2016:

	March 31, 2018
	(Unaudited)
	Loans 30-59 Days Past Due	Loans 60-89 Days Past Due	Loans 90 or More Days Past Due	Total Past Due Loans	Current Loans	Total Loans	Recorded Investment > 90 Days and Accruing	Nonaccrual Loans
Real estate loans:
One-to four-family	$8,727	$161,279	$392,520	$562,526	$69,066,080	$69,628,606	$—	$670,266
Home equity loans and lines of credit	—	19,504	—	19,504	9,162,471	9,181,975	—	—
Construction and land development	—	—	123,338	123,338	9,353,813	9,477,151	—	123,338
Nonresidential	—	—	—	—	47,545,898	47,545,898	—	—
Other loans:
Commercial	—	—	—	—	4,822,632	4,822,632	—	—
Consumer	1,459	—	—	1,459	534,719	536,178	—	—

Total loans	$10,186	$180,783	$515,858	$706,827	$140,485,613	$141,192,440	$—	$793,604

Banks of the Chesapeake, M.H.C. and Subsidiaries

Notes to Consolidated Financial Statements

Note 4. Credit Quality of Loans and the Allowance for Loan Losses (Continued)

	December 31, 2017
	Loans 30-59 Days Past Due	Loans 60-89 Days Past Due	Loans 90 or More Days Past Due	Total Past Due Loans	Current Loans	Total Loans	Recorded Investment > 90 Days and Accruing	Nonaccrual Loans
Real estate loans:
One-to four-family	$9,082	$—	$705,255	$714,337	$66,478,078	$67,192,415	$—	$705,255
Home equity loans and lines of credit	12,517	104,439	—	116,956	9,422,650	9,539,606	—	49,088
Construction and land development	—	—	123,338	123,338	9,210,056	9,333,394	—	123,338
Nonresidential	1,022,670	—	—	1,022,670	47,946,038	48,968,708	—	—
Other loans:
Commercial	—	—	—	—	4,604,087	4,604,087	—	—
Consumer	1,062	—	—	1,062	575,944	577,006	—	—

Total loans	$1,045,331	$104,439	$828,593	$1,978,363	$138,236,853	$140,215,216	$—	$877,681

	December 31, 2016
	Loans 30-59 Days Past Due	Loans 60-89 Days Past Due	Loans 90 or More Days Past Due	Total Past Due Loans	Current Loans	Total Loans	Recorded Investment > 90 Days and Accruing	Nonaccrual Loans
Real estate loans:
One-to four-family	$166,220	$—	$106,123	$272,343	$64,902,178	$65,174,521	$—	$167,516
Home equity loans and lines of credit	31,978	—	—	31,978	11,488,693	11,520,671	—	—
Construction and land development	—	—	—	—	10,475,330	10,475,330	—	—
Nonresidential	—	—	—	—	35,754,353	35,754,353	—	—
Other loans:
Commercial	—	—	—	—	1,805,457	1,805,457	—	—
Consumer	1,724	—	—	1,724	522,758	524,482	—	—

Total loans	$199,922	$—	$106,123	$306,045	$124,948,769	$125,254,814	$—	$167,516

At March 31, 2018 (unaudited), December 31, 2017 and 2016 there were no loans 90 days past due and still accruing interest. At March 31, 2018 (unaudited), the Bank had seven loans on non-accrual status with foregone interest in the amount of $22,921. At December 31, 2017, the Bank had eight loans on non-accrual status with foregone interest in the amount of $23,069. At December 31, 2016, the Bank had two loans on non-accrual status with foregone interest in the amount of $1,740.

The Bank accounts for impaired loans under generally accepted accounting principles. An impaired loan generally is one for which it is probable, based on current information, that the lender will not collect all the amounts due under the contractual terms of the loan. Loans are individually evaluated for impairment. When the Bank classifies a problem asset as impaired, it provides a specific reserve for that portion of the asset that is deemed uncollectible based on the present value of expected future cash flows discounted at the loan’s original effective interest rate, or based on the loan’s observable market price or fair value of the collateral if the loan is collateral dependent.

Banks of the Chesapeake, M.H.C. and Subsidiaries

Notes to Consolidated Financial Statements

Note 4. Credit Quality of Loans and the Allowance for Loan Losses (Continued)

The following table is a summary of impaired loans by class as of March 31, 2018, March 31, 2017, December 31, 2017 and 2016:

	March 31, 2018
	(Unaudited)
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
One-to four-family	$501,540	$490,473	$—	$525,686	$7,425
Construction and land development	128,832	123,338	—	127,986	—
With an allowance recorded:
One-to four-family	$183,958	$179,793	$59,152	$183,939	$1,916
Home equity loans and lines of credit	66,810	66,662	20,124	68,261	1,229
Consumer	6,093	6,052	6,052	6,202	158
Total
One-to four-family	$685,498	$670,266	$59,152	$709,625	$9,341
Home equity loans and lines of credit	66,810	66,662	20,124	68,261	1,229
Construction and land development	128,832	123,338	—	127,986	—
Consumer	6,093	6,052	6,052	6,202	158

	March 31, 2017
	(Unaudited)
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
One-to four-family	$168,305	$164,692	$—	$169,290	$—
Home equity loans and lines of credit	22,092	21,298	—	22,415	338
With an allowance recorded:
One-to four-family	$340,932	$338,990	$40,391	$341,391	$3,910
Total
One-to four-family	$509,237	$503,682	$40,391	$510,681	$3,910
Home equity loans and lines of credit	22,092	21,298	—	22,415	338

	December 31, 2017
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
One-to four-family	$549,829	$524,625	$—	$538,021	$14,018
Construction and land development	127,139	123,338	—	118,614	2,503
With an allowance recorded:
One-to four-family	$183,919	$180,630	$58,542	$184,116	$5,153
Home equity loans and lines of credit	69,714	69,334	21,899	73,924	4,742
Consumer	6,310	6,277	6,277	6,663	484
Total
One-to four-family	$733,748	$705,255	$58,542	$722,137	$19,171
Home equity loans and lines of credit	69,714	69,334	21,899	73,924	4,742
Construction and land development	127,139	123,338	—	118,614	2,503
Consumer	6,310	6,277	6,277	6,663	484

Banks of the Chesapeake, M.H.C. and Subsidiaries

Notes to Consolidated Financial Statements

Note 4. Credit Quality of Loans and the Allowance for Loan Losses (Continued)

	December 31, 2016
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
One-to four-family	$170,273	$167,516	$—	$170,946	$10,392
Home equity loans and lines of credit	18,437	18,335	—	18,386	1,409
With an allowance recorded:
One-to four-family	$341,849	$340,815	$40,874	$342,088	$15,191
Total
One-to four-family	$512,122	$508,331	$40,874	$512,733	$25,583
Home equity loans and lines of credit	18,437	18,335	—	18,386	1,409

Impaired loans also include certain loans that have been modified in a troubled debt restructuring (a “TDR”) to make concessions to help a borrower remain current on the loan and/or to avoid foreclosure. These concessions typically result from the Bank’s loss mitigation activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions. Generally nonaccrual loans that are modified and are considered TDRs are classified as nonperforming at the time of the restructure and may only be returned to performing status after considering the borrower’s sustained repayment performance for a reasonable period, generally six months. A summary of TDRs at March 31, 2018, December 31, 2017 and 2016 are follows:

March 31, 2018 (Unaudited)	Number of Contracts	Performing	Nonperforming	Total
One-to four-family	1	$—	$179,793	$179,793
Home equity loans and lines of credit	1	48,247	—	48,247
Construction and land development	—	—	—	—
Nonresidential	—	—	—	—
Commercial	—	—	—	—
Consumer	—	—	—	—

	2	$48,247	$179,793	$228,040

December 31, 2017	Number of Contracts	Performing	Nonperforming	Total
One-to four-family	1	$—	$180,630	$180,630
Home equity loans and lines of credit	1	—	49,088	49,088
Construction and land development	—	—	—	—
Nonresidential	—	—	—	—
Commercial	—	—	—	—
Consumer	—	—	—	—

	2	$—	$229,718	$229,718

December 31, 2016	Number of Contracts	Performing	Nonperforming	Total
One-to four-family	2	$340,815	$—	$340,815
Home equity loans and lines of credit	1	18,335	—	18,335
Construction and land development	—	—	—	—
Nonresidential	—	—	—	—
Commercial	—	—	—	—
Consumer	—	—	—	—

	3	$359,150	$—	$359,150

The Bank had two TDRs at March 31, 2018 (unaudited) totaling $228,040, two TDRs at December 31, 2017 totaling $229,718 and three TDRs at December 31, 2016 totaling $359,150. For the year ended December 31, 2017, two restructured loans were paid in full, and the Bank identified an additional loan as a TDR. This loan was restructured with both

Banks of the Chesapeake, M.H.C. and Subsidiaries

Notes to Consolidated Financial Statements

Note 4. Credit Quality of Loans and the Allowance for Loan Losses (Continued)

an extension of the original term by five years and a rate modification to reduce the interest rate on the remaining balance of the loan. For the year ended December 31, 2016, the Bank had three loans that were restructured with rate modifications to lower the interest rate for the remaining balance and terms of the loans. There were no principal reductions or forgiveness of principal for the loans that were restructured. The Bank has no commitments to loan additional funds to borrowers whose loans have been modified. There were no nonperforming TDRs reclassified to nonperforming loans during the three months ended March 31, 2018 (unaudited) and March 31, 2017 (unaudited). During 2017, a previously performing one-to four-family TDR in the amount of $180,630 was reclassified to a nonperforming loan as of December 31, 2017. A default is considered to have occurred once the TDR is past due 90 days or more, or it has been placed on nonaccrual. There were no nonperforming TDRs reclassified to nonperforming loans during the year ended December 31, 2016.

If loans modified in a TDR subsequently default, the Bank evaluates the loan for possible further impairment. The allowance may be increased, adjustments may be made in the allocation of the allowance, or partial charge-offs may be taken to further write-down the carrying value of the loan.

Note 5. Premises and Equipment

Premises and equipment at March 31, 2018, December 31, 2017 and 2016, were as follows:

	March 31,	December 31,
	2018	2017	2016
	(Unaudited)
Cost
Land	$619,926	$619,926	$619,926
Buildings and land improvements	2,686,867	2,686,867	2,591,705
Leasehold improvements	147,429	147,429	147,429
Furniture, fixtures, and equipment	1,035,258	1,023,444	1,218,081

Total	4,489,480	4,477,666	4,577,141
Less: accumulated depreciation	(2,590,133)	(2,550,728)	(2,698,709)

	$1,899,347	$1,926,938	$1,878,432

Depreciation expense totaled $39,405 and $41,327 for the three months ended March 31, 2018 (unaudited) and 2017 (unaudited), respectively, and $158,087 and $165,375 for the years ended December 31, 2017 and 2016, respectively.

The Bank has an operating lease for one of its existing branch locations. The lease expires on December 31, 2022 and contains the option to extend for two additional periods of one year. Minimum annual lease payments are as follows:

Year Ending December 31,	Payments
2018	$31,590
2019	31,590
2020	31,590
2021	31,906
2022	32,226

$158,902

Total rent expense for leased property totaled $8,666 and $11,246 for the three months ended March 31, 2018 (unaudited) and 2017 (unaudited), respectively, and $44,125 and $44,570 for the years ended December 31, 2017 and 2016, respectively.

Note 6. Foreclosed Real Estate

At March 31, 2018 (unaudited), December 31, 2017 and 2016, the Bank had $865,000, $865,000 and $1,439,600 respectively, in foreclosed real estate. The Bank did not dispose of any foreclosed real estate during the three months ended March 31, 2018 (unaudited) and 2017 (unaudited). The Bank disposed of foreclosed real estate in 2017 in the amount of $382,148 and recorded a gain on the transactions of $22,548 and in 2016 in the amount of $464,731 and recorded a $9,207 gain on the transactions.

Banks of the Chesapeake, M.H.C. and Subsidiaries

Notes to Consolidated Financial Statements

Note 6. Foreclosed Real Estate (Continued)

The following table summarizes changes in foreclosed real estate for the three months ended March 31, 2018 and March 31, 2017 and for the years ended December 31, 2017 and 2016, which is measured on a nonrecurring basis using significant unobservable, Level 3, inputs:

	March 31,		December 31, 2017
	2018	2017	2017	2016
	(Unaudited)
Balance, beginning of period	$865,000	$1,439,600	$1,439,600	$2,164,838
Transfer to foreclosed real estate	—	—	—	161,906
Proceeds from sale of foreclosed real estate	—	—	(382,148)	(464,731)
Gain on sale of foreclosed real estate	—	—	22,548	9,207
Writedown of foreclosed real estate	—	—	(215,000)	(431,620)

Balance, end of period	$865,000	$1,439,600	$865,000	$1,439,600

At March 31, 2018 (unaudited) there were no loans in the process of foreclosure. At December 31, 2017 there were three residential first lien loans totaling $271,482 and one construction and land development lien in the amount of $123,338 in the process of foreclosure, while at December 31, 2016 there was one residential first lien loan in the amount of $106,123 in the process of foreclosure. At March 31, 2018 (unaudited) and December 31, 2017, there were no residential real estate properties included in foreclosed real estate. At March 31, 2017 (unaudited) and December 31, 2016, foreclosed real estate included one residential property carried at approximately $235,000.

Note 7. Deposits

Deposits are summarized as follows:

	March 31, 2018	December 31,
		2017	2016
	(Unaudited)
Noninterest-bearing demand	$17,069,283	$16,465,761	$17,523,394
Interest-bearing demand	25,846,410	25,178,229	22,615,795
Money market	13,058,043	13,500,742	13,709,864
Savings	24,574,628	24,605,557	22,615,888
Certificates of deposit	75,821,269	75,036,115	74,821,251

Total deposits	$156,369,633	$154,786,404	$151,286,192

Deposit accounts in the Bank are federally insured up to $250,000 per depositor. The aggregate amount of time deposits with balances of $250,000 or more totaled $10,991,141 and $9,639,403 at March 31, 2018 (unaudited) and December 31, 2017, respectively.

At March 31, 2018 and December 31, 2017, certificates of deposit and their remaining maturities were as follows:

March 31,
(Unaudited)
2019	$31,198,660
2020	19,878,128
2021	11,181,653
2022	6,356,090
2023	7,206,738

$75,821,269

Banks of the Chesapeake, M.H.C. and Subsidiaries

Notes to Consolidated Financial Statements

Note 7. Deposits (Continued)

December 31,
2018	$29,502,622
2019	20,665,546
2020	10,756,925
2021	7,574,830
2022	6,536,192

$75,036,115

Deposit balances of officers and directors totaled $800,353, $788,500 and $934,572 at March 31, 2018 (unaudited), December 31, 2017 and 2016, respectively.

Note 8. Borrowings

The Bank has an agreement with the Federal Home Loan Bank of Atlanta (FHLB) that allows it to obtain advances secured by assets owned by the Bank. Total advances are limited to 25% of the Bank’s total assets. As of March 31, 2018 (unaudited), December 31, 2017 and 2016 the Bank had availability of $44,500,000, $45,400,000 and $43,850,000, respectively with FHLB. As of March 31, 2018 (unaudited) and December 31, 2017, the Bank pledged a portion of their one-to four-family residential mortgages as collateral. The amount of loans that were deemed eligible to pledge as collateral totaled $48,378,000 and $49,760,000 at March 31, 2018 (unaudited) and December 31, 2017, respectively. The Bank had an agreement that allowed it to obtain advances secured by securities held in safekeeping by the FHLB for the year ended December 31, 2016. The Bank had no outstanding advances at December 31, 2017 and 2016, respectively.

The Bank also has a $2,000,000 secured federal funds line of credit available with another financial institution, for which no amounts were outstanding as of March 31, 2018 (unaudited), December 31, 2017 and 2016.

Note 9. Income Taxes

The income tax provision (benefit) reflected in the statements of income consisted of the following components for the three months ended March 31, 2018 and 2017 and for the years ended December 31, 2017 and 2016:

	Three Months Ended		Years Ended
	March 31,		December 31,
	2018	2017	2017	2016
	(Unaudited)
Income tax expense
Current tax expense
Federal	$—	$—	$—	$—
State	—	—	—	—

Total current	—	—	—	—
Deferred tax expense
Federal	62,089	92,000	553,115	158,814
State	18,073	16,000	(46,329)	69,940

Total deferred	80,162	108,000	506,786	228,754

Total income tax expense	$80,162	$108,000	$506,786	$228,754

Banks of the Chesapeake, M.H.C. and Subsidiaries

Notes to Consolidated Financial Statements

Note 9. Income Taxes (Continued)

A reconciliation of tax computed at the Federal statutory tax rate of 21% to the actual tax expense for the three months ended March 31, 2018 and a reconciliation of tax computed at the Federal statutory tax rate of 34% to the actual tax expense for the three months ended March 31, 2017 and for the years ended December 31, 2017 and 2016, respectively, are as follows:

	Three Months Ended		Years Ended
	March 31,		December 31,
	2018	2017	2017	2016
	(Unaudited)
Tax at Federal statutory rate	$70,595	$97,538	$172,642	$204,819
Tax effect of:
Bank owned life insurance	(9,554)	(10,368)	(115,445)	(63,036)
Nondeductible expenses	992	1,341	6,448	8,527
Adjustment for change in corporate tax rate	—	—	482,679	—
State income taxes, net of federal benefit	18,129	19,489	(39,538)	64,053
Other, net	—	—	—	14,391

Income tax expense	$80,162	$108,000	$506,786	$228,754

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate for the three months ended March 31, 2018 and 2017 and for the years ended December 31, 2017 and 2016 follows:

	Three Months Ended		Years Ended
	March 31,		December 31,
	2018	2017	2017	2016
	(Unaudited)
Tax at Federal statutory rate	21.0%	34.0%	34.0%	34.0%
Tax effect of:
Bank owned life insurance	(2.8)	(3.6)	(22.7)	(10.4)
Nondeductible expenses	0.3	0.5	1.3	1.4
Adjustment for change in corporate tax rate	—	—	95.0	—
State income taxes, net of federal benefit	5.4	6.8	(7.8)	10.6
Other, net	—	—	—	2.4

Income tax expense	23.9%	37.7%	99.8%	38.0%

The components of the net deferred tax asset at March 31, 2018, December 31, 2017 and 2016 were as follows:

		Years Ended
	At March 31, 2018	December 31,
		2017	2016
	(Unaudited)
Deferred income tax assets:
Deferred compensation	$107,160	$112,628	$191,999
Net operating loss carryforward	210,085	309,872	696,408
Unrealized loss on securities	40,468	22,658	32,356
Nonaccrual interest	6,307	6,348	687
Accumulated depreciation	12,176	11,244	15,858
Charitable contributions	3,115	2,760	—
Reserve for foreclosed assets	308,412	299,232	352,692
Allowance for loan losses	336,338	321,670	317,341

	1,024,061	1,086,412	1,607,341

Deferred income tax liabilities:
Federal Home Loan Bank stock dividends	4,611	4,611	6,609
Other	—	—	12,268

	4,611	4,611	18,877

Net deferred income tax asset	$1,019,450	$1,081,801	$1,588,464

Banks of the Chesapeake, M.H.C. and Subsidiaries

Notes to Consolidated Financial Statements

Note 9. Income Taxes (Continued)

The Company maintains $1,453,708 of its retained earnings as a reserve for loan losses for tax purposes. This amount has not been charged against earnings and is a restriction on retained earnings. If this balance in the reserve account is used for anything but losses on mortgage loans or payment of special assessment taxes, it will be subject to federal income taxes.

On December 22, 2017, the Tax Cuts and Jobs Act was passed into law (“TCJA”). The TCJA includes a broad range of tax reform including changes to tax rates and deductions that are effective January 1, 2018. The decrease in the enacted corporate tax rate expected to apply when the Company’s temporary differences are realized or settled ultimately resulted in a one-time revaluation of the Company’s net deferred tax asset of $482,679 in December 2017 with a corresponding charge to income tax expense. The tax effects of the TCJA increased income tax expense to a level that reduced net income to breakeven for the year ended December 31, 2017.

As of March 31, 2018 (unaudited), the Company had remaining net operating loss carryforwards of approximately $571,000 and $1,383,000 for Federal and Maryland, respectively, which will expire in 2027. As of December 31, 2017, the Company had remaining net operating loss carryforwards of approximately $939,000 and $1,730,000 for Federal and Maryland, respectively, which expire in 2027. These net operating loss carryforwards may be used to offset future income taxes payable, however the Bank may be subject to alternative minimum tax. Their realization is dependent on future taxable income and may be subject to limits under IRC Section 382.

The Company follows the FASB Accounting Standards Codification, which provides guidance on accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. The guidance prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As of March 31, 2018 (unaudited) and December 31, 2017, the Company had no uncertain tax positions that qualify for either recognition or disclosure in the Company’s financial statements. The Company’s policy is to recognize interest and penalties on unrecognized tax benefits in income tax expense in the financial statements. No interest and penalties were recorded during the period ended March 31, 2018 (unaudited) and December, 31 2017. Generally, the tax years before 2014 are no longer subject to examination by federal, state or local taxing authorities.

Note 10. Benefit Plans

Deferred Compensation Arrangements

The Bank has deferred compensation agreements with former directors and officers. Under the agreements, participants will be paid deferred compensation funded in part by the proceeds in excess of the cash surrender value of life insurance policies. The Bank recognizes the increase in cash surrender value of the insurance policies as income, which amounted to $18,158 and $31,175 for the three months ended March 31, 2018 (unaudited) and 2017 (unaudited), respectively, and $201,085 and $201,663 during the years ended December 31, 2017 and 2016, respectively.

The Bank’s index retirement benefit plan was converted to a supplemental retirement plan which pays equal annual installments to the plan participants upon retirement. Participants are entitled to receive their retirement benefits commencing thirty days following their normal retirement date. Amounts accrued and included in other liabilities were $229,065, $246,949 and $314,435 at March 31, 2018 (unaudited), December 31, 2017 and 2016, respectively. The liability is intended to be funded by whole life insurance policies owned by the Bank, insuring the directors.

The Bank has a compensation deferral plan whereby directors are able to elect to defer fees and compensation covered by the plan. Participants are eligible to receive the balance of their pre-retirement accounts over a five-year period. Amounts accrued and included in other liabilities at March 31, 2018 (unaudited), December 31, 2017 and 2016 were $40,200, $52,978 and $101,716, respectively.

Total deferred compensation expense recognized during the three months ended March 31, 2018 (unaudited) and 2017 was $11,258 and $10,536, respectively and during the years ended December 31, 2017 and 2016 was $41,644 and $38,804, respectively.

Banks of the Chesapeake, M.H.C. and Subsidiaries

Notes to Consolidated Financial Statements

Note 10. Benefit Plans (Continued)

Supplemental Executive Retirement Plan

The Bank has a Supplemental Executive Retirement Plan (“SERP”), which provides supplemental retirement benefits to the Chief Executive Officer of the Bank. The SERP provides for annual payments of $30,000 for ten years upon reaching retirement age of 65. The amounts accrued and included in other liabilities related to the Plan as of March 31, 2018 (unaudited), December 31, 2017 and 2016 were $120,158, $109,366 and $70,599, respectively. Compensation expense recognized during the three months ended March 31, 2018 (unaudited) and 2017 (unaudited) was $10,792 and $9,692, respectively, and during the years ended December 31, 2017 and 2016 was $38,768 and $34,729, respectively.

Defined Contribution Retirement Plan

The Bank established a 401(k) plan covering substantially all of its employees. In order to participate, employees must be 18 years of age and have completed one year of service. Contributions to the plan can be made at the discretion of the Board of Directors based on the Bank’s performance. During the year ended December 31, 2017, the Bank made a discretionary contribution of 3% of eligible employee’s compensation for a total of $68,097. During the year ended December 31, 2016, the Bank elected not to make a contribution.

As of January 1, 2018, the Bank expects to make contributions which will match 100% of the employee deferrals up to 3% of an employee’s eligible compensation and match an additional 50% of the next 2% of the employee deferrals for a maximum contribution of 4% of the eligible employee’s compensation. Participants are 100% vested in their deferrals and employer matching contributions. During the three months ended March 31, 2018 (unaudited), the Bank made contributions of $14,188 to eligible employees. During the three months ended March 31, 2017 (unaudited), the Bank did not make a contribution.

Note 11. Regulatory Capital Requirements

The Bank is subject to various regulatory capital requirements administered by Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s consolidated financial statements. These capital requirements were modified in 2013 with the Basel III capital rules, which establish a new comprehensive capital framework for U.S. banking organizations. The Bank became subject to the new rules on January 1, 2015, with a phase-in period for many of the new provisions. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must specific capital adequacy guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Common Equity Tier 1 Capital, Tier 1 Capital, and Total Capital to Risk Weighted Assets and of Tier 1 Capital to Average Assets. Management believes, as of March 31, 2018 (unaudited), December 31, 2017 and 2016, that the Bank meets all capital adequacy requirements to which it is subject.

The most recent notification from the Bank’s regulators categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based capital, Tier 1 capital to risk-weighted assets, and Tier 1 capital to adjusted total assets, ratios. There have been no conditions or events since that notification that management believes have changed the Bank’s category.

Banks of the Chesapeake, M.H.C. and Subsidiaries

Notes to Consolidated Financial Statements

Note 11. Regulatory Capital Requirements (Continued)

The actual and required capital amounts and ratios of the Bank as of March 31, 2018, December 31, 2017 and 2016 were as follows (dollars in thousands):

	Actual		Minimum Requirements For Capital Adequacy Purposes		To Be Well Capitalized under the Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(dollars in thousands)
As of March 31, 2018: (Unaudited)
Common equity tier 1 capital (to risk-weighted assets)	$21,714	16.90%	$8,189	>6.375%	$8,350	>6.5%
Total risk-based capital (to risk-weighted assets)	22,841	17.78%	12,685	>9.875%	12,846	>10.0%
Tier 1 capital (to risk-weighted assets)	21,714	16.90%	10,116	>7.875%	10,276	>8.0%
Tier 1 capital (to average assets)	21,714	12.11%	7,172	>4.000%	8,965	>5.0%
As of December 31, 2017:
Common equity tier 1 capital (to risk-weighted assets)	$21,348	16.64%	$7,376	>5.750%	$8,338	>6.5%
Total risk-based capital (to risk-weighted assets)	22,421	17.48%	11,866	>9.250%	12,828	>10.0%
Tier 1 capital (to risk-weighted assets)	21,348	16.64%	9,300	>7.250%	10,263	>8.0%
Tier 1 capital (to average assets)	21,348	11.94%	7,150	>4.000%	8,937	>5.0%
As of December 31, 2016:
Common equity tier 1 capital (to risk-weighted assets)	$20,959	17.74%	$6,056	>5.125%	$7,681	>6.5%
Total risk-based capital (to risk-weighted assets)	21,670	18.34%	10,192	>8.625%	11,817	>10.0%
Tier 1 capital (to risk-weighted assets)	20,959	17.74%	7,829	>6.625%	9,453	>8.0%
Tier 1 capital (to average assets)	20,959	11.97%	7,002	>4.000%	8,752	>5.0%

The following table presents a reconciliation of the Bank’s GAAP capital to each major category of regulatory capital amounts (dollars in thousands) as of March 31, 2018, December 31, 2017 and 2016:

	March 31, 2018	December 31,
		2017	2016
	(Unaudited)
	(dollars in thousands)
Bank equity capital	$21,812	$21,603	$21,602
Accumulated other comprehensive (income) loss, net of tax	107	50	50
Disallowed deferred tax assets	(205)	(244)	(416)
Additional tier 1 capital deductions	—	(61)	(277)

Common equity tier 1 capital	21,714	21,348	20,959
Allowance for loan losses	1,092	1,038	682
Reserve for off balance sheet credit losses	35	35	29

Total risk based capital	$22,841	$22,421	$21,670

Note 12. Fair Value Measurements

ASC Topic 820 provides a framework for measuring and disclosing fair value under GAAP. ASC Topic 820 requires disclosures about the fair value of assets and liabilities recognized in the balance sheet in periods subsequent to initial recognition, whether the measurements are made on a recurring basis (for example, available-for-sale investment securities) or a nonrecurring basis (for example, impaired loans).

ASC Topic 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC Topic 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Banks of the Chesapeake, M.H.C. and Subsidiaries

Notes to Consolidated Financial Statements

Note 12. Fair Value Measurements (Continued)

The Bank utilizes fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures. Securities available-for-sale is recorded at fair value on a recurring basis. Additionally, from time to time, the Bank may be required to record at fair value all other assets on a nonrecurring basis, such as loans held for sale, loans held for investment and certain other assets. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.

ASC Topic 820 establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy is as follows:

Level 1 – Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 – Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar instruments in markets that are not active or by model-based techniques in which all significant inputs are observable in the market for the asset or liability, for substantially the full term of the financial instrument.

Level 3 – Inputs to the valuation methodology are unobservable and significant to the fair value measurement and based on the Bank’s own assumptions about market participants’ assumptions.

The following is a description of the valuation methods used for instruments measured at fair value as the general classification of such instruments pursuant to the applicable valuation method.

Fair value measurements on a recurring basis

Securities available for sale – If quoted prices are available in an active market for identical assets, securities are classified within Level 1 of the hierarchy. If quoted market prices are not available, then fair values are estimated using pricing models, quoted prices of securities with similar characteristics or discounted cash flows and securities dare included within Level 2 of the hierarchy. As of December the Bank has categorized its investment securities available for sale as follows:

	Level 1	Level 2	Level 3	Total
March 31, 2018 (Unaudited)
Securities available for sale:
U.S. Government Agency and Federal Obligations	$—	$5,384,841	$—	$5,384,841
Municipal Securities	—	1,473,865	—	1,473,865
December 31, 2017
Securities available for sale:
U.S. Government Agency and Federal Obligations	$—	$5,423,993	$—	$5,423,993
Municipal Securities	—	1,499,675	—	1,499,675
December 31, 2016
Securities available for sale:
U.S. Government Agency and Federal Obligations	$—	$3,917,981	$—	$3,917,981

Fair value measurements on a nonrecurring basis

Loans held for sale – The Bank’s loans held for sale are carried at the lower of cost or market. Fair value of loans held for sale is based upon outstanding investor commitments or, in the absence of such commitments, based on current investor yield requirements or third party pricing models and are considered Level 2.

Impaired loans – The Bank has measured impairment generally based on the fair value of the loan’s collateral. Fair value is generally determined based upon independent appraisals of the properties, or discounted cash flows based upon the expected proceeds. These assets are included as Level 3 fair values. As of March 31, 2018 (unaudited), December 31, 2017 and 2016, the fair values consist of loan balances of $866,318, $904,204 and $526,666 that have been written down by $85,328, $86,718 and $40,874, respectively, as a result of specific loan loss allowances.

Banks of the Chesapeake, M.H.C. and Subsidiaries

Notes to Consolidated Financial Statements

Note 12. Fair Value Measurements (Continued)

Foreclosed real estate – The Banks’s foreclosed real estate is measured at fair value less estimated cost to sell. As of March 31, 2018 (unaudited), December 31, 2017 and 2016, the fair value of foreclosed real estate was estimated to be $865,000, $865,000 and $1,439,600, respectively. Fair value was determined based on offers and/or appraisals. Cost to sell the real estate was based on standard market factors. The Bank has categorized its foreclosed real estate as Level 3.

	Level 1	Level 2	Level 3	Total
March 31, 2018 (Unaudited)
Impaired loans	—	—	$780,990	$780,990
Foreclosed real estate	—	—	865,000	865,000
December 31, 2017
Impaired loans	—	—	$817,486	$817,486
Foreclosed real estate	—	—	865,000	865,000
December 31, 2016
Impaired loans	—	—	$485,792	$485,792
Foreclosed real estate	—	—	1,439,600	1,439,600

The following table presents quantitative information about Level 3 fair value measurements for selected financial instruments measured at fair value on a non-recurring basis at March 31, 2018, December 31, 2017 and 2016:

	Fair Value	Value Technique(s)	Unobservable Inputs	Range or Rate Used
March 31, 2018 (Unaudited)
Impaired loans	$780,990	Appraised value	Discount to reflect current market conditions	0.00%-100.00%
		Discounted cash flows	Discount rates	3.54%
Foreclosed real estate	$865,000	Appraised value	Discount to reflect current market conditions	27.92%
December 31, 2017
Impaired loans	$817,486	Appraised value	Discount to reflect current market conditions	0.00%-100.00%
		Discounted cash flows	Discount rates	3.37%
Foreclosed real estate	865,000	Appraised value	Discount to reflect current market conditions	27.92%
December 31, 2016
Impaired loans	$485,792	Appraised value	Discount to reflect current market conditions	0.00%-10.00%
		Discounted cash flows	Discount rates	7.85%-14.08%
Foreclosed real estate	1,439,600	Appraised value	Discount to reflect current market conditions	8.00%-32.50%

The remaining financial assets and liabilities are not reported on the balance sheet at fair value on a recurring basis. The calculation of estimated fair values is based on market conditions at a specific point in time and may not reflect current or future fair values.

The methods and assumptions, not previously presented, used to estimate the fair values are described as follows:

Cash and Cash Equivalents (Carried at Cost). The carrying amounts approximate fair value.

Time Deposits in Other Banks (Carried at Cost). The carrying amounts approximate fair value.

Securities Held to Maturity (Carried at Cost). If quoted prices are available in an active market for identical assets, securities are classified within Level 1 of the hierarchy. If quoted market prices are not available, then fair values are estimated using pricing models, quoted prices of securities with similar characteristics or discounted cash flows and securities are included within Level 2 of the hierarchy.

Federal Home Loan Bank Stock (Carried at Cost). The carrying amount approximates fair value, and considers the limited marketability of such securities.

Banks of the Chesapeake, M.H.C. and Subsidiaries

Notes to Consolidated Financial Statements

Note 12. Fair Value Measurements (Continued)

Loan Held for Sale (Carried at Fair Value). Loans held for sale are carried at fair value based on outstanding investor commitments or, in the absence of such commitments, on current investor yield requirements on third party models.

Loans (Carried at Cost). The loan portfolio is valued using an exit price notion as of March 31, 2018 (unaudited). The present value of cash flows projection is established for each loan in the portfolio projecting contractual payments, default adjusted payments, cash flows in the event of default (including deferred timing of recoveries), and pre-payments. These expected cash flows are then discounted to present value using the note interest rate and an established market rate which, if different from the note rate, allows the Bank to isolate the amount above or below par a potential acquirer would pay to acquire the Bank’s portfolio. The fair values of loans as of December 31, 2017 and 2016 are estimated using discounted cash flow analyses, using market rates at the statement of condition date that reflect the credit and interest rate risk inherent in the loans.

Accrued Interest Receivable (Carried at Cost). Carrying amounts approximate fair value.

Deposits (Carried at Cost). The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair value for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered in the market on certificates to a schedule of aggregated expected monthly maturities.

Off Balance Sheet Credit-Related Instruments (Disclosures at Cost). Fair values for off balance-sheet financial instruments (lending commitments and letters of credit) are based on fees currently charged in the market to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fair value of these instruments is not material.

The estimated fair values of the Bank’s financial instruments, whether carried at cost or fair value are as follows:

		Fair Value Measurements at March 31, 2018 (Unaudited) Using
	Carrying Value	Quoted Prices in Active Market for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value
	(dollars in thousands)
Financial assets:
Cash and cash equivalents	$16,151	$16,151	$—	$—	$16,151
Time deposits in other banks	3,720	—	3,676	—	3,676
Securities available for sale	6,859	—	6,859	—	6,859
Securities held to maturity	3,187	—	3,317	—	3,317
Federal Home Loan Bank stock	245	—	245	—	245
Loans held for sale	660	—	660	—	660
Loans, net (1)	139,977	—	—	145,066	145,066
Foreclosed real estate	865	—	—	865	865
Accrued interest receivable	480	—	480	—	480
Financial liabilities:
Deposits	156,370	—	148,221	—	148,221
Off-Balance sheet financial instruments	—	—	—	—	—

Banks of the Chesapeake, M.H.C. and Subsidiaries

Notes to Consolidated Financial Statements

Note 12. Fair Value Measurements (Continued)

		Fair Value Measurements at December 31, 2017 Using
	Carrying Value	Quoted Prices in Active Market for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value
	(dollars in thousands)
Financial assets:
Cash and cash equivalents	$12,030	$12,030	$—	$—	$12,030
Time deposits in other banks	4,960	—	4,927	—	4,927
Securities available for sale	6,924	—	6,924	—	6,924
Securities held to maturity	3,323	—	3,507	—	3,507
Federal Home Loan Bank stock	242	—	242	—	242
Loans held for sale	1,218	—	1,218	—	1,218
Loans, net (2)	139,047	—	—	143,470	143,470
Foreclosed real estate	865	—	—	865	865
Accrued interest receivable	527	—	527	—	527
Financial liabilities:
Deposits	154,787	—	140,251	—	140,251
Off-Balance sheet financial instruments	—	—	—	—	—

		Fair Value Measurements at December 31, 2016 Using
	Carrying Value	Quoted Prices in Active Market for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value
	(dollars in thousands)
Financial assets:
Cash and cash equivalents	$21,443	$21,443	$—	$—	$21,443
Time deposits in other banks	6,948	—	6,926	—	6,926
Securities available for sale	3,918	—	3,918	—	3,918
Securities held to maturity	4,321	—	4,579	—	4,579
Federal Home Loan Bank stock	153	—	153	—	153
Loans held for sale	299	—	299	—	299
Loans, net (2)	124,526	—	—	132,008	132,008
Foreclosed real estate	1,440	—	—	1,440	1,440
Accrued interest receivable	441	—	441	—	441
Financial liabilities:
Deposits	151,286	—	143,972	—	143,972
Off-Balance sheet financial instruments	—	—	—	—	—

(1)

Carrying amount is net of unearned income and the allowance for loan losses. In accordance with the prospective adoption of ASU No. 2016-01, the fair value of loans was measured using an exit price notion.

(2)	Carrying amount is net of unearned income and the allowance for loan losses. The fair value of loans was measured using an entry price notion.

Note 13. Commitments and Contingencies

The Bank is required to maintain certain average reserve balances as established by the Federal Reserve Bank. The amounts of this reserve balance for the reserve computation period which was satisfied through the restriction of vault cash held at the Bank’s branches. No additional reserves were required to be maintained at the Federal Reserve Bank of Richmond.

Banks of the Chesapeake, M.H.C. and Subsidiaries

Notes to Consolidated Financial Statements

Note 13. Commitments and Contingencies (Continued)

The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to originate loans. These loans involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized on the balance sheet.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments is represented by the contractual amount of these instruments. The Bank uses the same credit policies for these instruments as it does for on-balance sheet instruments. The Bank has accrued credit losses of $35,000, $35,000 and $29,650 related to these financial instruments with off-balance sheet risk in other liabilities at March 31, 2018 (unaudited), December 31, 2017 and 2016, respectively.

The commitment to originate loans is an agreement to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates and may require the payment of a fee. The Bank expects that a large majority of its commitments will be fulfilled subsequent to the balance sheet date and therefore, represent future cash requirements.

The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the borrower.

Loan commitments representing off-balance sheet risk at December were as follows:

	March 31, 2018	December 31,
		2017	2016
	(Unaudited)
Commitments to extend credit
Residential construction	$5,558,768	$8,011,568	$7,379,752
Residential real estate	638,000	—	1,280,000
Commercial real estate and other construction	3,203,818	577,932	9,063,651
Commitments under available lines of credit
Home equity lines of credit	5,430,987	5,371,695	5,323,860
Commercial lines of credit	980,340	1,196,067	652,840
Consumer lines of credit	848,118	832,302	844,065
Letters of credit	583,604	583,604	1,119,086

	$17,243,635	$16,573,168	$25,663,254

In the normal course of business, the Bank sells loans in the secondary market. As is customary in such sales, the Bank provides indemnification to the buyer under certain circumstances. This indemnification may include the obligation to repurchase loans or refund fees by the Bank, under certain circumstances. In most cases, repurchases and losses are rare, and no provision is made for losses at the time of the sale. When repurchases and losses are probable and reasonably estimable, a provision is made in the financial statements for such estimated losses. There was no provision for losses from repurchases for March 31, 2018 (unaudited), December 31, 2017 and 2016.

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by CBM Bancorp, Inc. or Chesapeake Bank of Maryland. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of CBM Bancorp, Inc. or Chesapeake Bank of Maryland since any of the dates as of which information is furnished herein or since the date hereof.

Up to 3,680,000 Shares

(Subject to Increase to up to 4,232,000 Shares)

(Proposed Holding Company for

Chesapeake Bank of Maryland)

COMMON STOCK

(par value $0.01 per share)

PROSPECTUS

August 7, 2018

These securities are not deposits or accounts and are not federally insured or guaranteed.

Until September 9, 2018, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.